                                                                 EXHIBIT (17)(i)

                                   BB&T FUNDS

                       STATEMENT OF ADDITIONAL INFORMATION

                                FEBRUARY 1, 2006

This Statement of Additional Information is not a Prospectus, but should be read in conjunction with the Class A Shares, Class B Shares, and Class C Shares Prospectus and Institutional Shares Prospectus of the BB&T Large Cap Value Fund, the BB&T Large Cap Growth Fund, the BB&T Mid Cap Value Fund, the BB&T Mid Cap Growth Fund, the BB&T Small Company Growth Fund, the BB&T Small Cap Fund, the BB&T International Equity Fund, the BB&T Special Opportunities Equity Fund, the BB&T Equity Income Fund, the BB&T Short U.S. Government Fund, the BB&T Intermediate U.S. Government Fund, the BB&T Total Return Bond Fund, the BB&T Kentucky Intermediate Tax-Free Fund, the BB&T Maryland Intermediate Tax-Free Fund, the BB&T North Carolina Intermediate Tax-Free Fund, the BB&T South Carolina Intermediate Tax-Free Fund, the BB&T Virginia Intermediate Tax-Free Fund, the BB&T West Virginia Intermediate Tax-Free Fund, the BB&T Prime Money Market Fund, the BB&T U.S. Treasury Money Market Fund, the BB&T Capital Manager Conservative Growth Fund, the BB&T Capital Manager Moderate Growth Fund, the BB&T Capital Manager Growth Fund, and the BB&T Capital Manager Equity Fund which are dated February 1, 2006, the Prospectus of the BB&T U.S. Treasury Money Market Fund and the BB&T Prime Money Market Fund, which is dated February 1, 2006, the Prospectus of the BB&T U.S. Treasury Money Market Fund (Class A Shares) which is dated February 1, 2006, the Prospectus of the BB&T Prime Money Market Fund (Class A Shares) which is dated February 1, 2006, the Prospectus of the BB&T Small Company Growth Fund (Class A Shares, Class B Shares, and Class C Shares) which is dated February 1, 2006, and the Prospectus of the BB&T Small Company Growth Fund (Institutional Shares) which is dated February 1, 2006. This Statement of Additional Information is incorporated by reference in its entirety into the Prospectuses. Copies of the Prospectuses may be obtained by writing BB&T Funds at 3435 Stelzer Road, Columbus, Ohio 43219, or by telephoning toll free (800) 228-1872.

                                TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
BB&T FUNDS...............................................................     3
INVESTMENT OBJECTIVES AND POLICIES.......................................     4
   Additional Information on Portfolio Instruments.......................     4
   Investment Restrictions...............................................    19
   Portfolio Turnover....................................................    24
VALUATION................................................................    26
   Valuation of the Money Market Funds...................................    26
   Valuation of the Bond Funds, the Stock Funds and the Funds of Funds...    26
   Purchase of Class A, Class B, and Class C Shares......................    27
   Matters Affecting Redemption..........................................    32
ADDITIONAL TAX INFORMATION...............................................    34
   Additional Tax Information Concerning the International Equity Fund...    39
   Additional Tax Information Concerning the Tax-Free Bond Funds.........    39
   Additional Tax Information Concerning the Funds of Funds..............    42
MANAGEMENT OF BB&T FUNDS.................................................    67
   Sub-Advisers..........................................................    74
   Proxy Voting Policies and Procedures..................................    80
   Portfolio Transactions................................................    80
   Glass-Steagall Act....................................................    82
   Manager and Administrator.............................................    83
   Distributor...........................................................    84
   Securities Lending Agent..............................................    87
   Custodian.............................................................    88
   Transfer Agent and Fund Accounting Services...........................    88
   Independent Registered Public Accounting Firm.........................    88
   Legal Counsel.........................................................    88
ADDITIONAL INFORMATION...................................................    88
   Organization and Description of Shares................................    88
   Shareholder and Trustee Liability.....................................    89
   Disclosure of Portfolio Holdings......................................    89
   Miscellaneous.........................................................    90
FINANCIAL STATEMENTS.....................................................   108
APPENDIX A...............................................................   108
APPENDIX B...............................................................   111

                       STATEMENT OF ADDITIONAL INFORMATION

                                   BB&T FUNDS

     BB&T Funds is an open-end management investment company. BB&T Funds consists of twenty-five series of units of beneficial interest ("Shares") offered to the public, each representing interests in one of twenty-five separate investment portfolios ("Funds"). Twenty-four of those series are described in this Statement of Additional Information:

STOCK FUNDS

The BB&T Large Cap Value Fund (the "Large Cap Value Fund") (formerly the "Large Company Value Fund")

The BB&T Large Cap Growth Fund (the "Large Cap Growth Fund") (formerly, the "Large Company Growth Fund")

The BB&T Mid Cap Value Fund (the "Mid Cap Value Fund")

The BB&T Mid Cap Growth Fund (the "Mid Cap Growth Fund")

The BB&T Small Cap Fund (the "Small Cap Fund") (formerly the "Small Company Value Fund")

The BB&T Small Company Growth Fund (the "Small Company Growth Fund")

The BB&T International Equity Fund (the "International Equity Fund")

The BB&T Special Opportunities Equity Fund (the "Special Opportunities Fund")

The BB&T Equity Income Fund (the "Equity Income Fund")

BOND FUNDS TAXABLE BOND FUNDS

The BB&T Short U.S. Government Fund (the "Short Fund")

The BB&T Intermediate U.S. Government Fund (the "Intermediate U.S. Government Fund")

The BB&T Total Return Bond Fund (the "Total Return Bond Fund") (formerly the "Intermediate Corporate Bond Fund")

TAX-FREE BOND FUNDS

The BB&T Kentucky Intermediate Tax-Free Fund (the "Kentucky Fund")

The BB&T Maryland Intermediate Tax-Free Fund (the "Maryland Fund")

The BB&T North Carolina Intermediate Tax-Free Fund (the "North Carolina Fund")

The BB&T South Carolina Intermediate Tax-Free Fund (the "South Carolina Fund")

The BB&T Virginia Intermediate Tax-Free Fund (the "Virginia Fund")

The BB&T West Virginia Intermediate Tax-Free Fund (the "West Virginia Fund")

MONEY MARKET FUNDS

The BB&T Prime Money Market Fund (the "Prime Money Market Fund")

The BB&T U.S. Treasury Money Market Fund (the "U.S. Treasury Fund")

FUNDS OF FUNDS

The BB&T Capital Manager Conservative Growth Fund (the "Conservative Growth
Fund")

The BB&T Capital Manager Moderate Growth Fund (the "Moderate Growth Fund")

The BB&T Capital Manager Growth Fund (the "Growth Fund")

The BB&T Capital Manager Equity Fund (the "Capital Manager Equity Fund")

The Funds of Funds offer Shareholders a professionally-managed investment program by purchasing shares of existing Funds of BB&T Funds (the "Underlying Funds"). Each Fund may offer to the public four classes of Shares: Class A Shares, Class B Shares, Class C Shares, and Institutional Shares. As of the date of this Statement of Additional Information, Class B Shares and Class C Shares of the Short Fund, and the Tax-Free Bond Funds were not yet being offered. Shares of the Equity Index Fund are currently being offered in a separate prospectus and statement of additional information. Much of the information contained in this Statement of Additional Information expands on subjects discussed in the Prospectuses. Capitalized terms not defined herein are defined in the Prospectuses. No investment in Shares of a Fund should be made without first reading the applicable Prospectuses.

OVB MERGER. In July, 2001, certain Funds of BB&T Funds merged with the OVB Funds of The Arbor Fund pursuant to an Agreement and Plan of Reorganization. Except for the following Funds listed below, BB&T Funds are considered to be the surviving funds for accounting purposes. The following list shows the name of the former OVB Funds that are considered to be the surviving funds for accounting purposes and the current name of such Funds (the "Former OVB Funds"):

             NAME OF FORMER OVB FUND                               BB&T FUNDS' NAME
             -----------------------                               ----------------
1. OVB Capital Appreciation Portfolio              1. BB&T Mid Cap Growth Fund
2. OVB Equity Income Portfolio                     2. BB&T Mid Cap Value Fund
3. OVB West Virginia Tax-Exempt Income Portfolio   3. BB&T West Virginia Intermediate Tax-Free Fund

                       INVESTMENT OBJECTIVES AND POLICIES

ADDITIONAL INFORMATION ON PORTFOLIO INSTRUMENTS

     The following policies supplement the information pertaining to portfolio instruments of each Fund as set forth in the Prospectuses.

     The Appendix to this Statement of Additional Information identifies nationally recognized statistical ratings organizations ("NRSROs") that may be used by BB&T Asset Management, Inc. ("BB&T Asset Management" or the "Adviser"), Scott & Stringfellow, Inc. ("Scott & Stringfellow"), UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), Federated Investment Management Company ("FIMC"), and Sterling Capital Management LLC ("Sterling Capital") (Scott & Stringfellow, UBS Global AM, FIMC, and Sterling Capital each a "Sub-Adviser") with regard to portfolio investments for the Funds and provides a description of relevant ratings assigned by each such NRSRO. A rating by an NRSRO may be used only where the NRSRO is neither controlling, controlled by, nor under common control with the issuer of, or any issuer, guarantor, or provider of credit support for, the instrument.

     EQUITY SECURITIES. Each of the Stock Funds and, to the extent consistent with its investment objective and policies, the Total Return Bond Fund may invest in equity securities. Equity securities include common stocks, preferred stocks, convertible securities and warrants. Common stocks, which represent an ownership interest in a company, are probably the most recognized type of equity security. Equity securities have historically outperformed most other securities, although their prices can be volatile in the short term. Market conditions, political, economic and even company-specific news can cause significant changes in the price of a stock. Smaller companies (as measured by market capitalization), sometimes called small-cap companies or small-cap stocks, may be especially sensitive to these factors. To the extent a Fund invests in equity securities, that Fund's Shares will fluctuate in value, and thus equity securities may be more suitable for long-term investors who can bear the risk of short-term fluctuations.

     The Stock Funds may also invest in a company's securities at the time of a company's initial public offering ("IPO"). Companies involved in IPOs are often smaller and have a limited operating history, which involves a greater risk that the value of their securities will be impaired following the IPO. In addition, market psychology prevailing at the time of an IPO can have a substantial and unpredictable effect on the price of an IPO security, causing the price of a company's securities to be particularly volatile at the time of its IPO and for a period thereafter. As a result, a Fund's Adviser or Sub-Adviser might decide to sell an IPO security more quickly than it would otherwise, which may result in significant gains or losses to the Fund.

     CREDIT ENHANCEMENT. The Prime Money Market Fund may purchase securities subject to credit enhancements. Credit enhancement consists of an arrangement in which a company agrees to pay amounts due on a fixed income security if the issuer defaults. In some cases the company providing credit enhancement makes all payments directly to the security holders and receives reimbursement from the issuer. Normally, the credit enhancer has greater financial resources and liquidity than the issuer. For this reason, the Sub-Adviser usually evaluates the credit risk of a fixed income security based solely upon its credit enhancement.

     ZERO COUPON SECURITIES. The Prime Money Market Fund may purchase zero coupon securities. Zero coupon securities do not pay interest or principal until final maturity unlike debt securities that provide periodic payments of interest (referred to as a coupon payment). Investors buy zero coupon securities at a price below the amount payable at maturity. The difference between the purchase price and the amount paid at maturity represents interest on the zero coupon security. Investors must wait until maturity to receive interest and principal, which increases the interest rate and credit risks of a zero coupon security. Even though such securities do not pay current interest in cash, a Fund nonetheless is required to accrue interest income on these investments and to distribute the interest income on a current basis. Thus, a Fund could be required at times to liquidate other investments in order to satisfy its distribution requirements. The Taxable Bond Funds, the U. S. Treasury Fund, and the Stock Funds may invest in "zero coupon" U.S. Government Securities.

     INSURANCE CONTRACTS. The Prime Money Market Fund may purchase insurance contracts. Insurance contracts include guaranteed investment contracts, funding agreements and annuities. The Prime Money Market Fund treats these contracts as fixed income securities.

     The Prime Money Market Fund may make limited investments in funding agreements issued by highly rated U.S. insurance companies. Under these agreements, the Fund makes cash contributions to a deposit fund of the insurance company's general account. The insurance company then credits interest to the Fund on a monthly or quarterly basis, which is based on an index (such as LIBOR).

     BANKERS' ACCEPTANCES AND CERTIFICATES OF DEPOSIT. All of the Funds, except the U.S. Treasury Fund, may invest in bankers' acceptances, certificates of deposit, and demand and time deposits. The Prime Money Market Fund may also make interest-bearing savings deposits in commercial and savings banks in amounts not in excess of 5% of its total assets. Bankers' acceptances are negotiable drafts or bills of exchange typically drawn by an importer or exporter to pay for specific merchandise, which are "accepted" by a bank, meaning, in effect, that the bank unconditionally agrees to pay the face value of the instrument on maturity. Certificates of deposit are negotiable certificates issued against funds deposited in a commercial bank or a savings and loan association for a definite period of time and earning a specified return.

     Bankers' acceptances will be those guaranteed by domestic and foreign banks, if at the time of investment such banks have capital, surplus, and undivided profits in excess of $100,000,000 (as of the date of their most recently published financial statements). Certificates of deposit and demand and time deposits will be those of domestic and foreign banks and savings and loan associations, if (a) at the time of investment they have capital, surplus, and undivided profits in excess of $100,000,000 (as of the date of their most recently published financial statements) or (b) the principal amount of the instrument is insured in full by the Federal Deposit Insurance Corporation.

     COMMERCIAL PAPER. Each Fund, except for the U.S. Treasury Fund, may invest in commercial paper. Commercial paper consists of unsecured promissory notes issued by corporations. Issues of commercial paper normally have maturities of less than nine months and fixed rates of return.

     Commercial paper purchasable by each Fund, except for the U.S. Treasury Fund, includes "Section 4(2) paper," a term that includes debt obligations issued in reliance on the "private placement" exemption from registration afforded by Section 4(2) of the Securities Act of 1933. Section 4(2) paper is restricted as to disposition under the Federal securities laws, and is frequently sold (and resold) to institutional investors such as the Fund through or with the assistance of investment dealers who make a market in the Section 4(2) paper, thereby providing liquidity. Certain transactions in Section 4(2) paper may qualify for the registration exemption provided in Rule 144A under the Securities Act of 1933 (the "1933 Act").

     VARIABLE AMOUNT MASTER DEMAND NOTES. Variable amount master demand notes, in which each Fund, except for the U.S. Treasury Fund, may invest, are unsecured demand notes that permit the indebtedness thereunder to vary and provide for periodic adjustments in the interest rate according to the terms of the instrument. They are also referred to as variable rate demand notes. Because these notes are direct lending arrangements between the Fund and the issuer, they are not normally traded. Although there may be no secondary market in the notes, the Fund may demand payment of principal and accrued interest at any time or during specified periods not exceeding one year, depending upon the instrument involved, and may resell the note at any time to a third party. The absence of such an active secondary market, however, could make it difficult for a Fund to dispose of a variable amount master demand note if the issuer defaulted on its payment obligations or during periods when the Fund is not entitled to exercise their demand rights, and a Fund could, for this or other reasons, suffer a loss to the extent of the default. While the notes are not typically rated by credit rating agencies, issuers of variable amount master demand notes must satisfy the criteria for commercial paper. BB&T or the Sub-Adviser will consider the earning power, cash flow, and other liquidity ratios of the issuers of such notes and will continuously monitor their financial status and ability to meet payment on demand. Where necessary to ensure that a note is of "high quality," a Fund will require that the issuer's obligation to pay the principal of the note be backed by an unconditional bank letter or line of credit, guarantee or commitment to lend. In determining dollar-weighted average portfolio maturity, a variable amount master demand note will be deemed to have a maturity equal to the period of time remaining until the principal amount can be recovered from the issuer through demand or, if longer, the period of time remaining until the next adjustment of the interest rate.

     FOREIGN INVESTMENT. The Prime Money Market Fund, the Total Return Bond Fund, the Stock Funds and the Funds of Funds may invest in certain obligations or securities of foreign issuers. Permissible investments include Eurodollar Certificates of Deposit ("ECDs") which are U.S. dollar denominated certificates of deposit issued by branches of foreign and domestic banks located outside the United States, Yankee Certificates of Deposit ("Yankee CDs") which are certificates of deposit issued by a U.S. branch of a foreign bank, denominated in U.S. dollars and held in the United States, Eurodollar Time Deposits ("ETD's") which are U.S. dollar denominated deposits in a foreign branch of a U.S. bank or a foreign bank, and Canadian Time Deposits ("CTD's") which are U.S. dollar denominated certificates of deposit issued by Canadian offices of major Canadian Banks, Canadian Commercial Paper, which is commercial paper issued by a Canadian corporation or a Canadian counterpart of a U.S. corporation, and European commercial paper, which is U.S. dollar denominated commercial paper of an issuer located in Europe. The Funds may invest in foreign commercial paper, including Canadian and European commercial paper as described above. The Total Return Bond Fund may also invest in debt obligations of foreign issuers denominated in foreign currencies.

     The Total Return Bond Fund, the Stock Funds, and the Funds of Funds may invest in securities issued by foreign branches of U.S. banks, foreign banks, or other foreign issuers, including American Depositary Receipts ("ADRs") and securities purchased on foreign securities exchanges. Such securities may subject a Fund to investment risks that differ in some respects from those related to investment in obligations of U.S. domestic issuers or in U.S. securities markets. Such risks include future adverse political and economic developments, possible seizure, currency blockage, nationalization or expropriation of foreign investments, less stringent disclosure requirements, the possible establishment of exchange controls or taxation at the source, and the adoption of other foreign governmental restrictions.

     ADRs typically are issued by an American bank or trust company and evidence ownership of underlying securities issued by a foreign corporation. EDRs, which are sometimes referred to as Continental Depositary Receipts, are receipts issued in Europe, typically by foreign banks and trust companies, that evidence ownership of either foreign or domestic underlying securities. GDRs are depository receipts structured like global debt issues to facilitate trading on an international basis. Unsponsored ADR, EDR and GDR programs are organized independently and without the cooperation of the issuer of the underlying securities. As a result, available information concerning the issuers may not be as current as for sponsored ADRs, EDRs and GDRs, and the prices of unsponsored ADRs, EDRs and GDRs may be more volatile than if such instruments were sponsored by the issuer.

     Investing in foreign securities involves considerations not typically associated with investing in securities of companies organized and operated in the United States. Because foreign securities generally are denominated and pay dividends or interest in foreign currencies, the value of a Fund that invests in foreign securities as measured in U.S. dollars will be affected favorably or unfavorably by changes in exchange rates. A Fund's investments in foreign securities may also be adversely affected by changes in foreign political or social conditions, diplomatic relations, confiscatory taxation, expropriation, limitation on the removal of funds or assets, or imposition of (or change in) exchange control regulations. In addition, changes in government administrations or economic or monetary policies in the U.S. or abroad could result in appreciation or depreciation of portfolio securities and could favorably or adversely affect a Fund's operations. Special tax considerations apply to foreign securities.

     Additional risks include currency exchange risks, less publicly available information, the risk that companies may not be subject to the accounting, auditing and financial reporting standards and requirements of U.S. companies, the risk that foreign securities markets may have less volume and therefore many securities traded in these markets may be less liquid and their prices more volatile than U.S. securities, and the risk that custodian and brokerage costs may be higher. Foreign issuers of securities or obligations are often subject to accounting treatment and engage in business practices different from those respecting domestic issuers of similar securities or obligations. Foreign branches of U.S. banks and foreign banks may be subject to less stringent reserve requirements than those applicable to domestic branches of U.S. banks. The Total Return Bond Fund, the Stock Funds, and the Funds of Funds will acquire such securities only when BB&T Asset Management or the Sub-Adviser believes the benefits associated with such investments outweigh the risks. The Prime Money Market Fund will acquire such securities only when BB&T Asset Management or the Sub-Adviser believes that the risks associated with such investments are minimal.

     The International Equity Fund and the Total Return Bond Fund may invest its assets in countries with emerging economies or securities markets. These countries may include Argentina, Brazil, Bulgaria, Chile, China, Colombia, The Czech Republic, Ecuador, Egypt, Greece, Hungary, India, Indonesia, Israel, Lebanon, Malaysia, Mexico, Morocco, Pakistan, Peru, The Philippines, Poland, Romania, Russia, South Africa, South Korea, Taiwan, Thailand, Tunisia, Turkey, Venezuela and Vietnam. Political and economic structures in many of these countries may be undergoing significant evolution and rapid development, and these countries may lack the social, political and economic stability characteristics of more developed countries. Some of these countries may have in the past failed to recognize private property rights and have at times nationalized or expropriated the assets of private companies. As a result, the risks described above, including the risks of nationalization or expropriation of assets, may be heightened. In addition, unanticipated political or social developments may affect the value of investments in these countries and the availability to the Fund of additional investments in emerging market countries. The small size and inexperience of the securities markets in certain of these countries and the limited volume of trading in securities in these countries may make investments in the countries less liquid and more volatile than investments in Japan or most Western European countries. There may be little financial or accounting information available with respect to issuers located in certain emerging market countries, and it may be difficult as a result to access the value or prospects of an investment in such issuers.

     The expense ratio of the International Equity Fund is expected to be higher than that of other Funds of BB&T Funds investing primarily in domestic securities. The costs attributable to investing abroad are usually higher for several reasons, such as the higher cost of investment research, higher cost of custody of foreign securities, higher commissions paid on comparable transactions on foreign markets, foreign income taxes withheld at the source and additional costs arising from delays in settlements of transactions involving foreign securities.

     FOREIGN CURRENCY TRANSACTIONS. The International Equity Fund may use forward foreign currency exchange contracts ("forward contracts"). Forward foreign currency exchange contracts involve an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Forward foreign currency exchange contracts do not eliminate fluctuations in the values of portfolio securities but rather allow a Fund to establish a rate of exchange for a future point in time. The Fund may enter into forward foreign currency exchange contracts when deemed advisable by its Sub-Adviser under two circumstances. First, when entering into a contract for the purchase or sale of a security, the Fund may enter into a forward foreign currency exchange contract for the amount of the purchase or sale price to protect against variations, between the date the security is purchased or sold and the date on which payment is made or received, in the value of the foreign currency relative to the U.S. dollar or other foreign currency.

     Second, the Fund may (but is not required to) buy and sell forward foreign currency contracts for the purpose of maintaining the currency exposure of the Fund as close in line with that of the benchmark as practicable. In the event the Fund invests a lower percentage of Fund assets in a particular market than the percentage that market comprises of the benchmark (an underweight), the Fund may enter into a long position with respect to the currency of that market in order to maintain the Fund's currency exposure neutral relative to the benchmark. Similarly, in the event that the Fund invests a higher percentage of Fund assets in a particular market than the percentage that market comprises of the benchmark (an overweight), the Fund may enter into a short position with respect to the currency of that market in order to maintain the Fund's currency exposure neutral relative to the benchmark. To the extent the Fund invests in an emerging market whose currency is not readily able to be hedged back to a benchmark currency, such emerging market currency exposure will remain unhedged. With respect to any forward foreign currency exchange contract, it will not generally be possible to match precisely the amount covered by the contract and the value of the securities involved due to the changes in the values of such securities resulting from market movements between the date the forward contract is entered into and the date it matures. In addition, while forward contracts may offer protection from losses resulting from declines in the value of a particular foreign currency, they also limit potential gains which might result from increases in the value of such currency. The Fund will also incur costs in connection with forward foreign currency exchange contracts and conversions of foreign currencies and U.S. dollars.

     A separate account of a Fund consisting of liquid assets equal to the amount of the Fund's assets that could be required to consummate forward contracts entered into under the second circumstance, as set forth above, will be established with the Fund's custodian. For the purpose of determining the adequacy of the securities in the account, the deposited securities will be valued at market or fair value. If the market or fair value of such securities declines, additional cash or securities will be placed in the account daily so that the value of the account will be equal the amount of such commitments by the Fund.

     REPURCHASE AGREEMENTS. Securities held by each of the Funds may be subject to repurchase agreements. Under the terms of a repurchase agreement, a Fund would acquire securities from member banks of the Federal Deposit Insurance Corporation with capital, surplus, and undivided profits of not less than $100,000,000 (as of the date of their most recently published financial statements) and from registered broker-dealers which BB&T Asset Management or the Sub-Adviser deems creditworthy under guidelines approved by the Board of Trustees, subject to the seller's agreement to repurchase such securities at a mutually agreed-upon date and price. The repurchase price would generally equal the price paid by the Fund plus interest negotiated on the basis of current short-term rates, which may be more or less than the rate on the underlying portfolio securities. The seller under a repurchase agreement will be required to maintain the value of collateral held pursuant to the agreement at not less than the repurchase price (including accrued interest) and BB&T Asset Management or the Sub-Adviser will monitor the collateral's value to ensure that it equals or exceeds the repurchase price (including accrued interest). In addition, securities subject to repurchase agreements will be held in a segregated account.

     If the seller were to default on its repurchase obligation or become insolvent, a Fund holding such obligation would suffer a loss to the extent that the proceeds from a sale of the underlying portfolio securities were less than the repurchase price under the agreement, or to the extent that the disposition of such securities held by the Fund were delayed pending court action. Additionally, if the seller should be involved in bankruptcy or insolvency proceedings, a Fund may incur delay and costs in selling the underlying security or may suffer a loss of principal and interest if the Fund is treated as an unsecured creditor and required to return the underlying security to the seller's estate. Securities subject to repurchase agreements will be held by BB&T Funds' custodian or another qualified custodian or in the Federal Reserve/Treasury book-entry system. Repurchase agreements are considered to be loans by a Fund under the Investment Company Act of 1940 (the "1940 Act").

     REVERSE REPURCHASE AGREEMENTS AND DOLLAR ROLL AGREEMENTS. The Funds may also enter into reverse repurchase agreements and dollar roll agreements in accordance with applicable investment restrictions. Pursuant to such reverse repurchase agreements, a Fund would sell certain of its securities to financial institutions such as banks and broker-dealers, and agree to repurchase them, or substantially similar securities in the case of a dollar roll agreement, at a mutually agreed-upon date and price. A dollar roll agreement is analogous to a reverse repurchase agreement, with a Fund selling mortgage-backed securities for delivery in the current month and simultaneously contracting to repurchase substantially similar (same type, coupon and maturity) securities on a specified future date. At the time a Fund enters into a reverse repurchase agreement or dollar roll agreement, it will place in a segregated custodial account assets such as U.S. Government securities or other liquid securities consistent with its investment restrictions having a value equal to the repurchase price (including accrued interest), and will subsequently continually monitor the account to ensure that such equivalent value is maintained at all times. Reverse repurchase agreements and dollar roll agreements involve the risk that the market value of securities to be purchased by a Fund may decline below the price at which it is obligated to repurchase the securities, or that the other party may default on its obligation, so that a Fund is delayed or prevented from completing the transaction. Reverse repurchase agreements are considered to be borrowings by a Fund under the 1940 Act.

     U.S. GOVERNMENT SECURITIES. The U.S. Treasury Fund will invest exclusively in bills, notes and bonds issued or guaranteed by the U.S. Treasury. Such obligations are supported by the full faith and credit of the U.S. Government. Each of the other Funds may invest in such securities and in other securities issued or guaranteed by the U.S. Government, its agencies and instrumentalities. These securities will constitute the primary investment of the Short Fund and the Intermediate U.S. Government Fund. Such securities may include those which are supported by the full faith and credit of the U.S. Government; others which are supported by the right of the issuer to borrow from the Treasury; others which are supported by the discretionary authority of the U.S. Government to purchase the agency's securities; and still others which are supported only by the credit of the instrumentality. No assurance can be given that the U.S. Government would provide financial support to U.S. Government-sponsored agencies and instrumentalities if it is not obligated to do so by law. A Fund will invest in the obligations of such agencies and instrumentalities only when BB&T Asset Management or the Sub-Adviser believes that the credit risk with respect thereto is minimal.

     Obligations of certain agencies and instrumentalities of the U.S. Government, such as the Government National Mortgage Association and the Export-Import Bank of the United States, are supported by the full faith and credit of the U.S. Treasury; others, such as those of the Federal National Mortgage Association, are supported by the right of the issuer to borrow from the Treasury; others are supported by the discretionary authority of the U.S. Government to purchase the agency's obligations; still others, such as those of the Federal Farm Credit Banks, or the Federal Home Loan Mortgage Corporation, are supported only by the credit of the instrumentality. No assurance can be given that the U.S. Government would provide financial support to U.S. Government-sponsored agencies or instrumentalities if it is not obligated to do so by law.

     U.S. Government Securities may include mortgage-backed pass-through securities. Interest and principal payments (including prepayments) on the mortgages underlying such securities are passed through to the holders of the security. Prepayments occur when the borrower under an individual mortgage prepays the remaining principal before the mortgage's scheduled maturity date. As a result of the pass-through of prepayments of principal on the underlying securities, mortgage-backed pass-through securities are often subject to more rapid prepayments of principal than their stated maturity would indicate. Because the prepayment characteristics of the underlying mortgages vary, it is not possible to predict accurately the realized yield or average life of a particular issue of pass-through certificates. Prepayments are important because of their effect on the yield and price of the securities. During periods of declining interest rates, such prepayments can be expected to accelerate, and the Funds would be required to reinvest the proceeds at the lower interest rates then available. In addition, prepayments of mortgages which underlie securities purchased at a premium may not have been fully amortized at the time the obligation is repaid. As a result of these principal prepayment features, mortgage-backed pass-through securities are generally more volatile investments than other U.S. Government Securities. Although under normal market conditions, the Prime Money Market Fund does not expect to do so, except in connection with repurchase agreements, it may invest in such mortgage-backed pass-through securities.

     The Taxable Bond Funds and the Stock Funds may also invest in "zero coupon" U.S. Government Securities. These securities tend to be more volatile than other types of U.S. Government Securities. Zero coupon securities are debt instruments that do not pay current interest and are typically sold at prices greatly discounted from par value. The return on a zero coupon obligation, when held to maturity, equals the difference between the par value and the original purchase price. Even though such securities do not pay current interest in cash, a Fund nonetheless is required to accrue interest income on these investments and to distribute the interest income on a current basis. Thus, a Fund could be required at times to liquidate other investments in order to satisfy its distribution requirements.

     The Tax-Free Bond Funds may invest in U.S. Government Securities in connection with the purchase of taxable obligations (as described below).

     SUPRANATIONAL ORGANIZATIONAL OBLIGATIONS. The Stock Funds, the Taxable Bond Funds and the Prime Money Market Fund may purchase debt securities of supranational organizations such as the European Coal and Steel Community, the European Economic Community and the World Bank, which are chartered to promote economic development.

     INVESTMENT GRADE DEBT OBLIGATIONS. The Total Return Bond Fund, the Tax-Free Bond Funds, and the Stock Funds may invest in "investment grade securities," which are securities rated in the four highest rating categories of an NRSRO. The Short Fund and the Intermediate U.S. Government Fund may only invest in those investment grade securities rated in the three highest rating categories of an NRSRO. It should be noted that debt obligations rated in the lowest of the top four ratings (i.e., "Baa" by Moody's Investors Services, Inc. ("Moody's") or "BBB" by Standard & Poor's Corporation ("S&P"), are considered to have some speculative characteristics and are more sensitive to economic change than higher rated securities. The Large Cap Value Fund, Large Cap Growth Fund, Small Cap Fund, Small Company Growth Fund, Mid Cap Growth Fund, and Mid Cap Value Fund may each invest up to 20% of their total assets in such securities. An issuer undergoing reorganization or restructuring may issue to its security holders additional securities which may be different from the securities already held by the security holder. The Funds may hold such additional securities even if they do not generally invest in such securities.

     NON-INVESTMENT GRADE DEBT SECURITIES. The Total Return Bond Fund may invest in debt securities rated below investment grade, also known as junk bonds. These securities are regarded as predominantly speculative. Securities rated below investment grade generally provide a higher yield than higher rated securities of similar maturity, but are subject to a greater degree of risk that the issuer may not be able to make principal and interest payments. Issuers of these securities may not be as strong financially as those issuing higher rated securities. Such high yield issuers may include smaller, less creditworthy companies or highly indebted firms.

     The value of high yield securities may fluctuate more than the value of higher rated securities, since high yield securities tend to reflect short-term corporate and market developments to a greater extent than higher rated securities. Thus, periods of economic uncertainty and change can result in the increased volatility of market prices of high yield bonds and of the Fund's net asset value. Additional risks of high yield securities include limited liquidity and secondary market support. As a result, the prices of high yield securities may decline rapidly in the event that a significant number of holders decide to sell. Issuers of high yield securities also are more vulnerable to real or perceived economic changes, political changes or adverse developments specific to the issuer. A projection of an economic downturn, for example, could cause the price of these securities to decline because a recession could lessen the ability of a highly leveraged company to make principal and interest payments on its debt securities. In the event of a default, the Total Return Bond Fund would experience a decline in the value of its investment. In addition, a long-term track record on bond default rates, such as that for investment grade corporate bonds, does not exist for the high yield market. It may be that future default rates on high-yield bonds will be more widespread and higher than in the past, especially during periods of deteriorating economic conditions.

     The market prices of debt securities generally fluctuate with changes in interest rates so that these Funds' net asset values can be expected to decrease as long-term interest rates rise and to increase as long-term rates fall. The market prices of high yield securities structured as zero coupon or pay-in-kind securities are generally affected to a greater extent by interest rate changes and tend to be more volatile than securities which pay interest periodically.

     Credit quality in the high yield market can change suddenly and unexpectedly, and even recently-issued credit ratings may not fully reflect the actual risks posed by a particular high-yield security. The Total Return Bond Fund will limit its investments in non-investment grade securities to 25% of its total assets. Subject to SEC restrictions, the Total Return Bond Fund may invest in such securities by investing in investment companies that primarily invest in non-investment grade securities.

     CUSTODY RECEIPTS. The Taxable Bond Funds may invest in custody receipts that represent debt securities. Custody receipts, such as Morgan Stanley TRACERs and Lehman Brothers TRAINs are derivative products which, in the aggregate, evidence direct ownership in a pool of securities. Typically, a sponsor will deposit a pool of securities with a custodian in exchange for custody receipts evidencing those securities. The sponsor will then generally sell those custody receipts in negotiated transactions at varying prices that are determined at the time of sale. Each custody receipt evidences the individual securities in the pool and the holder of a custody receipt generally will have all the rights and privileges of owners of those securities. Each holder of a custody receipt will be treated as directly purchasing its pro rata share of the securities in the pool for an amount equal to the amount that such holder paid for its custody receipt. If a custody receipt is sold, a holder will be treated as having directly disposed of its pro rata share of the securities evidenced by the custody receipt. Additionally, the holder of a custody receipt may withdraw the securities represented by a custody receipt subject to certain conditions.

     Custody receipts are generally subject to the same risks as those securities evidenced by the receipts which, in the case of the Total Return Bond Fund, are corporate debt securities. Additionally, custody receipts may also be less liquid than the underlying securities if the sponsor fails to maintain a trading market.

     COLLATERALIZED MORTGAGE OBLIGATIONS. Each of the Bond Funds and Stock Funds may also invest in collateralized mortgage obligations ("CMOs"). CMOs are mortgage-related securities which are structured pools of mortgage pass-through certificates or mortgage loans. CMOs are issued with a number of classes or series which have different maturities and which may represent interests in some or all of the interest or principal on the underlying collateral or a combination thereof. CMOs of different classes are generally retired in sequence as the underlying mortgage loans in the mortgage pool are repaid. In the event of sufficient early prepayments on such mortgages, the class or series of CMO first to mature generally will be retired prior to its maturity. Thus, the early retirement of a particular class or series of CMO held by a Fund would have the same effect as the prepayment of mortgages underlying a mortgage-backed pass-through security.

     CMOs may include stripped mortgage-backed securities ("SMBSs"). Such securities are derivative multi-class mortgage securities issued by agencies or instrumentalities of the United States Government, or by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks and special purpose subsidiaries of the foregoing. SMBSs are usually structured with two classes that receive different proportions of the interest and principal distributions on a pool of mortgage assets. A common type of stripped mortgage security will have one class receiving all of the interest from the mortgage assets (the interest-only or "IO" class), while the other class will receive all of the principal (the principal-only or "PO" class). The yield to maturity on an IO class is extremely sensitive to the rate of principal payments (including prepayments) on the related underlying mortgage assets, and a rapid rate of principal payments may have a material adverse effect on the securities' yield to maturity. Generally, the value of the PO class is unusually volatile in response to changes in interest rates. If the underlying mortgage assets experience greater than anticipated prepayments of principal, the Fund may fail to fully recoup its initial investment in these securities even if the security is rated in the highest rating category.

     Although stripped mortgage securities are purchased and sold by institutional investors through several investment banking firms acting as brokers or dealers, these securities are a fairly recent development. As a result, established trading markets may not have fully developed. Stripped mortgage securities issued or guaranteed by the U.S. Government and held by a Fund may be considered liquid securities pursuant to guidelines established by BB&T Funds' Board of Trustees. The Funds will not purchase a stripped mortgage security that is illiquid if, as a result thereof, more than 15% (10% in the case of the Prime Money Market Fund) of the value of the Fund's net assets would be invested in such securities and other illiquid securities.

     Unless stated otherwise, each Fund will limit its investment in CMOs to 25% of the value of its total assets.

     ASSET-BACKED SECURITIES. The Prime Money Market Fund and the Taxable Bond Funds may invest in asset-backed securities which are securities created by the grouping of certain private loans, receivables, and other lender assets, such as automobile receivables and credit-card receivables, into pools.

     Offerings of Certificates for Automobile Receivables ("CARs") are structured either as flow-through grantor trusts or as pay-through notes. CARs structured as flow-through instruments represent ownership interests in a fixed pool of receivables. CARs structured as pay-through notes are debt instruments supported by the cash flows from the underlying assets. CARs may also be structured as securities with fixed payment schedules which are generally issued in multiple-classes. Cash-flow from the underlying receivables is directed first to paying interest and then to retiring principal via paying down the two respective classes of notes sequentially. Cash-flows on fixed-payment CARs are certain, while cash-flows on other types of CARs issues depends on the prepayment rate of the underlying automobile loans. Prepayments of automobile loans are triggered mainly by automobile sales and trade-ins. Many people buy new cars every two or three years, leading to rising prepayment rates as a pool becomes more seasoned.

     Certificates for Amortizing Revolving Debt ("CARDs") represent participation in a fixed pool of credit card accounts. CARDs pay "interest only" for a specified period. The CARDs principal balance remains constant during this period, while any cardholder repayments or new borrowings flow to the issuer's participation. Once the principal amortization phase begins, the balance declines with paydowns on the underlying portfolio. Cash flows on CARDs are certain during the interest-only period. After this initial interest-only period, the cash flow will depend on how fast cardholders repay their borrowings. Historically, monthly cardholder repayment rates have been relatively fast. As a consequence, CARDs amortize rapidly after the end of the interest-only period. During this amortization period, the principal payments on CARDs depend specifically on the method for allocating cardholder repayments to investors. In many cases, the investor's participation is based on the ratio of the CARDs' balance to the total credit card portfolio balance. This ratio can be adjusted monthly or can be based on the balances at the beginning of the amortization period. In some issues, investors are allocated most of the repayments, regardless of the CARDs' balance. This method results in especially fast amortization.

     Credit support for asset-backed securities may be based on the underlying assets or provided by a third party. Credit enhancement techniques include letters of credit, insurance bonds, limited guarantees (which are generally provided by the issuer), senior-subordinated structures and over collateralization. Asset-backed securities purchased by the Prime Money Market Fund and the Total Return Bond Fund will be subject to the same quality requirements as other securities purchased by the Fund.

     MUNICIPAL OBLIGATIONS. The Bond Funds and the Prime Money Market Fund may invest in municipal obligations. Municipal Obligations include debt obligations issued by governmental entities to obtain funds for various public purposes, including the construction of a wide range of public facilities, the refunding of outstanding obligations, the payment of general operating expenses, and the extension of loans to public institutions and facilities. Private activity bonds that are or were issued by or on behalf of public authorities to finance various privately-operated facilities are included within the term Municipal Obligations if the interest paid thereon is exempt from federal income tax. Opinions relating to the validity of Municipal Obligations and to the exemption of interest thereon from federal income taxes are rendered by counsel to the issuers or bond counsel to the respective issuing authorities at the time of issuance.

     In some cases, Municipal Obligations are represented by custodial receipts evidencing rights to receive specific future interest payments, principal payments, or both, on the underlying municipal securities held by the custodian. Under such arrangements, the holder of the custodial receipt has the option to tender the underlying municipal securities at its face value to the sponsor (usually a bank or broker dealer or other financial institution), which is paid periodic fees equal to the difference between the bond's fixed coupon rate and the rate that would cause the bond, coupled with the tender option, to trade at par on the date of a rate adjustment.

     An issuer's obligations under its Municipal Obligations are subject to the provisions of bankruptcy, insolvency, and other laws affecting the rights and remedies of creditors, such as the federal Bankruptcy Code, and laws, if any, which may be enacted by federal or state legislatures extending the time for payment of principal or interest, or both, or imposing other constraints upon enforcement of such obligations or upon the ability of municipalities to levy taxes. The power or ability of an issuer to meet its obligations for the payment of interest on and principal of its Municipal Obligations may be materially, adversely affected by litigation or other conditions.

     TAXABLE OBLIGATIONS. The Taxable Bond Funds may invest in taxable municipal obligations. Taxable municipal obligations are typically issued by municipalities or their agencies for purposes which do not qualify for federal tax exemption, but do qualify for state and local tax exemption ("Taxable Municipal Obligations"). These debt obligations are issued to finance the cost of buying, building or improving various projects, such as sporting facilities, health care facilities, housing projects, electric, water and sewer utilities, and colleges or universities. Generally, payments on these debt obligations depend on the revenues generated by the projects, excise taxes or state appropriations, or the debt obligations can be backed by the government's taxing power. Due to federal taxation, Taxable Municipal Obligations offer yields more comparable to other taxable sectors such as corporate bonds or agency bonds than to other municipal obligations. These debt obligations are federally taxable to individuals but may be exempt from state and local taxes.

     TAX-EXEMPT OBLIGATIONS. Under normal market conditions, the Kentucky Fund will invest at least 80% of its net assets plus borrowings in investments the income from which, in the opinion of the issuer's bond counsel at the time of issuance, is exempt both from federal income tax and Kentucky personal income tax and not treated as a preference item for purposes of the federal alternative minimum tax for individuals ("Kentucky Tax-Exempt Obligations"). Under normal market conditions, the Maryland Fund will invest at least 80% of its net assets plus borrowings in investments the income from which, in the opinion of the issuer's bond counsel at the time of issuance, is exempt both from federal income tax and Maryland personal income tax and not treated as a preference item for purposes of the federal alternative minimum tax for individuals ("Maryland Tax-Exempt Obligations"). Under normal market conditions, the North Carolina Fund will invest at least 80% of its net assets plus borrowings in investments the income from which, in the opinion of the issuer's bond counsel at the time of issuance, is exempt both from federal income tax and North Carolina personal income tax and not treated as a preference item for purposes of the federal alternative minimum tax for individuals ("North Carolina Tax-Exempt Obligations"). Under normal market conditions, the South Carolina Fund will invest at least 80% of its net assets plus borrowings in investments the income from which, in the opinion of the issuer's bond counsel at the time of issuance, is exempt both from federal income tax and South Carolina personal income tax and not treated as a preference item for purposes of the federal alternative minimum tax for individuals ("South Carolina Tax-Exempt Obligations"). Under normal market conditions, the Virginia Fund will invest at least 80% of its net assets plus borrowings in investments the income from which, in the opinion of the issuer's bond counsel at the time of issuance, is exempt both from federal income tax and Virginia personal income tax and not treated as a preference item for purposes of the federal alternative minimum tax for individuals ("Virginia Tax-Exempt Obligations"). Under normal market conditions, the West Virginia Fund will invest at least 80% of its net assets plus borrowings in investments the income from which, in the opinion of the issuer's bond counsel at the time of issuance, is exempt both from federal income tax and West Virginia personal income tax and not treated as a preference item for purposes of the federal alternative minimum tax for individuals ("West Virginia Tax-Exempt Obligations"). In addition to Kentucky Tax-Exempt Obligations, Maryland Tax-Exempt Obligations, North Carolina Tax-Exempt Obligations, South Carolina Tax-Exempt Obligations, Virginia Tax-Exempt Obligations, and West Virginia Tax-Exempt Obligations, the Kentucky Fund, the Maryland Fund, the North Carolina Fund, the South Carolina Fund, the Virginia Fund, and the West Virginia Fund may invest in tax-exempt obligations issued by or on behalf of states other than Kentucky, Maryland, North Carolina, South Carolina, Virginia, and West Virginia, territories and possessions of the United States, the District of Columbia and their respective authorities, agencies, instrumentalities, and political subdivisions, the interest on which, in the opinion of the issuer's counsel at the time of issuance, is exempt from federal income tax and is not treated as a preference item for individuals for purposes of the federal alternative minimum tax. Such securities, Kentucky Tax-Exempt Obligations, Maryland Tax-Exempt Obligations, North Carolina Tax-Exempt Obligations, South Carolina Tax-Exempt Obligations, Virginia Tax-Exempt Obligations, and West Virginia Tax-Exempt Obligations are hereinafter collectively referred to as "Tax-Exempt Obligations."

     Tax-Exempt Obligations include debt obligations issued by governmental entities to obtain funds for various public purposes, such as the construction of a wide range of public facilities, the refunding of outstanding obligations, the payment of general operating expenses, and the extension of loans to other public institutions and facilities. Private activity bonds that are issued by or on behalf of public authorities to finance various privately-operated facilities are included within the term Tax-Exempt Obligations if the interest paid thereon is both exempt from federal income tax and not treated as a preference item for individuals for purposes of the federal alternative minimum tax.

     Tax-Exempt Obligations may also include General Obligation Notes, Tax Anticipation Notes, Bond Anticipation Notes, Revenue Anticipation Notes, Project Notes, Tax-Exempt Commercial Paper, Construction Loan Notes and other forms of short-term tax-exempt loans. Such instruments are issued with a short-term maturity in anticipation of the receipt of tax funds, the proceeds of bond placements or other revenues.

     Project Notes are issued by a state or local housing agency and are sold by the Department of Housing and Urban Development. While the issuing agency has the primary obligation with respect to its Project Notes, they are also secured by the full faith and credit of the United States through agreements with the issuing authority which provide that, if required, the federal government will lend the issuer an amount equal to the principal of and interest on the Project Notes.

     As described in the Prospectus, the two principal classifications of Tax-Exempt Obligations consist of "general obligation" and "revenue" issues. General obligation bonds are typically backed by the full faith and credit of the issuer, whereas revenue bonds are payable from a specific project or other limited source of revenue. The Tax-Free Bond Funds are permitted to invest in Tax-Exempt Obligations and may also acquire "moral obligation" issues, which are normally issued by special purpose authorities. Currently, neither North Carolina, South Carolina nor West Virginia issuers have authority to issue moral obligation securities. State and local governments in Virginia and Kentucky also enter into financings that are not general obligations of the issuer but are secured by the "moral obligation" of the state or local government. There are, of course, variations in the quality of Tax-Exempt Obligations, both within a particular classification and between classifications, and the yields on Tax-Exempt Obligations depend upon a variety of factors, including general money market conditions, the financial condition of the issuer, general conditions of the municipal bond market, the size of a particular offering, the maturity of the obligation and the rating of the issue. The ratings of Moody's and S&P represent their opinions as to the quality of Tax-Exempt Obligations. It should be emphasized, however, that ratings are general and are not absolute standards of quality, and Tax-Exempt Obligations with the same maturity, interest rate and rating may have different yields, while Tax-Exempt Obligations of the same maturity and interest rate with different ratings may have the same yield. Subsequent to purchase by a Tax-Free Bond Fund, an issue of Tax-Exempt Obligations may cease to be rated or its rating may be reduced below the minimum rating required for purchase by the Funds. Neither event would under all circumstances require the elimination of such an obligation from the Tax-Free Bond Fund's investment portfolio. However, the obligation generally would be retained only if such retention was determined by the Board of Trustees to be in the best interests of the Tax-Free Bond Fund.

     An issuer's obligations for its Tax-Exempt Obligations are subject to the provisions of bankruptcy, insolvency, and other laws affecting the rights and remedies of creditors, such as the federal bankruptcy code, and laws, if any, which may be enacted by Congress or state legislatures extending the time for payment of principal or interest, or both, or imposing other constraints upon the enforcement of such obligations or upon the ability of municipalities to levy taxes. The power or ability of an issuer to meet its obligations for the payment of interest on and principal of its Tax-Exempt Obligations may be materially adversely affected by litigation or other conditions.

     Also included within the general category of Tax-Exempt Obligations are participation certificates in a lease, an installment purchase contract, or a conditional sales contract (hereinafter collectively called "lease obligations") entered into by a state or political subdivisions to finance the acquisition or construction of equipment, land, or facilities. Although lease obligations do not generally constitute general obligations of the issuer for which the lessee's unlimited taxing power is pledged (in South Carolina, certain governmental lease obligations are included in calculation of the general obligation debt limit while in Virginia, such obligations are not included in the calculation of applicable debt limits, provided such obligations are properly structured), the lease obligation is frequently assignable and backed by the lessee's covenant to budget for, appropriate, and make the payments due under the lease obligation. However, certain lease obligations contain "non-appropriation" clauses which provide that the lessee has no obligation to make lease or installment purchase payments in future years unless money is appropriated for such purpose on a yearly basis. Although "non-appropriation" lease obligations are secured by the leased property, disposition of the property in the event of foreclosure might prove difficult. These securities represent a relatively new type of financing that has not yet developed the depth of marketability associated with more conventional securities. Certain investments in lease obligations may be illiquid. Under guidelines established by the Board of Trustees, the following factors will be considered when determining the liquidity of a lease obligation: (1) the frequency of trades and quotes for the obligation; (2) the number of dealers willing to purchase or sell the obligation and the number of potential buyers; (3) the willingness of dealers to undertake to make a market in the obligation; and (4) the nature of the marketplace trades.

     VARIABLE AND FLOATING RATE NOTES. The Tax-Free Bond Funds may acquire variable and floating rate tax-exempt notes, subject to each Fund's investment objective, policies, and restrictions. The Prime Money Market Fund may purchase rated and unrated variable and floating rate instruments, which may have a stated maturity in excess of 13 months but will, in any event, permit the Fund to demand payment of the principal of the instrument at least once every 13 months upon not more than 30 days' notice. A variable rate note is one whose terms provide for the adjustment of its interest rate on set dates and which, upon such adjustment, can reasonably be expected to have a market value that approximates its par value. A floating rate note is one whose terms provide for the adjustment of its interest rate whenever a specified interest rate changes and which, at any time, can reasonably be expected to have a market value that approximates its par value. Such notes are frequently not rated by credit rating agencies; however, unrated variable and floating rate notes purchased by a Fund will be determined by BB&T Asset Management with respect to the Tax-Free Bond Funds, (or FIMC with respect to the Prime Money Market Fund) under guidelines established by BB&T Funds' Board of Trustees to be of comparable quality at the time of purchase to rated instruments eligible for purchase under a Fund's investment policies. In making such determinations, BB&T Asset Management with respect to the Tax-Free Bond Funds (or FIMC with respect to the Prime Money Market Fund) will consider the earning power, cash flow and other liquidity ratios of the issuers of such notes (such issuers include financial, merchandising, bank holding and other companies) and will continuously monitor their financial condition. Although there may be no active secondary market with respect to a particular variable or floating rate note purchased by the Prime Money Market Fund or the Tax-Free Bond Funds, a Fund may resell a note at any time to a third party. The absence of an active secondary market, however, could make it difficult for a Fund to dispose of a variable or floating rate note in the event the issuer of the note defaulted on its payment obligations and a Fund could, as a result or for other reasons, suffer a loss to the extent of the default. Variable or floating rate notes may be secured by bank letters of credit. Variable and floating rate notes for which no readily available market exists will be purchased in an amount which, together with other securities which are not readily marketable, exceeds 15% of each Tax-Free Bond Fund's net assets (10% for the Prime Money Market Fund) only if such notes are subject to a demand feature that will permit the Fund to receive payment of the principal within seven days after demand by the Fund.

     For purposes of the Tax-Free Bond Funds and the Prime Money Market Fund, the maturities of the variable and floating rate notes will be determined in accordance with Rule 2a-7 under the 1940 Act.

     WHEN-ISSUED SECURITIES. Each Fund, except the U.S. Treasury Fund, may purchase securities on a when-issued basis. In addition, the Stock Funds and the Prime Money Market Fund may purchase and sell securities on a forward commitment basis (I.E., for delivery beyond the normal settlement date at a stated price and yield), including "TBA" (to be announced) purchase commitments. When these Funds agree to purchase securities on a when-issued or forward commitment basis, the Fund's custodian will set aside cash or liquid portfolio securities equal to the amount of the commitment in a separate account. Normally, the custodian will set aside portfolio securities to satisfy the purchase commitment, and in such a case, a Fund may be required subsequently to place additional assets in the separate account in order to assure that the value of the account remains equal to the amount of the Fund's commitment. It may be expected that any such Fund's net assets will fluctuate to a greater degree when it sets aside portfolio securities to cover such purchase commitments than when it sets aside cash.

     When a Fund engages in when-issued or forward commitment transactions, it relies on the seller to consummate the trade. Failure of the seller to do so may result in the Fund incurring a loss or missing the opportunity to obtain a price considered to be advantageous. In addition, the purchase of securities on a when-issued or forward commitment basis involves a risk of loss if the value of the security to be purchased declines prior to the settlement date. Each of the Funds does not intend to purchase when-issued securities for speculative purposes but only in furtherance of its investment objective. A Fund expects that commitments by a Fund to purchase when-issued securities will not exceed 25% of the value of its total assets under normal market conditions.

     CALLS. The Stock Funds and the Funds of Funds may write (sell) "covered" call options and purchase options to close out options previously written by it. Such options must be listed on a National Securities Exchange and issued by the Options Clearing Corporation. In the case of a call option on a security, the option is "covered" if the Fund owns the security underlying the call or has an absolute and immediate right to acquire that security without additional cash consideration (or, if additional cash consideration is required, cash or cash equivalents in such amount as are held in a segregated account by its custodian) upon conversion or exchange of other securities held by it. For a call option on an index, the option is covered if the Fund maintains with its custodian cash or liquid portfolio securities equal to the contract value. A call option is also covered if the Fund holds a call on the same security or index as the call written where the exercise price of the call held is (i) equal to or less than the exercise price of the call written, or (ii) greater than the exercise price of the call written provided the difference is maintained by the Fund in cash or liquid portfolio securities in a segregated account with its custodian.

     The purpose of writing covered call options is to generate additional premium income for the Funds. This premium income will serve to enhance each Fund's total return and will reduce the effect of any price decline of the security involved in the option. Covered call options will generally be written on securities which, in the opinion of a Fund's Adviser or Sub-Adviser, are not expected to make any major price moves in the near future but which, over the long term, are deemed to be attractive investments for the Funds.

     A call option gives the holder (buyer) the right to purchase a security at a specified price (the exercise price) at any time until a certain date (the expiration date). So long as the obligation of the writer of a call option continues, he or she may be assigned an exercise notice by the broker-dealer through whom such option was sold, requiring the writer to deliver the underlying security against payment of the exercise price. This obligation terminates upon the expiration of the call option, or such earlier time at which the writer effects a closing purchase transaction by repurchasing an option identical to that previously sold. To secure the writer's obligation to deliver the underlying security in the case of a call option, a writer is required to deposit in escrow the underlying security or other assets in accordance with the rules of the Options Clearing Corporation. The Funds will write only covered call options. This means that a Fund will only write a call option on a security which it already owns. A Fund will not write a covered call option if, as a result, the aggregate fair value of all portfolio securities covering call options or subject to put options exceeds 25% of the fair value of its net assets.

     Fund securities on which call options may be written will be purchased solely on the basis of investment considerations consistent with a Fund's investment objectives. The writing of covered call options is a conservative investment technique believed to involve relatively little risk (in contrast to the writing of naked or uncovered options which the Funds will not do), but capable of enhancing a Fund's total return. When writing a covered call option, a Fund, in return for the premium, gives up the opportunity for profit from a price increase in the underlying security above the exercise price, but retains the risk of loss should the price of the security decline. Unlike one who owns securities not subject to an option, a Fund does not have any control over the point at which it may be required to sell the underlying securities, because it may be assigned an exercise notice at any time prior to the expiration of its obligation as a writer. If a call option which a Fund has written expires, a Fund will realize a gain in the amount of the premium; however, such gain may be offset by a decline in the market value of the underlying security during the option period. If the call option is exercised, a Fund will realize a gain or loss from the sale of the underlying security. The security covering the call will be maintained in a segregated account of a Fund's custodian. A Fund does not consider a security covered by a call to be "pledged" as that term is used in its policy which limits the pledging or mortgaging of its assets.

     The premium received is the market value of an option. The premium a Fund will receive from writing a call option will reflect, among other things, the current market price of the underlying security, the relationship of the exercise price to such market price, the historical price volatility of the underlying security, and the length of the option period. Once the decision to write a call option has been made, BB&T Asset Management or the Sub-Adviser, in determining whether a particular call option should be written on a particular security, will consider the reasonableness of the anticipated premium and the likelihood that a liquid secondary market will exist for those options. The premium received by a Fund for writing covered call options will be recorded as a liability in a Fund's statement of assets and liabilities. This liability will be readjusted daily to the option's current market value, which will be the latest sale price at the time at which the net asset value per share of a Fund is computed (close of the New York Stock Exchange), or, in the absence of such sale, the latest asked price (or, with respect to the International Equity Fund, the mean between the last bid and asked prices). The liability will be extinguished upon expiration of the option, the purchase of an identical option in the closing transaction, or delivery of the underlying security upon the exercise of the option.

     Closing transactions will be effected in order to realize a profit on an outstanding call option, to prevent an underlying security from being called, or to permit the sale of the underlying security. Furthermore, effecting a closing transaction will permit a Fund to write another call option on the underlying security with either a different exercise price or expiration date or both. If a Fund desires to sell a particular security from its portfolio on which it has written a call option, it will seek to effect a closing transaction prior to, or concurrently with, the sale of the security. There is, of course, no assurance that a Fund will be able to effect such closing transactions at a favorable price. If a Fund cannot enter into such a transaction, it may be required to hold a security that it might otherwise have sold, in which case it would continue to be at market risk on the security. This could result in higher transaction costs. A Fund will pay transaction costs in connection with the writing of options to close out previously written options. Such transaction costs are normally higher than those applicable to purchases and sales of portfolio securities.

     Call options written by a Fund will normally have expiration dates of less than nine months from the date written. The exercise price of the options may be below, equal to, or above the current market values of the underlying securities at the time the options are written. From time to time, a Fund may purchase an underlying security for delivery in accordance with an exercise notice of a call option assigned to it, rather than delivering such security from its portfolio. In such cases, additional costs will be incurred.

     A Fund will realize a profit or loss from a closing purchase transaction if the cost of the transaction is less or more than the premium received from the writing of the option. Because increases in the market price of a call option will generally reflect increases in the market price of the underlying security, any loss resulting from the repurchase of a call option is likely to be offset in whole or in part by appreciation of the underlying security owned by a Fund.

     PUTS. The Tax-Free Bond Funds may acquire "puts" with respect to Tax-Exempt Obligations held in their portfolios, and the Funds of Funds may acquire puts with respect to the securities in their portfolios. The Large Cap Growth Fund and the International Equity Fund may buy put options, buy call options, and write secured put options for the purpose of hedging or earning additional income, which may be deemed speculative or, with respect to the International Equity Fund, cross-hedging. A put is a right to sell a specified security (or securities) within a specified period of time at a specified exercise price. Each of these Funds may sell, transfer, or assign a put only in conjunction with the sale, transfer, or assignment of the underlying security or securities.

     The amount payable to a Fund upon its exercise of a "put" is normally (i) the Fund's acquisition cost of the securities subject to the put (excluding any accrued interest which the Fund paid on the acquisition), less any amortized market premium or plus any amortized market or original issue discount during the period the Fund owned the securities, plus (ii) all interest accrued on the securities since the last interest payment date during that period.

     Puts may be acquired by the Tax-Free Bond Funds and the Funds of Funds to facilitate the liquidity of their portfolio assets or to shorten the maturity of underlying assets. Puts may also be used to facilitate the reinvestment of assets at a rate of return more favorable than that of the underlying security.

     The Tax-Free Bond Funds and the Funds of Funds will generally acquire puts only where the puts are available without the payment of any direct or indirect consideration. However, if necessary or advisable, a Fund may pay for puts either separately in cash or by paying a higher price for portfolio securities which are acquired subject to the puts (thus reducing the yield to maturity otherwise available for the same securities).

     The Tax-Free Bond Funds and the Funds of Funds intend to enter into puts only with dealers, banks, and broker-dealers which, in BB&T Asset Management's opinion, present minimal credit risks.

     PUT AND CALL OPTIONS. A Fund will not purchase put and call options when the aggregate premiums on outstanding options exceed 5% of its net assets at the time of purchase, and will not write options on more than 25% of the value of its net assets (measured at the time an option is written). Options trading is a highly specialized activity that entails greater than ordinary investment risks. In addition, unlisted options are not subject to the protections afforded purchasers of listed options issued by the Options Clearing Corporation, which performs the obligations of its members if they default. Cross-hedging is the use of options or forward contracts in one currency to hedge against fluctuations in the value of securities denominated in a different currency based on a belief that there is a pattern of correlation between the two currencies.

     Each Fund of BB&T Funds (other than the U.S. Treasury Money Market Fund and the Prime Money Market Fund) may purchase and sell call and put options on futures contracts traded on an exchange or board of trade. When a Fund purchases an option on a futures contract, it has the right to assume a position as a purchaser or a seller of a futures contract at a specified exercise price during the option period. When a Fund sells an option on a futures contract, it becomes obligated to sell or buy a futures contract if the option is exercised. In connection with a Fund's position in a futures contract or related option, a Fund will create a segregated account of liquid assets or will otherwise cover its position in accordance with applicable SEC requirements.

     STAND-BY COMMITMENTS. The Tax-Free Bond Funds may acquire "stand-by commitments" with respect to Tax-Exempt Obligations held in their portfolios. Under a stand-by commitment, a dealer would agree to purchase at a Fund's option specified securities at their amortized cost value to the Fund plus accrued interest, if any. (Stand-by commitments acquired by a Fund may also be referred to as "put" options.) Stand-by commitments may be exercisable by a Fund at any time before the maturity of the underlying securities and may be sold, transferred, or assigned only with the instruments involved. A Fund's right to exercise stand-by commitments will be unconditional and unqualified.

     The amount payable to a Fund upon its exercise of a stand-by commitment will normally be (i) the Fund's acquisition cost of the securities (excluding any accrued interest which the Fund paid on their acquisition), less any amortized market premium or plus any amortized market or original issue discount during the period the Fund owned the securities, plus (ii) all interest accrued on the securities since the last interest payment date during the period.

     Each Fund expects that stand-by commitments will generally be available without the payment of any direct or indirect consideration. However, if necessary or advisable, a Fund may pay for a stand-by commitment either separately in cash or by paying a higher price for portfolio securities which are acquired subject to the commitment (thus reducing the yield to maturity otherwise available for the same securities). The total amount paid in either manner for outstanding stand-by commitments held by a Fund will not exceed 1/2 of 1% of the value of that Fund's total assets calculated immediately after each stand-by commitment is acquired.

     Each Fund intends to enter into stand-by commitments only with dealers, banks, and broker-dealers which, in the investment adviser's opinion, present minimal credit risks. A Fund's reliance upon the credit of these dealers, banks, and broker-dealers will be secured by the value of the underlying securities that are subject to the commitment.

     A Fund would acquire stand-by commitments solely to facilitate portfolio liquidity and does not intend to exercise its rights thereunder for trading purposes. The acquisition of a stand-by commitment would not affect the valuation or assumed maturity of the underlying securities, which would continue to be valued in accordance with the amortized cost method. Stand-by commitments acquired by a Fund would by valued at zero in determining net asset value. Where the Fund paid any consideration directly or indirectly for a stand-by commitment, its cost would be reflected as unrealized depreciation for the period during which the commitment was held by that Fund.

     RISK FACTORS RELATING TO OPTIONS. There are several risks associated with transactions in put and call options. For example, there are significant differences between the securities and options markets that could result in an imperfect correlation between these markets, causing a given transaction not to achieve its objectives. In addition, a liquid secondary market for particular options, whether traded over-the-counter or on a national securities exchange ("Exchange") may be absent for reasons which include the following: there may be insufficient trading interest in certain options, restrictions may be imposed by an Exchange on opening transactions or closing transactions or both; trading halts, suspensions or other restrictions may be imposed with respect to particular classes or series of options or underlying securities; unusual or unforeseen circumstances may interrupt normal operations on an Exchange; the facilities of an Exchange or the Options Clearing Corporation may not at all times be adequate to handle current trading volume; or one or more Exchanges could, for economic or other reasons, decide or be compelled at some future date to discontinue the trading of options (or a particular class or series of options), in which event the secondary market on that Exchange (or in that class or series of options) would cease to exist, although outstanding options that had been issued by the Options Clearing Corporation as a result of trades on that Exchange would continue to be exercisable in accordance with their terms. In addition, the success of a hedging strategy based on options transactions may depend on the ability of the Fund's Adviser or Sub-Adviser to predict movements in the prices of individual securities, fluctuations in markets and movements in interest rates.

     FUTURES CONTRACTS AND RELATED OPTIONS. Each Fund of BB&T Funds (other than the U.S. Treasury Money Market Fund and the Prime Money Market Fund) may invest in futures contracts and options thereon (interest rate futures contracts or index futures contracts, as applicable). The value of a Fund's contracts may equal or exceed 100% of the Fund's total assets, although a Fund will not purchase or sell a futures contract unless immediately afterwards the aggregate amount of margin deposits on its existing futures positions plus the amount of premiums paid for related futures options entered into for other than bona fide hedging purposes is 5% or less of its net assets.

     Futures contracts obligate a Fund, at maturity, to take or make delivery of securities, the cash value of a securities index or a stated quantity of a foreign currency. A Fund may sell a futures contract in order to offset an expected decrease in the value of its portfolio positions that might otherwise result from a market decline or currency exchange fluctuation. A Fund may do so either to hedge the value of its securities portfolio as a whole, or to protect against declines occurring prior to sales of securities in the value of the securities to be sold. In addition, a Fund may utilize futures contracts in anticipation of changes in the composition of its holdings or in currency exchange rates. Positions in futures contracts may be closed out only on an exchange which provides a secondary market for such futures. However, there can be no assurance that a liquid secondary market will exist for any particular futures contract at any specific time. Thus, it may not be possible to close a futures position. In the event of adverse price movements, the Fund would continue to be required to make daily cash payments to maintain its required margin. In such situations, if a Fund has insufficient cash, it may have to sell portfolio securities to meet daily margin requirements at a time when it may be disadvantageous to do so. In addition, a Fund may be required to make delivery of the instruments underlying futures contracts it holds. The inability to close options and futures positions also could have an adverse impact on a Fund's ability to effectively hedge.

     Successful use of futures by the Funds is also subject to an Adviser's or Sub-Adviser's ability to correctly predict movements in the direction of the market. For example, if a Fund has hedged against the possibility of a decline in the market adversely affecting securities held by it and securities prices increase instead, a Fund will lose part or all of the benefit to the increased value of its securities which it has hedged because it will have approximately equal offsetting losses in its futures positions. In addition, in some situations, if a Fund has insufficient cash, it may have to sell securities to meet daily variation margin requirements. Such sales of securities may be, but will not necessarily be, at increased prices which reflect the rising market. A Fund may have to sell securities at a time when it may be disadvantageous to do so.

     The risk of loss in trading futures contracts in some strategies can be substantial, due both to the low margin deposits required, and the extremely high degree of leverage involved in futures pricing. As a result, a relatively small price movement in a futures contract may result in immediate and substantial loss (as well as gain) to the investor. For example, if at the time of purchase, 10% of the value of the futures contract is deposited as margin, a subsequent 10% decrease in the value of the futures contract would result in a total loss of the margin deposit, before any deduction for the transaction costs, if the account were then closed out. A 15% decrease would result in a loss equal to 150% of the original margin deposit, before any deduction for the transaction costs, if the contract were closed out. Thus, a purchase or sale of a futures contract may result in losses in excess of the amount invested in the contract.

     Utilization of futures transactions by a Fund involves the risk of loss by a Fund of margin deposits in the event of bankruptcy of a broker with whom a Fund has an open position in a futures contract or related option.

     Most futures exchanges limit the amount of fluctuation permitted in futures contract prices during a single trading day. The daily limit establishes the maximum amount that the price of a futures contract may vary either up or down from the previous day's settlement price at the end of a trading session. Once the daily limit has been reached in a particular type of contract, no trades may be made on that day at a price beyond that limit. The daily limit governs only price movement, during a particular trading day and therefore does not limit potential losses, because the limit may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved to the daily limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and subjecting some futures traders to substantial losses.

     The trading of futures contracts is also subject to the risk of trading halts, suspensions, exchange or clearing house equipment failures, government intervention, insolvency of a brokerage firm or clearing house or other disruptions of normal trading activity, which could at times make it difficult to impossible to liquidate existing positions or to recover excess variation margin payments.

     RIGHTS OFFERINGS AND WARRANTS TO PURCHASE. The Stock Funds may participate in rights offerings and may purchase warrants, which are privileges issued by corporations enabling the owners to subscribe to and purchase a specified number of shares of the corporation at a specified price during a specified period of time. Subscription rights normally have a short life span to expiration. The purchase of rights or warrants involves the risk that the Fund could lose the purchase value of a right or warrant if the right to subscribe to additional shares is not exercised prior to the rights' and warrants' expiration. Also, the purchase of rights and/or warrants involves the risk that the effective price paid for the right and/or warrant added to the subscription price of the related security may exceed the value of the subscribed security's market price such as when there is no movement in the level of the underlying security.

     EXCHANGE-TRADED FUNDS. Each Stock Fund, Capital Manager Fund and the Prime Money Market Fund may invest in index-based exchange-traded funds, such as iShares(R) Trust and iShares,(R) Inc. ("iShares(R)*"). However, the Prime Money Market Fund does not intend to invest in exchange-traded funds.

     iShares(R) is a registered investment company unaffiliated with the Funds that offers several series of securities, each of which seeks to replicate the performance of a market index. Thus, investment in iShares(R) offers, among other things, an efficient means to achieve diversification in a particular industry that would otherwise only be possible through a series of transactions and numerous holdings. Although similar diversification benefits may be achieved through an investment in another investment company, exchange-traded funds generally offer greater liquidity and lower expenses. Because an exchange-traded fund charges its own fees and expenses, fund shareholders will indirectly bear these costs. The Funds will also incur brokerage commissions and related charges when purchasing shares in an exchange-traded fund in secondary market transactions. Unlike typical investment company shares, which are valued once daily, shares in an exchange-traded fund may be purchased or sold on a listed securities exchange throughout the trading day at market prices that are generally close to net asset value.

     Because exchange-traded funds are investment companies, investment in such funds would, absent exemptive relief, be limited under applicable Federal statutory provisions. Those provisions restrict a fund's investment in the shares of another investment company to up to 5% of its total assets (which may represent no more than 3% of the securities of such other investment company) and limit aggregate investments in all investment companies to 10% of total assets. The Funds may invest in iShares(R) in excess of the statutory limit in reliance on an exemptive order issued to that entity, provided that certain conditions are met.

     *iShares(R) is a registered trademark of Barclays Global Investors, N.A. ("BGI"). Neither BGI nor the iShares(R) Funds make any representations regarding the advisability of investing in an iShares(R) fund.

     INVESTMENT COMPANIES. Each Fund, except the U.S. Treasury Fund and the Funds of Funds, may, to the extent permitted by the 1940 Act, invest in the securities of unaffiliated money market mutual funds. Pursuant to exemptive relief granted by the SEC for each Fund, except the Prime Money Market Fund and the U.S. Treasury Fund, each Fund may invest in Shares of the Prime Money Market Fund and the U.S. Treasury Fund. In order to avoid the imposition of additional fees as a result of investments in Shares of the Prime Money Market Fund or the U.S. Treasury Fund, BB&T Asset Management (as adviser and administrator) and BISYS Fund Services (the "Sub-Administrator") will reduce that portion of their usual asset-based service fees from each investing Fund by an amount equal to their service fees from the Prime Money Market Fund or the U.S. Treasury Fund, that are attributable to those Fund investments. BB&T Asset Management will promptly forward such fees to the investing Funds. The Funds will incur additional expenses due to the duplication of expenses as a result of investing in securities of other unaffiliated money market mutual funds.

     In addition, the International Equity Fund may purchase shares of investment companies (which may include exchange-traded funds) investing primarily in foreign securities, including so-called "country funds." Country funds have portfolios consisting exclusively of securities of issuers located in one country.

     The Total Return Bond Fund may invest in investment companies that invest primarily in debt securities.

     CONVERTIBLE SECURITIES. The Total Return Bond Fund and the Stock Funds may invest in convertible securities. Convertible securities are fixed income-securities which may be exchanged or converted into a predetermined number of the issuer's underlying common stock at the option of the holder during a specified time period. Convertible securities may take the form of convertible preferred stock, convertible bonds or debentures, units consisting of "usable" bonds and warrants or a combination of the features of several of these securities. Convertible bonds and convertible preferred stocks are fixed-income securities that generally retain the investment characteristics of fixed-income securities until they have been converted, but also react to movements in the underlying equity securities. The holder is entitled to receive the fixed-income of a bond or the dividend preference of a preferred stock until the holder elects to exercise the conversion privilege. Usable bonds are corporate bonds that can be used in whole or in part, customarily at full face value, in lieu of cash to purchase the issuer's common stock. When owned as part of a unit along with warrants, which are options to buy the common stock, they function as convertible bonds, except that the warrants generally will expire before the bond's maturity. Convertible securities are senior to equity securities, and, therefore, have a claim to assets of the corporation prior to the holders of common stock in the case of liquidation. However, convertible securities are generally subordinated to similar non-convertible securities of the same company. The interest income and dividends from convertible bonds and preferred stocks provide a stable stream of income with generally higher yields than common stocks, but lower than non-convertible securities of similar quality.

     RESTRICTED SECURITIES. Each Fund of BB&T Funds (other than the U.S. Treasury Money Market Fund) may invest in commercial paper issued by corporations without registration under the Securities Act of 1933 (the "1933 Act") in reliance on the exemption in Section 3(a)(3), and commercial paper issued in reliance on the so-called "private placement" exemption in Section 4(2) ("Section 4(2) paper"). Section 4(2) paper is restricted as to disposition under the Federal securities laws in that any resale must similarly be made in an exempt transaction. Section 4(2) paper is normally resold to other institutional investors through or with the assistance of investment dealers which make a market in Section 4(2) paper, thus providing liquidity.

     Each Fund of BB&T Funds (other than the U.S. Treasury Money Market Fund) may purchase securities which are not registered under the 1933 Act but which can be sold to "qualified institutional buyers" in accordance with Rule 144A under the 1933 Act. These securities will not be considered illiquid so long as the Adviser or Sub-Adviser determines that an adequate trading market exists for the securities. This investment practice could have the effect of increasing the level of illiquidity in a Fund during any period that qualified institutional buyers become uninterested in purchasing these restricted securities.

     SECURITIES LENDING. In order to generate additional income, each Fund may, from time to time, lend its portfolio securities to broker-dealers, banks or institutional borrowers of securities which BB&T Asset Management and/or a Fund's respective Sub-Adviser has determined are creditworthy under guidelines established by BB&T Funds' Board of Trustees. BB&T Funds will employ one or more securities lending agents to initiate and affect securities lending transactions for BB&T Funds. While the lending of securities may subject a Fund to certain risks, such as delays or the inability to regain the securities in the event the borrower was to default on its lending agreement or enter into bankruptcy, the Fund will lend only on a fully collateralized basis in order to reduce such risk. During the time portfolio securities are on loan, the Fund is entitled to receive any dividends or interest paid on such securities. Additionally, cash collateral received will be invested on behalf of the Fund exclusively in money market instruments. While a Fund will not have the right to vote securities on loan, the Funds intend to terminate the loan and retain the right to vote if that is considered important with respect to the investment. Each Fund will restrict its securities lending to 33 1/3% of its total assets.

     CALLABLE SECURITIES. Certain fixed income securities invested in by the Bond Funds and the Money Market Funds are callable at the option of the issuer. Callable Securities are subject to Prepayment/Call risk.

     STRUCTURED PRODUCTS. One common type of security is a "structured" product. Structured products, such as structured notes, generally are individually negotiated agreements and may be traded over the counter. They are organized and operated to restructure the investment characteristics of the underlying security. This structuring involves the deposit with or purchase by an entity, such as a corporation or trust, of specified instruments (such as commercial bank loans) and the issuance by that entity of one or more classes of securities ("structured securities") backed by, or representing interests in, the underlying instruments. The cash flow on the underlying instruments may be apportioned among the newly issued structured securities to create securities with different investment characteristics, such as varying maturities, payment priorities and interest rate provisions, and the extent of such payments made with respect to structured securities is dependant on the extent of the cash flow of the underlying instruments. With respect to structured products, because structured securities typically involve no credit enhancement, their credit risk generally will be equivalent to that of the underlying instruments. Investments in structured securities age generally of a class that is either subordinated or unsubordinated to the right of payment of another class. Subordinated structured securities typically have higher yields and present greater risks than unsubordinated structured securities. Structured securities are typically sold in private placement transactions, and there is currently no active trading market for these securities.

INVESTMENT RESTRICTIONS

     Except as provided otherwise, the following investment restrictions may be changed with respect to a particular Fund only by a vote of a majority of the outstanding Shares of that Fund (as defined under "GENERAL INFORMATION - Miscellaneous" in this Statement of Additional Information).

THE PRIME MONEY MARKET FUND AND THE U.S. TREASURY FUND MAY NOT:

     1. Purchase securities of any issuer, other than obligations issued or guaranteed by the U.S. Government if, as a result, with respect to 75% of its portfolio, more than 5% of the value of the Fund's total assets would be invested in such issuer. In addition, although not a fundamental investment restriction (and therefore subject to change without shareholder vote), to the extent required by rules of the Securities and Exchange Commission, the Prime Money Market Fund and the U.S. Treasury Fund will apply this restriction to 100% of its portfolio, except that for the Prime Money Market Fund, 25% of the value of its total assets may be invested in any one issuer for a period of up to three business days.

     EACH TAXABLE BOND FUND MAY NOT:

     1. Purchase securities of any one issuer, other than obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities, if, immediately after such purchase with respect to 75% of its portfolio, more than 5% of the value of the Fund's total assets would be invested in such issuer. There is no limit as to the percentage of assets that may be invested in U.S. Treasury bills, notes, or other obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities.

     2. Purchase any securities that would cause 25% or more of the value of such Fund's total assets at the time of purchase to be invested in securities of one or more issuers conducting their principal business activities in the same industry, provided that (a) there is no limitation with respect to obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities and repurchase agreements secured by obligations of the U.S. Government or its agencies or instrumentalities; (b) wholly-owned finance companies will be considered to be in the industries of their parents if their activities are primarily related to financing the activities of their parents; and (c) utilities will be divided according to their services. For example, gas, gas transmission, electric and gas, electric, and telephone will each be considered a separate industry.

     EACH OF THE FUNDS OF FUNDS MAY NOT:

     1. Purchase any securities that would cause 25% or more of the value of such Fund's total assets at the time of purchase to be invested in securities of one or more issuers conducting their principal business activities in the same industry, provided that (a) there is no limitation with respect to obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities, repurchase agreements secured by obligations of the U.S. Government or its agencies or instrumentalities or securities issued by "regulated investment companies" as defined in the Internal Revenue Code of 1986, as amended (the "Code"); (b) wholly-owned finance companies will be considered to be in the industries of their parents if their activities are primarily related to financing the activities of their parents; and (c) utilities will be divided according to their services. For example, gas, gas transmission, electric and gas, electric, and telephone will each be considered a separate industry.

     2. Purchase securities of any one issuer, other than obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities or "regulated investment companies" as defined in the Code, if, immediately after such purchase, more than 5% of the value of the Fund's total assets would be invested in such issuer, or the Fund would hold more than 10% of any class of securities of the issuer or more than 10% of the outstanding voting securities of the issuer, except that up to 25% of the value of the Fund's total assets may be invested without regard to such limitations. There is no limit to the percentage of assets that may be invested in U.S. Treasury bills, notes, or other obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities.

     THE LARGE CAP VALUE FUND, THE LARGE CAP GROWTH FUND, THE SMALL CAP FUND, THE SMALL COMPANY GROWTH FUND, THE MID CAP GROWTH FUND, THE MID CAP VALUE FUND, AND THE SPECIAL OPPORTUNITIES EQUITY FUND MAY NOT:

     1. Purchase any securities that would cause 25% or more of the value of such Fund's total assets at the time of purchase to be invested in securities of one or more issuers conducting their principal business activities in the same industry, provided that (a) there is no limitation with respect to obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities and repurchase agreements secured by obligations of the U.S. Government or its agencies or instrumentalities; (b) wholly-owned finance companies will be considered to be in the industries of their parents if their activities are primarily related to financing the activities of their parents; and (c) utilities will be divided according to their services. For example, gas, gas transmission, electric and gas, electric, and telephone will each be considered a separate industry.

     2. Purchase securities of any one issuer, other than obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities, if, immediately after such purchase, more than 5% of the value of the Fund's total assets would be invested in such issuer, or the Fund would hold more than 10% of any class of securities of the issuer or more than 10% of the outstanding voting securities of the issuer, except that up to 25% of the value of the Fund's total assets may be invested without regard to such limitations. There is no limit to the percentage of assets that may be invested in U.S. Treasury bills, notes, or other obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities.

     THE INTERNATIONAL EQUITY FUND MAY NOT:

     1. Purchase securities of any one issuer (other than securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities or certificates of deposit for any such securities) if more than 5% of the value of the Fund's total assets would (taken at current value) be invested in the securities of such issuer, or more than 10% of the issuer's outstanding voting securities would be owned by the Fund, except that up to 25% of the value of the Fund's total assets may (taken at current value) be invested without regard to these limitations. For purposes of this limitation, a security is considered to be issued by the entity (or entities) whose assets and revenues back the security. A guarantee of a security shall not be deemed to be a security issued by the guarantors when the value of all securities issued and guaranteed by the guarantor, and owned by the Fund, does not exceed 10% of the value of the Fund's total assets.

     2. Purchase any securities which would cause 25% or more of the value of the Fund's total assets at the time of purchase to be invested in the securities of one or more issuers conducting their principal business activities in the same industry, provided that (a) there is no limitation with respect to (i) instruments issued (as defined in Investment Limitation No. 1 above) or guaranteed by the United States, any state, territory or possession of the United States, the District of Columbia or any of their authorities, agencies, instrumentalities or political subdivision, and (ii) repurchase agreements secured by the instruments described in clause (i); (b) wholly-owned finance companies will be considered to be in the industries of their parents if their activities are primarily related to financing the activities of the parents; and
(c) utilities will be divided according to their services; for example, gas, gas transmission, electric and gas, electric and telephone will each be considered a separate industry.

     3. Act as an underwriter of securities within the meaning of the Securities Act of 1933 except to the extent that the purchase of obligations directly from the issuer thereof, or the disposition of securities, in accordance with the Fund's investment objective, policies and limitations may be deemed to be underwriting.

     4. Write or sell unsecured put options, call options, straddles, spreads, or any combination thereof, except for transactions in options on securities, securities indices, futures contracts and options on futures contracts.

     THE INTERNATIONAL EQUITY FUND MAY:

     1. Purchase or sell real estate to the extent permitted by the Investment Company Act of 1940, or the rules or regulations thereunder as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretation of such statute, rules or regulations.

     2. Purchase or sell commodities, commodities contracts, or futures contracts to the extent permitted by the Investment Company Act of 1940, or the rules or regulations thereunder as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretation of such statute, rules or regulations.

     EACH OF THE FUNDS MAY:

     1. Borrow money or lend to the extent permitted by the Investment Company Act of 1940, or the rules or regulations thereunder as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretation of such statute, rules or regulations.

     2. Issue senior securities to the extent permitted by the Investment Company Act of 1940, or the rules or regulations thereunder as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretation of such statute, rules or regulations.

     THE KENTUCKY FUND, THE MARYLAND FUND, THE NORTH CAROLINA FUND, THE SOUTH CAROLINA FUND, THE VIRGINIA FUND, AND THE WEST VIRGINIA FUND MAY NOT:

     1. Write or sell puts, calls, straddles, spreads, or combinations thereof except that the Funds may acquire puts with respect to Tax-Exempt Obligations in their portfolios and sell those puts in conjunction with a sale of those Tax-Exempt Obligations.

     2. Purchase any securities which would cause 25% or more of the value of the Fund's total assets at the time of purchase to be invested in securities of one or more issuers conducting their principal business activities in the same industry, provided that (a) there is no limitation with respect to obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities and repurchase agreements secured by obligations of the U.S. Government or its agencies or instrumentalities, and (b) this limitation shall not apply to Tax-Exempt Obligations or governmental guarantees of Tax-Exempt Obligations. For purposes of this limitation, a security is considered to be issued by the government entity (or entities) whose assets and revenues back the security, or, with respect to a private activity bond that is backed only by the assets and revenues of a non-governmental user, such nongovernmental user.

     EACH FUND (EXCEPT THE INTERNATIONAL EQUITY FUND AND PRIME MONEY MARKET
FUND) MAY:

     1. Purchase or sell commodities, commodities contracts, or future contracts or real estate to the extent permitted by the Investment Company Act of 1940, or the rules or regulations thereunder as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretation of such statute, rules or regulations.

     The U.S. Treasury Fund may not buy common stocks or voting securities, or state, municipal, or private activity bonds. The U.S. Treasury Fund, the Kentucky Fund, the Maryland Fund, the North Carolina Fund, the South Carolina Fund, the Virginia Fund, the West Virginia Fund, the Short Fund, the Intermediate U.S. Government Fund and the Total Return Bond Fund may not write or purchase call options. Each of the Funds may not write put options. The U.S. Treasury Fund, the Short Fund, the Intermediate U.S. Government Fund and the Total Return Bond Fund may not purchase put options.

     THE PRIME MONEY MARKET FUND MAY NOT:

     1. Make investments that will result in the concentration of its investments in the securities of issuers primarily engaged in the same industry. Government securities, municipal securities and bank instruments will not be deemed to constitute and industry. Bank instruments include bank accounts, time deposits, certificates of deposit, and bankers' acceptances. As a matter of non-fundamental policy, (i) instruments of foreign banks will not be considered bank instruments for purposes of the above-described exclusion from the above industry concentration limit; (ii) wholly-owned finance companies will be considered to be in the industries of their parents if their activities are primarily related to financing the activities of the parents; and (iii) utilities will be divided according to their services, for example, gas, gas transmission, electric and gas, electric and telephone will be each considered a separate industry. For purposes of this limitation, a security is considered to be issued by the entity (or entities) whose assets and revenues back the security. A guarantee of a security is not deemed to be a security issued by the guarantor, for purposes of diversification, when the value of all securities issued and guaranteed by the guarantor, and owned by the Fund, does not exceed 10% of the value of the Fund's total assets.

     2. Underwrite securities except to the extent permitted by the Investment Company Act of 1940 or the rules or regulations thereunder, as such statutes, rules or regulations may be amended from time to time.

     3. Purchase or sell commodities, commodities contracts, futures contracts, or real estate except to the extent permitted by the Investment Company Act of 1940 or the rules or regulations thereunder, as such statutes, rules or regulations may be amended from time to time.

     Although the foregoing investment limitations would permit the Prime Money Market Fund to invest in options, futures contracts and options on futures contracts, the Fund does not currently intend to trade in such instruments or engage in such transactions during the next twelve months (except to the extent a portfolio security may be subject to a "demand feature" or "put" as permitted under SEC regulations for money market funds). Prior to making any such investments, the Prime Money Market Fund would notify its shareholders and add appropriate descriptions concerning the instruments and transactions to its Prospectus.

     THE EQUITY INCOME FUND MAY NOT:

     1. Concentrate investments in a particular industry or group of industries, as concentration is defined or interpreted under the Investment Company Act of 1940, or the rules or regulations thereunder, as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretations of such statute, rules or regulations.

     THE EQUITY INCOME FUND MAY:

     1. Purchase securities of any issuer only when consistent with the maintenance of its status as a diversified company under the Investment Company Act of 1940, or the rules or regulations thereunder, as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretations of such statute, rules or regulations.

     2. Underwrite securities to the extent permitted by the Investment Company Act of 1940, or the rules or regulations thereunder, as such statute, rules or regulations may be amended from time to time, or by regulatory guidance or interpretations of such statute, rules or regulations.

The Fundamental investment restrictions of the Equity Income Fund have been adopted to avoid wherever possible the necessity of shareholder meetings unless otherwise required by the 1940 Act. This recognizes the need to react quickly to changes in the law or new investment opportunities in the securities markets and the cost and time involved in obtaining shareholder approvals for diversely held investment companies. However, the Equity Income Fund has also adopted non-fundamental investment restrictions, set forth below, which in some instances may be more restrictive than its fundamental restrictions. Any changes in the Equity Income Fund's non-fundamental investment policies will be communicated to its Shareholders prior to effectiveness.

     1940 ACT RESTRICTIONS. Under the 1940 Act, and the rules, regulations, and interpretations thereunder, a "diversified company," as to 75% of its total assets, may not purchase securities of any issuer (other than obligations of, or guaranteed by, the U.S. Government, its agencies or its instrumentalities) if, as a result, more than 5% of the value of its total assets would be invested in the securities of such issuer or more than 10% of the issuer's voting securities would be held by the fund. "Concentration" is generally interpreted under the 1940 Act to be investing more than 25% of net assets in an industry or group of industries. The 1940 Act limits the ability of investment companies to borrow and lend money and to underwrite securities. The 1940 Act currently prohibits an open-end fund from issuing senior securities, as defined in the 1940 Act, except under very limited circumstances.

     The 1940 Act also limits the amount that a Fund may invest in other investment companies, prohibiting the Fund from (i) owning more than 3% of the total outstanding voting stock of a single other investment company; (ii) investing more than 5% of its total assets in the securities of a single other investment company; and (iii) investing more than 10% of its total assets in securities of all other investment companies. Pursuant to exemptive relief granted by the SEC to iShares(R) as well as procedures approved by the Board, the Equity Income Fund may invest in iShares(R) ETFs in excess of the 5% and 10% limits described in this paragraph, provided that the Equity Income Fund has described ETF investments in its prospectus and otherwise complies with the conditions of the exemptive relief, as they may be amended, and any other applicable investment limitations.

     Additionally, the 1940 Act limits a Fund's ability to borrow money, prohibiting a fund from issuing senior securities, except that it may borrow from any bank, provided that immediately after any such borrowing there is an asset coverage of at least 300% for all borrowings by a fund and provided further, that in the event that such asset coverage shall at any time fall below 300%, a fund shall, within three days thereafter or such longer period as the SEC may prescribe by rules and regulations, reduce the amount of its borrowings to such an extent that the asset coverage of such borrowing shall be at least 300%.

     The following investment restrictions are considered NON-FUNDAMENTAL and therefore may be changed by a vote of a majority of the Trustees of BB&T Funds:

     1. The Prime Money Market Fund and the U.S. Treasury Fund may not invest more than 10% of its net assets in illiquid securities.

     2. The Prime Money Market Fund and the U.S. Treasury Fund may not invest more than 10% of its net assets in instruments which are not readily marketable.

     3. If any percentage restriction described above is satisfied at the time of investment, a later increase or decrease in such percentage resulting from a change in net asset value will not constitute a violation of such restriction.

     4. All Funds except the Prime Money Market Fund may not purchase securities on margin, except that a Fund may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and a Fund may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.

     5. All Funds except the Prime Money Market Fund may not sell securities short (unless they own or have the right to obtain securities equivalent in kind and amount to the securities sold short), however that policy does not prevent the above Funds from entering into short positions in foreign currency, futures contracts, options, forward contracts, swaps, caps, floors, collars, and other financial instruments, and the Funds may obtain such short-term credits as are necessary for the clearance of portfolio transactions.

     6. The Equity Income Fund may not purchase or sell real estate, real estate limited partnership interests, and commodities or commodities contracts (except that the Equity Income Fund may invest in futures contracts and options on futures contracts, as disclosed in the applicable Prospectus). However, subject to its permitted investments, the Equity Income Fund may invest in companies which invest in real estate, securities or loans secured by interests in real estate, commodities or commodities contracts.

     7. The Equity Income Fund may not borrow money or issue senior securities, except that the Equity Income Fund may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Equity Income Fund may enter into reverse repurchase agreements for temporary emergency purposes in amounts up to 33 1/3% of the value of its total assets at the time of such borrowing.

     8. Each Fund except the Money Market Funds may not invest more than 15% of its net assets in "illiquid" securities, which include securities with legal or contractual restrictions on resale or for which no readily available market exists but exclude such securities if resalable pursuant to Rule 144A under the Securities Act.


     For purposes of the concentration policies described above, the Funds do not consider exchange-traded funds to constitute an "industry." Rather, the Funds will "look-through" investments in exchange-traded funds to the underlying securities held by such exchange-traded funds when determining fund exposure to a particular industry.


PORTFOLIO TURNOVER

     The portfolio turnover rate for each Fund of BB&T Funds is calculated by dividing the lesser of a Fund's purchases or sales of portfolio securities for the year by the monthly average value of the portfolio securities. The calculation excludes all securities whose maturities at the time of acquisition were one year or less.

     For the fiscal years ended September 30, 2005 and September 30, 2004, the portfolio turnover rates for each of the Funds with a full year of operations in the subject fiscal years (other than the Money Market Funds) were as follows:


                    FUND                      2005 (%)   2004 (%)
                    ----                      --------   --------
Large Cap Value Fund.......................     19.50      16.40
Large Cap Growth Fund......................     62.78     127.47
Mid Cap Value Fund.........................    126.99      19.17
Mid Cap Growth Fund........................     92.74     138.61
Small Cap Fund.............................      8.39      11.25
Small Company Growth Fund..................     81.37     211.60
International Equity Fund..................     44.96      50.68
Special Opportunities Equity Fund..........     30.38      32.06
Equity Income Fund*........................     39.65       1.65
Short U.S. Government Fund.................     33.67      62.59
Intermediate U.S. Government Fund..........    107.04      98.35
Total Return Bond Fund.....................    173.74      31.95
Kentucky Fund..............................     37.50      24.78
Maryland Fund..............................     44.67      55.18
North Carolina Fund........................     60.84      67.80
South Carolina Fund........................     56.03      32.63
Virginia Fund..............................     48.04      45.07
West Virginia Fund.........................     32.10      16.24
Prime Money Market Fund....................        NA         NA
U.S. Treasury Money Market Fund............        NA         NA
Capital Manager Conservative Growth Fund...     52.50       2.47
Capital Manager Moderate Growth Fund.......     37.83       0.17
Capital Manager Growth Fund................     26.22       0.19
Capital Manager Equity Fund................      2.14       3.10


----------
*    Equity Income Fund commenced operations on July 2, 2004

     High turnover rates will generally result in higher transaction costs to the Funds and may result in higher levels of taxable realized gains (including short-term taxable gains generally taxed at ordinary income tax rates) to a Fund's shareholders. The portfolio turnover rate may vary greatly from year to year as well as within a particular year, and may also be affected by cash requirements for redemptions of Shares. A higher portfolio turnover rate for each Fund of BB&T Funds other than the U.S. Treasury Fund may lead to increased taxes and transaction costs. Portfolio turnover will not be a limiting factor in making investment decisions. See "Additional Tax Information."

     Because the U.S. Treasury Fund and the Prime Money Market Fund intend to invest entirely in securities with maturities of less than one year and because the Securities and Exchange Commission requires such securities to be excluded from the calculation of the portfolio turnover rate, the portfolio turnover with respect to each of the Money Market Fund was zero percent for the fiscal years ended September 30, 2005 and September 30, 2004, and is expected to remain zero percent for regulatory purposes.

                                    VALUATION

     The net asset value of each of the Funds, other than the Money Market Funds, is determined and its Shares are priced as of the close of regular trading of the New York Stock Exchange (generally 4:00 p.m. Eastern Time) on each Business Day ("Valuation Time"). As used herein a "Business Day" constitutes any day on which the New York Stock Exchange (the "NYSE") is open for trading and any other day (other than a day on which no Shares are tendered for redemption and no orders to purchase Shares are received) during which there is sufficient trading in a Fund's portfolio securities that a Fund's net asset value per Share might be materially affected. Currently, the NYSE is closed on the customary national business holidays of New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. The net asset value of the Prime Money Market Fund and the U.S. Treasury Fund is determined and their Shares are priced as of 3:00 p.m., on each day that the NYSE and the Federal Reserve are open. The Prime Money Market Fund and the U.S. Treasury Fund will be closed on weekends and days on which the NYSE or the federal reserve is closed, including the following holidays: New Year's day, Martin Luther King Jr. day, President's day, Good Friday, Memorial day, the Fourth of July, Labor day, Christopher Columbus day, Veterans day, Thanksgiving and Christmas day.

VALUATION OF THE MONEY MARKET FUNDS

     The U.S. Treasury Fund and the Prime Money Market Fund have elected to use the amortized cost method of valuation pursuant to Rule 2a-7 under the 1940 Act. This involves valuing an instrument at its cost initially and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the value of the instrument. This method may result in periods during which value, as determined by amortized cost, is higher or lower than the price the U.S. Treasury Fund and the Prime Money Market Fund would receive if it sold the instrument. The value of securities in the U.S. Treasury Fund and the Prime Money Market Fund can be expected to vary inversely with changes in prevailing interest rates.

     Pursuant to Rule 2a-7, each Money Market Fund will maintain a dollar-weighted average portfolio maturity appropriate to its objective of maintaining a stable net asset value per Share, provided that the Fund will not purchase any security with a remaining maturity of more than 397 days (securities subject to maturity dates) nor maintain a dollar-weighted average portfolio maturity which exceeds 90 days. BB&T Funds' Board of Trustees has also undertaken to establish procedures reasonably designed, taking into account current market conditions and each Money Market Fund's investment objective, to stabilize the net asset value per Share of each Money Market Fund for purposes of sales and redemptions at $1.00. These procedures include review by the Trustees, at such intervals as they deem appropriate, to determine the extent, if any, to which the net asset value per Share of the Money Market Fund calculated by using available market quotations deviates from $1.00 per Share (the "Mark to Market"). In performing the Mark to Market, securities for which market quotations are not readily available and other assets will be valued at fair value and may include yield equivalents or a price produced through use of a pricing matrix provided by a national pricing service approved by the Board.

     In the event such deviation exceeds one-half of one percent, Rule 2a-7 requires that the Board of Trustees promptly consider what action, if any, should be initiated. If the Trustees believe that the extent of any deviation from a Money Market Fund's $1.00 amortized cost price per Share may result in material dilution or other unfair results to new or existing investors, they will take such steps as they consider appropriate to eliminate or reduce to the extent reasonably practicable any such dilution or unfair results. These steps may include selling portfolio instruments prior to maturity, shortening the average portfolio maturity, withholding or reducing dividends, reducing the number of the Fund's outstanding Shares without monetary consideration, or utilizing a net asset value per Share determined by using available market quotations.

VALUATION OF THE BOND FUNDS, THE STOCK FUNDS AND THE FUNDS OF FUNDS

     Except as noted below, investments of the Stock Funds, Bond Funds, and Funds of Funds of the Trust in securities the principal market for which is a securities exchange or an over-the-counter market are valued at their latest available sale price (except for those securities traded on NASDAQ, which will be valued at the NASDAQ Official Closing Price) or, absent such a price, by reference to the latest available bid price in the principal market in which such securities are normally traded. Except as noted below, investments of the International Equity Fund in securities the principal market for which is a securities exchange are valued at the closing price on that exchange on the day of computation.

     With regard to each of the above-mentioned Funds, securities the principal market for which is not a securities exchange are valued at their latest bid quotation in such principal market. Securities and other assets for which quotations are not readily available are valued at their fair value as determined by the BB&T Fund's Pricing Committee in their best judgment pursuant to procedures established by and under the general supervision of the Board of Trustees and may include yield equivalents or a price produced through use of a pricing matrix provided by a national pricing service approved by the Board. The Pricing Committee, as designated by the Board of Trustees, is comprised of employees of the Adviser and/or its affiliates. Pricing determinations require an affirmative vote of a majority of the Pricing Committee.

     Short-term securities are valued at either amortized cost or original cost plus interest, which approximates current value. Repurchase Agreements are valued at original cost. Open ended mutual fund investments will be valued at the most recently calculated net asset value. Closed end mutual funds are valued at their market values based upon the latest available sale price or, absent such a price, by reference to the latest available bid prices in the principal market in which such securities are normally traded.

     The value of a foreign security is determined in its national currency as of the close of trading on the foreign exchange or other principal market on which it is traded, which value is then converted into its U.S. dollar equivalent at the prevailing foreign rate reported by FT Interactive Data Corporation as the closing rate for that date. When an occurrence subsequent to the time a value of a foreign security was so established is likely to have changed the value, then the fair value of those securities will be determined by consideration of other factors by the Pricing Committee.

     Securities for which market quotations are readily available will be valued on the basis of quotations provided by dealers in such securities or furnished through a national pricing service approved by the Board of Trustees. Securities for which market quotations are not readily available and other assets will be valued at fair value using methods determined in good faith by the Pricing Committee under the supervision of the Trustees and may include yield equivalents or a price produced through use of a pricing matrix provided by a national pricing service approved by the Board.

                 ADDITIONAL PURCHASE AND REDEMPTION INFORMATION

     Each class of Shares of each Fund of BB&T Funds are sold on a continuous basis by BB&T Funds Distributor, Inc. In addition to purchasing Shares directly from BB&T Funds Distributor, Inc., Class A, Class B, Class C, or Institutional Shares may be purchased through procedures established by BB&T Funds Distributor, Inc. in connection with the requirements of accounts at BB&T, or BB&T's affiliated or correspondent banks. Customers purchasing Shares of BB&T Funds may include officers, directors, or employees of BB&T or BB&T's affiliated or correspondent banks.

PURCHASE OF CLASS A, CLASS B, AND CLASS C SHARES

     As stated in the Class A, Class B, and Class C Prospectus, the public offering price of Class A Shares of a Fund, except the U.S. Treasury Fund and the Prime Money Market Fund, is its net asset value next computed after an order is received, plus a sales charge which varies based upon the quantity purchased. The public offering price of such Class A Shares of a Fund is calculated by dividing net asset value by the difference (expressed as a decimal) between 100% and the sales charge percentage of offering price applicable to the purchase. The offering price is rounded to two decimal places each time a computation is made. The sales charge scale set forth in the Class A, Class B, and Class C Prospectus applies to purchases of Class A Shares of such a Fund by a Purchaser.

     Shares of the U.S. Treasury Fund and the Prime Money Market Fund and Class B Shares and Class C Shares of each Fund offering such Shares are sold at their net asset value per share, as next computed after an order is received. However, as discussed in the Class A, Class B, and Class C Prospectus, the Class B Shares and Class C Shares are subject to a Contingent Deferred Sales Charge if they are redeemed prior to the sixth and first anniversary of purchase, respectively. Investors purchasing Shares of the U.S. Treasury Fund and the Prime Money Market Fund are generally required to purchase Class A or Institutional Shares, since such Shares are not subject to any initial sales charge or contingent deferred sales charge. Shareholders investing directly in Class B Shares of the U.S. Treasury Money Market Fund or the Prime Money Market Fund as opposed to Shareholders obtaining Class B Shares of the U.S. Treasury Money Market Fund or the Prime Money Market Fund upon an exchange of Class B Shares of any of the other Funds, will be requested to participate in the Auto Exchange and to set the time and amount of their regular, automatic withdrawals in such a way that all of their Class B Shares have been withdrawn from the U.S. Treasury Money Market Fund or the Prime Money Market Fund, within two years of purchase. Such Class B shares may be exchanged for Class B Shares of any other Fund through the Auto Exchange (see "Auto Exchange Plan").

     An order to purchase Class A Shares of the Prime Money Market Fund or the U.S. Treasury Fund will be deemed to have been received by the Distributor only when federal funds with respect thereto are available to BB&T Funds' custodian for investment. Federal funds are monies credited to a bank's account within a Federal Reserve Bank. Payment for an order to purchase Shares of the Prime Money Market Fund or the U.S. Treasury Fund which is transmitted by federal funds wire will be available the same day for investment by BB&T Funds' custodian, if received prior to the last Valuation Time (see "VALUATION OF SHARES"). It is strongly recommended that investors of substantial amounts use federal funds to purchase Shares of the Prime Money Market Fund or the U.S. Treasury Fund.

     Shares of the Prime Money Market Fund or the U.S. Treasury Fund purchased before 12:00 noon, Eastern Time, begin earning dividends on the same Business Day. All Shares of the Prime Money Market Fund or the U.S. Treasury Fund continue to earn dividends through the day before their redemption.

     Shares of a Fund sold to Participating Organizations acting in a fiduciary, advisory, custodial, or other similar capacity on behalf of Customers will normally be held of record by the Participating Organizations. With respect to Shares so sold, it is the responsibility of the Participating Organization to transmit purchase or redemption orders to the Distributor and to deliver federal funds for purchase on a timely basis. Beneficial ownership of the Shares will be recorded by the Participating Organizations and reflected in the account statements provided by the Participating Organizations to Customers. Depending upon the terms of a particular Customer account, a Participating Organization or Bank may charge a Customer's account fees for services provided in connection with investment in the Funds.

     In the case of orders for the purchase of Shares placed through a broker-dealer, the public offering price will be the net asset value as so determined plus any applicable sales charge, but only if the broker-dealer receives the order prior to the Valuation Time for that day and transmits to BB&T Funds by the Valuation Time. The broker-dealer is responsible for transmitting such orders promptly. If the broker-dealer fails to do so, the investor's right to that day's closing price must be settled between the investor and the broker-dealer. If the broker-dealer receives the order after the Valuation Time for that day, the price will be based on the net asset value determined as of the Valuation Time for the next Business Day.

     Every Shareholder will be mailed a confirmation of each new transaction in the Shareholder's account. In the case of Class A, Class B, and Class C Shares held of record by a Participating Organization but beneficially owned by a Customer, confirmations of purchases, exchanges and redemptions of Class A, Class B, and Class C Shares by a Participating Organization will be sent to the Customer by the Participating Organization. Certificates representing Shares will not be issued.

     AUTO INVEST PLAN. BB&T Funds Auto Invest Plan enables Shareholders to make regular purchases of Class A, Class B, and Class C Shares through automatic deduction from their bank accounts. With Shareholder authorization, BB&T Funds' transfer agent will deduct the amount specified (subject to the applicable minimums) from the Shareholder's bank account and will automatically invest that amount in Class A, Class B, or Class C Shares at the public offering price on the date of such deduction.

     For a Shareholder to change the Auto Invest instructions or to discontinue the feature, the request must be made in writing to BB&T Funds, P.O. Box 182533, Columbus, OH 43218-2533. The Auto Invest Plan may be amended or terminated without notice at any time by the Distributor.

     BB&T FUNDS INDIVIDUAL RETIREMENT ACCOUNT ("IRA"). A BB&T Funds IRA enables individuals, even if they participate in an employer-sponsored retirement plan, to establish their own retirement program by purchasing Class A, Class B, or Class C Shares for an IRA. BB&T Funds IRA contributions may be tax-deductible and earnings are tax deferred. Under the Tax Reform Act of 1986 and Taxpayer Relief Act of 1997, the tax deductibility of IRA contributions is restricted or eliminated for individuals who participate in certain employer pension plans and whose annual income exceeds certain limits. Existing IRAs and future contributions up to the IRA maximums, whether deductible or not, still earn income on a tax-deferred basis.

     All BB&T Funds IRA distribution requests must be made in writing to BISYS Fund Services. Any additional deposits to a BB&T Funds IRA must distinguish the type and year of the contribution.

     For more information on a BB&T Funds IRA call BB&T Funds at (800) 228-1872. Investment in Shares of the Tax-Free Bond Funds would not be appropriate for any IRA. Shareholders are advised to consult a tax adviser on BB&T Funds IRA contribution and withdrawal requirements and restrictions.

SALES CHARGES

     As BB&T Funds' principal underwriter, BB&T Funds Distributor, Inc. acts as principal in selling Class A, Class B, and Class C Shares of the Funds to dealers. BB&T Funds Distributor, Inc. re-allows the applicable sales charge as dealer discounts and brokerage commissions. The Distributor pays each dealer all of the sales charge it receives. As a result, broker-dealer that sell shares of BB&T Funds may receive more revenue from the sale of BB&T Funds than from the sale of other mutual funds offered by such firms. Under federal securities laws, a broker or dealer who receives a reallowance in excess of 90% of the sales charge may be deemed to be an "underwriter" for purposes of the 1933 Act. From time to time dealers who receive dealer discounts and broker commissions from the Distributor may reallow all or a portion of such dealer discounts and broker commissions to other dealers or brokers.


     The Distributor, at its expense, will also provide additional compensation to dealers in connection with sales of Class A Shares of any Fund of the BB&T Funds. The maximum cash compensation payable by the Distributor is 5.75% of the public offering price of Class A Shares. In addition, the Adviser may provide financial assistance to financial intermediaries (including, but not limited to, broker dealers, shareholder servicing agents, and financial advisors) in connection with conferences, sales or training programs for their employees, seminars for the public, advertising campaigns regarding one or more of the Funds, and/or broker dealer-sponsored special events. Financial intermediaries may not use sales of a Fund's Shares to qualify for this compensation to the extent such may be prohibited by the laws of any state or any self-regulatory agency, such as the National Association of Securities Dealers, Inc. Financial intermediaries are not permitted to delay the placement of orders to benefit themselves by a price change.


CLASS A SHARES

     Class A Shares are sold at their public offering price. This price equals NAV plus the initial sales charge, if applicable. Therefore, part of the money you invest will be used to pay the sales charge. The remainder is invested in Fund shares. The sales charge decreases with larger purchases. There is no sales charge on reinvested dividends and distributions.

     The current sales charge rates are as follows:

     FOR THE STOCK FUNDS, FUNDS OF FUNDS, INTERMEDIATE U.S. GOVERNMENT FUND, AND TOTAL RETURN BOND FUND

                           SALES CHARGE      SALES CHARGE      COMMISSION
                             AS A % OF        AS OF % OF        AS A % OF
YOUR INVESTMENT           OFFERING PRICE   YOUR INVESTMENT   OFFERING PRICE
---------------           --------------   ---------------   --------------
Up to $49,999                  5.75%            6.10%             5.75%
$50,000 to $99,999             4.50%            4.71%             4.50%
$100,000 up to $249,999        3.50%            3.63%             3.50%
$250,000 up to $499,999        2.50%            2.56%             2.50%
$500,000 up to $999,999        2.00%            2.04%             2.00%
$1,000,000 and above(1)        0.00%            0.00%             0.00%

                 FOR THE TAX-FREE BOND FUNDS AND THE SHORT FUND

                           SALES CHARGE      SALES CHARGE      COMMISSION
                             AS A % OF        AS OF % OF        AS A % OF
YOUR INVESTMENT           OFFERING PRICE   YOUR INVESTMENT   OFFERING PRICE
---------------           --------------   ---------------   --------------
Up to $49,999                  3.00%            3.09%             3.00%
$50,000 to $99,999             2.50%            2.56%             2.50%
$100,000 up to $249,999        2.00%            2.04%             2.00%
$250,000 up to $499,999        1.50%            1.52%             1.50%
$500,000 up to $999,999        1.00%            1.01%             1.00%
$1,000,000 and above(1)        0.00%            0.00%             0.00%

----------
(1) There is no initial sales charge on purchases of $1 million or more. However, a contingent deferred sales charge (CDSC) of up to 1.00% of the purchase price will be charged to the shareholder if shares are redeemed in the first year after purchase. This charge will be based on the lower of your cost for the shares or their NAV at the time of redemption. There will be no CDSC on reinvested distributions. For sales of over $1 million or more, the Distributor pays broker-dealers out of its own assets, a fee of up to 1% of the offering price of such shares up to $2.5 million, 0.5% of the offering price from $2.5 million to $5 million, and 0.25% of the offering price over $5 million.

     FOR THE MONEY MARKET FUNDS

     No sales charges.

     The sales charges set forth in the table above are applicable to purchases made at one time by any purchaser (a "Purchaser"), which includes: (i) an individual, his or her spouse and children under the age of 21; (ii) a trustee or other fiduciary of a single trust estate or single fiduciary account; or
(iii) any other organized group of persons, whether incorporated or not, provided that such organization has been in existence for at least six months and has some purpose other than the purchase of redeemable securities of a registered investment company. In order to qualify for a lower sales charge, all orders from a Purchaser will have to be placed through a single investment dealer and identified at the time of purchase as originating from the same Purchaser, although such orders may be placed into more than one discrete account which identifies the Purchasers.

     In determining whether a particular redemption is subject to a Contingent Deferred Sales Charge, it is assumed that the redemption is first of any Class A Shares, then of any Class C Shares, and then of any Class B Shares in the Shareholder's Fund account, (unless the Shareholder elects to redeem in a different order) or Shares representing capital appreciation, next of Shares acquired pursuant to reinvestment of dividends and capital gain distributions, and finally of other Shares held by the Shareholder for the longest period of time. This method should result in the lowest possible sales charge.

SALES CHARGE REDUCTIONS AND WAIVERS

     Certain sales of Class A Shares are made without a sales charge, as described in the Class A, Class B, and Class C Prospectus under the caption "Sales Charge Waivers," to promote goodwill with employees and others with whom BB&T Funds Distributor, Inc., BB&T and/or BB&T Funds have business relationships, and because the sales effort, if any, involved in making such sales is negligible.

     LETTER OF INTENT. Any Purchaser may obtain a reduced sales charge by means of a written Letter of Intent which expresses the intention of such Purchaser to invest a certain amount in Class A Shares of any of the Variable NAV Funds, i.e., those Funds which charge a sales charge, within a period of 13 months. Each purchase of Shares under a Letter of Intent will be made at the public offering price plus the sales charge applicable at the time of such purchase to a single transaction of the total dollar amount indicated in the Letter of Intent. A Letter of Intent may include purchases of Class A Shares made not more than 90 days prior to the date such Purchaser signs a Letter of Intent; however, the 13-month period during which the Letter of Intent is in effect will begin on the date of the earliest purchase to be included. When a purchaser enters into a Letter of Intent which includes shares purchased prior to the date of the Letter of Intent, the sales charge will be adjusted and used to purchase additional Shares of the Fund at the then current public offering price at the end of the 13 month period. This program may be modified or eliminated at any time or from time to time by BB&T Funds without notice.

     A Letter of Intent is not a binding obligation upon the investor to purchase the full amount indicated. The minimum initial investment under a Letter of Intent is 5% of such amount. Class A Shares purchased with the first 5% of such amount will be held in escrow (while remaining registered in the name of the investor) to secure payment of the higher sales charge applicable to the Class A Shares actually purchased if the full amount indicated is not purchased, and such escrowed Class A Shares will be involuntarily redeemed to pay the additional sales charge, if necessary. Dividends on escrowed Class A Shares, whether paid in cash or reinvested in additional Class A Shares are not subject to escrow. The escrowed Class A Shares will not be available for disposal by the investor until all purchases pursuant to the Letter of Intent have been made or the higher sales charge has been paid. When the full amount indicated has been purchased, the escrow will be released. To the extent that an investor purchases more than the dollar amount indicated on the Letter of Intent and qualifies for a further reduced sales charge, the sales charge will be adjusted for the entire amount purchased at the end of the 13-month period. The difference in sales charges will be used to purchase additional Class A Shares subject to the rate of sales charge applicable to the actual amount of the aggregate purchases at the net asset value next calculated.

     For further information, interested investors should contact the Distributor. Letter of Intent privileges may be amended or terminated without notice at any time by the Distributor.

     CONCURRENT PURCHASES AND RIGHT OF ACCUMULATION. A Purchaser (as defined above) may qualify for a reduced sales charge by combining concurrent purchases of Class A Shares of one or more of the Variable NAV Funds or by combining a current purchase of Class A Shares of a Variable NAV Fund with prior purchases of Shares of any Variable NAV Fund. The applicable sales charge is based on the sum of (i) the Purchaser's current purchase of Class A Shares of any Variable NAV Fund sold with a sales charge plus (ii) the then current net asset value of all Class A Shares held by the Purchaser in any Variable NAV Fund. To receive the applicable public offering price pursuant to the right of accumulation, Shareholders must at the time of purchase provide the Transfer Agent or the Distributor with sufficient information to permit confirmation of qualification. Accumulation privileges may be amended or terminated without notice at any time by the Distributor.

     Proceeds from the Contingent Deferred Sales Charge and the distribution and Shareholder service fees under the Distribution Plan are payable to the Distributor to defray the expenses of advance brokerage commissions and expenses related to providing distribution-related and Shareholder services to the Fund in connection with the sale of the Class B and Class C Shares, such as the payment of compensation to dealers and agents selling Class B and Class C Shares. A dealer commission of 4.00% of the original purchase price of the Class B Shares of the Fund and of 1.00% of the original purchase price of the Class C Shares of the Fund will be paid to financial institutions and intermediaries. However, the Distributor may, in its sole discretion, pay a higher dealer commission at its sole discretion.

     CLASS B SHARES AND CLASS C SHARES. The Contingent Deferred Sales Charge is waived on redemption of Shares: (i) following the death or disability (as defined in the Code) of a Shareholder or a participant or beneficiary of a qualifying retirement plan if redemption is made within one year of such death or disability; (ii) to the extent that the redemption represents a minimum required distribution from an Individual Retirement Account or other qualifying retirement plan to a Shareholder who has attained the age of 70 1/2; (iii) provided that the Shareholder withdraws no more than 12% of the account value annually using the Auto Withdrawal Plan Feature; and (iv) for Investors who purchased Class B Shares of the Prime and Money Market Fund or Class B Shares of the U.S. Treasury Fund through the Cash Sweep Program at BB&T Treasury Services Division. A Shareholder or his or her representative should contact the Transfer Agent to determine whether a retirement plan qualifies for a waiver and must notify the Transfer Agent prior to the time of redemption if such circumstances exist and the Shareholder is eligible for this waiver. In addition, the following circumstances are not deemed to result in a "redemption" of Class B or Class C Shares for purposes of the assessment of a Contingent Deferred Sales Charge, which is therefore waived: (i) plans of reorganization of the Fund, such as mergers, asset acquisitions and exchange offers to which the Fund is a party; and (ii) exchanges for Class B or Class C Shares of other Funds of BB&T Funds as described under "Exchange Privilege."

     For purposes of conversion to Class A Shares, shares received as dividends and other distributions paid on Class B Shares in a Shareholder's Fund account will be considered to be held in a separate sub-account. Each time any Class B Shares in a Shareholder's Fund account (other than those in the sub-account) convert to Class A Shares, a pro-rata portion of the Class B Shares in the sub-account will also convert to Class A Shares.

     If a Shareholder effects one or more exchanges among Class B Shares of the Funds of BB&T Funds during the eight-year period, BB&T Funds will aggregate the holding periods for the shares of each Fund of BB&T Funds for purposes of calculating that eight-year period. Because the per share net asset value of the Class A Shares may be higher than that of the Class B Shares at the time of conversion, a Shareholder may receive fewer Class A Shares than the number of Class B Shares converted, although the dollar value will be the same.

EXCHANGE PRIVILEGE

     CLASS A. Only residents of Kentucky, Maryland, North Carolina, South Carolina, Virginia, and West Virginia may exchange their Class A Shares of the other Funds for Class A Shares of the Kentucky Fund, the Maryland Fund, the North Carolina Fund, the South Carolina Fund, the Virginia Fund, and the West Virginia Fund, respectively.

     If Class A Shares of the Prime Money Market Fund or the U.S. Treasury Fund were acquired in a previous exchange involving Shares of a Variable NAV Fund, then such Shares of the Prime Money Market Fund or the U.S. Treasury Fund may be exchanged for Shares of a Variable NAV Fund without payment of any additional sales load within a twelve month period. Under such circumstances, the Shareholder must notify the Distributor that a sales load was originally paid. Depending upon the terms of a particular Customer account, a Participating Organization may charge a fee with regard to such an exchange. Information about such charges will be supplied by the Participating Organization.

     CLASS B. Class B Shares of each Fund may be exchanged for Class B Shares of the other Funds on the basis of relative net asset value per Class B Share, without the payment of any Contingent Deferred Sales Charge which might otherwise be due upon redemption of the outstanding Class B Shares.

     For purposes of computing the Contingent Deferred Sales Charge that may be payable upon a disposition of the newly acquired Class B Shares, the holding period for outstanding Class B Shares of the Fund from which the exchange was made is "tacked" to the holding period of the newly acquired Class B Shares. For purposes of calculating the holding period applicable to the newly acquired Class B Shares, the newly acquired Class B Shares shall be deemed to have been issued on the date of receipt of the Shareholder's order to purchase the outstanding Class B Shares of the Fund from which the exchange was made.

     CLASS C. Class C Shares of each Fund may be exchanged for Class C Shares of the other Funds on the basis of relative net asset value per Class B Share, without the payment of any Contingent Deferred Sales Charge which might otherwise be due upon redemption of the outstanding Class C Shares.

     For purposes of computing the Contingent Deferred Sales Charge that may be payable upon a disposition of the newly acquired Class C Shares, the holding period for outstanding Class C Shares of the Fund from which the exchange was made is "tacked" to the holding period of the newly acquired Class C Shares. For purposes of calculating the holding period applicable to the newly acquired Class C Shares, the newly acquired Class C Shares shall be deemed to have been issued on the date of receipt of the Shareholder's order to purchase the outstanding Class C Shares of the Fund from which the exchange was made.

     ADDITIONAL INFORMATION. An exchange is considered a sale of Shares and will result in a capital gain or loss for federal income tax purposes, which, in general, is calculated by netting the Shareholder's tax cost (or "basis") in the Shares surrendered and the value of the Shares received in the exchange. If a Shareholder exchanges Class A Shares within 90 days of acquiring them and if a sales charge is waived on the exchange, for purposes of measuring the capital gain or loss on the exchange, the Shareholder's basis in the surrendered Shares is reduced by the lesser of (i) the sales charge paid for the surrendered shares or (ii) the amount of the sales charge that is waived on the exchange.

     If not selected on the Account Registration form, the Shareholder will automatically receive Exchange privileges. A Shareholder wishing to exchange Class A, Class B, or Class C Shares purchased through a Participating Organization or Bank may do so by contacting the Participating Organization or Bank. If an exchange request in good order is received by the Distributor or the Transfer Agent by 12:00 noon (Eastern Time) on any Business Day, the exchange usually will occur on that day.

MATTERS AFFECTING REDEMPTION

     REDEMPTION BY MAIL. A written request for redemption must be received by BB&T Funds in order to constitute a valid tender for redemption from an Individual Retirement Account ("IRA"). Also, the signature on the written request must be guaranteed by a bank, broker, dealer, credit union, securities exchange, securities association, clearing agency or savings association, as those terms are defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 if (a) a redemption check is to be payable to anyone other than the Owner(s) of record or (b) a redemption check is to be mailed to the Owner(s) at an address other than the address of record or (c) the Owner(s) address of record has changed within the last ten business days or (d) the redemption proceeds are being transferred to another Fund account with a different registration or (e) the redemption proceeds are being wired to bank instructions currently not on the account. The Distributor reserves the right to reject any signature guarantee if (1) it has reason to believe that the signature is not genuine, (2) it has reason to believe that the transaction would otherwise be improper, or (3) the guarantor institution is a broker or dealer that is neither a member of a clearing corporation nor maintains net capital of at least $100,000. Proceeds may be mailed to the address of record or sent electronically or mailed to a previously designated bank account without a signature guarantee. See "Redemption by Telephone" for further discussion on sending proceeds to your bank account.

     REDEMPTION BY TELEPHONE. Shares may be redeemed by telephone if the Shareholder selected that option on the Account Registration Form. A Shareholder may have the proceeds mailed to the address of record or sent electronically or mailed directly to a domestic commercial bank account previously designated by the Shareholder on the Account Registration Form. Under most circumstances, such payments will be transmitted on the next Business Day following receipt of a valid request for redemption. Such electronic redemption requests may be made by the Shareholder by telephone to the Transfer Agent. The Transfer Agent may reduce the amount of a wire redemption payment by its then-current wire redemption charge. Such charge is currently being waived. There is no charge for having payment of redemption requests mailed or sent via the Automated Clearing House to a designated bank account. For telephone redemptions, call BB&T Funds at (800) 228-1872. If not selected on the Account Registration form, the Shareholder will automatically receive telephone redemption privileges. None of the Distributor, BB&T Funds' transfer agent, BB&T or BB&T Funds will be liable for any losses, damages, expense or cost arising out of any telephone transaction (including exchanges and redemptions) effected in accordance with BB&T Funds' telephone transaction procedures, upon instructions reasonably believed to be genuine. BB&T Funds will employ procedures designed to provide reasonable assurance that instructions communicated by telephone are genuine; if these procedures are not followed, BB&T Funds may be liable for any losses due to unauthorized or fraudulent instructions. These procedures include recording all phone conversations, sending confirmations to Shareholders within 72 hours of the telephone transaction, verifying the account name and a shareholder's account number or tax identification number and sending redemption proceeds only to the address of record or to a previously authorized bank account. If, due to temporary adverse conditions, investors are unable to effect telephone transactions, Shareholders may also mail the redemption request to BB&T Funds.

     BB&T Funds may suspend the right of redemption or postpone the date of payment for Shares during any period when (a) trading on the New York Stock Exchange (the "Exchange") is restricted by applicable rules and regulations of the Securities and Exchange Commission, (b) the Exchange is closed for other than customary weekend and holiday closings, (c) the Securities and Exchange Commission has by order permitted such suspension, or (d) an emergency exists as a result of which (i) disposal by BB&T Funds of securities owned by it is not reasonably practical or (ii) it is not reasonably practical for the Company to determine the value of its total net assets.

     BB&T Funds may redeem any class of Shares involuntarily if redemption appears appropriate in light of BB&T Funds' responsibilities under the 1940 Act.

     AUTO WITHDRAWAL PLAN. BB&T Funds Auto Withdrawal Plan enables Shareholders to make regular redemptions of Class A Shares, Class B Shares, and Class C Shares of a Fund. With Shareholder authorization, BB&T Funds' transfer agent will automatically redeem Class A Shares, Class B Shares, and Class C Shares at the net asset value of the applicable Fund on the dates of withdrawal and have the amount specified transferred according to the instructions of the Shareholder.

     Purchase of additional Class A Shares concurrent with withdrawals may be disadvantageous to certain Shareholders because of tax liabilities.

     To participate in the Auto Withdrawal Plan, Shareholders should complete a supplemental sign-up form that can be acquired by calling the Distributor. For a Shareholder to change the Auto Withdrawal instructions or to discontinue the feature, the request must be made in writing to BB&T Funds, P.O. Box 182533, Columbus, OH 43218-2533. The Auto Withdrawal Plan may be amended or terminated without notice at any time by the Distributor.

     PAYMENTS TO SHAREHOLDERS. Redemption orders are effected at the net asset value per Share next determined after the Shares are properly tendered for redemption, as described above. Payment to Shareholders for Shares redeemed will be made within seven days after receipt by the Distributor of the request for redemption. However, to the greatest extent possible, BB&T Funds will attempt to honor requests from Shareholders for next Business Day payments upon redemptions of Shares if the request for redemption is received by the Transfer Agent before the last Valuation Time on a Business Day or, if the request for redemption is received after the last Valuation Time, to honor requests for payment within two Business Days, unless it would be disadvantageous to BB&T Funds or the Shareholders of the particular Fund to sell or liquidate portfolio securities in an amount sufficient to satisfy requests for payments in that manner. The Prime Money Market Fund and the U.S. Treasury Fund will attempt to honor requests from its Shareholders for same day payment upon redemption of Shares if the request for redemption is received by the Transfer Agent before 12:00 noon Eastern Time, on a Business Day or, if the request for redemption is received after 12:00 noon Eastern Time, to honor requests for payment on the next Business Day, unless it would be disadvantageous to the Fund or its Shareholders to sell or liquidate portfolio securities in an amount sufficient to satisfy requests for payments in that manner.

     REDEMPTION FEES. Shares of a BB&T Fund, with the exception of the BB&T Money Market Funds, sold or exchanged for shares of another BB&T Fund within seven (7) days of the date of purchase will be charged a 2.00% redemption fee on the current net asset value of the shares sold or exchanged. This redemption fee is paid to the BB&T Funds to offset the costs associated with market timing. This redemption fee will not be imposed on omnibus accounts whose trading activity is not related to market timing. While the BB&T Funds will attempt to impose redemption fees on the underlying account holders of the omnibus accounts, there can be no guarantee that the Funds will be successful in doing so. The Funds do not have in place any arrangements to permit any person to engage in market timing in the Funds.

                           ADDITIONAL TAX INFORMATION

     TAXATION OF THE FUNDS. Each Fund will be treated as a separate entity for federal income tax purposes. It is the policy of each Fund of BB&T Funds to elect to be treated as, and to qualify for, the favorable tax treatment accorded regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). By following such policy, each Fund of BB&T Funds expects to eliminate or reduce to a nominal amount the federal income taxes to which such Fund may be subject. Regulated investment companies are subject to a federal excise tax if they do not distribute substantially all of their income on a timely basis. Each Fund intends to avoid paying federal income and excise taxes by timely distributing substantially all its net investment income and net realized capital gains.

     In order to qualify for the special tax treatment accorded regulated investment companies and their shareholders, a Fund must, among other things,
(a) derive at least 90% of its gross income for each taxable year from dividends, interest, payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities, and foreign currencies, or other income (including but not limited to gains from options, futures, or forward contracts) derived with respect to its business of investing in such stock, securities, or currencies; (b) each taxable year distribute at least 90% of the sum of its investment company taxable income (as that term is defined in the Code without regard to the deduction for dividends paid - generally taxable ordinary income and the excess, if any, of net short-term capital gains over net long-term capital losses) and net tax-exempt interest income, for such year; and (c) diversify its holdings so that, at the end of each fiscal quarter (i) at least 50% of the market value of its total assets is represented by cash, cash items, U.S. Government securities, securities of other regulated investment companies, and other securities, limited in respect of any one issuer to a value not greater than 5% of the value of the Fund's total assets and 10% of the outstanding voting securities of such issuer, and (ii) not more than 25% of the value of its assets is invested (x) in the securities (other than those of the U.S. Government or other regulated investment companies) of any one issuer or of two or more issuers which the Fund controls and which are engaged in the same, similar, or related trades or businesses, or
(y) in the securities of one or more qualified publicly traded partnerships (as defined below). In the case of the Fund's investments in loan participations, the issuer may be the financial intermediary or the borrower.

     In general, for purposes of the 90% gross income requirement described in paragraph (a) above, income derived from a partnership will be treated as qualifying income only to the extent such income is attributable to items of income of the partnership which would be qualifying income if realized by the regulated investment company. However, for taxable years of a regulated investment company beginning after October 22, 2004, 100% of the net income derived from an interest in a "qualified publicly traded partnership" (defined as a partnership (i) interests in which are traded on an established securities market or readily tradable on a secondary market or the substantial equivalent thereof and (ii) that derives less than 90% of its income from the qualifying income described in paragraph (a) above) will be treated as qualifying income. In addition, although in general the passive loss rules of the Code do not apply to regulated investment companies, such rules do apply to a regulated investment company with respect to items attributable to an interest in a qualified publicly traded partnership. Finally, for purposes of paragraph (c) above, the term "outstanding voting securities of such issuer" will include the equity securities of a qualified publicly traded partnership.

     If a Fund qualifies as a regulated investment company that is accorded special tax treatment, the Fund will not be subject to federal income tax on income distributed in a timely manner to its shareholders in the form of dividends (including capital gain dividends).

     A non-deductible excise tax is imposed on regulated investment companies that do not distribute in each calendar year (regardless of whether they have a non-calendar taxable year) an amount equal to 98% of their "ordinary income" (as defined) for the calendar year plus 98% of their capital gain net income for the 1-year period ending on October 31 of such calendar year plus any undistributed amounts from prior years. For the foregoing purposes, a Fund is treated as having distributed any amount on which it is subject to income tax for any taxable year ending in such calendar year. If distributions during a calendar year by a Fund were less than the required amount, the Fund would be subject to a non-deductible excise tax equal to 4% of the deficiency. Each Fund intends generally to make distributions sufficient to avoid imposition of the 4% excise tax, although there can be no assurance that they will be able to do so.

     Although each Fund expects to qualify as a "regulated investment company" (a "RIC") and to be relieved of all or substantially all federal income taxes, depending upon the extent of their activities in states and localities in which their offices are maintained, in which their agents or independent contractors are located, or in which they are otherwise deemed to be conducting business, the Funds may be subject to the tax laws of such states or localities. If for any taxable year a Fund does not qualify for the special federal tax treatment afforded a RIC, all of its taxable income will be subject to federal income tax at regular corporate rates at the Fund level (without any deduction for distributions to its Shareholders). In addition, all distributions to Shareholders from earnings and profits will be taxed as ordinary income, even if the distributions are attributable to capital gains or exempt interest earned by the Fund. Furthermore, in order to re-qualify for taxation as a RIC, the Fund may be required to recognize unrealized gains, pay substantial taxes and interest, and make certain distributions.

     DISTRIBUTIONS. Distributions from a Fund (other than exempt-interest dividends, as discussed below) are generally taxable to Shareholders as ordinary income. Taxes on distributions of capital gains are determined by how long the Fund owned the investments that generated them, rather than how long a Shareholder owned his or her shares. Distributions of each Fund's net capital gains from the sale of investments that such Fund owned for more than one year and that are properly designated by the Fund as capital gain dividends will be taxable as long-term capital gains (generally subject to a 15% tax rate, with lower rates applying to taxpayers in the 10% and 15% rate brackets, through December 31, 2008), and are not eligible for the dividends received deduction. Distributions of gains from the sale of investments that a Fund owned for one year or less will be taxable as ordinary income.

     Dividends and distributions on a Fund's shares are generally subject to federal income tax as described herein to the extent they do not exceed the Fund's realized income and gains, even though such dividends and distributions may economically represent a return of a particular Shareholder's investment. Such distributions are likely to occur in respect of shares purchased at a time when a Fund's net asset value reflects gains that are either unrealized, or realized but not distributed. Such realized gains may be required to be distributed even when a Fund's net asset value also reflects unrealized losses.

     Any distributions that are not from a Fund's investment company taxable income or net capital gains may be characterized as a return of capital to Shareholders or, in some cases, as capital gain. A return of capital is not taxable, but it reduces the Shareholder's tax basis in his or her shares, thus reducing any loss or increasing any gain on subsequent taxable disposition by each Shareholder of his or her shares.


     For taxable years beginning on or before December 31, 2008, "qualified dividend income" received by an individual will be taxed at the rates applicable to long-term capital gain. In order for some portion of the dividends received by a Fund shareholder to be qualified dividend income, the Fund must meet holding period and other requirements with respect to some portion of the dividend-paying stocks in its portfolio and the shareholder must meet holding period and other requirements with respect to the Fund's shares. A dividend will not be treated as qualified dividend income (at either the Fund or shareholder level) (1) if the dividend is received with respect to any share of stock held for fewer than 61 days during the 121-day period beginning on the date which is 60 days before the date on which such share becomes ex-dividend with respect to such dividend (or, in the case of certain preferred stock, 91 days during the 181-day period beginning 90 days before such date), (2) to the extent that the recipient is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property, (3) if the recipient elects to have the dividend income treated as investment interest, or (4) if the dividend is received from a foreign corporation that is (a) not eligible for the benefits of a comprehensive income tax treaty with the United States (with the exception of dividends paid on stock of such a foreign corporation readily tradable on an established securities market in the United States) or (b) treated as a passive foreign investment company. To the extent that a Fund makes a distribution of income received by the Fund in lieu of dividends ( a "substitute payment") with respect to securities on loan pursuant to a securities lending transaction, such income will not constitute qualified dividend income and thus will not be eligible for taxation at the rates applicable to long-term capital gain. The Funds expect to use such substitute payments to meet a given Fund's expenses, and therefore generally will not make distributions of substitute payments.


     In general, distributions of investment income designated by a Fund as derived from qualified dividend income will be treated as qualified dividend income by a shareholder taxed as an individual provided the shareholder meets the holding period and other requirements described above with respect to such Fund's shares. In any event, if the aggregate qualified dividends received by a Fund during any taxable year are 95% or more of its gross income, then 100% of the Fund's dividends (other than dividends properly designated as capital gain dividends) will be eligible to be treated as qualified dividend income. For this purpose, the only gain included in the term "gross income" is the excess of net short-term capital gain over net long-term capital loss. The BB&T Bond Funds and the BB&T Money Market Funds do not expect a significant portion of their distributions to be derived from qualified dividend income.

     Certain dividends paid by a Fund, and so-designated by such Fund, may qualify for the 70% dividends received deduction for corporate shareholders. A dividend received by the Fund will not be treated as a qualifying dividend (1) if the stock on which the dividend is paid is considered to be "debt financed" (generally, acquired with borrowed funds), (2) if it has been received with respect to any share of stock that the Fund has held for less than 46 days (91 days in the case of certain preferred stock) during the 90-day period (180-day period in the case of certain preferred stock) surrounding the ex-dividend date, or (3) to the extent that the Fund is under an obligation (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. Moreover, the dividends received deduction may be disallowed or reduced (1) if the corporate shareholder fails to satisfy the foregoing requirements with respect to its shares of the Fund or (2) by application of the Code. The Funds do not expect any distributions to qualify for the dividends received deduction.

     A Fund's investment in securities issued at a discount and certain other obligations will (and investments in securities purchased at a discount may) require the Fund to accrue and distribute income not yet received. In order to generate sufficient cash to make the requisite distributions, a Fund may be required to sell securities in its portfolio that it otherwise would have continued to hold.

     Distributions are taxable to a Shareholder of a Fund even if they are paid from income or gains earned by the Fund prior to the Shareholder's investment (and thus were included in the price paid by the Shareholder). The tax treatment of dividends and distributions will be the same whether a Shareholder reinvests them in additional shares or elects to receive them in cash.

     Distributions from capital gains are generally made after applying any capital loss carryovers.

     Dividends are generally taxable in the taxable year received. However, dividends declared in October, November or December to Shareholders of record during such a month and paid during the following January are treated for tax purposes as if they were received by each Shareholder on December 31 of the year in which the dividends were declared. Shareholders will be advised at least annually as to the amount and federal income tax character of distributions made during the year.

     EXEMPT-INTEREST DIVIDENDS. A Fund will be qualified to pay exempt-interest dividends to its Shareholders only if, at the close of each quarter of the Fund's taxable year, at least 50% of the total value of the Fund's assets consists of obligation the interest on which is exempt from federal income tax. Such dividends will not exceed, in the aggregate, the net interest a Fund receives during the taxable year from securities exempt from regular federal income tax. An exempt-interest dividend is any dividend or part thereof (other than a capital gain dividend) paid by a Fund and properly designated as an exempt-interest dividend in a notice mailed to Shareholders after the close of the Fund's taxable year. Generally, exempt-interest dividends will be excluded from gross income for federal income tax purposes. However, exempt-interest dividends attributable to investments in certain "private activity" bonds will be treated as tax preference items in computing the alternative minimum tax. Also, a portion of all other exempt-interest dividends earned by a corporation may be subject to the alternative minimum tax.

     If a Shareholder receives an exempt-interest dividend with respect to any share held by the Shareholder for six months or less, any loss or the sale or exchange of such share will be disallowed to the extent of the amount of such exempt-interest dividend. In certain limited instances, the portion of Social Security or Railroad Retirement benefits that may be subject to federal income taxation may be affected by the amount of tax-exempt interest income, including exempt-interest dividends, received by the Shareholder.

     Part or all of the interest on indebtedness, if any, incurred or continued by a Shareholder to purchase or carry shares of a Fund paying exempt-interest dividends is not deductible. The portion of interest that is not deductible is equal to the total interest paid or accrued on the indebtedness, multiplied by the percentage of the Fund's total distributions of exempt-interest dividends (not including distributions from net long-term capital gains) paid to the Shareholder. Under rules used by the Internal Revenue Service to determine when borrowed funds are considered used for the purpose of purchasing or carrying particular assets, the purchase of shares may be considered to have been made with borrowed funds even though such funds are not directly traceable to the purchase of shares.

     In general, exempt-interest dividends, if any, attributable to interest received on certain private activity obligations and certain industrial development bonds will not be tax-exempt to any Shareholders who are "substantial users" of the facilities financed by such obligations or bonds or who are "related persons" of such substantial users. "Substantial user" is defined under U.S. Treasury Regulations to include a non-exempt person who regularly uses a part of such facilities in his trade or business, and whose gross revenues derived with respect to the facilities financed by the issuance of bonds represent more than 5% of the total revenues derived by all users of such facilities, or who occupies more than 5% of the usable area of such facilities, or for whom such facilities or a part thereof were specifically constructed, reconstructed or acquired. "Related person" includes certain related natural persons, affiliated corporations, a partnership and its partners and an S Corporation and its shareholders. Each Shareholder who may be considered a

"substantial user" should consult a tax adviser with respect to whether exempt-interest dividends would retain the exclusion under Section 103 of the Code if the Shareholder were treated as a "substantial user" or a "related person."

     If a tax-exempt Fund makes a distribution in excess of its net investment income and net realized capital gains, if any, in any taxable year, the excess distribution will be treated as ordinary dividend income (not eligible for tax-exempt treatment) to the extent of the Fund's current and accumulated "earnings and profits" (including earnings and profits arising from tax-exempt income, and also specifically including the amount of any non-deductible expenses arising in connection with such tax-exempt income).

     Dividends received by a Shareholder of a Fund that are derived from such Fund's investments in U.S. Government Securities may not be entitled to the exemption from state and local income taxes that would be available if the Shareholder had purchased U.S. Government Securities directly. Depending upon the extent of their activities in states and localities in which their offices are maintained, in which their agents or independent contractors are located, or in which they are otherwise deemed to be conducting business, the Funds may be subject to the tax laws of such states or localities. Shareholders are advised to consult their tax adviser concerning the application of state and local taxes to distributions received from a Fund.

     Dividends that are derived from interest on a Fund's investments in U.S. Government Securities and that are received by a Shareholder who is a Kentucky, Maryland, North Carolina, South Carolina, Virginia, or West Virginia resident are currently eligible for exemption from those states' income taxes. Such dividends may be eligible for exemption from the state and local taxes of other jurisdictions as well, although state and local tax authorities may not agree with this view. However, in Kentucky, Maryland, North Carolina, South Carolina, Virginia, and West Virginia as well as in other states, distributions of income derived from repurchase agreements and securities lending transactions generally will not qualify for exemption from state and local income taxes.

     SELLING SHARES. Upon the disposition of shares of a Fund (whether by redemption, sale or exchange), a Shareholder will realize a gain or loss. Such gain or loss will be capital gain or loss if the shares are capital assets in the Shareholder's hands, and will be long-term or short-term generally depending upon the Shareholder's holding period for the shares. The tax rate generally applicable to net capital gains recognized by individuals and other non-corporate taxpayers is (i) the same as the maximum ordinary income tax rate for gains recognized on the sale of capital assets held for one year or less or
(ii) for taxable years beginning on or before December 31, 2008, 15% for gains recognized on the sale of capital assets held for more than one year (as well as capital gain dividends). For taxable years beginning after December 31, 2008, long-term capital gains will generally be taxed at a maximum capital gain rate of 20% to non-corporate Shareholders (or 10% in the case of such Shareholders in the 10% or 15% tax bracket). Long-term capital gains from capital assets (including Fund shares) held by a non-corporate Shareholder for more than 5 years will be 8% and 18% (rather than 10% and 20%).

     If a Shareholder sells Fund shares at a loss within six months of purchase, any loss will be disallowed for Federal income tax purposes to the extent of any exempt-interest dividends received on such shares. In addition, any loss (not already disallowed as provided in the preceding sentence) realized upon a taxable disposition of shares held for six months or less will be treated as long-term, rather than short-term, to the extent of any long-term capital gain distributions received by the Shareholder with respect to the shares. All or a portion of any loss realized upon a taxable disposition of Fund shares will be disallowed if other shares of the same Fund are purchased within 30 days before or after the disposition. In such a case, the basis for the newly purchased shares will be adjusted to reflect the disallowed loss.

     Under Treasury regulations, if a Shareholder recognizes a loss with respect to Common Shares of $2 million or more for an individual Shareholder, or $10 million or more for a corporate Shareholder, the Shareholder must file with the Internal Revenue Service a disclosure statement on Form 8886. Direct Shareholder of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, Shareholders of a regulated investment company are not excepted. Future guidance may extend the current exception from this reporting requirement to shareholders of most or all regulated investment companies. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Shareholders should consult their tax advisers to determine the applicability of these regulations in light of their individual circumstances.

     BACKUP WITHHOLDING. Each Fund of BB&T Funds generally is required to withhold and remit to the U.S. Treasury a percentage of the proceeds of share sales, exchanges, or redemptions made by, and the taxable dividends and other distributions paid to any individual shareholder who fails to properly furnish the Fund with a correct taxpayer identification number (TIN), who has under-reported dividend or interest income, or who fails to certify to the Fund that he or she is a United States person and is not subject to such withholding. The backup withholding tax rate is 28% for amounts paid through 2010. Backup withholding is not an additional tax. Any amounts withheld may be credited against the Shareholder's U.S. federal income tax liability, provided the appropriate information is furnished to the Internal Revenue Service.

     In order for foreign investors in order to qualify for exemption from the back-up withholding tax rates under income tax treaties, the foreign investor must comply with special certification and filing requirements. Foreign investors in a Fund should consult their tax advisers with respect to this regard.

     HEDGING. A Fund's transactions in futures contracts, options, and foreign-currency-denominated securities, and certain other investment and hedging activities of the Fund, will be subject to special tax rules (including "mark-to-market," "straddle," "wash sale," "constructive sale," and "short sale" rules), the effect of which may be to accelerate income to the Fund, defer losses to the Fund, cause adjustments in the holding periods of the Fund's assets, convert short-term capital losses into long-term capital losses, convert long-term capital gains into short-term capital gains, and otherwise affect the character of the Fund's income. These rules could therefore affect the amount, timing, and character of distributions to Shareholders. Income earned as a result of these transactions would, in general, not be eligible for the dividends received deduction or for treatment as exempt-interest dividends when distributed to Shareholders. Each Fund will endeavor to make any available elections pertaining to these transactions in a manner believed to be in the best interest of the Fund.

     A Fund's investments in certain debt obligations may cause the Fund to recognize taxable income in excess of the cash generated by such obligations. Certain of the Fund's hedging activities (including its transactions, if any, in foreign currencies or foreign currency-denominated instruments) are likely to produce a difference between its book income and its taxable income (or, in the case of a tax-exempt Fund, the sum of its net tax-exempt and taxable income). If the Fund's book income exceeds its taxable income (or in the case of a tax-exempt Fund, its tax-exempt income) the distribution, if any, of such excess will be treated as (i) a dividend to the extent of the Fund's remaining earnings and profits (including earnings and profits arising from tax-exempt income),
(ii) thereafter as a return of capital to the extent of the recipient's basis in the shares, and (iii) thereafter as gain from the sale or exchange of a capital asset. If the Fund's book income is less than its taxable income (or, in the case of a tax-exempt Fun, the sum of its net tax-exempt and taxable income) the Fund could be required to make distributions exceeding book income to qualify as a regulated investment company that is accorded special tax treatment.

     FOREIGN TAXES, FOREIGN CURRENCY-DENOMINATED SECURITIES AND RELATED HEDGING TRANSACTIONS. Dividends and interest received by a Fund may be subject to income, withholding or other taxes imposed by foreign countries and U.S. possessions that would reduce the yield on the Fund's securities. Tax conventions between certain countries and the United States may reduce or eliminate these taxes. Foreign countries generally do not impose taxes on capital gains with respect to investments by foreign investors. Shareholders generally will not be entitled to claim a credit or deduction with respect to foreign taxes. However, if more than 50% of a Fund's assets at year end consists of the securities of foreign corporations, the Fund may elect to permit shareholders to claim a credit or deduction on their income tax returns for their pro rata portion of qualified taxes paid by the Fund to foreign countries in respect of foreign securities the Fund has held for at least the minimum period specified in the Code. In such a case, shareholders will include in gross income from foreign sources their pro rata shares of such taxes. A shareholder's ability to claim a foreign tax credit or deduction in respect of foreign taxes paid by the Fund may be subject to certain limitations imposed by the Code, as a result of which a shareholder may not get a full credit or deduction for the amount of such taxes. In particular, shareholders must hold their Fund shares (without protection from risk of loss) on the ex-dividend date and for at least 15 additional days during the 30-day period surrounding the ex-dividend date to be eligible to claim a foreign tax credit with respect to a given dividend. Shareholders who do not itemize on their federal income tax returns may claim a credit (but no deduction) for such foreign taxes. Because a Fund of Funds cannot pass through credits or deductions for foreign taxes paid, the Funds of Funds do not intend to make this election if it is available.

     A Fund's transactions in foreign currencies, foreign currency-denominated debt securities and certain foreign currency options, futures contracts and forward contracts (and similar instruments) may give rise to ordinary income or loss to the extent such income or loss results from fluctuations in the value of the foreign currency concerned.

     Equity investments by a Fund in certain "passive foreign investment companies" ("PFICs") could potentially subject the Fund to a U.S. federal income tax (including interest charges) on distributions received from the company or on proceeds received from the disposition of shares in the company, which tax cannot be eliminated by making distributions to Fund shareholders. However, the Fund may elect to avoid the imposition of that tax. For example, the Fund may elect to treat a PFIC as a "qualified electing fund" (a "QEF election"), in which case the Fund will be required to include its share of the company's income and net capital gains annually, regardless of whether it receives any distribution from the company. The Fund also may make an election to mark the gains (and to a limited extent losses) in such holdings "to the market" as though it had sold and repurchased its holdings in those PFICs on the last day of the Fund's taxable year. Such gains and losses are treated as ordinary income and loss. The QEF and mark-to-market elections may accelerate the recognition of income (without the receipt of cash) and increase the amount required to be distributed by the Fund to avoid taxation. Making either of these elections therefore may require the Fund to liquidate other investments (including when it is not advantageous to do so) to meet its distribution requirement, which also may accelerate the recognition of gain and affect the Fund's total return.

     A "passive foreign investment company" is any foreign corporation: (i) 75 percent of more of the income of which for the taxable year is passive income, or (ii) the average percentage of the assets of which (generally by value, but by adjusted tax basis in certain cases) that produce or are held for the production of passive income is at least 50 percent. Generally, passive income for this purpose means dividends, interest (including income equivalent to interest), royalties, rents, annuities, the excess of gains over losses from certain property transactions and commodities transactions, and foreign currency gains. Passive income for this purpose does not include rents and royalties received by the foreign corporation from active business and certain income received from related persons.

ADDITIONAL TAX INFORMATION CONCERNING THE INTERNATIONAL EQUITY FUND

     Dividends and certain interest income earned by the International Equity Fund from foreign securities may be subject to foreign withholding taxes or other taxes. So long as more than 50% of the value of the Fund's total assets at the close of any taxable year consists of stock or securities of foreign corporations, the Fund may elect, for U.S. federal income tax purposes, to treat certain foreign taxes paid by it on securities it has held for at least the minimum period specified in the Code, including generally any withholding taxes and other foreign income taxes, as paid by its shareholders. It is possible that the International Equity Fund will make this election in certain years. The remaining Funds do not expect to be eligible to make this election. If the Fund makes the election, the amount of such foreign taxes paid by the Fund will be included in its shareholders' income pro rata (in addition to taxable distributions actually received by them), and each shareholder will be entitled either (a) to credit a proportionate amount of such taxes against a shareholder's U.S. Federal income tax liabilities, so long as the shareholder held the Fund shares (without protection from risk of loss) on the ex-dividend date and for at least 15 other days during the 30-day period surrounding the ex-dividend date, or (b) if a shareholder itemizes deductions, to deduct such proportionate amounts from U.S. Federal taxable income. Although a Fund of Funds may itself be entitled to a deduction for such taxes paid by a Fund in which the Fund of Funds invests, the Fund of Funds will not be able to pass any such credit or deduction through to its own shareholders.

     Fund transactions in foreign currencies and hedging activities may give rise to ordinary income or loss to the extent such income or loss results from fluctuations in value of the foreign currency concerned. In addition, such activities will likely produce a difference between book income and taxable income. This difference may cause a portion of a Fund's income distributions to constitute a return of capital for tax purposes or require the Fund to make distributions exceeding book income to qualify as a RIC for tax purposes.

ADDITIONAL TAX INFORMATION CONCERNING THE TAX-FREE BOND FUNDS

     As indicated in the Prospectuses, the Kentucky Fund, the Maryland Fund, the North Carolina Fund, the South Carolina Fund, the Virginia Fund, and the West Virginia Fund are designed to provide Kentucky, Maryland, North Carolina, South Carolina, Virginia, and West Virginia Shareholders, respectively, with current tax-exempt interest income. The Funds are not intended to constitute a balanced investment program and are not designed for investors seeking capital appreciation or maximum tax-exempt income irrespective of fluctuations in principal. Shares of the Tax-Free Bond Funds would not be suitable for tax-exempt institutions and may not be suitable for retirement plans qualified under Section 401 of the Code, so-called Keogh or H.R. 10 plans, and individual retirement accounts. Such plans and accounts are generally tax-exempt and, therefore, would not realize any additional benefit from the dividends of the Tax-Free Bond Funds being tax-exempt, and such dividends would be ultimately taxable to the beneficiaries of such plans and accounts when distributed to them.

     The portions of dividends paid for each year that are exempt from federal, and Kentucky, Maryland, North Carolina, South Carolina, Virginia, or West Virginia income tax, respectively, will be designated within 60 days after the end of a Fund's taxable year and will be based for each of the Kentucky, Maryland, North Carolina, South Carolina, Virginia, and West Virginia Funds upon the ratio of net tax-exempt income to total net income earned by the Fund during the entire year. That ratio may be substantially different from the ratio of net tax-exempt income to total net income earned during any portion of the year. Thus, a Shareholder who holds Shares in either Fund for only a part of the year may be allocated more or less tax-exempt dividends than would be the case if the allocation were based on the ratio of net tax-exempt income to total net income actually earned by the Fund while he or she was a Shareholder.

     Distributions from the Maryland Fund will not be subject to Maryland income tax if the Maryland Fund pays distributions to Shareholders that it derived from interest on, or gain from the sale of, debt obligations of Maryland or its political subdivisions or interest on debt obligations of the United States and some of its authorities, commissions, or instrumentalities, possessions or territories.

     Distributions from the North Carolina Fund will not be subject to North Carolina income tax if made to individual Shareholders residing in North Carolina or to trusts or estates subject to North Carolina income tax to the extent such distributions are either (i) attributable to interest on obligations of North Carolina or its political subdivisions, or Guam, Puerto Rico, or the United States Virgin Islands, including the governments thereof and their agencies, instrumentalities and authorities, or (ii) attributable to interest on direct obligations of the United States.

     Distributions from the South Carolina Fund will not be subject to South Carolina income tax if made to individual Shareholders residing in South Carolina or to trusts or estates subject to South Carolina income tax to the extent such distributions are either (i) attributable to interest on obligations of South Carolina or its political subdivisions, including any agencies, instrumentalities and authorities thereof, or (ii) attributable to interest on direct obligations of the United States. However, distributions from the South Carolina Fund may be subject to certain estate transfer and bank transfer taxes by South Carolina.

     Distributions from the Virginia Fund will not be subject to Virginia income tax if the Virginia Fund pays distributions to Shareholders that it derived from interest on debt obligations of Virginia or its political subdivisions, debt obligations of the United States excludable from Virginia income tax under the laws of the United States, or debt obligations of Puerto Rico, Guam, or the Virgin Islands, which debt obligations are backed by the full faith and credit of the borrowing government.

     Distributions from the West Virginia Fund will not be subject to West Virginia income tax if the West Virginia Fund pays distributions to Shareholders that it derived from interest on debt obligations of West Virginia or its political subdivisions or debt obligations of the United States and some of its authorities, commissions, or instrumentalities.

     Distributions designated by the Funds as "exempt-interest dividends" are generally not subject to federal income tax. However, if the Shareholder receives Social Security or railroad retirement benefits, the Shareholder should consult his or her tax adviser to determine what effect, if any, an investment in a Fund may have on the taxation of such benefits.

     Dividends derived from interest income from certain types of securities in which the Tax-Free Bond Funds may invest, may subject individual and corporate investors to liability under the federal alternative minimum tax. As a matter of policy, under normal market conditions, not more than 10% of a Fund's total assets will be invested in securities the interest on which is treated as a preference item for purposes of the federal alternative minimum tax for individuals. To the extent the Tax-Free Bond Funds invest in securities the interest on which is subject to federal alternative minimum tax, Shareholders, depending on their tax status, may be subject to alternative minimum tax on that part of the Fund's distributions derived from those securities. Interest income on all Tax-Exempt Obligations is included in "adjusted current earnings" for purposes of computing the federal alternative minimum tax applicable to corporate Shareholders of the Tax-Free Bond Funds.

     Under the Code, if a Shareholder receives an exempt-interest dividend with respect to any Share and such Share is held for six months or less, any loss on the sale or exchange of such Share will be disallowed for Kentucky, Maryland, North Carolina, South Carolina, Virginia, West Virginia and federal income tax purposes to the extent of the amount of such exempt-interest dividend, even though, in the case of Kentucky, Maryland, North Carolina, South Carolina, Virginia, or West Virginia, some portion of such dividend actually may have been subject to Kentucky, Maryland, North Carolina, South Carolina, Virginia, or West Virginia income tax. Although the Treasury Department is authorized to issue regulations reducing such period to as short as 31 days for RICs that regularly distribute at least 90% of their net tax-exempt interest, no such regulations have been issued as of the date of this Statement of Additional Information.

     The Tax-Free Bond Funds may at times purchase Tax-Exempt Obligations at a discount from the price at which they were originally issued. For federal income tax purposes, some or all of this market discount will be included in a Fund's ordinary income and will be taxable to Shareholders as such when it is distributed to them.

     To the extent dividends paid to Shareholders are derived from taxable income (for example, from interest on certificates of deposit, market discount, securities lending transactions or repurchase agreements), or from long-term or short-term capital gains, such dividends will be subject to federal income tax, whether such dividends are paid in the form of cash or additional Shares. Distributions by the Tax-Free Bond Funds of net gains on securities held for more than one year are taxable to Shareholders as such, regardless of how long the Shareholder has held Shares in a Tax-Free Bond Fund, except that distributions which are directly attributable to gains from certain obligations of the State of North Carolina and its political subdivisions that were issued before July 1, 1995 are exempt from North Carolina State income tax and distributions which are directly attributable to gains from certain obligations of the State of Maryland and its political subdivisions is exempt for Maryland State income tax. Distributions will be taxable as described above even if the net asset value of a Share in a Tax-Free Bond Fund is reduced below the Shareholder's cost of that Share by the distribution of income or gain realized on the sale of securities and the distribution is, as an economic matter, a return of capital. If a shareholder purchases mutual fund shares, receives a capital gain dividend (or is credited with an undistributed capital gain) and then sells the shares at a loss within 6 months after purchasing the shares, the loss is treated as a long-term capital loss to the extent of the capital gain dividend (or undistributed capital gain).

     Part or all of the interest on indebtedness incurred by a Shareholder to purchase or carry Shares of the Kentucky Fund, the Maryland Fund, the North Carolina Fund, the South Carolina Fund, the Virginia Fund, or the West Virginia Fund is not deductible, or requires a modification increasing adjusted gross income, for federal, Kentucky, Maryland, North Carolina, South Carolina, Virginia, or West Virginia income tax purposes. The portion of interest that is not deductible for federal income tax purposes is equal to the total interest multiplied by the percentage of the Fund's total distributions (not including distributions from net long-term capital gains) paid to the Shareholder that are exempt-interest dividends. It is anticipated that none of the distributions from a Tax-Free Bond Fund will be eligible for the dividends received deduction for corporations.

     In addition, the Tax-Free Bond Funds may not be tax-exempt investments for Shareholders who are "substantial users" of facilities financed by private activity bonds or "related persons" thereof.

     The Code permits a RIC which invests at least 50% of its total assets in Tax-Exempt Obligations to pass through to its investors, tax-free, net Tax-Exempt Obligations interest income. The policy of the Tax-Free Bond Funds is to pay each year as dividends substantially all the Fund's Tax-Exempt Obligations interest income net of certain deductions. An exempt-interest dividend is any dividend or part thereof (other than a capital gain dividend) paid by the Tax-Free Bond Funds and designated as an exempt-interest dividend in a written notice mailed to Shareholders within sixty days after the close of the Fund's taxable year, but not to exceed in the aggregate the net Tax-Exempt Obligations interest received by the Fund during the taxable year. The percentage of the total dividends paid for any taxable year which qualifies as federal exempt-interest dividends will be the same for all Shareholders receiving dividends from the Tax-Free Bond Funds, respectively, during such year, regardless of the period for which the Shares were held.

     While the Tax-Free Bond Funds do not expect to realize any significant amount of long-term capital gains, any net realized long-term capital gains will be distributed annually. The Tax-Free Bond Funds will have no tax liability with respect to such distributed gains, and the distributions will be taxable to Shareholders as net gains on securities held for more than one year regardless of how long a Shareholder has held the Shares of a Tax-Free Bond Fund. Such distributions will be designated as a capital gains dividend in a written notice mailed by the Tax-Free Bond Funds to their respective Shareholders within sixty days after the close of each Fund's taxable year.

     Distributions of exempt-interest dividends, to the extent attributable to interest on Kentucky, Maryland, North Carolina, South Carolina, Virginia, and West Virginia Tax-Exempt Obligations and to interest on direct obligations of the United States (including territories thereof), are not subject to, or result in adjustments decreasing, Kentucky, Maryland, North Carolina, South Carolina, Virginia, or West Virginia (respectively) individual or corporate income tax. However, distributions from the South Carolina Fund may be subject to certain estate transfer and bank transfer taxes by South Carolina. Distributions of gains attributable to certain obligations of the State of Maryland and its political subdivisions are not subject to Maryland individual or corporate income tax. Distributions of gains attributable to certain obligations of the State of North Carolina and its political subdivisions issued prior to July 1, 1995 are not subject to North Carolina individual or corporate income tax; however, distributions of gains attributable to such types of obligations that were issued after June 30, 1995 will be subject to North Carolina individual or corporate income tax. Distributions of gains attributable to obligations of the State of South Carolina are subject to South Carolina individual and corporate income tax. Individuals who are shareholders in West Virginia cannot reduce their West Virginia AGI for any portion of interest or dividends received from the Fund derived from income on obligations of any state, or political subdivision thereof, other than West Virginia, regardless of any Federal law exemption, such as that accorded "exempt-interest dividends;" and they must increase their West Virginia Adjusted Gross Income ("AGI") by the amount of such interest or dividend income. Also, an individual who is a shareholder must increase his West Virginia AGI by interest on indebtedness incurred (directly or indirectly) to purchase or hold shares of the Fund to the extent such interest was deductible in determining Federal AGI. The sale, exchange, or redemption of Fund shares is subject to the West Virginia income tax to the extent the gain or loss therefrom affects the determination of the shareholder's Federal AGI.

     While the Tax-Free Bond Funds do not expect to earn any significant amount of investment company taxable income, taxable income earned by the Tax-Free Bond Funds will be distributed to their respective Shareholders. In general, the investment company taxable income will be the taxable income of each Fund (for example, short-term capital gains) subject to certain adjustments and excluding the excess of any net long-term capital gains for the taxable year over the net short-term capital loss, if any, for such year. Any such income will be taxable to Shareholders as ordinary income (whether paid in cash or additional Shares).

     As indicated in the Prospectuses, the Funds may acquire puts with respect to Tax-Exempt Obligations held in the portfolios. See "INVESTMENT OBJECTIVES AND POLICIES - Additional Information on Portfolio Instruments - Puts" in this Statement of Additional Information. The policy of the Tax-Free Bond Funds is to limit the acquisition of puts to those under which the Fund will be treated for federal income tax purposes as the owner of the Tax-Exempt Obligations acquired subject to the put and the interest on the Tax-Exempt Obligations will be tax-exempt to the Fund. Although the Internal Revenue Service has issued a published ruling that provides some guidance regarding the tax consequences of the purchase of puts, there is currently no guidance available from the Internal Revenue Service that definitively establishes the tax consequences of many of the types of puts that the Tax-Free Bond Funds could acquire under the 1940 Act. Therefore, although the Tax-Free Bond Funds will only acquire a put after concluding that such put will have the tax consequences described above, the Internal Revenue Service could reach a different conclusion from that of the Tax-Free Bond Funds. If a Tax-Free Bond Fund were not treated as the owners of the Tax-Exempt Obligations, income from such securities would probably not be tax exempt.

     The foregoing is only a summary of some of the important federal tax considerations generally affecting purchasers of Shares of the Tax-Free Bond Funds. No attempt has been made to present a detailed explanation of the Federal or state income tax treatment of the Tax-Free Bond Funds or their Shareholders and this discussion is not intended as a substitute for careful tax planning. Accordingly, potential purchasers of Shares of the Tax-Free Bond Funds are urged to consult their tax advisers with specific reference to their own tax situation. In addition, the foregoing discussion is based on tax laws and regulations which are in effect on the date of this Statement of Additional Information; such laws and regulations may be changed by legislative or administrative action.

ADDITIONAL TAX INFORMATION CONCERNING THE FUNDS OF FUNDS.

     A Fund of Funds will not be able to offset gains realized by one Fund in which it invests against losses realized by another Fund in which it invests. The use of a fund-of-funds structure can therefore affect the amount, timing and character of distributions to shareholders, and may increase the amount of taxes payable by shareholders.

     Depending on a Fund of Fund's percentage ownership in an underlying Fund, both before and after a redemption of shares of an underlying fund, the Fund of Funds may be treated as not receiving capital gain income on the amount by which the distribution exceeds the tax basis of the Fund of Funds in the shares of the underlying Fund, but rather as receiving a dividend. Such a distribution may be treated as qualified dividend income and thus be eligible to be taxed at the rates applicable to long-term capital gain. However, dividends of a Fund of Funds may not be eligible for treatment as qualified dividend income unless the holding period and other requirements for such treatment are met by both the Fund of Funds and the underlying Fund, as well as by the Shareholder. If qualified dividend income treatment is not available, the distribution may be taxed at ordinary income rates. This could cause Shareholders of the Fund of Funds to recognize higher amounts of ordinary income than if the Shareholders had held the shares of the underlying Funds directly.

     Although each Fund of Funds may itself be entitled to a deduction for foreign taxes paid by a Fund in which such Fund of Funds invests, it will not be able to pass any such credit or deduction through to their own Shareholders. Funds of Funds cannot pass through to their Shareholders exempt-interest dividends. Accordingly, the Funds of Funds are not likely to invest in underlying Funds that invest substantially in tax-exempt obligations and that pay exempt-interest dividends.

     Under recent legislation, which is effective for taxable years of the Funds beginning on or after October 1, 2005, and which applies to distributions made or deemed made on or before December 31, 2007, if a Fund of Funds invests in an underlying Fund that pays distributions from properly designated (i) U.S.-source interest income that, in general, would not be subject to U.S. federal income tax if earned directly by an individual foreign person, or (ii) net short-term capital gains in excess of net long-term capital losses, to the Fund of Funds, such distributions will retain their character as not subject to withholding when paid by the Fund of Funds to its foreign shareholders. The fact that a Fund of Funds achieves its investment objectives by investing in underlying Funds generally will not adversely affect the Fund of Funds' ability to pass on to foreign shareholders the full benefit of the interest-related dividends and short-term capital gain dividends that it receives from its investments in the underlying Funds, except possibly to the extent that (i) interest-related dividends received by the Fund of Funds are offset by deductions allocable to the Fund of Funds' qualified interest income, or (ii) short-term capital gain dividends received by the Fund of Funds are offset by the Fund of Funds' net short- or long-term capital losses, in which case the amount of a distribution from the Fund of Funds to a foreign shareholder that is properly designated as either an interest-related dividend or a short-term capital gain dividend, respectively, may be less than the amount that such shareholder would have received had they invested directly in the underlying Fund. A Fund of Funds will not, under current law, receive or pass through distributions to foreign persons attributable to gains from the sale or exchange of USRPIs as a result of its investment in an underlying Fund; this result may be changed by future regulations.

     The foregoing is only a general description of the federal tax consequences of a fund of funds structure. Accordingly, prospective purchasers of shares of a Fund of Funds are urged to consult their tax advisors with specific reference to their own tax situation, including the potential application of state, local and foreign taxes.

ADDITIONAL TAX INFORMATION CONCERNING NON-US SHAREHOLDERS


     Capital gain dividends will not be subject to withholding of federal income tax. In general, dividends (other than capital gain dividends) paid by a Fund to a shareholder that is not a "U.S. person" within the meaning of the Code (such shareholder, a "foreign person") are subject to withholding of U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) even if they are funded by income or gains (such as portfolio interest, short-term capital gains, or foreign-source dividend and interest income) that, if paid to a foreign person directly, would not be subject to withholding. However, effective for taxable years of the Fund beginning after December 31, 2004 and before January 1, 2008, a Fund will not be required to withhold any amounts (i) with respect to distributions (other than distributions to a foreign person (w) that has not provided a satisfactory statement that the beneficial owner is not a U.S. person, (x) to the extent that the dividend is attributable to certain interest on an obligation if the foreign person is the issuer or is a 10% shareholder of the issuer, (y) that is within certain foreign countries that have inadequate information exchange with the United States, or (z) to the extent the dividend is attributable to interest paid by a person that is a related person of the foreign person and the foreign person is a controlled foreign corporation) from U.S.-source interest income that, in general, would not be subject to U.S. federal income tax if earned directly by an individual foreign person, to the extent such distributions are properly designated by the Fund, and (ii) with respect to distributions (other than distributions to an individual foreign person who is present in the United States for a period or periods aggregating 183 days or more during the year of the distribution) of net short-term capital gains in excess of net long-term capital losses, to the extent such distributions are properly designated by the Fund. This provision will first apply to each Fund in its taxable year beginning October 1, 2005.


     If a beneficial holder who is a foreign person has a trade or business in the United States, and the dividends are effectively connected with the conduct by the beneficial holder of a trade or business in the United States, the dividend will be subject to U.S. federal net income taxation at regular income tax rates.

     Recent legislation modifies the tax treatment of distributions from a Fund that are paid to a foreign person and are attributable to gain from "U.S. real property interests" ("USRPIs"), which the Code defines to include direct holdings of U.S. real property and interests (other than solely as a creditor) in "U.S. real property holding corporations" such as REITs. The Code deems any corporation that holds (or held during the previous five-year period) USRPIs with a fair market value equal to 50% or more of the fair market value of the corporation's U.S. and foreign real property assets and other assets used or held for use in a trade or business to be a U.S. real property holding corporation; however, if any class of stock of a corporation is traded on an established securities market, stock of such class shall be treated as a USRPI only in the case of a person who holds more than 5% of such class of stock at any time during the previous five-year period. Effective for dividends paid or deemed paid on or before December 31, 2007, distributions to foreign persons attributable to gains from the sale or exchange of USRPIs will give rise to an obligation for those foreign persons to file a U.S. tax return and pay tax, and may well be subject to withholding under future regulations.

     Under U.S. federal tax law, a beneficial holder of shares who is a foreign person is not, in general, subject to U.S. federal income tax on gains (and is not allowed a deduction for losses) realized on the sale of shares of a Fund or on capital gain dividends unless (i) such gain or capital gain dividend is effectively connected with the conduct of a trade or business carried on by such holder within the United States, (ii) in the case of an individual holder, the holder is present in the United States for a period or periods aggregating 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met, or (iii) the shares constitute USRPIs or (effective for taxable years of the Funds beginning on or after October 1, 2005) the capital gain dividends are paid or deemed paid on or before December 31, 2007 and are attributable to gains from the sale or exchange of USRPIs. Effective after December 31, 2004, and before January 1, 2008, if the Fund is a U.S. real property holding corporation (as described above) the Fund's shares will nevertheless not constitute USRPIs if the Fund is a "domestically controlled qualified investment entity," which is defined to include a RIC that, at all times during the shorter of the 5-year period ending on the date of the disposition or the period during which the RIC was in existence, had less than 50 percent in value of its stock held directly or indirectly by foreign persons.

     Information set forth in the Prospectuses and this Statement of Additional Information which relates to federal taxation is only a summary of some of the important federal tax considerations generally affecting purchasers of Shares of BB&T Funds. No attempt has been made to present a detailed explanation of the federal income tax treatment of a Fund or its Shareholders and this discussion is not intended as a substitute for careful tax planning. Accordingly, potential purchasers of Shares of a Fund are urged to consult their tax advisers with specific reference to their own tax situation (especially with respect to foreign, state or local taxation). In addition, the tax discussion in the Prospectuses and this Statement of Additional Information is based on tax laws and regulations which are in effect on the date of the Prospectuses and this Statement of Additional Information; such laws and regulations may be changed by legislative or administrative action.

     Special tax rules apply to investments through defined contribution plans and other tax-qualified retirement plans. Shareholders should consult their tax advisers to determine the suitability of shares of BB&T Funds as an investment through such plans and the precise effect on an investment on their particular tax situation.

SPECIAL CONSIDERATIONS REGARDING INVESTMENT IN KENTUCKY TAX-EXEMPT OBLIGATIONS

     The concentration of investments in Kentucky Tax-Exempt Obligations by the Kentucky Fund raises special investment considerations. In particular, changes in the economic condition and governmental policies of Kentucky and its political subdivisions, agencies, instrumentalities, and authorities could adversely affect the value of the Kentucky Fund and its portfolio securities. This section briefly describes current economic trends in Kentucky and constitutes only a brief summary of some of the many complex factors that may have an effect. The information set forth below is derived from official statements prepared in connection with the issuance of Kentucky Tax-Exempt Obligations and other sources that are generally available to investors. No independent verification has been made of the following information.

     Economy. Kentucky's economy, dominated in previous generations by coal, tobacco, bourbon, and horses, has since diversified to include prominently the manufacture of industrial machinery, automobiles and automotive parts, and consumer appliances and service industries such as air transportation, financial services, retail trade, and tourism. In the 1990's, Kentucky outpaced the national economic recovery and outperformed the U.S. average in both personal income and employment growth. In the current decade, however, Kentucky's economic recovery and growth in income and employment are expected to be slightly below the national average. The difference stems from the rapid growth in Asian markets and the availability of low-cost manufacturing centers which provide strong competition to states like Kentucky with a large manufacturing base. The Kentucky economy is converging towards the national average, but manufacturing still counts for 15% of the jobs and 21% of the wages within Kentucky, compared to the equivalent U.S. figures of 11% and 13%, respectively. Kentucky's growth in personal income, the broadest measure of economic recovery, has closely tracked growth in U.S. personal income since 2000, with personal income in both the U.S. and Kentucky rising 122% during the five-year period ended June 30, 2005.

     State Budget. The General Assembly is required by the Kentucky Constitution to adopt measures providing for the state's revenues and appropriations for each fiscal year, including appropriations for the payment of debt service. The Governor is required by law to submit a biennial state budget to the General Assembly during the legislative session held in each even numbered year. State budgets have generally been adopted by the General Assembly during those legislative sessions, which end in mid-April, to be effective upon the Governor's signature, for appropriations commencing for a two-year period beginning the following July 1. In 2002 and 2004, the regular legislative session for the General Assembly adjourned without adoption of a state budget. On both occasions, the Governor signed executive orders authorizing the Secretary of the Finance and Administration Cabinet to issue warrants for the payment of all claims made by the executive branch of state government in accordance with an executive branch spending plan providing for the continued operation of state government in the absence of a legislatively adopted state budget, including the payment of all debt service coming due. In both cases, the Kentucky General Assembly enacted a state budget in March of the following year, which incorporated the executive spending plans and appropriated funds for the remainder of the biennium.

     Credit Ratings. S&P currently assigns to Kentucky an issuer credit rating of AA- with a stable outlook. Moody's currently assigns to Kentucky an issuer credit rating of Aa2 and a lease appropriation-backed debt rating of Aa3 with a negative outlook. Fitch does not maintain an issuer rating for Kentucky and currently assigns to Kentucky an appropriation-backed debt rating of AA-.

     The municipal securities of many states and their agencies and political subdivisions constitute general obligations of the state itself or of an agency or political subdivision of the state which holds substantial assets. This is not the case with respect to securities issued by Kentucky and its agencies and has not been the case with respect to Kentucky political subdivisions until recent years. Municipal securities in Kentucky have generally been issued by public entities which are created primarily for that purpose and which have no substantial assets, with the real source of funds for repayment being restricted to either revenues from the property financed by the municipal security or rentals due from another public entity which has an enforceable obligation to pay rent to the issuer on only a short-term basis. In 1994, Kentucky's constitution was amended to allow local governmental entities in Kentucky to issue general obligation debt instruments subject to certain limitations. As stated below, however, general obligation debt of Kentucky must be authorized by voter referendum.

     The Fund is not required to invest any particular percentage of its assets in Kentucky Municipal Securities which are general obligations of issuers with substantial assets.

     Overview of Commonwealth of Kentucky's Debt Authorities. Kentucky's indebtedness is classified as either appropriation supported debt or non-appropriation supported debt.

     Appropriation supported debt carries the name of Kentucky and is either (i) a general obligation of Kentucky or (ii) a revenue obligation of one of its debt-issuing agencies, which is subject to state appropriation for all or a portion of the debt service.

     General obligation bonds pledge the full faith, credit and taxing power of Kentucky for the repayment of the debt. The Kentucky Constitution requires voter approval by general referendum prior to the issuance of general obligation bonds in amounts exceeding $500,000. Kentucky has not issued general obligation bonds since 1966, and Kentucky has no general obligation bonds outstanding.

     Project revenue notes and bonds are issued by various debt issuing authorities of Kentucky. The revenues produced by the projects funded by the debt are pledged as security for repayment of the debt. Project revenue debt is not a direct obligation of Kentucky. Project revenues are, in some cases, derived partially or solely from biennial appropriations of the Kentucky General Assembly. In other cases, the direct revenues generated from the project funded constitute the entire source of payment.

     Non-appropriation or moral obligation debt carries the name of Kentucky for the benefit and convenience of other entities or agencies within Kentucky. The bonds are special obligations of the issuer, secured and payable solely from the sources pledged for the payment thereof and do not constitute a debt, liability, obligation or a pledge of the faith and credit of Kentucky. The General Assembly does not intend to appropriate any funds to fulfill the financial obligations represented by these types of bonds. In the event of a shortfall, however, the issuer generally covenants to request from the Governor and the General Assembly sufficient amounts to pay debt service.

     Default Record. Neither Kentucky nor any of its agencies have ever defaulted in the payment of principal or interest on general obligation indebtedness or project revenue obligations.

     Debt Issuing Entities of Kentucky. The following entities are active issuers of debt in Kentucky: State Property and Buildings Commission, Kentucky Asset/Liability Commission, Turnpike Authority of Kentucky, Kentucky Housing Corporation, Kentucky Infrastructure Authority, Kentucky Higher Education Student Loan Corporation, School Facilities Construction Commission, Kentucky Economic Development Finance Authority, Kentucky Local Correctional Facilities Construction Authority, and the nine State Universities. The ratings of each issuer vary.

     The Kentucky Housing Corporation and the Kentucky Higher Education Student Loan Corporation issue obligations to finance projects that are not repaid by governmental appropriations. The General Assembly has placed specific limitations on the outstanding principal amount of the debt of the Kentucky Housing Corporation ($2.5 billion), and the Kentucky Higher Education Student Loan Corporation ($1.95 billion). The State Property and Buildings Commission, Turnpike Authority of Kentucky, and the nine State Universities may not incur debt without prior approval of the projects and appropriation of the debt service by the General Assembly. The Kentucky Asset/Liability Commission may not incur debt without prior approval of the projects and appropriation of the debt service by the General Assembly, exclusive of cash flow borrowing within a fiscal year. The School Facilities Construction Commission may not incur debt without appropriation of debt service by the General Assembly. The Kentucky Infrastructure Authority, in its revolving fund programs, cannot incur debt without appropriation of the debt service. Without legislative approval, other programs of the Kentucky Infrastructure Authority are limited to $500,000,000 of debt outstanding. The debt of the Kentucky Local Correctional Facilities Construction Authority is limited to the level of debt service supported by court fees pledged to the payment of the debt service. No debt limitation is currently in effect for the Kentucky Economic Development Finance Authority, which acts as a conduit issuer of revenue bonds for the benefit of private businesses and nonprofit entities and for which the state has no liability for the payment of the debt service.

SPECIAL CONSIDERATIONS REGARDING INVESTMENT IN MARYLAND TAX-EXEMPT OBLIGATIONS

     The concentration of investments in Maryland Tax-Exempt Obligations by the Maryland Fund raises special investment considerations. In particular, changes in the economic condition and governmental policies of Maryland and its political subdivisions, agencies, instrumentalities, and authorities could adversely affect the value of the Maryland Fund and its portfolio securities. This section briefly describes current economic trends in Maryland, and constitutes only a brief summary of some of the many complex factors that may have an effect. The information set forth below is derived from official statements prepared in connection with the issuance of Maryland Tax-Exempt Obligations and other sources that are generally available to investors. No independent verification has been made of the following information.

     The Maryland Funds' concentration in the debt obligations of one state carries a higher risk than a portfolio that is more geographically diversified. In addition to State of Maryland general obligation bonds and debt issued by state agencies, the Fund will invest in local issues, lease bond obligations, and revenue bonds, the credit quality and risk of which will vary according to each security's own structure and underlying economics.

     DEBT. The State of Maryland and its local governments issue two basic types of debt, with varying degrees of credit risk: general obligation bonds backed by the unlimited taxing power of the issuer and revenue bonds secured by specific pledged fees or charges for a related project. Included within the revenue sector are tax-exempt lease obligations that are subject to bond annual appropriations of a governmental body, usually with no implied tax or specific revenue pledge.

     The State of Maryland disclosed in its fiscal year 2003 Comprehensive Annual Financial Report (CAFR) dated June 30, 2004, that it has approximately $4.102 billion in general obligation bonds outstanding and an additional $4.1 billion in other long-term debt plus capital lease obligations of approximately $649 million. Total bonds and obligations under long-term leases at fiscal year end were $8.9 billion, a net increase of $199 million (2.3%) over the prior year.. As of June 30, 2004, general obligation debt of the State of Maryland is rated Triple-A by Moody's, S&P, and Fitch. There is no general debt limit imposed by the state constitution or public general laws. The state constitution imposes a 15-year maturity limit on state general obligation bonds. Although voters approved a constitutional amendment in 1982 permitting the state to borrow up to $100 million in short-term notes in anticipation of taxes and revenues, the state has not made use of this authority.

     Many agencies of the state government are authorized to borrow money under legislation which expressly provides that the loan obligations shall not be deemed to constitute debt or a pledge of the faith and credit of the state. The Community Development Administration of the Department of Housing and Community Development, the Maryland Water Quality Financing Administration of the Department of Environment, the Maryland State Lottery Agency, certain state higher education institutions, the Maryland Stadium Authority, the Maryland Food Center Authority, and the Maryland Environmental Service have issued and have outstanding bonds of this type. The principal of and interest on bonds issued by these bodies are payable solely from pledged revenues, principally fees generated from use of the facilities, enterprises financed by the bonds, or other dedicated fees.

     ECONOMY. The Maryland Board of Revenue Estimates reported on December 21, 2004 that, according to most measures, the State's economy had outperformed the nation over the past five years. The strong economy is evidenced by the fact that personal income growth accelerated for five consecutive quarters through the second quarter of 2004. At a rate of 1.3% through most of 2004, Maryland had the fifteenth fastest rate of employment growth. While the State unemployment rate rose from the unprecedented low of 3.5% achieved in 1999 by a full percentage point to 4.5% in 2003, the national unemployment rate rose from 4.2% to 6.0% during that same period.

     FINANCIAL. To a large degree, the risk of the portfolio is dependent upon the financial strength of the State of Maryland and its localities. The general fund is the major operating fund of the State. AT the end of the fiscal year 2004, the unreserved, designated fund balance of the general fund was $127 million, compared to an unreserved fund balance deficit of $110 million last year. The total fund balance reached $1.5 billion.

     SECTORS. Investment concentration in a particular sector can present unique risks. A significant portion of the funds' assets may be invested in health care issues. For over a decade, the hospital industry has been under significant pressure to reduce expenses and shorten length of stay, a phenomenon which has negatively affected the financial health of some hospitals. All hospitals are dependent on third-party reimbursement mechanisms. At the present time, Maryland hospitals operate under a system in which reimbursement is determined by a state-administered set of rates and charges that applies to all payers. A federal waiver also allows this system to be applied to Medicare reimbursement rather than the Federal Diagnosis-Related Group (DRG) system required elsewhere. In order to maintain this Medicare waiver, the cumulative rate of increase in Maryland hospital charges since the base year 1980 must remain below that of U.S. hospitals overall. From 1983 through 1992, the rate of increase for Maryland hospitals was below the national average; for the seven years from 1993 through 1999, Maryland hospital costs grew faster than the national rate, but for the period from 1999 through 2002, Maryland hospital costs again grew slower than the national average and the cumulative rate of increase since the base year is below the national average. Any loss of the Medicare waiver in the future may have an adverse impact upon the credit quality of Maryland hospitals.

     The Maryland Fund may from time to time invest in electric revenue issues which have exposure to or participate in nuclear power plants which could affect the issuer's financial performance. Such risks include delay in construction and operation due to increased regulation, unexpected outages or plant shutdowns, increased Nuclear Regulatory Commission surveillance or inadequate rate relief. In addition, the financial performance of electric utilities may be impacted by increased competition and deregulation of the industry. The Fund may invest in private activity issues for corporate and nonprofit borrowers. These issues sold through various governmental conduits are backed solely by the revenues pledged by the respective borrowing corporations. No governmental support is implied. In addition, changes in regulatory requirements could adversely impact the financial performance of nuclear and non-nuclear power plants.

     MARYLAND RISK FACTORS. The financial condition of the State of Maryland is affected by various national, economic, social and environmental policies and conditions, including any impact of recent, unprecedented natural disasters occurring in other parts of the country. Additionally, Constitutional and statutory limitations imposed on the State and its local governments concerning taxes, bond indebtedness and other matters may constrain the revenue-generating capacity of the State and its local governments and, therefore, the ability of the issuers of the Bonds to satisfy their obligations.

     The economic vitality of the State and its various regions and, therefore, the ability of the State and its local governments to satisfy the Bonds, are affected by numerous factors. The State's economic base is diversified, consisting of manufacturing, construction and service industries, supplemented by rural areas with selective commercial agriculture. The State has a relatively high wage labor market which has resulted in the State's business sector becoming more vulnerable to competitive pressures.

     The State is a party to numerous lawsuits in which an adverse final decision could materially affect the State's governmental operations and consequently its ability to pay debt service on its obligations.

     The State of Maryland currently maintains a "triple A" bond rating from Standard & Poor's and Moody's on its general obligation indebtedness.

SPECIAL CONSIDERATIONS REGARDING INVESTMENT IN NORTH CAROLINA TAX-EXEMPT OBLIGATIONS

     The concentration of investments in North Carolina Tax-Exempt Obligations by the North Carolina Fund raises special investment considerations. In particular, changes in the economic condition and governmental policies of North Carolina and its political subdivisions, agencies, instrumentalities, and authorities could adversely affect the value of the North Carolina Fund and its portfolio securities. This section briefly describes current economic trends in North Carolina, and constitutes only a brief summary of some of the many complex factors that may have an effect. The information set forth below is derived from official statements prepared in connection with the issuance of North Carolina Tax-Exempt Obligations and other sources that are generally available to investors. No independent verification has been made of the following information.

     The State of North Carolina (the "State") has three major operating funds: the General Fund, the Highway Fund, and the Highway Trust Fund. The State derives most of its revenue from taxes, including individual income taxes, corporation income taxes, sales and use taxes, highway use taxes on motor vehicle rentals, corporation franchise taxes, piped natural gas excise taxes, alcoholic beverage taxes, insurance taxes, estate taxes, tobacco products taxes, and other taxes, e.g., gift taxes, freight car taxes, and various privilege taxes. A streamlined sales tax collection system has been adopted to improve collection efforts, particularly as to out-of-state catalog and internet sales. The State receives other non-tax revenues which are also deposited in the General Fund. The most important are federal funds collected by State agencies, university fees and tuition, interest earned by the State Treasurer on investments of General Fund moneys, and revenues from the judicial branch. The proceeds from the motor fuel tax, highway use tax, and motor vehicle license tax are deposited in the Highway Fund and the Highway Trust Fund.

     Extraordinary events occurred during fiscal year 1999-2000 that caused significant stress on the budget for the fiscal year. In the fall of 1999, the State was the victim of two major hurricanes, Dennis and Floyd, in a period of a few weeks. In response to the devastation caused by these storms, a special session of the General Assembly was convened in December 1999 to create relief programs to address the damages, culminating in the enactment of legislation appropriating $836.6 million for disaster relief programs. The General Assembly funded the $836.6 million for Hurricane Floyd relief programs from $228.7 million of reallocated appropriations from department operating budgets and $607.9 million from unspent capital improvement appropriations and reserves, including $286 million from the Budget Stabilization Reserve, and the unappropriated fund balance. In addition, during 1998 and 1999, the State settled two major lawsuits involving taxes held to be illegally collected. The total amount paid for these settlements was $1.24 billion, $400 million of which was paid in fiscal year 1998-1999 and another $600 million of which was paid in fiscal year

1999-2000. Additionally, actual revenues received during fiscal year 1999-2000 were below budget due in part to the hurricanes and a major winter storm in early 2000 that paralyzed much of the State for over a week.

     On account of the stress caused by these events on the budget for fiscal year 1999-2000, certain adjustments were made to assure that the budget for the fiscal year would remain balanced and to assure that the budget for fiscal year 2000-2001 would be balanced. In addition, approximately $98.7 million of tax refunds not paid before June 30, 2000 resulted in overstated revenues for fiscal year 1999-2000 by that amount. Due to the presence of these revenues, additional adjustments to balance the budget for fiscal year 1999-2000 were not required. The payment of these refunds after June 30, 2000 resulted in a decrease in revenues for fiscal year 2000-2001 by a like amount. In the past, payments for teacher salaries for services rendered in a fiscal year have been funded as an expenditure in that fiscal year's budget, even though payments would be made after June 30. The State deferred funding of $271 million required for the payment of teacher salaries to be paid after fiscal year 1999-2000 to fund a reserve to pay the final $240 million settlement payment on one of the lawsuits referred to above. This final payment settling these cases was made by the State on July 10, 2000. In the budget for fiscal year 2000-2001, the State reduced by $252 million the budgeted contributions to the State plans for employee's retirement ($191.3 million), retiree health benefits ($50 million), and death benefits ($10.9 million). This reduction was provided from the realization of a portion of the gains from the investment of amounts previously contributed to the plans and excess available reserves set aside for this purpose.

     Fiscal year 1999-2000 ended with a positive General Fund balance of $447.5 million. Along with additional reserves, $37.5 million was reserved in the Savings Reserve Account, $117.7 million was reserved in the Retirees' Health Premiums Reserve, $7.1 million was reserved in the Repairs and Renovations Reserve Account, and $1.1 million was reserved in the Clean Water Management Trust Fund. Additionally, $240.0 million was reserved in the Intangibles Tax Refunds Reserve. After additional reserves, there was no balance remaining in the unreserved General Fund at the end of fiscal year 1999-2000. The ending General Fund balance did not include $541.9 million of unexpended funds designated to relief of Hurricane Floyd victims, which funds were to be expended during subsequent fiscal years.

     On June 30, 2000, the General Assembly adopted a $14.1 billion budget for fiscal year 2000-2001, an increase of 4.1% from the previous year, with no new taxes or tax relief, although a streamlined sales tax collection system was implemented to improve collections, particularly as to out-of-state catalog and internet sales. Continuing to focus on education, the General Assembly approved a $3.1 billion bond referendum for construction and renovation at the State's 16 university campuses and 59 community colleges. North Carolina's citizens approved the $3.1 billion bond package - the largest in State history - on November 7, 2000. The bonds will be issued over five years and paid back over 20 years. The General Assembly also authorized 6.5% raises for teachers in the public schools, bringing the State's teachers' salaries up to the national average. State employees received 4.2% raises and $500 bonuses disbursed in October 2000. The General Assembly placed $170 million over the next two years in reserve to help cover expected cost increases in the state employee's health insurance plan, and an additional $120 million was set aside to replenish the depleted State Emergency Reserves. The General Assembly also placed in reserve $100 million for the Repairs and Renovations Reserve Account, $14.9 million in the Reserve for Capital Improvements, $120 million in the Savings Reserve Account, and $30 million in the Clean Water Management Trust Fund.

     On August 24, 2000, the State Supreme Court issued an order in the Chrysler Credit case denying the State's request for discretionary review of a decision of the State Court of Appeals. As a result, the State was required to refund $20.5 million of taxes previously paid by Chrysler. On November 1, 2000, the State Court of Appeals issued an order accepting the State's motion to dismiss an appeal previously filed by the State in the Ford Motor Credit case. As a result, the State was required to refund $38.2 of taxes previously paid by Ford.

     On May 1, 2001, the State Office of State Budget, Planning and Management and the Fiscal Research Division of the State General Assembly estimated there would be a General Fund revenue shortfall of $697.1 million from the authorized 2000-2001 fiscal year budget, and a total budget shortfall for fiscal year 2000-2001 of approximately $850 million. The shortfall was attributed to four major factors: (1) the State was required to refund approximately $123 million of income tax refunds in the 2000-2001 budget year that should have been refunded in the prior year, creating a corresponding decrease in revenues; (2) the State was required to refund approximately $63.3 million in taxes and fees arising from lawsuits involving privilege fees charged to major automobile finance companies and involving the intangibles tax previously levied by the State, creating an $18.3 million reduction in individual income taxes and a $45 million reduction in privilege taxes; (3) the State's share of the federal Medicaid program generated expenses approximately $108 million greater than the budgeted appropriation for this purpose; and (4) decreased revenues attributable to a general slow down of the national economy resulted in a forecasted general revenue shortfall of $300 to $450 million, particularly affecting revenues from taxes associated with the State's manufacturing sector. Also, the general economic slow down and its effects on capital markets lead to decreases in taxes attributable to capital gains income. The slow down resulted in decreased forecasted revenues in several categories, including individual income taxes, corporate income taxes, and sales taxes.

     In response to the budget shortfall, the Governor, as Director of the Budget, issued Executive Order No. 3 directing a number of actions to be taken to insure the State met its constitutional requirement of a balanced budget. Specifically, the Governor identified budgetary resources that would cover a budget shortfall of up to approximately $1 billion. These resources consisted of a combination of reversions of unexpended appropriations, the diversion of other resources from their otherwise appropriated use, and the identification and use of available reserves.

     At the end of fiscal year 2000-2001, General Fund revenues, including tax, non-tax, diverted funds, and delayed reimbursements, fell short of estimated revenue by $598.4 million. Individual income tax fell short of estimates by $259.4 million, sales and use tax payments fell short of estimates by $177.7 million, and corporate income and franchise tax payments fell short of estimates by $149.3 million. With lowered available investment balances in the General Fund, investment earnings fell short of estimates by $43.1 million. Nevertheless, as a result of the actions taken pursuant to Executive Order No. 3, fiscal year 2000-2001 ended June 30, 2001 with a positive General Fund balance of $871.3 million. Along with additional reserves, $157.5 million was reserved in the Savings Reserve Account, and $53.9 million was reserved in the Retirees' Health Premiums Reserve. After additional reserves, there was no balance remaining in the unreserved General Fund at the end of fiscal year 2000-2001. The ending General Fund balance included $448.6 million of unexpended funds designated to relief of Hurricane Floyd victims, which funds were to be expended during subsequent fiscal years, and $178.5 million of unexpended budgetary shortfall funds reserved pursuant to Executive Order No. 3 restricting State expenditures.

     On September 21, 2001, the General Assembly adopted a $14.5 billion budget for fiscal year 2001-2002. Due to the need to increase revenues, the budget contained several new and increased taxes, including the following: a two-year half-cent increase in the statewide sales tax; a two-year increase to 8.25% of the income tax rate for taxable incomes of single and married individuals over $120,000 and $200,000, respectively; a 6% telecommunications tax on out-of-state long distance calls, with the tax on in-state long distance calls dropping from 6.5% to 6%; a 5% tax on satellite television; a 1% gross premiums tax for HMOs and Blue Cross/Blue Shield; and a 3% increase on liquor taxes. Additionally, tuition for students attending the University of North Carolina was raised 9%. The budget increased spending on education and human services while trimming 400 positions from the State's payrolls. The General Assembly included in the budget $25 million to reduce class size, $93 million for teacher bonuses, and another $44 million to help struggling students meet testing standards. Teachers and school administrators received salary increases averaging close to 3%, while community college instructors and professional staff received a 1.25% salary increase. Each state employee got a $625 raise. The General Assembly provided $15 million for the One North Carolina Fund for the Governor to use to provide incentives in the recruitment of industries to the State. The budget established a mental health trust fund and provided $47.5 million in funding to be used to renovate existing mental health and substance abuse facilities and to help patients move from institutional to community treatment. The General Assembly set aside $181 million to replenish the depleted State Emergency Reserves and placed in reserve $125 million for the Repairs and Renovations Reserve Account and $40 million for the Clean Water Management Trust Fund.

     Due to many factors, an overall budget shortfall in the General Fund for fiscal year 2001-2002 of $1.6 billion was projected. The shortfall was primarily a result of an under-realization of budgeted revenues and an increase in Medicaid expenditures exceeding budgeted appropriations. In particular, State personal income tax collections in April 2002 were $595 million, which was over $250 million less than in 2001 and over $350 million less than projected for the fiscal year 2001-2002 budget. Overall, tax collections declined 6 percent from the previous fiscal year while the fiscal year 2001-2002 budget had projected a 4 percent revenue increase, a difference of 10 percentage points. Medicaid expenditures were expected to exceed well over $100 million of budgeted appropriations. Both the under-realization of revenues and the increased Medicaid expenditures were attributed to the on-going national and regional economic recession, the severity of which was deepened by the impact of the September 11, 2001 terrorist attacks.

     In response to the projected budgetary shortfall, the Governor invoked his constitutional authority to insure that the State would meet its constitutional requirement of a balanced budget by issuing Executive Order No. 19, which rescinded previous Executive Order No. 3 and identified over $1.3 billion of resources available if needed to balance the budget. Executive Order No. 19 reduced expenditures for use by State agencies and for capital improvement projects and transferred funds from General Fund reserves and non-General Fund receipts and reserves. Following the issuance of Executive Order No. 19, the Governor ordered the transfer of an additional $200 million from the Hurricane Floyd relief fund and the Tobacco Trust Fund to cover any remaining budgetary shortfall for fiscal year 2001-2002.

     As of the close of the 2001-2002 fiscal year, the General Fund reported a total fund balance of $393.9 million, with reserves of over $390 million and an unreserved fund balance of $3.8 million. For fiscal year 2001-2002, the State experienced a shortfall in tax and non-tax receipts of $1.55 billion. As with other state governments, the slowing national and state economy resulted in a general decline in tax collections. Individual income taxes fell short by over $1 billion, corporate income taxes by $177 million, sales and use taxes by $90.5 million, and franchise taxes by $192.7 million. Inheritance and capital gains taxes were similarly lower than budget expectations. In an effort to meet the State constitutional mandate of balancing the General Fund budget, reductions of $789.2 million were implemented, with the remainder of the budget funded by $437.7 million of non-General Fund dollars, and $239.3 million transferred from the Savings Reserve account.

     On September 20, 2002, the General Assembly adopted a $14.3 billion budget for fiscal year 2002-2003, a more than 2% reduction in the budget from the previous year but an increase of 4% over actual spending of $13.7 billion during last year's fiscal crises. The budget used $800 million in non-recurring revenue to fund ongoing expenses, including $333 million in reimbursements withheld from local governments. To replace that revenue, the General Assembly granted counties the authority to approve an additional half-cent local-option sales tax. This budget included revenue growth of only 1.8% over last year, which was a far more conservative growth projection than had been used in past years. The budget contained over $100 million in unidentified future cuts to be made by various State departments and agencies, and the heads of those departments and agencies were given additional management flexibility to cut programs. The budget provided no raises for state employees but did grant 10 bonus vacation days. Teachers and principals received career step raises. The State Board of Education was required to cut $42 million from its budget, and appropriations for local partnerships with the Smart Start program were reduced by $20 million. Nevertheless, the budget provided $26.8 million to reduce the student-teacher ratio in both kindergarten and first grade classrooms and $28 million to expand a voluntary pre-kindergarten program to prepare at-risk 4-year olds. The budget for the children's health insurance program, Health Choice, was increased by $7.7 million, while spending for area mental health programs was reduced by $3 million. Three prison facilities were closed, and many positions with the Department of Correction were eliminated, including 23 chaplain positions. The State's public universities received full funding for enrollment growth, at $66.8 million, and $4.5 million in additional financial aid for students. Individual campuses, however, shared the burden of a $50.2 million spending reduction statewide, amounting to 2.9% for each institution. University tuition increased 8% for in-state students and 12% for out-of-state students. The State's community colleges received $9 million less than the year before, with more than half of the cuts to be determined by the system's board. Nevertheless, the 59-campus system also got a $52 million increase for enrollment growth. Community college students also saw a tuition increase.

     The conservative revenue growth projections used for the fiscal year 2002-2003 budget were more in line with actual revenues, which spared the State from a mid-year fiscal emergency for the first time in three years. As of the close of the 2002-2003 fiscal year, the General Fund reported a total fund balance of $603.9 million, with reserves of over $353 million and an unreserved fund balance of $250.5 million. Key factors improving the fiscal year-end General Fund balance were higher corporate income and sales tax collections, the accelerated repeal of local government reimbursements, increased transfers from other funds, and significant spending reductions by State agencies. Additionally, the State received $136.9 million in federal fiscal relief in June 2003, which is the first of two equal flexible grant payments. The second flexible grant payment of $136.9 million was received in October 2003.

     On June 30, 2003, the General Assembly adopted a $14.8 billion budget for fiscal year 2003-2004. Due to the current budget difficulties, the General Assembly made permanent a .5% State sales tax increase which was due to expire at the end of fiscal year 2002-2003. Additionally, the fiscal year 2003-2004 budget reduced spending for positions, programs, and general administration at most levels of State government, including at the Departments of Agriculture, Labor, Environment and Natural Resources, Justice, Corrections, Cultural Resources, Insurance, Revenue, and the Administrative Office of the Courts. Teachers received a pay increase averaging 1.81%, while other State employees received a one-time bonus of $550. An initiative to reduce second grade class sizes received $25.3 million, and $96 million in projected bonuses under the State's ABC's plan was funded. State and local boards of education found funding reduced for administrative positions and transportation costs, although an increase of $5 million was earmarked for funding low-wealth schools. University tuition increased 5% for both in-state and out-of-state students, while community college tuition increased 3.2% for in-state students and 8.2% for out-of-state students. The State university system received $46.6 million to fund the additional 518 positions needed to meet a projected 4.5% enrollment increase, while need-based financial aid increased by $5.1 million. An additional $2.8 million was provided to increase aid for in-state students attending private colleges. The community colleges also received $32 million in increased funding for staff and supplies to meet enrollment growth. Funding was reduced for many services provided by the State Department of Health and Human Services, including reduced funding of inflationary increases for Medicaid providers and public agencies and cuts to the Smart Start child care program. The fiscal year 2003-2004 budget increased funding to the Health Choice insurance program by $12.2 million. Various licensing fees were also implemented for health and child care facilities. The General Assembly set aside $150 million for the State Emergency Reserves and placed in reserve $50 million for the Repairs and Renovations Reserve Account and $12.5 million for the Mental Health Trust Fund; however, $38 million was cut from the Clean Water Management Trust Fund.


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

     In December 2003, the Governor called a Special Session of the General Assembly at which the General Assembly appropriated $24 million for economic development. The General Assembly also appropriated $20 million for the One North Carolina Fund, $4.1 million to the community college system for new and expanding industry training, and $20 million to the North Carolina Rural Economic Development Center.

     The State ended fiscal year 2003-2004 with an over-collection of revenues of $242.4 million, which was 1.7% of the budgeted revenue forecast. The major tax categories that exceeded the budgeted forecast were individual income, corporate income, and sales and use tax. In addition, unexpended appropriation or reversions of $159 million were realized, and the State received $136.9 million in federal fiscal relief in October 2003. Therefore, the State closed fiscal year 2003-2004 with a $289.4 million unreserved fund balance after transferring $116.7 million to the Rainy Day Fund and $76.8 million to the Repair and Renovation Reserve.

     On July 18, 2004, the General Assembly adopted a $15.9 billion budget for fiscal year 2004-2005. State workers received their first pay raises in three years - the greater of $1,000 or 2.5% of their current salaries. Teachers got an average raise of 2.5%. State university faculty also received an average 2.5% raise, while community college faculty got a 4.5% raise. Retired State employees got a 1.7% cost of living adjustment. The budget provided public schools with over $50 million to hire up to 1,100 new teachers to reduce third-grade class sizes, $7.5 million to improve test scores in the State's poorest school districts, and $9.1 million to add 2,000 students to the State's More at Four pre-kindergarten program. Another $4 million was provided to hire 80 school nurses. $6.6 million was budgeted to provide health insurance for children of the working poor, $4 million was provided to hire 75 to 100 additional child abuse care workers, and $3 million was used to increase the foster care and adoption assistance reimbursements by $25 per child per month. Twenty-four independent, nonprofit community healthcare centers serving poor patients received $5 million, while $2 million was distributed among 100 shelters for domestic violence victims. $2.7 million was used to add over 1,400 prison beds at correctional facilities throughout the State. Another $8.6 million was used for economic development to fund the State Biotechnology Center in the Research Triangle Park, the Global TransPark in Kinston, and a Motorsports Testing and Research Center Complex near Charlotte. Another $30 million was allocated to a fund for underground storage tank cleanup.

     The General Assembly also approved the issuance of $468 million in special indebtedness over two years to fund a cancer hospital, a cardiovascular center, a health promotion center, a genetics data center, and a pharmacy school at several State universities. The funds will also be used to pay for several other projects at State universities and to preserve land for State parks and to protect land near military bases from encroachment. The funds will also be used to build new juvenile detention facilities. No more than $310 million of this special indebtedness may be issued during the 2004-2005 fiscal year. The fiscal impact of the $468 million of special indebtedness on the General Fund is expected to be zero because of the annual transfer of revenue from other sources to the General Fund in an amount to cover the estimated debt service. The debt service for the State universities projects and the juvenile detention facilities will be reimbursed from the special revenue funds known as the Health and Wellness Trust Fund and the Tobacco Trust Fund. The debt service for the State parks projects is fully funded by the streams of revenue available to the special revenue funds known as the Parks and Recreation Trust Fund, the Natural Heritage Trust Fund, and the Clean Water Management Trust Fund. The special indebtedness is non-voted debt that is generally secured only by an interest in State property being acquired or improved (e.g., certificates of participation and lease-purchase revenue bonds). With this type of debt, there is no pledge of the State's faith, credit, or taxing power to secure the debt, which is why voter approval is not required. If the State defaulted on its repayments, no deficiency judgment could be rendered against the State, but the State property that serves as security could be disposed of to generate funds to satisfy the debt. Failure to repay the debt would have negative consequences for the State's credit rating. Article 9 of Chapter 142 of the State's General Statutes prohibits the issuance of special indebtedness except for projects specifically authorized by the General Assembly. The use of alternative financing methods provides financing flexibility to the State and permits the State to take advantage of changing financial and economic environments.

     In November 2004, the Governor announced that Dell, Inc. would build a computer manufacturing facility in the State. Dell, a leading manufacturer and distributor of personal computers and related products, has now built and equipped a state-of-the-art, 400,000 square-foot manufacturing and distribution facility in the Piedmont Triad region. Dell currently has two other U.S. factories in Nashville, Tennessee and Austin, Texas. The North Carolina General Assembly convened a one-day special session on November 4, 2004 and approved an economic incentive for computer manufacturing companies that, in the case of Dell, would provide up to $225 million in tax credits over the next fifteen years. For each year in which Dell meets the required performance targets, the State will provide a grant equal to 75 percent of the State personal income withholding taxes derived from the creation of new jobs.

     As of April 30, 2005, the State's revenue collections were above the 2004-2005 fiscal year forecast of $14,470.4 million primarily due to more than $250 million in one-time collection from a Voluntary Compliance Program undertaken by the State Department of

Revenue and higher than expected personal income tax collection. A budget surplus of $527 million is projected for the end of fiscal year 2005-2005.

     On August 11, 2005, the General Assembly adopted a $17.2 billion budget for fiscal year 2005-2006. State workers received pay raises equaling the greater of $850 or 2% of their current salaries and one extra week of vacation. Teachers got an average raise of 2.24%. State community college faculty and professional staff got a 4.5% raise. Retired State employees received a 2% cost of living adjustment. The budget provided $9.48 billion for education, which is a 2.73% or $250 million increase over the previous year's education budget. The budget funds education at the State's K-12 schools, community colleges, and universities, including additional funding to cover the more than 35,000 new students enrolled in State public schools this year. The budget dedicated close to $80 million to address the on-going Leandro school funding lawsuit by providing additional funding to low wealth school districts, disadvantaged students, high school reforms, school-based family support teams, and teacher recruitment. The budget provides $100 million for ABC bonuses for teachers and fully funds teacher assistant positions. More than $3.2 million is provided to expand Governor Mike Easley's "Learn and Earn" program, which allows students the opportunity to graduate with a high school diploma and a college degree after just five years of study. The budget makes numerous investments in job creation efforts and provides funding for programs to attract new jobs to the State, including $4.5 million in additional funds for the Job Development Investment Grant program, $6 million for the One North Carolina Fund, and $20 million for the North Carolina Rural Center, which has helped create thousands of new jobs in rural communities and update water systems. The budget also included $9 million for the Wilmington and Morehead City ports, $1 million in new funds for community college Small Business Centers, and $2.65 million for customized industry training, which will help employees and companies remain competitive in an ever-changing economy.

     For the first time, the General Assembly has also authorized the creation of a State lottery for the purpose of providing additional education funding. The lottery is expected to raise more than $425 million in its first year for pre-kindergarten programs, school construction and reducing class size, and college scholarships for needy students. The State Lottery Commission is now in the process of establishing this lottery.

     The foregoing results are presented on a budgetary basis. Accounting principles applied to develop data on a budgetary basis differ significantly from those principles used to present financial statements in conformity with generally accepted accounting principles. For example, based on a modified accrual basis, the General Fund balance as of June 30, 2000 was positive $265.7 million, as of June 30, 2001 it was negative $32.4 million, as of June 30, 2002 it was negative $349 million, as of June 30, 2003 it was negative $167 million, and as of June 30, 2004 it was negative $196 million.

     Under the State's constitutional and statutory scheme, the Governor is required to prepare and propose a biennial budget to the General Assembly. The General Assembly is responsible for considering the budget proposed by the Governor and enacting the final budget, which must be balanced. In enacting the final budget, the General Assembly may modify the budget proposed by the Governor as it deems necessary. The Governor is responsible for administering the budget enacted by the General Assembly.

     The State budget is based upon a number of existing and assumed State and non-State factors, including State and national economic conditions, international activity, federal government policies and legislation, and the activities of the State's General Assembly. Such factors are subject to change which may be material and affect the budget. The Congress of the United States is considering a number of matters affecting the federal government's relationship with the state governments that, if enacted into law, could affect fiscal and economic policies of the states, including North Carolina.

     In 1998, the State, along with forty-five other states, signed the Master Settlement Agreement ("MSA") with the nation's largest tobacco companies to settle existing and potential claims of the states for damages arising from the use of the companies' tobacco products. Under the MSA, the tobacco companies are required to adhere to a variety of marketing, advertising, lobbying, and youth access restrictions, support smoking cessation and prevention programs, and provide payments to the states in perpetuity. The amount that the State will actually receive from this settlement remains uncertain, but projections are that the state will receive approximately $4.6 billion through the year 2025. In the early years of the MSA, participating states received initial payments that were distinct from annual payments. The initial payments were made for five years: 1998 and 2000 through 2003. The annual payments began in 2000 and will continue indefinitely. However, these payments are subject to a number of adjustments including an inflation adjustment and a volume adjustment. Some adjustments (e.g., inflation) should result in an increase in the payments while others (e.g., domestic cigarette sales volume) may decrease the payments. Also, future payments may be impacted by continuing and potential litigation against the tobacco industry and changes in the financial condition of the tobacco companies. In 1999, the General Assembly approved legislation implementing the terms of the MSA in the State. The Golden LEAF, Inc., a nonprofit foundation, was created to distribute half of the settlement funds received by the State. The legislation directed that these funds be used for the purposes of providing economic impact assistance to economically affected or tobacco-dependent regions of the State. However, the foundation's


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share of the payments may be diverted by the General Assembly prior to the funds being received by the State Specific Account. The foundation is reported as a discretely presented component unit. In 2000, the State enacted legislation establishing the Health and Wellness Trust Fund and the Tobacco Trust Fund and created commissions charged with managing these funds. Each fund will receive a quarter of the tobacco settlement payments. The purpose of the Health and Wellness Trust Fund is to finance programs and initiatives to improve the health and wellness of the people of North Carolina. An eighteen-member Health and Wellness Trust Fund Commission will administer this fund. The primary purpose of the Tobacco Trust Fund is to compensate the tobacco-related segment of the State's economy for the economic hardship it is expected to experience as a result of the MSA. An eighteen-member Tobacco Trust Fund Commission will administer this fund.

     The economic profile of the State consists of a combination of services, trade, agriculture, manufacturing, and tourism. Non-agricultural wage and salary employment accounted for approximately 3,888,600 jobs as of September 2005. The largest segment of jobs was approximately 1,267,300 in various service categories, followed by 724,100 in trade, transportation, and utilities, and 657,100 in government and 570,600 in manufacturing. Based on September 2005 data from the United States Bureau of Labor Statistics, the State ranked eleventh among the states in non-agricultural employment, thirteenth in services employment, eleventh in trade employment, and ninth in manufacturing employment. According to the U.S. Department of Commerce, Bureau of Economic Analysis, per capita income in the State during the period from 1990 to 2004 grew from $17,295 to $29,246, an increase of over 69%. Over a similar period, according to the North Carolina Employment Security Commission, the seasonally-adjusted labor force grew from 3,441,436 to 4,302,043, an increase of 25%, and it has undergone significant changes during this period, as the State has moved from an agricultural economy to a service and goods-producing economy. As reported by the North Carolina Employment Security Commission, the seasonally-adjusted unemployment rate in September 2005 was 5.5% of the labor force, as compared to the nationwide unemployment rate for the same period of 5.1%.

     Agriculture is another basic element of the State's economy. In calendar year 2003, the State's agricultural industry contributed over $62 billion to the State's economy, and accounted for 22% of the State's income. Gross agricultural income was in excess of $6.9 billion in 2003, placing the State eighth in the nation in gross agricultural income and tenth in the nation in net farm income. The poultry industry is the leading source of agricultural income in the State, accounting for approximately 32% of gross agricultural income in 2003, followed by the pork industry and approximately 22%, nursery and greenhouse products at approximately 12%, and the tobacco industry at approximately 9%. According to the State Commissioner of Agriculture, the State ranks first in the nation in the production of all tobacco, flue-cured tobacco, and sweet potatoes, second in hog production, cucumbers for pickles, turkeys and Christmas tree production, and third in poultry and egg products and trout.

     A significant military presence in the State contributes further to the diversity of the State's economic base. Six percent (6%) of the State's 2004 Gross State Product (total goods and services), or $18.1 billion, is attributed to the military sector in the State. The major military installations in the State are Camp Lejuene Marine Corps Base, New River Air Station, Fort Bragg Army Base, Pope Air Force Base, Cherry Point Marine Corps Air Station, and Seymour Johnson Air Force Base. The State has created a task force, headed by the Lieutenant Governor, to assist the federal Base Realignment and Closure Commission (the "BRAC Commission") in reviewing proposed realignments and closures of federal military bases. On May 13, 2005, the Department of Defense recommended to the BRAC Commission that none of the State military bases be closed and that due to realignments elsewhere, the State's military base should see an increase in personnel and operations.

     The following are cases pending in which the State faces the risk of either a loss of revenue or an unanticipated expenditure. In the opinion of the Department of State Treasurer after consultation with the State Attorney General, an adverse decision in any of these cases would not materially adversely affect the State's ability to meet its financial obligations.

     1. HOKE COUNTY ET AL. V. STATE OF NORTH CAROLINA, ET AL (FORMERLY LEANDRO, ET AL. V. STATE OF NORTH CAROLINA AND STATE BOARD OF EDUCATION) - FUNDING OF PUBLIC EDUCATION. In 1994, students and boards of education in five counties in the State filed suit requesting a declaration that the public education system of North Carolina, including its system of funding, violates the State constitution by failing to provide adequate or substantially equal educational opportunities, by denying due process of law, and by violating various statutes relating to public education. Five other school boards and students intervened, and alleged claims for relief on the basis of the high proportion of at-risk and high-cost students in their counties' systems. The suit is similar to a number of suits in other states, some of which resulted in holdings that the respective systems of public education funding were unconstitutional under the applicable state law.

     The State filed a motion to dismiss, which was denied. On appeal the State Supreme Court upheld the present funding system against the claim that it unlawfully discriminated against low wealth counties but remanded the case for trial on the claim for relief based on the Court's conclusion that the constitution guarantees every child the opportunity to obtain a sound basic education. The trial on the claim of one plaintiff's county was held in the Fall of 1999. In rulings issued in the Fall of 2000 and Spring of 2001, the


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trial court concluded that at-risk children in the State are constitutionally entitled to such pre-kindergarten educational programs as may be necessary to prepare them for higher levels of education, and ordered an investigation into why certain school systems succeed without additional funding. Following the State's filing of an appeal of these rulings, the trial court re-opened the trial and called additional witnesses in the Fall of 2001.

     On April 4, 2002, the trial court issued its final order in the case, reaffirming its prior rulings and finding that the State must take all necessary actions to provide each child with the "sound basic education" guaranteed by the State Constitution. The trial court's order directed the State to provide written reports every 90 days on the steps it has taken to comply with the order. On July 30, 2004, the State Supreme Court affirmed the majority of the trial court's orders, thereby directing the executive and legislative branches to take corrective action necessary to ensure that every child has the opportunity to obtain a sound, basic education. The Supreme Court did agree with the State that the trial court exceeded its authority in ordering pre-kindergarten programs for at-risk children. The State is now undertaking measures to respond to the trial court's directives. The magnitude of State resources which may ultimately be required cannot be determined at this time; however, the total cost could exceed $100 million.

     2. N.C. SCHOOL BOARDS ASSOCIATION, ET AL. V. RICHARD H. MOORE, STATE TREASURER, ET AL. - USE OF ADMINISTRATION PAYMENTS. On December 14, 1998, plaintiffs, including the county school boards of Wake, Durham, Johnston, Buncombe, Edgecombe, and Lenoir Counties, filed suit requesting a declaration that certain payments to State administrative agencies must be distributed to the public schools on the theory that such amounts are fines which under the North Carolina Constitution must be paid to the schools. The trial court ruled in favor of plaintiffs on December 14, 2001.

     In its order, the trial court concluded that specifically identified monetary payments assessed and collected by state agencies are civil fines or penalties whose disposition is controlled by Article IX, Section 7 of the State Constitution. The trial court also concluded the statutes under which these funds are distributed are "unconstitutional and void" to the extent they provide that the money is to "go to agencies or for purposes other than the public schools." Based upon these conclusions of law, the trial court directed the "clear proceeds" of the affected civil fines and penalties be remitted to the public schools.

     The trial court also declared "unconstitutional and void" the portions of the State Civil Penalty and Forfeiture Fund and the State School Technology Fund which operate to collect in a central fund and equitably distribute civil fines and penalties to the State's school system for the purpose of supporting local school technology plans. The order required state agencies to remit civil fines and penalties directly to the local board(s) of education in the county in which the violation leading to the payment occurred for use in the board(s) discretion.

     Finally, the trial court determined a three-year statute of limitations applies, allowing the order to be enforced retroactively from the date the civil action was filed to include all affected civil fines and penalties collected by State agencies since December 1995. However, the court stayed the operation and enforcement of the order pending appeal. On appeal, the State Court of Appeals rendered a decision in September 2003 mostly favorable to the State. Further appeal was made to the State Supreme Court, which on July 1, 2005 affirmed in part and reversed in part the decision of the State Court of Appeals.

     For the last fiscal year for which information was available to them, plaintiffs alleged liability of approximately $84 million. Until this matter is resolved, any refunds and interest will continue to accrue.

     3. SOUTHEAST COMPACT COMMISSION - DISPOSAL OF LOW-LEVEL RADIOACTIVE WASTE. North Carolina and seven other southeastern states created the Southeast Interstate Low-Level Radioactive Waste Management Compact to plan and develop a site for the disposal of low-level radioactive waste generated in the member states. North Carolina was assigned responsibility for development of the first disposal site, with costs to be distributed equitably among the Compact members. In 1997, the Compact Commission discontinued funding of the development of the North Carolina site, alleging that the State was not actively pursuing the permitting and development of the proposed site. North Carolina withdrew from the Compact in 1999. The Compact subsequently petitioned the United States Supreme Court to allow the filing of its complaint against the State demanding repayment of $80 million of Compact payments expended on the permitting of the site, plus $10 million of future lost income, interest, and attorneys' fees. The United States Supreme Court denied the Compact's petition in August 2001. On August 5, 2002, the Compact, with the addition of four member states as plaintiffs, filed a new motion requesting the United States Supreme Court to accept the claim under its original jurisdiction. On June 16, 2003, the United States Supreme Court accepted jurisdiction of the case, and the State filed an answer and motion to dismiss. On November 17, 2003, the motion to dismiss was denied, and the United States Supreme Court appointed a special master with authority to determine when additional pleadings will be filed in the case. The Special Master hear oral arguments on dispositive motions filed by both sides on September 3, 2004. The State Attorney General's office believes that sound legal arguments support the State's position on this matter.


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     4. PHILLIP MORRIS USA INC. V. TOLSON - REFUND OF CORPORATE INCOME TAX. On
June 13, 2000, Philip Morris filed an action for a refund of approximately $30 million in corporate income taxes paid for 1989 through 1991. An order of the Augmented Tax Review Board in the 1970's allowed it to apportion its income under a modified formula, which included a more favorable property factor. When the law changed in 1989 to move to double weighting of the sales factor, Philip Morris incorporated this change into its formula. The Board's order did not permit double weighting. Philip Morris argued that the principle of in pari materia required incorporation of the amendment, and that failure to allow double weighting violated the equal protection and separation of powers clauses. The Wake County Superior Court recently ruled that Philip Morris was required to use the formula approved by the Board without double weighting the sales factor unless the statutory formula (without the modified property factor) produced a more favorable result. Philip Morris appealed this ruling, and the record on appeal was filed in March 2005.

     5. STATE EMPLOYEES ASSOCIATION OF NORTH CAROLINA V. STATE OF NORTH CAORLINA; STONE V. STATE OF NORTH CAROLINA - DIVERSION OF EMPLOYER'S RETIREMENT SYSTEM CONTRIBUTION. On May 22, 2001, SEANC filed an action demanding repayment of approximately $129 million in employer retirement contributions to the State retirement system. The Governor withheld, and subsequently used, the withheld funds under his constitutional authority to balance the State budget. The trial court dismissed the action on May 23, 2001 for lack of standing, among other things. Plaintiffs appealed to the State Court of Appeals, and on December 3, 2002, the Court of Appeals affirmed the trial court's dismissal of the action for lack of standing. On June 13, 2003, the State Supreme Court reversed the lower courts on the issue of standing and remanded the case back to the State Court of Appeals for further consideration. In June 2002, the Stone case was filed on behalf of individual State employees and retirees seeking repayment of the withheld employer contribution and a prohibition against future diversions. A class comprised of all members of the retirement system has been certified and the case is proceeding through class notification and toward trial. The State Attorney General's office believes that sound legal arguments support the State's defense of these cases.

     6. CABARRUS COUNTY V. TOLSON - DIVERSION OF LOCAL GOVERNMENT TAX REIMBURSEMENTS AND SHARED REVENUE. On September 17, 2002, six counties and three municipalities filed suit against the State Secretary of Revenue demanding that the State release payments of local tax reimbursements and shared revenues in excess of $200 million and a prohibition against future diversions. The Governor, in the exercise of his constitutional responsibility to balance the State budget, withheld tax revenues designated by statute for payment to local governments. Summary judgment was granted in favor of the State on all issues, and Plaintiffs appealed. On April 5, 2005, the State Court of Appeals ruled in favor of the State. Plaintiffs are expected to seek review by the State Supreme Court. The State Attorney General's office believes that sound legal arguments support the State's defense of this action.

     7. GOLDSTON, ET AL. V. STATE OF NORTH CAROLINA, ET AL. - DIVERSION OF HIGHWAY TRUST FUNDS. On November 14, 2002, a former Secretary of the Department of Transportation and a retired State Senator sued the Governor and the State for using Highway Trust Fund money in the State's General Fund. The Governor's Executive Order No. 19 transferred $80 million from the Highway Trust Fund to the General Fund for purposes of balancing the State budget. Also, the General Assembly in its 2002 Special Session authorized this transfer and the transfer of an additional $125 million during fiscal year 2003 in the form of a loan to be repaid with interest through 2009. The suit alleges that these actions are unlawful and unconstitutional and requests a declaration that taxes collected for purposes of Highway Trust Fund expenditures cannot be used for other purposes. Summary judgment was granted in favor of the State on all issues, and Plaintiffs appealed. In a unanimous decision filed September 20, 2005, the State Court of Appeals affirmed the granting of summary judgment in favor of the State.

     8. DIANA COLEY, ET AL. V. STATE OF NORTH CAROLINA, ET AL. (FORMERLY EDWARD
N. RODMAN, ET AL. V. STATE OF NORTH CAROLINA, ET AL.) - RETROACTIVE INCOME TAX RATES. On April 25, 2003, Plaintiffs filed suit against the State and the Secretary of Revenue challenging the constitutionality of retroactively applying the 2001 increase in the highest rate of North Carolina's state income tax to the entire 2001 tax year. Plaintiffs seek refunds, for themselves and a proposed class of similarly situated taxpayers, of all taxes paid for the year 2001 in excess of the prior 7.75% maximum rate, on the theory that a retroactive mid-year tax increase violates the State and federal constitutions. Plaintiffs claim the total amount of taxes involved exceeds $76 million, plus interest. On June 30, 2004, the trial court granted summary judgment in favor of the State on all issues. Plaintiffs appealed to the State Court of Appeals, and oral arguments were held in April 2005. The State Attorney General's office has filed a motion to dismiss and believes sound legal arguments support dismissal of the case.

     9. MEDICAL MUTUAL INSURANCE CORPORATION OF NORTH CAROLINA V. THE BOARD OF GOVERNORS OF THE UNIVERSITY OF NORTH CAROLINA AND ITS CONSTITUENT INSTITUTION, EAST CAROLINA UNIVERSITY, THE EAST CAROLINA SCHOOL OF MEDICINE, ET AL. - INSURANCE POLICY TERMINATION PREMIUM. On March 18, 2003, Medical Mutual Insurance Corporation of North Carolina ("MMI") filed this action in Wake County Superior Court against the Board of Governors of the University of North Carolina, East Carolina University Brody School of Medicine ("ECM"), and various doctors.


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In 2002, in order to raise additional capital, MMI demanded that all policy holders, including ECM, purchase guaranteed capital shares under threat of termination or nonrenewal of policies. In the face of MMI's demand, ECM decided to purchase insurance for almost all of its healthcare professionals from another insurance company. In this lawsuit, MMI claims that ECM's decision not to purchase insurance for all its healthcare professionals from MMI triggered an obligation to pay a termination fee to MMI of approximately $26.7 million. ECM believes that MMI is not entitled to any further payments. The State Attorney General's Office believes that no fee may be owed because of MMI's termination of the contract; however, in the event that a fee is owed, the State Attorney General's Office believes that it would be substantially less than $26.7 million. The suit is pending in Superior Court and related administrative proceedings before the State Department of Insurance are ongoing. In August 2004, the trial court entered an order referring the case to arbitration. The State has appealed the arbitration order, and the State Court of Appeals has agreed to hear the case. The State also has filed an administrative proceeding with the State Department of Insurance seeking determination MMI is violating various aspects of State insurance practice in its attempt to impose this penalty.

     10. DirecTV, Inc. and EchoStar Satellite Corp. v. State of North Carolina et al. - Refund of Sales Tax. On September 30, 2003, DirecTV and Echostar filed an action for a $32 million refund of State sales tax paid. The State General Assembly recently enacted a provision to impose the sales tax on satellite TV service providers. Plaintiffs claim this tax, which is not imposed on cable television providers, is unconstitutional in that it violates the Commerce Clause (because it is discriminatory and not fairly related to benefits provided by the State), the equal protection clause and North Carolina's uniformity of taxation constitutional requirement. It is the State's position that although cable providers are not subject to this tax, they are subject to city and county franchise taxes. The tax on satellite companies was enacted to equalize the tax burden on these various forms of entertainment. The case has been designated as exceptional under the State's Rules of Civil Procedure. The parties' cross-motions for summary judgment were argued in May 2005, and the trial court granted summary judgment in favor of the State.

     11. Lessie J. Dunn, et al. v. State of North Carolina, et al. - Tax on Non-State Municipal Bonds. On February 9, 2004, Plaintiffs, on behalf of a class of all others similarly situated, filed suit alleging that the State's imposition and collection of State income tax on interest received by certain taxpayers on municipal bonds issued by non-North Carolina State and local governments constitutes a violation of the Commerce Clause of the United States Constitution. A similar case recently filed in Ohio was ultimately unsuccessful. The State Attorney General's Office has filed an answer in the case, and plaintiffs are currently seeking class certification. The State Attorney General's Office believes that sound legal arguments support the defense of this case.

     12. Sanders, et al v. State Personnel Commission, et al. - Temporary Employees. On April 1, 2005 this action was filed on behalf of two former temporary employees of the State government seeking class action certification, injunctive relief and declaratory relief alleging that the State has engaged in unlawful and unconstitutional practices designed to deprive temporary employees who have worked 12 consecutive months or more of compensation rights benefits and permanent employee status. The complaint references a rule promulgated by the Office of State Personnel stating that temporary employees shall not work longer than 12 consecutive months; asserts the creation of implied contracts; and relies in addition on various provisions of the State Constitution. The complaint has been amended once to add two additional plaintiffs and a motion is pending to allow a second amendment adding a State "whistleblower" allegation because several agencies began strictly applying the rule after the complaint was filed. Significant defenses exist as to each claim alleged in the lawsuit. On June 1, 2005 a Superior Court judge entered a limited temporary restraining order prohibiting the State from termination temporary employees either on the basis of the rule in question or because of the lawsuit. A motions hearing on the preliminary injunction and other pending motions, including a request for "provisional" class certification, is scheduled for June 2005. If the State were to ultimately be required to provide to a class of several thousand former and current temporary employees retroactive benefits in the form of leave compensation, retirement, and health insurance benefits, the liability would be substantial.

     The State is also involved in numerous other claims and legal proceedings, many of which normally occur in governmental operations. A review of the status of outstanding lawsuits involving the State by the State Attorney General did not disclose any other proceedings that are expected to have a material adverse effect on the financial position of the State.

     In its 1996 Short Session, the North Carolina General Assembly approved State general obligation bonds in the amount of $950 million for highways and $1.8 billion for schools. These bonds were approved by the voters of the State in November 1996. In March 1997, the State issued $450 million of the authorized school bonds. In November 1997, the State issued $250 million of the authorized highway bonds. In April 1998, the State issued an additional $450 million of the authorized school bonds. In April 1999, the State again issued an additional $450 million of the authorized school bonds. In September 2000, the State issued an additional $295 million of the authorized school bonds, and another $100 million of the authorized school bonds were issued in March 2001. In May 2002, the State issued the final $55 million of the authorized school bonds. In November 2003, the State issued an additional $400 million of the authorized highway bonds. The remaining $300 million of the authorized highway bonds was issued by the State in September 2004.


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     On November 3, 1998, North Carolina voters approved the issuance of $800 million in clean water bonds and $200 million in natural gas facilities bonds. The clean water bonds provide grants and loans for needed water and sewer improvement projects for the State's municipalities, and fund programs to reduce pollution in the State's waterways. The natural gas bonds provide grants, loans and other financing for local distribution companies or state or local government agencies to build natural gas facilities, in part to help attract industry to the State's rural regions. In September 1999, the State issued a total of $197.4 million of authorized clean water bonds and natural gas facilities bonds, $177.4 million of which were a combination of clean water bonds ($172.4 million) and natural gas facilities bonds ($5 million) and $20 million of which were solely natural gas facilities bonds. In October 1999, the State issued an additional $2.6 million of the authorized clean water bonds. In September 2000, the State issued an additional $5 million of the authorized natural gas facilities bonds. In March 2001, the State issued an additional $30 million of the authorized clean water bonds. In March 2002, the State issued an additional $204.4 million of the authorized clean water bonds and an additional $35 million of the authorized natural gas facilities bonds. In April 2002, the State issued an additional $10.6 million of the authorized clean water bonds. In December 2002, the State issued an additional $18.8 million of the authorized clean water bonds and an additional $50 million of the authorized natural gas facilities bonds. In January 2003, the State issued an additional $2.9 million of the authorized clean water bonds. In April 2003, the State issued an additional $33 million of the authorized natural gas facilities bonds. In May 2003, the State issued an additional $3.65 million of the authorized clean water bonds. In March 2004, the State issued an additional $36 million of the authorized natural gas facilities bonds. The remaining $16 million of the authorized natural gas facilities bonds were issued by the State in January 2005.

     On November 7, 2000, North Carolina voters approved the issuance of $3.1 billion in general obligation higher education bonds to finance improvements to the facilities of the 16 public universities and 59 community colleges in the State. In March 2001, the State issues $250 million of the authorized higher education bonds. In March 2002, the State issued an additional $300 million of the authorized higher education bonds.

     In March 2003, the State issued bonds representing a consolidation of the clean water bonds and the higher education bonds in the approximate amount of $320 million. In April 2003, the State issued approximately $283.3 million of additional consolidated public improvement bonds. These two issuances consisted of a total of $38.4 million of the clean water bonds and $564.9 million of the higher education bonds. In March 2005, the State issued approximately $707.9 million of additional consolidated public improvement bonds. This issuance consisted of a total of $90.8 million of the clean water bonds and $617.1 million of the higher education bonds. An additional $15.255 million of the clean water bonds was issued separately by the State in March 2004. In January 2005, the State issued $705.5 million of additional consolidated public improvement bonds, consisting of a total of $41 million of the clean water bonds and $664.5 million of the higher education bonds. A total of approximately $169 million of the authorized clean water bonds remains unissued, and a total of approximately $703.5 million of the authorized higher education bonds remains unissued.

     In addition, the State refinanced over $1,372 million of its existing debt in the years 2002 through January 2005 to improve cash flow and to take advantage of lower interest rates by reducing its future debt service payments. It is anticipated that in July 2005 the State will issue $609.61 million in additional refunding bonds.

     Hurricane Floyd struck North Carolina on September 16, 1999, causing significant flood and wind damage and some loss of life. The effects of the storm and its aftermath have been, and continue to be, felt in the eastern part of the State. The final estimate of property damage caused by the storm and its aftermath is $6 billion. In the opinion of the Offices of the Governor and the State Treasurer, notwithstanding the devastation caused by Hurricane Floyd, the storm and its consequences should not have a material adverse impact upon the ability of the State to meet its financial obligations, including timely payment of principal and interest on the State's general obligation bonds.

     Hurricane Isabel came ashore near Ocracoke on the Outer Banks of the State on September 18, 2003. The storm hammered the fragile Outer Banks and raked across the northeastern portion of the State, causing widespread destruction to homes, business, and farms. 47 of the State's 100 counties were declared disaster areas. The State Department of Agriculture reports that damage to crops, livestock, and farm structures in the State exceeds $152 million. Damage to timber in the State is estimated at $565 million, with more than 833,000 acres sustaining some level of damage. By the end of December 2003, more than $155 million in federal and State disaster assistance to individuals, households, local governments, and private nonprofits has been approved. The federal government covers 75 percent of the costs; the State pays the other 25 percent.

     The State suffered the effects of six tropical weather systems in 2004. In August, Hurricanes Alex, Bonnie, and Charley caused flooding and widespread power outages in eastern North Carolina. In September, Hurricanes Frances, Ivan, and Jeanne devastated central and western North Carolina with torrential rainfall that spawned flash flooding and numerous debris flows, including


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mudslides and rock falls. Only Hurricanes Frances and Ivan have met the criteria necessary to achieve a Federal Disaster Declaration, while Hurricanes Alex, Bonnie, Charley, and Jeanne met the criteria necessary for a State Disaster Declaration. Preliminary estimates indicate that these storms caused over $230 million in damages that are eligible for state and federal governmental assistance. The State's share is estimated to be approximately $90 million. In order to match federal funds available to the State for federal disaster recovery services, the Governor ordered State agencies to revert 0.75 percent of their 2004-05 budgets to provide an estimated $120 million for storm relief.

     Currently, Standard & Poor's and Fitch both rate the State's general obligation bonds as AAA. On August 19, 2002, Moody's downgraded the State's general obligation bonds from Aaa, its highest rating, to Aa1 with stable outlook, one step below Aaa. Moody's cited the State's "continued budget pressure, its reliance on non-recurring revenues, and its weakened balance sheet" as reasons for this downgrade. This represents the first time since 1960 that the State has had less than a AAA rating on its general obligation bonds. In September 2004, Moody's revised the State's outlook from stable to positive and noted the following:

     "This rating reflects the State's slowly stabilizing economy, its improving tax revenues, its conservative debt policy, and its effective financial management. While general fund balances remain negative, flexible cash reserves outside the general fund are ample, and pension funding is exceptionally strong. Moody's expects that the state will continue to take actions to restore structural balance and rebuild reserves."

SPECIAL CONSIDERATIONS REGARDING INVESTMENT IN SOUTH CAROLINA TAX-EXEMPT OBLIGATIONS

     The concentration of investments in South Carolina Tax-Exempt Obligations by the South Carolina Fund raises special investment considerations. In particular, changes in the economic condition and governmental policies of South Carolina and its political subdivisions, agencies, instrumentalities, and authorities could adversely affect the value of the South Carolina Fund and its portfolio securities. This section briefly describes current economic trends in South Carolina. The information set forth below is derived from official statements prepared in connection with the issuance of South Carolina Tax-Exempt Obligations and other sources that are generally available to investors. BB&T Funds has not independently verified this information.

     The South Carolina Constitution requires the General Assembly to provide a balanced budget. South Carolina Law provides that the State Budget and Control Board shall, if a deficit appears likely, effect such reductions in appropriations as may be necessary to prevent a deficit. The State Constitution further provides that annual increases in State appropriations may not exceed the annual growth rate of the economy of the State and that the annual increases in the number of State employees may not exceed the average growth of the population of the State. Such limits on growth are subject to suspension by a super-majority of the General Assembly. The State Constitution also establishes a General Reserve Fund to be maintained in an amount equal to 3% (4% prior to 1988) of General Fund revenue for the latest completed fiscal year for the purpose of covering operating deficits of State government.

     In the November 1988 general election the electorate approved a constitutional amendment creating a Capital Reserve Fund equal to 2% of the prior fiscal year's General Fund revenues to provide capital improvements or retire State bonds previously issued. The State Constitution requires that the General Assembly provide that, if revenue forecasts before March 1 project that revenues for the current Fiscal Year will be less than expenditures authorized by appropriation for that fiscal year, the current fiscal year's appropriation to the Capital Reserve Fund shall be reduced to the extent necessary before any reduction is made in operating appropriations. If it is determined that the Fiscal Year has ended with an operating deficit, the State Constitution requires that funds in the Capital Reserve Fund shall be applied, to the extent necessary, to the fiscal year's end operating deficit before withdrawing moneys from the General Reserve Fund for such purpose.

     As noted above, the state Constitution requires a procedure for the monitoring of revenues and expenditures with a view to a reduction of appropriations as may be necessary to prevent a deficit. For the purpose of providing projections and forecasts of revenues and expenditures and advising the State Budget and Control Board on economic trends, the General Assembly established the Board of Economic Advisors. In particular with respect to the Constitutional requirement of monitoring revenues, statutory provisions require that the Board of Economic Advisors provide to the State Budget and Control Board quarterly estimates of State revenues. If at the end of the first or second quarter of any fiscal year, quarterly revenue collections are 4% or more below the amount projected for such quarter by the Board of Economic Advisors, the State Budget and Control Board is required, within fifteen days of such determination, to take action to avoid a Fiscal Year End deficit.

     For many years, each annual Appropriations Act has contained a provision requiring the State Budget and Control Board to monitor the collection of revenues and the expenditure of funds.


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

     For the Fiscal Year ended June 30, 1995, the State had a budgetary surplus of $393 million. The General Assembly designated the application of all of this surplus, including a transfer to the Capital Reserve Fund in the amount of $73.4 million.

     For the Fiscal Year ended June 30, 1996, the State had a budgetary surplus of $316.7 million. The General Assembly designated the application of all of this surplus, including a transfer to the Capital Reserve Fund in the amount of $80.5 million.

     For the Fiscal Year ended June 30, 1997, the State had a budgetary surplus of $297.8 million. The General Assembly designated the application of all of this surplus, including a transfer to the Capital Reserve Fund in the amount of $83.6 million.

     For the Fiscal Year ended June 30, 1998, the State had a budgetary surplus of $254 million. The General Assembly designated the application of all of this surplus, including a transfer to the Capital Reserve Fund in the amount of $86.9 million.

     For the Fiscal Year ended June 30, 1999, the State had a budgetary surplus of $410 million. The General Assembly designated the application of $322 million of this surplus, including a transfer to the Capital Reserve Fund in the amount of $92 million.

     For the Fiscal Year ended June 30, 2000, the State had a budgetary surplus of $213 million. The General Assembly designated the application of all of this surplus, including a transfer to the Capital Reserve Fund in the amount of $97 million.

     As described previously, South Carolina law requires that the State Budget and Control Board take immediate action to avoid year-end deficits if, at the end of the first or second quarter of a Fiscal Year, base revenue collections are four percent or more below the amount projected for such quarter. Actions taken by the State Budget and Control Board in Fiscal Year ended June 30, 2001, reflected the required process of monitoring revenues and making adjustments to avoid a deficit. The revenue estimate for the State's Budgetary General Fund at the beginning of Fiscal Year 2000-2001 as enacted by the General Assembly totaled $5,316.9 million.

     On November 9, 2000, the State's Board of Economic Advisors reduced its base revenue estimate for Fiscal Year 2000-2001 by $96.9 million to $5,220.0 million. In response, the State Budget and Control Board at its November 21, 2000 meeting sequestered the State's Capital Reserve Fund of $98,610,931 as required by the State Constitution and the State's Fiscal Year 2001 Appropriation Act. Sequestration reduces appropriations to the Capital Reserve Fund to the extent necessary to avoid mandatory reductions in operating appropriations.

     On May 8, 2001, the State Budget and Control Board mandated 1% agency budget reductions totaling $48.1 million. Additionally, $45.7 million in agency appropriations lapsed as a result of suspension of a provision that, in some years, has allowed agencies to carry forward to the next fiscal year up to 10% of their unexpended appropriations. This provision was automatically suspended for the fiscal year because of sequestration of the Capital Reserve Fund. Other action resulted in a further deficit reduction of $1.9 million. Despite such actions, for the Fiscal Year ended June 30, 2001, expenditures exceeded revenues by $87.4 million, and, as required by the State Constitution, such amount was withdrawn from the General Reserve Fund to cover the shortfall.

     The General Reserve Fund Balance at the beginning of Fiscal Year 2000-2001 was $145.4 million and was increased during 2000-2001 by $2.5 million. Accordingly, the $87.4 million withdrawal at year-end left the reserve funded at $60.5 million. In accordance with the State Constitution, the General Reserve Fund must be restored within three years to its full-funding amount of 3% of the State's Budgetary General Fund revenues for the latest completed Fiscal Year.

     On October 18, 2001, the Board of Economic Advisors reduced its fiscal year 2001-2002 General Fund revenue estimate from $5,918.9 million to $5,608.9 million, a revenue reduction of $310 million. In response to the Board of Economic Advisor's report, the State Budget and Control Board at its October 30, 2001, meeting took action to avoid year-end deficits in accordance with the State law requirement previously described. This action included sequestration of $100,134,739 from the State's Capital Reserve Fund; approval of an across-the-board reduction of General Fund appropriations of 4% for all agencies except where prohibited by proviso; and the approval of a reduction of the local Government Fund to the level of Fiscal Year 2000-2001 allocations.

     On March 21, 2002, the Board of Economic Advisors further reduced its fiscal year 2001-2002 General Fund revenue estimate by approximately $92 million and, in response to this revision, the State Budget and Control Board at its March 26, 2002 meeting took additional steps to avoid year-end deficits by imposing an additional across-the-board reduction of General Fund appropriations of 2.52% for all agencies except where prohibited by proviso. Additionally, the Board of Economic Advisors revised the estimate for a revenue transfer to the State's Tax Relief Trust Fund from $448 million to $458.7 million, which resulted in an additional $10.7 million reduction in anticipated revenue to the General Fund. Also, the Fiscal Year 2001-2002, Appropriation Act contained


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

appropriations for open-ended obligations totaling approximately $16.5 million, which were to be paid regardless of the revenue shortfall.

     In its 2002 legislative session, the General Assembly adopted legislation providing that, upon a determination by the State's Comptroller General that, at the close of a Fiscal Year, funds will be needed to balance the Budgetary General Fund, the Budget and Control Board is authorized to borrow any amount needed to balance the Budgetary General Fund by borrowing from any department of State government any surplus which may be on hand in the Office of the State Treasurer to the credit of any such department. Upon approval of a repayment schedule, the State Treasurer is authorized to transfer to the State Budget and Control Board from the general fund the amount necessary to repay the loan with interest no later than June 30 of the following Fiscal Year. No such borrowing was effected in closing the Fiscal Year ended June 30, 2002.

     Despite the mid-year actions taken by the State Budget and Control Board during Fiscal Year 2002, the State's Budgetary General Fund ended the year with a cumulative unreserved fund deficit of $155 million, after giving effect to withdrawal of the $63 million balance held in the State's General Reserve Fund.

     As required by the South Carolina Constitution, the General Assembly made provision in the 2002-2003 Appropriation Act by appropriating the amounts of $38.8 million toward restoration of the General Reserve Fund requirement and $101.6 million, representing the Capital Reserve Fund's full funding amount for Fiscal Year 2002-2003.

     On September 9, 2002, the Board of Economic Advisors reduced its Fiscal Year 2002-2003 General Fund revenue estimate from the 2002-2003 Appropriation Act base of $5,850 million to $5,519 million, a revenue reduction of $331 million. In response to the report of the Board of Economic Advisors, the State Budget and Control Board at its September 17, 2002 meeting took action to avoid year-end deficits in accordance with the State law requirement previously described by sequestering the State's Capital Reserve Fund in the amount of $101,606,475. Additionally, at its December 10, 2002 meeting, the State Budget and Control Board took action to impose an across-the-board reduction of 4.5% and sequestration of an additional 0.5%.

     On February 10, 2003, the Board of Economic Advisors further reduced its fiscal year 2002-2003 General Fund revenue estimate to $5,399 million, a revenue reduction of $120 million. In response to this report of the Board of Economic Advisors, the State Budget and Control Board at its February 11, 2003 meeting took action to impose an additional across-the-board reduction of 3.73%, except where prohibited by proviso.

     Despite the mid-year actions taken by the State Budget and Control Board during fiscal year 2002-2003, the State's Budgetary General Fund ended the year with a cumulative unreserved fund deficit of $177 million, including the $155 million unreserved fund deficit realized in fiscal year 2001-2002, and after giving effect to withdrawal of the $39 million balance held in the State's General Reserve Fund.

     As required by the South Carolina Constitution, the General Assembly made provision in the 2003-2004 Appropriation Act appropriating the amounts of $49.2 million toward restoration of the General Reserve Fund requirement and $98.6 million representing the Capital Reserve Fund's full funding amount for fiscal year 2003-2004.

     On August 15, 2003, the Board of Economic Advisors revised its fiscal year 2003-2004 General Fund revenue estimate from the 2003-2004 Appropriation Act base of $5,489.4 million to $5,381.8 million, a revenue reduction of $107.6 million. In response to the report of the Board of Economic Advisors, the State Budget and Control Board at its August 20,2003 meeting took action to avoid year-end deficits in accordance with the State law previously described by sequestering the State's Capital Reserve Fund in the amount of $98,599,197 and approved an across-the-board sequestration of 1% of General Fund appropriations of all agencies totaling $43.2 million except where prohibited by proviso.

     In its report to the State Budget and Control Board on August 15, 2003, the Board of Economic Advisors also advised that it would review circumstances in September, 2003, upon the availability of further economic data, to determine if additional adjustments to its fiscal year 2003-2004 General Fund revenue estimate would be necessary. No such adjustments were deemed to be necessary as a result of that review.

     The State Budget and Control Board also took action in its August 20, 2003 meeting to effect an interfund borrowing in the amount of $22 million, with proceeds from the loan to be applied to the fiscal year 2002-2003 deficit, in accordance with the 2002 legislative authorization discussed previously. The borrowing was made against funds available to the State and was paid in full on December 1, 2003.


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

     Acting on the advice of counsel under question of the State Budget and Control Board's constitutional authority to commit funds of a current fiscal year for a prior fiscal year purpose (including an unreserved fund deficit), the State Budget and Control Board deferred action on the $155 million unreserved fund deficit until such time as the General Assembly reconvened in January, 2004.

     On June 14, 2004, the General Assembly enacted the "Fiscal Discipline Plan of 2004" (the "Fiscal Plan"), which (i) clarifies actions necessary for the State Budget and Control Board to cover an operating deficit from fiscal years 2001-2003; (ii) provides for repayment of the accumulated State operating deficit; (iii) limits general fund appropriations growth to three percent in fiscal years 2003-04 through 2008-09; (iv) designates the use of surplus revenues; and (v) designates required transfers to the General Reserve fund as recurring general fund appropriations.

     The Fiscal Plan provides that upon the close of a fiscal year, the State's Comptroller General must account for general fund revenues and expenditures from a budgetary-based approach no later than August 31 succeeding the end of the fiscal year. If expenditures exceed revenues and an operating deficit is determined, this information must be reported to the State Budget and Control Board before September 1, and the matter of the operating deficit must be placed as the first item on the agenda for the first meeting of the State Budget and Control Board following the closing of the books for the fiscal year. The Fiscal Plan includes similar provisions to existing law by authorizing interfund borrowing to restore balance to the budgetary general fund and directing that the State Treasurer transfer the amount necessary to repay the loan with interest no later than June 30 of the following fiscal year.

     The Fiscal Plan further provides for partial resolution of the fiscal year 2001-02 operating deficit by directing the State Treasurer to transfer up to $50 million of fiscal year 2003-04 General Reserve Fund revenue prior to the close of the State's books for fiscal year 2003-04. The legislation expresses the intent of the General Assembly to resolve any remaining accumulated operating deficit for fiscal year 2001-02 by designating $50 million per year, if so much is necessary, as the first priority of appropriation of Capital Reserve Fund revenues, provided that revenues in the Capital Reserve Fund for fiscal years 2004-05 and 2005-06 are available for appropriation by the General Assembly.

     Moreover, for the period 2003-04 through 2008-09, to the extent that surplus general fund revenue is realized while the fiscal year 2001-02 accumulated operating deficit remains unresolved, the State Treasurer is directed to transfer as much of the surplus as is necessary to eliminate the deficit. If any surplus remains after full resolution of the accumulated deficit, the remaining surplus must be applied to restore amounts previously withdrawn from the General Reserve Fund. Upon resolution of the 2001-02 accumulated deficit and restoration of the General Reserve Fund to its full funding requirement, any remaining surplus general fund revenue would be deemed Capital Reserve Fund revenues and made available for appropriation in accordance with existing law.

     In addition to other applicable limitations on general fund appropriations under existing law, the Fiscal Plan would restrict any increase in total general fund appropriations (excluding nonrecurring amounts) for a given fiscal year during the period 2004-05 through 2008-09 to an amount not exceeding three percent of general fund appropriations made in the immediately preceding fiscal year.

     Finally, the Fiscal Plan provides that, for fiscal years 2004-05 through 2008-09, amounts required to be transferred to the General Reserve Fund, including amounts necessary to restore previously withdrawn amounts, are deemed to be recurring general fund appropriations, with the exception that this budgetary treatment does not affect the calculations of spending formulas based on a percentage of general fund revenues.

     The provisions of the Plan are deemed to be no longer applicable following resolution of the fiscal year 2001-02 accumulated general fund operating deficit and full restoration of the General Reserve Fund, both of which criteria were met no later than July 1, 2005.

     The State's Budgetary General Fund ended fiscal year 2003-2004 with a net budgetary surplus of $242,654,275, including application of $49,299,599 from the General Reserve Fund to the fiscal year 2001-2002 deficit. From the net budgetary surplus, $176,915,948 was applied to the accumulated unreserved fund deficit, $40,583,799 was designated for expenditure in fiscal year 2004-2005, and $25,154,528 was applied to restoration of the General Reserve Fund. At June 30, 2004, the balance of the General Reserve Fund was $25,154,528, and the balance of the Capital Reserve Fund was $0.

     As required by the South Carolina Constitution, the General Assembly made provision in the 2004-2005 Appropriation Act appropriating the amounts of $50.0 million toward restoration of the General Reserve Fund requirement and $99.4 million


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

representing the Capital Reserve Fund's full funding amount for fiscal year 2004-2005. At June 30, 2005, the balance of the General Reserve Fund was $75,154,528, and the balance of the Capital Reserve Fund was $99,356,026.

     The revenue estimate for the State's Budgetary General Fund for fiscal year 2004-2005 as enacted by the General Assembly was $5,594.8 million. On May 9, 2005, the Board of Economic Advisors revised its estimates of fiscal year 2004-05 budgetary general fund revenue to $5,881.7 million, an increase of $286.9 million or 5.1% over the fiscal year 2004-05 Appropriation Act estimate. On August 11, 2005, the State's Comptroller General reported that the State recognized a $300 million surplus for the fiscal year ended June 30, 2005, after giving effect to a one-time adjustment in the amount of $105 million to correct errors in accruals from prior fiscal years. Further information concerning the State's preliminary and unedited financial results for the fiscal year ended June 30, 2005 is available at http://www.cg.state.sc.us/press/20050811/PressPackage2005.pdf.

     The 2005-06 Appropriation Act assumes budgetary general fund revenues of $5,5617.4 million, excluding $506.3 million earmarked for tax relief trust funds. The 2005-06 Appropriation Act provides for restoration of the general reserve fund to its full funding of the capital reserve fund at $102.3 million. Through August 31, 2005, total general fund revenue collections exceeded prior year collections for the same period by 10.5% and exceeded the Fiscal Year 2005-06 revenue estimate for the period by 11.5%.

     During the 2005 legislative session, the General Assembly enacted Act No. 156 of the Acts and Joint Resolutions, Regular Session of 2005 ("Act No. 156") to provide for a formal process of forecasting expenditures. Act No. 156 provides that each state agency, department, institution, or entity receiving in the aggregate one percent or more of the State's general fund expenditures for the next three fiscal years. This data, in conjunction with the Board of Economic Advisors' long-term revenue estimate, must be compiled by the Office of the State Budget into a three-year financial plan that will assist the State in determining and planning for its long-term financial commitments.

     In addition to forecasting expenditures described above, Act No. 156 also provides that any appropriation from the Capital Reserve Fund must be ranked in priority and is effective on September 1 of the following fiscal year. If a year-end operating deficit occurs, any amounts appropriated from the Capital Reserve Fund must be reduced by the State Budget and Control Board based on the rank of priority, beginning with the lowest priority, to the extent necessary and applied to the year-end operating deficit before withdrawing monies from the General Reserve Fund.

     Beginning July 1, 2006, Act No. 156 also provides for the suspension of any appropriation contained in a general or supplemental appropriation act which expends surplus General Fund Revenues or in a Capital Reserve Fund appropriation act to be effective during the next fiscal year which must be used to the extent necessary to offset a negative Generally Accepted Accounting Principles Fund balance (a "GAAP Fund Deficit") in the manner provided by the General Assembly. Act No. 156 further provides beginning July 1, 2005, surplus General Fund Revenues for any fiscal year not otherwise obligated and appropriations to the Capital Reserve Fund are deemed to have occurred and are available for expenditures after September 1 of the next fiscal year and after the State's financial books for the previous fiscal year have been closed.

     The 2005-06 Appropriations Act mandates if, upon the closing of the State's financial books for the fiscal year ended June 30, 2005, it is determined that the State has a GAAP Fund Deficit, the expenditures of surplus General Fund Revenues shall be suspended and must be used to the extent necessary to offset the GAAP Fund Deficit.

     Act No. 156 also contains a provision requiring the first ten percent of any surplus General Fund Revenues must be applied to fully restore all funds previously transferred out of these trust accounts beginning in the fiscal year ended June 30, 2002 msut be restored to each trust account on a pro rata basis.

     The State of South Carolina has not defaulted on its bonded debt since 1879 and has not incurred any debt to fund operating deficits since 1932. As noted above, however, the State did experience certain budgeting difficulties over several of the last ten fiscal years resulting in mid-year cutbacks in funding of state agencies in those years. Such difficulties have not to date impacted on the State's ability to pay its indebtedness, but did result in Standard & Poor's Rating Service lowering its rating on South Carolina general obligation bonds from AAA to AA+ in July 2005. South Carolina's general obligation bonds are currently rated Aaa by Moody's Investor Services, Inc., as they have been continuously for several decades and AAA by Fitch Ratings. Such ratings apply only to the general obligation bonded indebtedness of the State and do not apply to bonds issued by political subdivisions or to revenue bonds not backed by the full faith and credit of the State. There can be no assurance that the economic conditions on which the above ratings are based will continue or that particular bond issues may not be adversely affected by changes in economic or political conditions.


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

     The State of South Carolina is primarily a manufacturing state. In 2002, nearly one-sixth of all jobs in the State were in the manufacturing industry, compared to eleven percent nationally. While the textile industry is still the major industrial employer in the State, since 1950 the State's economy has undergone a gradual transition to greater diversification in the manufacturing sector. In addition, the economic base of the State has diversified in other areas such as trade, health care services, and durable goods manufacturing.

     Personal income in South Carolina grew three and seven-tenths percent (3.7%) during 2003 compared to income growth of three and one-tenth percent (3.1%) nationwide and three and seven-tenths percent (3.7%) in the Southeast. Over the last five (5) years (1998-2003) personal income in South Carolina rose at a compounded annual rate of four and five-tenths percent (4.5%), while the annual income growth in the Southeast region rose four and six-tenths percent (4.6%), and the annual growth in the United States rose four and three-tenths percent (4.3%) during the same period.

     In 2003, employment in the State increased four-tenths percent (0.4%) while the rate of employment in the United States decreased three-tenths percent (0.3%). The unemployment rate for South Carolina in 2003 was six and eight-tenths percent (6.8%) compared to six percent (6.0%) nationwide.

SPECIAL FACTORS AFFECTING THE SOUTH CAROLINA TAX-EXEMPT FUND

     The State of South Carolina has the power to issue general obligation bonds based on the full faith and credit of the State. Under Article X of the Constitution of the State of South Carolina, the State may issue general obligation debt without either a referendum or a supermajority of the General Assembly, within limits defined by reference to anticipated sources of revenue for bonds issued for particular purposes. A referendum or supermajority of the General Assembly may authorize additional general obligation debt. Article X further requires the levy and collection of an ad valorem tax if debt service payments on general obligation debt are not made.

     Political subdivisions are also empowered to issue general obligation bonds, which are backed only by the full faith and credit of that political subdivision, and not by the resources of the State of South Carolina or any other political subdivision. Political subdivisions are empowered to levy ad valorem property taxes on certain real property and personal property to raise funds for the payment of general obligation bonds. General obligation debt may be incurred only for a public purpose which is also a corporate purpose of the applicable political subdivision.

     Under Article X of the Constitution of the State of South Carolina, political subdivisions are empowered to issue aggregate general obligation indebtedness up to 8% of the assessed value of all taxable property within the political subdivision (exclusive of debt incurred before the effective date of Article X with respect to such subdivisions) without a referendum. A referendum may authorize additional general obligation debt. The ordinance or resolution authorizing bonded debt of a political subdivision also directs the levy and collection of ad valorem taxes to pay the debt. In addition, Article X of the State Constitution provides for withholding by the State Treasurer of any state appropriations to a political subdivision which has failed to make punctual payment of general obligation bonds. Such withheld appropriations, to the extent available, shall be applied to the bonded debt. Political subdivisions are not generally authorized to assess income taxes, or to pledge any form of tax other than ad valorem property taxes, for the payment of general obligation bonds. Political subdivisions may pledge certain additional revenues, however, to secure their general obligation bonds and, certain political subdivisions have been authorized to impose a limited-duration 1% sales tax to defray the debt service on bonds for certain capital projects.

     Industrial development bonds and other forms of revenue bonds issued by the State or a political subdivision are not secured by the full faith and credit of the State or the issuing entity. Such bonds are payable only from revenues derived from a specific facility or revenue source.

     Most recently, Moody's has rated the long-term general obligation bonds of South Carolina Aaa, Standard & Poor's has rated such bonds AA+ and Fitch Ratings has rated such bonds AAA. There can be no assurance that the economic conditions on which these ratings are based will continue or that particular bond issues may not be adversely affected by changes in economic or political conditions. See the Appendix to this SAI.

SPECIAL CONSIDERATIONS REGARDING INVESTMENT IN VIRGINIA TAX-EXEMPT OBLIGATIONS

     The Virginia Intermediate Tax-Free Fund will invest primarily in Virginia Intermediate Tax-Free Fund Obligations. For this reason, the Fund is affected by political, economic, regulatory or other developments that constrain the taxing, revenue-collecting and spending authority of Virginia issuers or otherwise affect the ability of Virginia issuers to pay interest, principal, or any premium. The


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

following information constitutes only a brief summary of certain of these developments and does not purport to be a complete description of them. The information has been obtained from recent official statements prepared by the Commonwealth of Virginia relating to its securities, and no independent investigation has been undertaken to verify its accuracy. Moreover, the information relates only to the state itself and not to the numerous special purpose or local government units whose issues may also be held by the Fund. The credits represented by such issues may be affected by a wide variety of local factors or structuring concerns, and no disclosure is made here relating to such matters.

     The rate of economic growth in the Commonwealth of Virginia has increased steadily over the past decade. Per capita income in Virginia has been consistently above national levels during that time. The services sector in Virginia generates the largest number of jobs, followed by wholesale and retail trade, state and local government, and manufacturing.

     Because of Northern Virginia, with its proximity to Washington, D.C., and Hampton Roads, which has one of the nation's largest concentration of military installations, the federal government has a greater economic impact on Virginia relative to its size than all states except Alaska and Hawaii.

     According to statistics published by the U.S. Department of Labor, Virginia typically has one of the lowest unemployment rates in the nation. This is generally attributed to the balance among the various sectors represented in the economy. Virginia is one of twenty-one states with a right-to-work law and is generally regarded as having a favorable business climate marked by few strikes or other work stoppages. Virginia is also one of the least unionized among the industrialized states.

     Virginia's state government operates on a two-year budget, The Constitution vests the ultimate responsibility and authority for levying taxes and appropriating revenue in the General Assembly, but the Governor has broad authority to manage the budgetary process. Once an appropriation act becomes law, revenue collections and expenditures are constantly monitored by the Governor, assisted by the Secretary of Finance and the Department of Planning and Budget, to ensure that a balanced budget is maintained. If projected revenue collections fall below amounts appropriated at any time, the Governor must reduce expenditures and withhold allotments of appropriations (other than for debt service and other specified purposes) to restore balance. Virginia law provides that up to 15 percent of a general fund appropriation to an agency may be withheld, if required. An amendment to the Constitution, effective January 1, 1993, established a Revenue Stabilization Fund. This Fund is used to offset a portion of anticipated shortfalls in revenues in years when appropriations based on previous forecasts exceed expected revenues in subsequent forecasts. The Revenue Stabilization Fund consists of an amount not to exceed 10 percent of Virginia's average annual tax revenues derived from taxes on income and retail sales for the three preceding fiscal years.

     General Fund revenues are principally composed of direct taxes. In recent fiscal years most of the total tax revenues have been derived from five major taxes imposed by Virginia on individual and fiduciary income, sales and use, corporate income, public service corporations and premiums of insurance companies. Historically, balances in the General Fund have decreased in some years, for example in fiscal years 1995, 2001, 2002 and 2003, and have increased at varying rates in other years, such as fiscal years 1996, 1997, 1998, 1999, 2000 and 2004. In fiscal year 2005, the General Fund revenues and other sources were more than expenditures and other uses by $755.8 million, resulting in a
68.1 percent increase in the General Fund balance over fiscal year 2004. Overall revenue increased by 17.3 percent and non-tax revenues increased by 13.7 percent. Overall expenditures rose by 14 percent in fiscal year 2005, compared to a 2.5 percent increase in fiscal year 2004. The fiscal year 2004 amounts are unaudited.

     In September 1991, the Debt Capacity Advisory Committee was created by the Governor through an executive order. The Committee is charged with annually estimating the amount of tax-supported debt that may prudently be authorized, consistent with the financial goals, capital needs and policies of Virginia. The Committee annually reviews the outstanding debt of all agencies, institutions, boards and authorities of Virginia for which Virginia has either a direct or indirect pledge of tax revenues or moral obligation. The Committee provides its recommendations on the prudent use of such obligations to the Governor and the General Assembly.

     The Constitution of Virginia prohibits the creation of debt by or on behalf of Virginia that is backed by Virginia's full faith and credit, except as provided in Section 9 of Article X. Section 9 of Article X contains several different provisions for the issuance of general obligation and other debt, and Virginia is well within its limit for each:

     Section 9(a) provides that the General Assembly may incur general obligation debt to meet certain types of emergencies; subject to limitations on amount and duration, to meet casual deficits in the revenue or in anticipation of the collection of revenues of Virginia; and to redeem a previous debt obligation of Virginia. Total indebtedness issued pursuant to Section 9(a)(2) may not exceed 30 percent of an amount equal to 1.15 times the annual tax revenues derived from taxes on income and retail sales, as certified by the Auditor of Public Accounts for the preceding fiscal year.

     Section 9(b) provides that the General Assembly may authorize the creation of general obligation debt for capital projects. Such debt is required to be authorized by an affirmative vote of a majority of each house of the General Assembly and approved in a statewide referendum. The outstanding amount of such debt is limited in the aggregate to an amount equal to 1.15 times the average annual tax revenues derived from taxes on income and retail sales, as certified by the Auditor of Public Accounts for the three immediately preceding fiscal years less the total amount of bonds outstanding. The amount of 9(b) debt that may be authorized in any single fiscal year is limited to 25 percent of the limit on all 9(b) debt less the amount of 9(b) debt authorized in the current and prior three fiscal years.

     Section 9(c) provides that the General Assembly may authorize the creation of general obligation debt for revenue producing capital projects (so-called "double-barrel" debt) for executive branch agencies and institutions of higher learning. Such debt is required to be authorized by an affirmative vote of two-thirds of each house of the General Assembly and approved by the Governor. The Governor must certify before the enactment of the authorizing legislation and again before the issuance of the debt that the net revenues pledged are expected to be sufficient to pay principal of and interest on the debt. The outstanding amount of 9(c) debt is limited to an amount equal to 1.15 times the avenge annual tax revenues derived from taxes on income and retail sales, as certified by the Auditor of Public Accounts for the three preceding fiscal years. While the debt limits under Sections 9(b) and 9(c) are each calculated as the same percentage of the same average tax revenues, these debt limits are separately computed and apply separately to each type of debt.

     Section 9(d) provides that the restrictions of Section 9 are not applicable to any obligation incurred by Virginia or any of its institutions, agencies or authorities if the full faith and credit of Virginia is not pledged or committed to the payment of such obligation. There are currently outstanding various types of such 9(d) revenue bonds. Certain of these bonds, however, are paid in part or in whole from revenues received as appropriations by the General Assembly from general tax revenues, while others are paid solely from revenues of the applicable project. The repayment of debt issued by the Virginia Public Building Authority, the Virginia College Building Authority 21st Century College and Equipment Program, The Innovative Technology Authority and the Virginia Biotechnology Research Park Authority is supported in large part by General Fund appropriations.

     The Commonwealth Transportation Board has issued various series of bonds authorized under the State Revenue Bond Act. These bonds are secured by and are payable from funds appropriated by the General Assembly from the Transportation Trust Fund for such purpose. The Transportation Trust Fund was established by the General Assembly in 1986 as a special non-reverting fund administered and allocated by the Transportation Board to provide increased funding for construction, capital and other needs of state highways, airports, mass transportation and ports. The Virginia Port Authority has also issued bonds that are secured by a portion of the Transportation Trust Fund.

     Virginia is involved in numerous leases that are subject to appropriation of funding by the General Assembly. Virginia also finances the acquisition of certain personal property and equipment through installment purchase agreements.

     Bonds issued by the Virginia Housing Development Authority, the Virginia Resources Authority and the Virginia Public School Authority are designed to be self-supporting from their individual loan programs. A portion of the Virginia Housing Development Authority bonds, Virginia Public School Authority bonds, and Virginia Resources Authority bonds are secured in part by a moral obligation pledge of Virginia. Should the need arise, Virginia may consider finding deficiencies in the respective debt service reserves for such moral obligation debt but the General Assembly is not legally required to make any appropriation for such purpose. To date, none of these authorities has advised Virginia that any such deficiencies exist.

     As of June 30, 2005, local government in Virginia was comprised of 95 counties, 39 incorporated cities, and 190 incorporated towns. Virginia is unique among the several states in that cities and counties are independent, and their land areas do not overlap. The largest expenditures by local governments in Virginia are for education, but local governments also provide other services such as water and sewer, police and fire protection and recreational facilities. The Virginia Constitution imposes numerous restrictions on local indebtedness, affecting both its incurrence and amount.

     Most recently, Moody's Investor's Service has rated the long-term general obligation bonds of Virginia Aa1, and Standard & Poor's has rated such bonds AA+, and Fitch Ratings has rated such bonds AA+. There can be no assurance that the economic conditions on which these ratings are based will continue or that particular bond issues may not be adversely affected by changes in economic or political conditions. See the Appendix to this SAI.

     On December 17, 2003, Governor Warner presented the 2004 Budget Bill for the 2004-2006 biennium. The 2004 Budget Bill included a number of actions to balance a shortfall of $1.9 billion over the biennium between projected resources and spending requirements. The House and Senate were unable to reach agreement on the 2004-2006 biennial budget. The Governor called a special session of the 2004 General Assembly and on May 7, 2004, the General Assembly passed a compromise budget for the 2004-2006 biennial. Tax returns adopted by the General Assembly as part of the compromised budget are projected to generate additional revenues of $616.3 million in fiscal year 2005 and $775.6 million in fiscal year 2006.

SPECIAL CONSIDERATIONS REGARDING INVESTMENT IN WEST VIRGINIA AND/OR SPECIAL FACTORS AFFECTING THE WEST VIRGINIA FUND

     Being invested primarily in West Virginia Municipal Securities, the West Virginia Municipal Bond Fund is subject to the risks of West Virginia's economy and of the financial condition of its state and local governments and their agencies.

     West Virginia's economy is relatively stable and continues to see some improvement, but there is little growth and significant challenges lie ahead. It is rooted in old economy industries which are undergoing significant consolidation and change. Coal mining, chemicals and manufacturing make up an important part of the economy. While an increase in coal prices has caused an increase in coal mining activity, the coal industry continues to be under increased scrutiny and the use of coal faces future regulatory requirements, which may affect the economic feasibility of conducting mining operations in the future. The State continues to lose jobs in manufacturing, with several losses in glass products, chemicals and steel. There has been job growth in the service industries, with the fastest growth being in leisure and hospitality and healthcare. State and local governments continue to make concentrated efforts to encourage diversification of the State's economy with some success; and there has been legislation adopted with regards to some tort reform and the privatization of the workers' compensation system to engender a more favorable view of the State in the business community. In August 2005, West Virginia's seasonally adjusted unemployment rate was 5.5 percent compared to the national rate of 4.9 percent.

     In recent years, the State and most local governments have had adequate financial resources but not without struggling to keep expenses in line with revenues. While the State had a significant surplus at the end of its most recent fiscal year, which ended June 30, 2005, the State continues to face significant future financial challenges, including substantial unfunded pension and workers' compensation liabilities. With minimal population growth, population shifting away from the State's cities, the continuing decline in school enrollment, and an aging population, local governments and school boards continue to struggle to fund operations and support public education.

DIVERSIFICATION AND CONCENTRATION

     The Tax-Free Bond Funds are non-diversified funds under the 1940 Act. This means they may concentrate their investments in the securities of a limited number of issuers. Under the Internal Revenue Code of 1986, as amended, at the end of each fiscal quarter each Tax-Free Bond Fund must nevertheless diversify its portfolio such that, with respect to 50% of its total assets, not more than 25% of its total assets is invested in the securities of any one issuer (other than U.S. Government Securities or securities of other regulated investment companies), and with respect to the remainder of its total assets, no more than 5% of its assets is invested in the securities of any one issuer (other than U.S. Government Securities or securities of other regulated investment companies). Because of the relatively small number of issuers of Kentucky Tax-Exempt Obligations, Maryland Tax-Exempt Obligations, North Carolina Tax-Exempt Obligations, South Carolina Tax-Exempt Obligations, Virginia Tax-Exempt Obligations, and West Virginia Tax-Exempt Obligations, the Kentucky Fund, the Maryland Fund, the North Carolina Fund, the South Carolina Fund, the Virginia Fund, and the West Virginia Fund are more likely to invest a higher percentage of their assets in the securities of a single issuer than is an investment company that invests in a broad range of tax-exempt securities. This concentration involves an increased risk of loss to a Tax-Free Bond Fund if the issuer is unable to make interest or principal payments or if the value of such securities declines, and consequently may cause greater fluctuation in the net asset value of the Tax-Free Bond Fund's Shares.

ADDITIONAL INFORMATION

The foregoing is only a summary of some of the important federal tax considerations generally affecting purchasers of Shares of each Fund. This summary is based on tax laws and regulations which are in effect on the date of this Statement of Additional Information; such laws and regulations may be changed by legislative or administrative action, and such changes may be retroactive.

No attempt is made to present a detailed explanation of the federal income tax treatment of each Fund or its Shareholders, and this discussion is not intended as a substitute for careful tax planning. Accordingly, potential purchasers of Shares of a Fund are urged to consult their tax advisers with specific reference to their own tax situation, including the potential application of foreign, state and local taxes.

                            MANAGEMENT OF BB&T FUNDS

The Trustees and officers of the Funds, their ages, the position they hold with the Funds, their term of office and length of time served, a description of their principal occupations during the past five years, the number of portfolios in the fund complex that the Trustee oversees and any other directorships held by the Trustee are listed in the two tables immediately following. The business address of the persons listed below is 3435 Stelzer Road, Columbus, Ohio 43219-3035.

                              INDEPENDENT TRUSTEES


            (1)                   (2)             (3)                         (4)                       (5)             (6)
                                                                                                     NUMBER OF
                                                                                                    PORTFOLIOS
                                                TERM OF                                               IN FUND
                              POSITION(S)      OFFICE AND                                             COMPLEX          OTHER
                               HELD WITH       LENGTH OF              PRINCIPAL OCCUPATION           OVERSEEN      DIRECTORSHIPS
   NAME, ADDRESS AND AGE       THE FUNDS      TIME SERVED           DURING THE LAST 5 YEARS         BY TRUSTEE    HELD BY TRUSTEE
   ---------------------     ------------   ---------------   -----------------------------------   ----------   -----------------
Thomas W. Lambeth            Trustee        Indefinite,       From January 2001 to present,             31       None
700 Yorkshire Road           Chairman of    8/92 - Present    Senior Fellow, Z. Smith Reynolds
Winston-Salem, NC 27106      the Board of                     Foundation; from 1978 to January
Birthdate: 01/08/35          Trustees                         2001, Executive Director, Z. Smith
                                                              Reynolds Foundation.

Drew T. Kagan                Trustee        Indefinite,       From December 2003 to present,            31       None
Montecito Advisors, Inc.                    8/00 - Present    President and Director, Montecito
810 N. Jefferson St.,                                         Advisors, Inc.; from March 1996 to
Ste 101.                                                      December 2003, President,
Lewisburg, WV 24901                                           Investment Affiliate, Inc.; March
Birthdate: 02/21/48                                           1992 to March 1996, President,
                                                              Provident Securities & Investment
                                                              Co.

Laura C. Bingham             Trustee        Indefinite,       From July 1998 to present,                31       None
Peace College                               2/01 - Present    President of Peace College.
Office of the President
15 East Peace Street
Raleigh, NC 27604-1194
Birthdate: 11/09/56

Douglas R. Van Scoy          Trustee        Indefinite        Retired; From November 1974 to July       31       None
841 Middle St                               5/04 - present    2001, employee of Smith Barney
Sullivans Island, SC 26481                                    (investment banking), most recently
Birthdate: 11/09/43                                           as the Director of Private Client
                                                              Group and Senior Executive Vice
                                                              President

James L. Roberts             Trustee        Indefinite        Retired; From January 1999 to             31       None
P.O. Box 4165                               11/04 - present   December 2003, President, CEO and
Breckenridge, CO 80424                                        Director, Covest Bancshares, Inc.
Birthdate: 11/23/42

                              INTERESTED TRUSTEES


            (1)                   (2)             (3)                         (4)                       (5)             (6)
                                                                                                     NUMBER OF
                                                                                                    PORTFOLIOS
                                                TERM OF                                               IN FUND
                              POSITION(S)      OFFICE AND                                             COMPLEX          OTHER
                               HELD WITH       LENGTH OF              PRINCIPAL OCCUPATION           OVERSEEN      DIRECTORSHIPS
   NAME, ADDRESS AND AGE       THE FUNDS      TIME SERVED           DURING THE LAST 5 YEARS         BY TRUSTEE    HELD BY TRUSTEE
   ---------------------     ------------   ---------------   -----------------------------------   ----------   -----------------
*Kenneth L. Miller, Jr.      Trustee        Indefinite,       From August 1997 to present,              31       Chairman of Board
200 W. Second Street,                       11/02 - Present   Executive Vice President, Branch                   of BB&T Asset
16th Floor                                                    Banking and Trust Company; employee                Management, Inc.
Winston-Salem, NC 27101                                       of Branch Banking and Trust Company
Birthdate: 09/19/46                                           since 1982


----------
* Mr. Miller is treated by the Funds as an "interested person" (as defined in Section 2(a)(19) of the 1940 Act) of the Funds. Mr. Miller is an "interested person" because he owns shares of BB&T Corporation and is an Executive Vice President of Branch Banking and Trust Company, the parent of the Adviser.

     The Trustees receive fees and are reimbursed for expenses in connection with each meeting of the Board of Trustees they attend. However, no officer or employee of BB&T Funds Distributors, Inc., BISYS Fund Services Ohio, Inc. or Branch Banking and Trust Company, except the Chief Compliance Officer, receives any compensation from BB&T Funds for acting as a Trustee.

     Mr. Pavlak serves as Chief Compliance Officer. Mr. Pavlak's compensation is reviewed and approved by the Board and paid by BISYS, subject to a Compliance Services Agreement between BISYS and the Trust ("CS Agreement"). The fee paid pursuant to the CS Agreement by the Funds is not indicative of the total compensation received by Mr. Pavlak.

                                                               OFFICERS


            (1)                    (2)              (3)                         (4)                       (5)           (6)
                                                                                                       NUMBER OF
                                                                                                      PORTFOLIOS
                                                  TERM OF                                               IN FUND        OTHER
                               POSITION(S)       OFFICE AND                                             COMPLEX    DIRECTORSHIPS
                                HELD WITH        LENGTH OF              PRINCIPAL OCCUPATION           OVERSEEN       HELD BY
   NAME, ADDRESS AND AGE        THE FUNDS       TIME SERVED           DURING THE LAST 5 YEARS         BY TRUSTEE      TRUSTEE
   ---------------------     --------------   ---------------   -----------------------------------   ----------   -------------
Keith F. Karlawish           President        Indefinite,       From May 2002 to present,             N/A          N/A
Birthdate: 08/22/64                           2/05 - Present    President, BB&T Asset Management,
                                                                Inc.; from 1996 to 2002, Senior
                                                                Vice President and Director of
                                                                Fixed Income, BB&T Asset
                                                                Management, Inc.

James T. Gillespie           Vice President   Indefinite,       From February 2005 to present, Vice   N/A          N/A
Birthdate: 11/12/66                           5/02 - Present    President and Manager of Mutual
                                                                Fund Administration, BB&T Asset
                                                                Management, Inc., From February
                                                                1992 to 2005, employee of BISYS
                                                                Fund Services

E.G. Purcell, III            Vice President   Indefinite,       From 1995 to present, Senior Vice     N/A          N/A
Birthdate: 01/01/55                           11/00 - Present   President, BB&T Asset Management,
                                                                Inc. and its predecessors

Todd M. Miller               Vice President   Indefinite,       From June 2005 to present, Mutual     N/A          N/A
Birthdate: 9/18/71                            8/05 - Present    Fund Administrator, BB&T Asset
                                                                Management; from May 2001 to May
                                                                2005, Manager, BISYS Fund Services

C. David Bunstine            Secretary        Indefinite,       From December 1987 to present, Vice   N/A          N/A
Birthdate: 7/30/65                            5/05 - Present    President, BISYS Fund Services

Troy A. Sheets               Treasurer        Indefinite,       From April 2002 to present,           N/A          N/A
Birthdate:05/29/71                            5/02 - Present    employee of BISYS Fund Services;
                                                                from September 1993 to April 2002,
                                                                employee of KPMG LLP

                                                                                                          (5)
                                                                                                       NUMBER OF
                                                     (3)                                              PORTFOLIOS        (6)
                                    (2)           TERM OF                                               IN FUND        OTHER
                               POSITION(S)       OFFICE AND                     (4)                     COMPLEX    DIRECTORSHIPS
            (1)                 HELD WITH        LENGTH OF            PRINCIPAL OCCUPATION(S)          OVERSEEN       HELD BY
   NAME, ADDRESS AND AGE        THE FUNDS       TIME SERVED           DURING THE LAST 5 YEARS         BY TRUSTEE      TRUSTEE
   ---------------------     --------------   ---------------   -----------------------------------   ----------   -------------
Frank Pavlak                 Vice President   Indefinite,       From May 2004 to September 2004,      N/A          N/A
Birthdate: 3/23/47           Chief            9/04 - Present    Senior Vice President, BISYS Fund
                             Compliance                         Services From January 1999 to April
                             Officer and                        2004, Vice President, Oppenheimer
                             AML Compliance                     Funds Inc.
                             Officer

Alaina V.Metz                Assistant        Indefinite,       From June 1995 to present,            N/A          N/A
Birthdate: 04/07/67          Secretary        9/95 - Present    employee, BISYS Fund Services

Chris Sabato                 Assistant        Indefinite        From February 1993 to present,        N/A          N/A
Birthdate: 12/15/68          Treasurer        11/02 - Present   employee of BISYS Fund Services


For interested Trustees and officers, positions held with affiliated persons or principal underwriters of the Trust are listed in the following table:

                           POSITIONS HELD WITH AFFILIATED PERSONS OR PRINCIPAL
       NAME                             UNDERWRITERS OF THE FUNDS
       ----          ---------------------------------------------------------------
Keith F. Karlawish   BB&T Asset Management, Inc., President
Kenneth L. Miller    BB&T Corporation, Executive Vice President
                     BB&T Asset Management, Inc., Chairman of the Board of Directors
James T. Gillespie   BB&T Asset Management, Inc., Vice President
Troy A. Sheets       BISYS Fund Services, Vice President
Alaina V. Metz       BISYS Fund Services, Vice President
Chris Sabato         BISYS Fund Services, Director
E.G. Purcell, III    BB&T Asset Management, Inc., Senior Vice President
Frank Pavlak         BISYS Fund Services, Chief Compliance Officer
C. David Bunstine    BISYS Fund Services, Vice President
Todd Miller          BB&T Asset Management, Inc., Mutual Funds Administrator


The officers of BB&T Funds receive no compensation directly from BB&T Funds for performing the duties of their offices. BB&T Asset Management, Inc. receives fees from BB&T Funds for acting as Administrator and BISYS Fund Services Ohio, Inc. receives fees from BB&T Funds for acting as Transfer Agent and for providing fund accounting services to BB&T Funds. In addition, BISYS Fund Services Ohio, Inc. receives fees from the Administrator for acting as Sub-Administrator.


COMMITTEES OF THE BOARD OF TRUSTEES

AUDIT COMMITTEE

The purposes of the Audit Committee are to oversee the Trust's accounting and financial reporting policies and practices; to oversee the quality and objectivity of the Trust's financial statements and the independent audit thereof; to consider the selection of independent public accountants for the Trust and the scope of the audit; and to act as a liaison between the Trust's independent public accounting firm and the full Board of Trustees. Messrs. Kagan, Lambeth, Roberts, and Van Scoy, and Ms. Bingham serve on this Committee; Mr. Kagan serves as chair of the committee. For the fiscal year ended September 30, 2005, there were three (3) meetings of the Audit Committee.

NOMINATING COMMITTEE

The purpose of the Nominating Committee is to recommend qualified candidates to the Board in the event that a position is vacated or created. Messrs. Kagan, Lambeth, Roberts, and Van Scoy and Ms. Bingham serve on this committee; Mr. Lambeth serves as chair of the committee. The Committee will consider nominees recommended by shareholders. Recommendations should be submitted to the Nominations Committee in care of BB&T Funds. For the fiscal year ended September 30, 2005, the Nominations Committee did not meet.

SECURITIES OWNERSHIP


For each Trustee, the following table discloses the dollar range of equity securities beneficially owned by the Trustee in the Fund and, on an aggregate basis, in any registered investment companies overseen by the Trustee within the Fund's family of investment companies as of December 31, 2005:



                                                                               AGGREGATE DOLLAR RANGE OF EQUITY
                                                                                 SECURITIES IN ALL REGISTERED
                                                                               INVESTMENT COMPANIES OVERSEEN BY
                                                    DOLLAR RANGE OF EQUITY   TRUSTEE IN THE FAMILY OF INVESTMENT
  NAME OF TRUSTEE              FUND NAME            SECURITIES IN THE FUND                COMPANIES
------------------   ----------------------------   ----------------------   -----------------------------------
Thomas W. Lambeth    Mid Cap Growth Fund            $1-$10,000               $1-$10,000
Robert W. Stewart*   South Carolina Tax-Free Fund   >$100,000
                     Equity Index Fund              $10,001-$50,000
                     Mid Cap Growth Fund            $10,001-$50,000          >$100,000
                     Special Opportunities Fund     $10,001-$50,000
                     Conservative Growth Fund       $10,001-$50,000
Drew T. Kagan        Large Cap Value Fund           $10,001-$50,000          >$100,000
                     West Virginia Fund             >$100,000
Laura C. Bingham     North Carolina Tax-Free Fund   $10,001-$50,000
                     Special Opportunities Fund     $10,001-$50,000          $10,001-$50,000
Kenneth L. Miller    Large Company Value Fund       >$100,000
                     Small Company Growth Fund      $10,001-$50,000          >$100,000
                     Mid Cap Growth Fund            $50,001-$100,000
                     International Equity Fund      $10,001-$50,000
James L. Roberts     Total Return Bond Fund         $10,001-$50,000          >$100,000
                     Intermediate U.S. Government   $50,001-$100,000
                     Bond Fund
                     Small Cap Fund                 $10,001-$50,000
Douglas Van Scoy     Large Cap Growth Fund          $50,001-$100,000         >$100,000
                     Large Cap Value Fund           $50,001-$100,000


----------
* Figures are for the calendar year ended December 31, 2004. Mr. Stewart retired as a trustee of the BB&T Funds on May 21, 2005.


As of January 2, 2006, the Officers and Trustees owned less than 1% of any class of any Fund.


TRUSTEES COMPENSATION


                           AGGREGATE                                                        TOTAL COMPENSATION
                       COMPENSATION FROM                                                   FROM FUNDS AND FUND
                              THE                                                            COMPLEX PAID TO
                      FUNDS FOR THE FISCAL     PENSION OR RETIREMENT    ESTIMATED ANNUAL     TRUSTEES FOR THE
  NAME OF PERSON,          YEAR ENDING       BENEFITS ACCRUED AS PART    BENEFITS UPON      FISCAL YEAR ENDING
      POSITION          SEPTEMBER 30, 2005       OF FUND EXPENSES          RETIREMENT       SEPTEMBER 30, 2005
-------------------   --------------------   ------------------------   ----------------   -------------------
Thomas W. Lambeth          $30,000.00                  None                   None              $30,000.00
Robert W. Stewart*         $23,000.00                  None                   None              $23,000.00
Drew T. Kagan              $36,000.00                  None                   None              $36,000.00
Laura C. Bingham           $30,000.00                  None                   None              $30,000.00
Douglas R. Van Scoy        $30,000.00                  None                   None              $30,000.00
James L. Roberts           $29,000.00                  None                   None              $29,000.00
Kenneth L. Miller             None                     None                   None                 None


----------
*    Mr. Stewart retired as a trustee of the BB&T Funds on May 21, 2005.

CODE OF ETHICS

     BB&T Funds, BB&T Asset Management, Inc., UBS Global Asset Management (Americas) Inc., Federated Investment Management Company, Scott & Stringfellow, Inc., Sterling Capital Management LLC., and BB&T Funds Distributor, Inc. have each adopted a code of ethics ("Codes") pursuant to Rule 17j-1 of the 1940 Act, and these Codes permit personnel covered by the Codes to invest in securities, including securities that may be purchased or held by each Fund, subject to certain restrictions.

INVESTMENT ADVISER

     Investment advisory and management services are provided to each Fund of BB&T Funds by BB&T Asset Management pursuant to an Investment Advisory Agreement ("Advisory Agreement") dated as of February 1, 2001.

     Under the Advisory Agreement between BB&T Funds and BB&T Asset Management, the fee payable to BB&T Asset Management by each Fund, for investment advisory services is the lesser of: (a) a fee computed daily and paid monthly at the annual rate of forty one hundredths of one percent (0.40%) of each of the Money Market Fund's average daily net assets; sixty one-hundredths of one percent (0.60%) of each of the Bond Funds' (except the West Virginia Fund) average daily net assets; forty-five one-hundredths of one percent (0.45%) of the West Virginia Fund's average daily net assets; and seventy-four one-hundredths of one percent (0.74%) of the Large Cap Growth Fund's and the Large Cap Value Fund's average daily net assets; one percent (1.00%) of the Small Cap, Small Company Growth, and International Equity Funds' average daily net assets; seventy-four one-hundredths of one percent (0.74%) of the Mid Cap Growth Fund's average daily net assets; seventy-four one-hundredths of one percent (0.74%) of the Mid Cap Value Fund's average daily net assets; seventy one-hundredths of one percent (0.70%) of the Equity Income Fund's average daily net assets; eighty one-hundredths of one percent (0.80%) of the Special Opportunities Fund; and twenty-five one-hundredths of one percent (0.25%) of each Funds of Funds' average daily net assets; or (b) such fee as may from time to time be agreed upon in writing by BB&T Funds and BB&T Asset Management. A fee agreed to in writing from time to time by BB&T Funds and BB&T Asset Management may be significantly lower than the fee calculated at the annual rate and the effect of such lower fee would be to lower a Fund's expenses and increase the net income of the fund during the period when such lower fee is in effect.

     The Advisory Agreement provides that BB&T Asset Management shall not be liable for any error of judgment or mistake of law or for any loss suffered by BB&T Funds in connection with the performance of such Advisory Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of BB&T Asset Management in the performance of its duties, or from reckless disregard by BB&T Asset Management of its duties and obligations thereunder.

     Unless sooner terminated, the Advisory Agreement will continue in effect until September 30, 2006 as to each of the Funds and from year to year if such continuance is approved at least annually by BB&T Funds' Board of Trustees or by vote of the holders of a majority of the outstanding Shares of that Fund (as defined under "GENERAL INFORMATION - Miscellaneous"). The Advisory Agreement is terminable as to a particular Fund at any time upon 60 days written notice without penalty by the Trustees, by vote of the holders of a majority of the outstanding Shares of that Fund, or by BB&T Asset Management. The Advisory Agreement also terminates automatically in the event of any assignment, as defined in the 1940 Act.

     For the fiscal years ended September 30, 2005, September 30, 2004, and September 30, 2003, the Adviser received the following investment advisory fees:

    INVESTMENT ADVISOR FEES PAID/WAIVED FOR THE YEAR ENDED SEPTEMBER 30, 2005

                                  SEPTEMBER 30, 2005      SEPTEMBER 30, 2004     SEPTEMBER 30, 2003
                                ---------------------   ---------------------   --------------------
                                   PAID       WAIVED       PAID       WAIVED       PAID      WAIVED
                                ---------   ---------   ---------   ---------   ---------   --------
Large Cap Value Fund ........   4,611,048     481,749   4,083,335     576,267   2,605,176   607,870
Large Cap Growth Fund .......   2,521,240     263,412   2,272,575     320,811   1,352,096   315,487
Mid Cap Value Fund ..........   1,413,636     147,693   1,184,356     167,725     726,083   183,226
Mid Cap Growth Fund .........     879,120      91,848     806,147     115,682     505,776   144,317
Small Cap Fund ..............     522,953     130,739     491,835      80,664     132,171        --
Small Company Growth Fund ...     757,192     133,622   1,085,723     105,016   1,215,502        --
International Equity Fund ...   2,160,364     240,039   2,096,626     175,993     671,715    23,118
Special Opportunities
   Equity Fund ..............   1,218,109          --     430,781      93,561          --    86,576

Equity Income Fund ..........     286,376     112,886      27,002      20,252          --        --
Short U.S. Government Fund ..     855,305     285,102     972,217     277,956     950,862   190,169
Intermediate U.S. ...........
   Government Fund ..........   2,995,689     599,132   2,594,343     518,815   2,042,063   408,407
Total Return
   Bond Fund ................   1,743,096     348,616   1,294,243     258,823     922,532   199,479
Kentucky Intermediate
Tax-Free Fund ...............      59,486      45,268      34,914      65,908         205    42,855
Maryland Intermediate
Tax-Free Fund* ..............      19,983      45,972          --      45,175          --    15,554
North  Carolina Intermediate
Tax-Free Fund ...............     513,242     171,078     570,463     162,887     599,306   119,860
South  Carolina Intermediate
Tax-Free Fund ...............      90,995      32,482     101,991      33,997     102,029    36,702
Virginia Intermediate
Tax-Free Fund ...............     362,051     120,684     384,493     109,661     418,139    83,080
West Virginia Intermediate
Tax-Free Fund ...............     323,029          --     358,251          --     374,126    19,980
Prime Money Market
   Fund .....................   2,917,382   1,060,743   3,121,650   1,040,444   3,180,236   839,381
U.S. Treasury Money
   Market Fund ..............   2,546,773   1,091,482   3,321,997   1,307,050   3,322,073   976,447
Capital Manager Conservative
   Growth Fund ..............      40,627     164,632     111,112      74,068      49,637    33,090
Capital Manager
   Moderate Growth Fund .....      39,496     173,119      94,430      62,949      53,144    35,430
Capital Manager
   Growth Fund ..............      21,618     138,327      56,469      59,675      44,652    29,767
Capital Manager
   Equity Fund ..............       3,302      85,363      16,839      47,688      24,752    16,500

----------
* The Investment Advisor reimbursed the Fund $3,476 and $9,184, in 2004 and 2003, respectively.

     For the fiscal year ended September 30, 2003, the Former OVB Funds paid the following advisory fees:

                                           FEES PAID (000)   FEES WAIVED (000)
                                           ---------------   -----------------
FUND                                            9/2003             9/2003
----                                            ------             ------
Mid Cap Value Fund                               $726               $183
Mid Cap Growth Fund                              $506               $144
West Virginia Intermediate Tax-Free Fund         $374               $ 20

     Branch Banking and Trust Company ("BB&T") reorganized its investment advisory division as BB&T Asset Management, Inc., a separate, wholly owned subsidiary of BB&T Corporation, a financial holding company and parent of BB&T. BB&T Asset Management has replaced BB&T as the investment adviser to BB&T Funds. Management and investment advisory personnel of BB&T that provided investment management services to BB&T Funds now do so as the personnel of BB&T Asset Management.

     The Funds bear all cost of their organization and operation, including but not limited to expenses of preparing, printing and mailing all shareholders' reports, notices, prospectuses, proxy statements and reports to regulatory agencies; expenses relating to the issuance, registration and qualification of shares; government fees; interest charges; expenses of furnishing to shareholders their account statements; taxes; expenses of redeeming shares; brokerage and other expenses connected with the execution of portfolio securities transactions; expenses pursuant to the Funds' plans of distribution; fees and expenses of custodian including those for keeping books and accounts, maintaining a committed line of credit, and calculating the net asset value of shares; fees and expenses of transfer agents and dividend disbursing agents; legal, accounting, financial, management, tax and auditing fees and expenses of the Funds (including and allocable portion of the cost of the Adviser's employees rendering such services to the Funds); the compensation and expenses of Trustees who are not otherwise affiliated with the Trust, the Adviser or any of their affiliates; expenses of Trustees' and shareholders' meeting; trade association memberships; insurance premiums; and any extraordinary expenses.

     Pursuant to the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-5, any Fund organizational or start-up costs incurred on or after January 1, 1999 will be expensed as they are incurred.


     The portfolio managers of each Fund are assisted in the management of their respective Funds by one of four portfolio management teams: Fixed Income, Value Equity, Growth Equity, and Balanced. The Fixed Income Team, consisting of Robert
F. Millikan, CFA, (Director), Carrie R. Breswitz, Brad D. Eppard, CFA, David T. Johnson, Kevin E. McNair, CFA, Michael D. Nichols, CFA, and Justin B. Nicholson, assists in the management of the Bond Funds and the Money Market Funds. The Value Equity Team, consisting of Rick B. Jones, CFA (Director), Daniel J. Kane, CFA, Robert A. Gowen, and John T. Kvantas, CFA, assists in the management of the Large Cap Value Fund and the Small Cap Fund. The Growth Equity Team, consisting of Jeffrey J. Schappe, CFA (Chief Investment Officer), Brandon W. Carl, David P. Nolan, Keith L. Maher, CFA, and Michele H. Van Dyke, assists in the management of the Large Cap Growth Fund, the Mid Cap Growth Fund, and the Small Company Growth Fund. The Balanced Team, consisting of Jeffrey J. Schappe, CFA, (Chief Investment Officer), Rick B. Jones, CFA, Eric L. Farls, CFA, and Robert F. Millikan, CFA, assists in the management of the Funds of Funds.


SUB-ADVISERS

     Special Opportunities Fund and Equity Income Fund. Investment sub-advisory and management services are provided to the Special Opportunities Fund and the Equity Income Fund by Scott & Stringfellow, Inc. ("Scott & Stringfellow"), a wholly owned subsidiary of BB&T Corporation, pursuant to a Sub-Advisory Agreement ("Sub-Advisory Agreement") dated as of May 16, 2003 (Schedule A dated May 21, 2004) between BB&T Asset Management and Scott & Stringfellow.


     For its services and expenses incurred under the Sub-Advisory Agreement, Scott & Stringfellow is entitled to a fee, payable by BB&T Asset Management. The fee is computed daily and paid monthly at the annual rates of 0.48% and 0.42% of the average daily net assets of the Special Opportunities Fund and the Equity Income Fund, respectively. For the fiscal years ended September 30, 2005, 2004 and 2003, BB&T paid Scott & Stringfellow $613,857, $264,243 and $43,455, respectively, for sub-advisory services to the Special Opportunities Equity Fund. For the fiscal years ended September 30, 2005 and 2004, BB&T paid Scott & Stringfellow $199,875 and $23,766, respectively, for sub-advisory services to the Equity Income Fund.


     Unless sooner terminated, the Sub-Advisory Agreement will continue in effect until October 31, 2006 and thereafter will continue from year to year if such continuance is approved at least annually by BB&T Funds' Board of Trustees or by vote of the holders of a majority of the outstanding Shares of the Fund (as defined under "GENERAL INFORMATION - Miscellaneous"). The Sub-Advisory Agreement is terminable at any time without penalty, on 60 days' written notice by the Trustees, by vote of the holders of a majority of the outstanding Shares of the Fund, by Scott & Stringfellow, or by BB&T Asset Management. The Sub-Advisory Agreement also terminates automatically in the event of any assignment, as defined in the 1940 Act. Sub-advisory fees payable to Scott & Stringfellow are borne exclusively by BB&T Asset Management as Adviser to the Special Opportunities Fund and the Equity Income Fund.

     International Equity Fund. Investment sub-advisory and management services are provided to the International Equity Fund by UBS Global Asset Management (Americas) Inc. ("UBS Global AM") pursuant to an investment sub-advisory agreement with BB&T Asset Management (the "Sub-Advisory Agreement") between BB&T Asset Management and UBS Global AM.

     For its services and expenses incurred under the Sub-Advisory Agreement, UBS Global AM is entitled to a fee payable by BB&T Asset Management. The fee is computed daily and paid monthly at the following annual rates (as a percentage of the International Equity Fund's average daily net assets):

On the first $50 million   0.48%
On the next $50 million    0.42%
Over $100 million          0.38%


     For the fiscal years ended September 30, 2005, 2004 and 2003, BB&T paid UBS Global AM $968,540, $770,647 and $343,065, respectively, for sub-advisory services to the International Equity Fund.



     UBS Global AM, located at One North Wacker Drive, Chicago, IL 60606, began managing institutional assets in 1974 through its predecessor entities, including Brinson Partners, Inc. and First Chicago Investment Advisors. Swiss Bank Corporation ("SBC") acquired the firm in 1995. In 1998, SBC merged with Union Bank of Switzerland to form UBS AG. UBS Global AM is a member of the UBS Global Asset Management business group (the "Group") of UBS AG. As of September 30, 2005, UBS Global AM had approximately $66.8 billion in assets under management and the Group had approximately $568.9 billion in assets under management.

     Prior to April 28, 2003, investment sub-advisory and management services were provided to the International Equity Fund by BlackRock International Limited, an indirect majority-owned subsidiary of PNC Financial Services Group, Inc., pursuant to a sub-advisory agreement dated as of February 1, 2001 between BB&T Asset Management and BlackRock International. For the fiscal year ended September 30, 2003, BB&T Asset Management paid BlackRock International $490,935 for sub-advisory services to the International Equity Fund.

     Prime Money Market Fund. Investment sub-advisory and management services are provided to the Prime Money Market Fund by Federated Investment Management Company ("FIMC"), a wholly-owned subsidiary of FII Holdings, Inc., pursuant to a Sub-Advisory Agreement ("Sub-Advisory Agreement") dated as of February 1, 2001, between BB&T Asset Management and FIMC.

     For its services and expenses incurred under the Sub-Advisory Agreement, FIMC is entitled to a fee, payable by BB&T Asset Management. The fee is computed and paid monthly at the annual rate of seven one-hundredths of one percent (0.07%) of the Prime Money Market Fund's average daily net assets, subject to a minimum of $250,000 per year, or such lower fee as may be agreed upon in writing by BB&T Asset Management and FIMC.


     The Sub-Advisory Agreement will continue from year to year if such continuance is approved at least annually by BB&T Funds' Board of Trustees or by vote of the holders of a majority of the outstanding Shares of the Fund (as defined under "GENERAL INFORMATION - Miscellaneous"). The Sub-Advisory Agreement is terminable at any time without penalty, by the Trustees, by vote of the holders of a majority of the outstanding Shares of the Fund, or on 60 days' written notice by FIMC or by BB&T Asset Management. The Sub-Advisory Agreement also terminates automatically in the event of any assignment, as defined in the 1940 Act. For the fiscal years ended September 30, 2005, 2004, and 2003, BB&T Asset Management paid FIMC $828,966, $781,878, and 910,165, respectively, for sub-advisory services to the Prime Money Market Fund.


     BB&T Mid Cap Value Fund and Total Return Bond Fund (formerly the "Intermediate Corporate Bond Fund"). Investment sub-advisory and management services are provided to the BB&T Mid Cap Value Fund and the Total Return Bond Fund by Sterling Capital Management LLC ("Sterling Capital"), an affiliate of BB&T Asset Management, pursuant to a Sub-Advisory Agreement ("Sub-Advisory Agreement") dated as of July 18, 2005, between BB&T Asset Management and Sterling Capital.


     In consideration for the services provided and expenses assumed under the Sterling Capital Investment Sub-Advisory Agreement, BB&T Asset Management has agreed to pay Sterling Capital a fee, computed daily and paid monthly, at an annual rate of 0.42% of the average daily net assets of the Mid Cap Value Fund, and at an annual rate of 0.25% of the average daily net assets of the Total Return Bond Fund. For the fiscal year ended September 30, 2005, BB&T Asset Management paid Sterling Capital $98,615 and $122,700 for sub-advisory services to the Mid Cap Value Fund and the Total Return Bond Fund, respectively. For the fiscal year ended September 30, 2004, BB&T Asset Management made no payments to Sterling Capital.


     The Sub-Advisory Agreement will continue in effect until October 31, 2006 and thereafter will continue from year to year if such continuance is approved at least annually by BB&T Funds' Board of Trustees or by vote of the holders of a majority of the outstanding Shares of the Fund (as defined under "GENERAL INFORMATION - Miscellaneous"). The Sub-Advisory Agreement is terminable at any time without penalty, by the Trustees, by vote of the holders of a majority of the outstanding Shares of the Fund, or on 60 days' written notice by Sterling Capital or by BB&T Asset Management. The Sub-Advisory Agreement also terminates automatically in the event of any assignment, as defined in the 1940 Act. BB&T Asset Management will bear the sole responsibility for the payment of the sub-advisory fee to Sterling Capital.

     From time to time, advertisements, supplemental sales literature and information furnished to present or prospective shareholders of BB&T Funds may include descriptions of each Sub-Adviser including, but not limited to, (i) descriptions of the Sub-Adviser's operations; (ii) descriptions of certain personnel and their functions; and (iii) statistics and rankings related to the Sub-Adviser's operations.

PORTFOLIO MANAGERS

The portfolio managers identified under "Investment Management" in each Prospectus are responsible for the day-to-day management of the Funds. Each portfolio manager also has responsibility for the day-to-day management of accounts other than the Fund(s) for which he or she serves as portfolio manager. Information regarding these accounts is set forth below.

                                    NUMBER OF OTHER ACCOUNTS MANAGED AND ASSETS BY ACCOUNT TYPE
                                                     AS OF SEPTEMBER 30, 2005*
                     ----------------------------------------------------------------------------------------
                     OTHER REGISTERED INVESTMENT          OTHER POOLED
PORTFOLIO MANAGER             COMPANIES               INVESTMENT VEHICLES              OTHER ACCOUNTS
------------------   ---------------------------   --------------------------   -----------------------------
Rick Jones           Number:                  1    Number:              None    Number:                     3
                     Assets: $142 million          Assets: $0                   Assets: $15 million

Jeffrey J. Schappe   Number:                  2    Number:              None    Number:                     2
                     Assets: $52 million           Assets: $0                   Assets: $3.9 million

Timothy P. Beyer     Number:                  1*   Number:                 1*   Number:                     7*
                     Assets: $8.2 million          Assets: $3.8 million         Assets: $148.8 million

David Nolan          Number:                  1    Number:              None    Number:                     1
                     Assets: $38 million           Assets: $0                   Assets: $0.3 million

John Kvantas         Number:               None    Number:              None    Number:                  None
                     Assets: $0                    Assets: $0                   Assets: $0

Thomas Madsen        Number:                  4    Number:                 3    Number:                  None
                     Assets: $ 850 million         Assets: $2,400               Assets: $0

George F. Shipp      Number:               None    Number:              None    Number:                  1800
                     Assets: $0                    Assets: $0                   Assets: $ 548.6 million

Kevin McNair         Number:               None    Number:              None    Number:                    30
                     Assets: $0                    Assets: $0                   Assets: $446 million

Brad D. Eppard       Number:               None    Number:              None    Number:                     9
                     Assets: $0                    Assets: $0                   Assets: $191 million

David M. Ralston     Number:                  1    Number:              None    Number:                    97
                     Assets: $18.1 million         Assets: $0                   Assets: $5.942 billion

Robert Millikan      Number:                  1    Number:              None    Number:                    10
                     Assets: $28 million           Assets: $                    Assets: $143 million

Eric Farls           Number:                  1    Number:              None    Number:                    10
                     Assets: $28 million           Assets: $0                   Assets: $143 million


* If an account has a co-manager, the total number of accounts and assets has been allocated to each respective manager. Therefore, some accounts and assets have been counted more than once.

As of September 30, 2005, the following portfolio managers managed the following numbers of accounts in each of the indicated categories, having the indicated total assets, with respect to which the advisory fee is based on the performance of the account.


                                         PERFORMANCE BASED ADVISORY FEES
                           NUMBER OF OTHER ACCOUNTS MANAGED AND ASSETS BY ACCOUNT TYPE
                                             AS OF SEPTEMBER 30, 2005
                     -----------------------------------------------------------------------
                       OTHER REGISTERED         OTHER POOLED
PORTFOLIO MANAGER    INVESTMENT COMPANIES   INVESTMENT VEHICLES         OTHER ACCOUNTS
------------------   --------------------   -------------------   --------------------------
Rick Jones           Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0

Jeffrey J. Schappe   Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0

                                        PERFORMANCE BASED ADVISORY FEES
                           NUMBER OF OTHER ACCOUNTS MANAGED AND ASSETS BY ACCOUNT TYPE
                                             AS OF SEPTEMBER 30, 2005
                     -----------------------------------------------------------------------
                        OTHER REGISTERED         OTHER POOLED
PORTFOLIO MANAGER    INVESTMENT COMPANIES   INVESTMENT VEHICLES         OTHER ACCOUNTS
------------------   --------------------   -------------------   --------------------------
Timothy P. Beyer     Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0

David Nolan          Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0

John Kvantas         Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0

Thomas Madsen        Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0

George F. Shipp      Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0

Kevin McNair         Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0

Brad D. Eppard       Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0

David M. Ralston     Number:         None   Number:        None   Number:                  1
                     Assets: $0             Assets: $0            Assets: $ 1.9 million

Robert Millikan      Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0

Eric Farls           Number:         None   Number:        None   Number:               None
                     Assets: $0             Assets: $0            Assets: $0


CONFLICTS OF INTEREST

From time to time, potential conflicts of interest may arise between a portfolio manager's management of the investments of a Fund and the management of other registered investment companies, pooled investment vehicles and other accounts (collectively, the "Managed Accounts"). The Managed Accounts might have similar investment objectives or strategies as the Fund, track the same indexes the Fund tracks or otherwise hold, purchase, or sell securities that are eligible to be held, purchased or sold by the Fund. The Managed Accounts might also have different investment objectives or strategies than the Fund. Consequently, portfolio managers may purchase or sell securities for one Fund and not for a Managed Account.


BB&T ASSET MANAGEMENT


A potential conflict of interest may arise as a result of the portfolio manager's management of a number of accounts with varying investment guidelines. Often, an investment opportunity may be suitable for both the Fund and the Managed Accounts, but may not be available in sufficient quantities for both the Fund and the Managed Accounts to participate fully. Similarly, there may be limited opportunity to sell an investment held by the Fund and another Managed Account. BB&T Asset Management has adopted policies and procedures reasonably designed to allocate investment opportunities on a fair and equitable basis over time. BB&T Asset Management has also adopted a Code of Ethics that governs personal trading and which is reasonably designed to address potential conflicts of interest that may arise in connection with a portfolio manager's management of personal accounts.

STERLING CAPITAL

Sterling Capital manages portfolios for multiple institutional and individual clients. All portfolios are managed as separate accounts, including mutual fund portfolios. Each portfolio has its own set of investment objectives and investment policies that may differ from those of the Fund. The portfolio managers make investment decisions for each portfolio based on the investment objectives and policies and other relevant investment considerations applicable to that portfolio. Accordingly, an individual portfolio may contain different securities than other portfolios, and investment decisions may be made in other accounts that are different than the decisions made for the BB&T Mid Cap Value Fund or the BB&T Total Return Bond Fund. As an example, the portfolio manager may decide to buy a security in one or more portfolios, while selling the same security in other portfolios based on the different objectives, restrictions, and cash flows in the portfolios. In addition, some of these portfolios have fee structures, including performance fees, which are or have the potential to be higher than the fees paid by the Fund to Sterling Capital. Because performance fees are tied to performance, the incentives associated with any given portfolio may be higher or lower than those associated with other accounts managed by the firm.

Sterling Capital's objective is to meet its fiduciary obligation to treat all clients fairly. To help accomplish this objective and to address the potential conflicts discussed above, Sterling Capital has adopted and implemented policies and procedures, including brokerage and trade allocation policies and procedures. Sterling Capital's compliance procedures include actively monitoring compliance with investment policies, trade allocation, and Code of Ethics requirements. In addition, Sterling Capital's senior management team reviews the performance of portfolio managers and analysts.

SCOTT & STRINGFELLOW

Scott & Stringfellow also manages portfolios for multiple institutional and individual clients. All portfolios are managed as separate accounts, including mutual fund portfolios. Each portfolio has its own set of investment objectives and investment policies that may differ from those of the Fund. The portfolio managers make investment decisions for each portfolio based on the investment objectives and policies and other relevant investment considerations applicable to that portfolio. Accordingly, an individual portfolio may contain different securities than other portfolios, and investment decisions may be made in other accounts that are different than the decisions made for the BB&T Special Opportunities Equity Fund or the BB&T Equity Income Fund. As an example, the portfolio manager may decide to buy a security in one or more portfolios, while selling the same security in other portfolios based on the different objectives, restrictions, and cash flows in the portfolios.

UBS

The management of a Fund and other accounts by a portfolio manager could result in potential conflicts of interest if the Fund and other accounts have different objectives, benchmarks and fees because the portfolio manager and his team must allocate time and investment expertise across multiple accounts, including the Fund. The portfolio manager and his team manage the Fund and other accounts utilizing a model portfolio approach that groups similar accounts within a model portfolio. The Advisor manages accounts according to the appropriate model portfolio, including where possible, those accounts that have specific investment restrictions. Accordingly, portfolio holdings, position sizes, and industry and sector exposures tend to be similar across accounts, which may minimize the potential for conflicts of interest.

If a portfolio manager identifies a limited investment opportunity that may be suitable for more than one account or model portfolio, the Fund may not be able to take full advantage of that opportunity due to an allocation of filled purchase or sale orders across all eligible model portfolios and accounts. To deal with these situations, the Advisor has adopted procedures for allocating portfolio trades across multiple accounts to provide fair treatment to all accounts.

The management of personal accounts by a portfolio manager may also give rise to potential conflicts of interest. The Advisor and the Trust have adopted Codes of Ethics that govern such personal trading but there is no assurance that the Codes will adequately address all such conflicts.

PORTFOLIO MANAGER COMPENSATION

BB&T Asset Management offers investment professionals a compensation plan which has two components: (i) base compensation, which is linked to job function, responsibilities and experience, and (ii) incentive compensation, which varies based on investment performance. The majority of the total cash compensation is derived by the incentive compensation, which could ultimately make up more than half of the investment professional's compensation. The incentive compensation is based on two components: (1) the pre-tax investment performance of the Funds on a one- and three-fiscal year basis in comparison to their respective Lipper peer group, and (2) active support and promotion of the funds through various channels, management of personnel, and other subjective criteria as determined by executive management. The incentive compensation is used as a retention tool, in order to facilitate long-term commitments from key investment professionals.


BB&T ASSET MANAGEMENT


The investment analysts who assist the portfolio managers also receive a base compensation and incentive compensation. The incentive compensation is calculated based on outstanding performance categories, designed to recognize meaningful performance to the team. As with the portfolio managers, BB&T Asset Management seeks to utilize the incentive compensation to investment analysts as a retention tool.

STERLING CAPITAL

Sterling Capital has an incentive compensation plan linking all employees to performance standards for portfolio management, marketing, and client service. The plan is based on the individual meeting or exceeding their individual performance goals. Performance goals for investment professionals are based on market indices and manager universes. Each member of the investment team receives a fixed base salary plus variable bonus compensation. The bonus is based on the individual's performance contribution to the portfolio and on the group's overall pre-tax performance versus a universe of managers.


The benchmarks by which the performance of the BB&T Total Return Bond Fund and the BB&T Mid Cap Value Fund is measured for the purposes of compensation are the Lehman Aggregate Bond Index and the Russell Midcap Value Index, respectively.


SCOTT & STRINGFELLOW

Each portfolio manager is compensated using a salary plus bonus structure. The salary is fixed and subject to annual review for increase or decrease. Bonuses are computed based on assets under management, which is believed to create an indirect tie to performance, as poor portfolio management performance could result in an outflow of assets, and consistent positive portfolio performance could stimulate asset inflows. Computed bonus amounts can be adjusted based on annual performance appraisal of each individual's work.

UBS

The compensation received by portfolio managers at UBS Global Asset Management, including the Funds' portfolio managers, includes a base salary and incentive compensation based on their personal performance. UBS Global Asset Management's compensation and benefits programs are designed to provide its investment professionals with incentives to excel, and to promote an entrepreneurial, performance-oriented culture. They also align the interests of the investment professionals with the interests of UBS Global Asset Management's clients. Overall compensation can be grouped into four categories:

     - Competitive salary, benchmarked to maintain competitive compensation opportunities.

     - Annual bonus, tied to individual contributions and investment performance.

     - UBS equity awards, promoting company-wide success and employee retention.

     - Partnership Incentive Program (PIP), a phantom-equity-like program for key senior staff.


Base salary is fixed compensation used to recognize the experience, skills and knowledge that the investment professionals bring to their roles. Salary levels are monitored and adjusted periodically in order to remain competitive within the investment management industry.



Annual bonuses are strictly and rigorously correlated with performance. As such, annual incentives can be highly variable, and are based on three components: 1) the firm's overall business success; 2) the performance of the respective asset class and/or investment mandate; and 3) an individual's specific contribution to the firm's results. UBS Global Asset Management strongly believes that tying bonuses to both long-term (3-year) and shorter-term (1-year) portfolio pre-tax performance closely aligns the investment professionals' interests with those of UBS Global Asset Management's clients. A portion of each portfolio manager's bonus is based on the performance of each Fund the portfolio manager manages as compared to the Fund's broad-based index over a three-year rolling period.

UBS AG Equity. Senior investment professionals, including each portfolio manager of the Funds, may receive a portion of their annual performance-based incentive in the form of deferred or restricted UBS AG shares or employee stock options. UBS Global Asset Management believes that this reinforces the critical importance of creating long-term business value and also serves as an effective retention tool as the equity shares typically vest over a number of years.


Broader equity share ownership is encouraged for all employees through "Equity Plus." This long-term incentive program gives employees the opportunity to purchase UBS stock with after-tax funds from their bonus or salary. Two UBS stock options are given for each share acquired and held for two years. UBS Global Asset Management feels this engages its employees as partners in the firm's success, and helps to maximize its integrated business strategy.


Partnership Incentive Program (PIP). Designed to promote an entrepreneurial culture and drive long-term thinking, the PIP is a phantom equity-like program for key senior staff (approximately top 2%). By tying compensation to overall firm performance over the mid-to longer-term, the program offers significant compensation opportunities for UBS Global Asset Management's senior staff. The portfolio manager of the BB&T International Equity Fund is eligible for this program.


Securities Ownership

The following table discloses the dollar range of equity securities of each of the Funds beneficially owned by the portfolio managers as of September 30, 2005:


 NAME OF PORTFOLIO
      MANAGER        DOLLAR RANGE OF EQUITY SECURITIES IN EACH FUND
------------------   ----------------------------------------------
Rick Jones            $100,001 - $1,000,000 - Large Cap Value Fund

Jeffrey J. Schappe                        None

Timothy P. Beyer            $10,001 - $50,000 - Mid Cap Value

David Nolan              $10,001 - $50,000 - Mid Cap Growth Fund

John Kvantas                              None

Thomas Madsen                             None

George F. Shipp          $10,000 - $50,000 - Equity Income Fund
                      $10,000-$50,000 - Special Opportunities Fund

Brad D. Eppard                            None

David M. Ralston                          None

Robert Millikan        $1 - $10,000 - Capital Manager Equity Fund

Eric Farls               $10,000-$50,000 - Large Cap Value Fund


PROXY VOTING POLICIES AND PROCEDURES

     The Board of Trustees has delegated the authority to vote proxies on behalf of the Funds of the Trust that own voting securities to BB&T Asset Management. The Board has authorized BB&T Asset Management to delegate proxy voting authority with respect to a Fund to that Fund's sub-adviser. Proxy voting policies and procedures for BB&T Asset Management and each of the Sub-Advisers are attached as Appendix B.

     You may obtain information about how a Fund voted proxies related to its portfolio securities during the 12-month period ended June 30 by visiting the Securities and Exchange Commission's Web site at www.sec.gov or by visiting our Web site at: www.bbtfunds.com or by contacting us in writing at BB&T Funds, 3435 Stelzer Road, Columbus, Ohio 43219.

PORTFOLIO TRANSACTIONS

     Either pursuant to the Advisory Agreement, whereby BB&T Asset Management determines, or pursuant to Sub-Advisory Agreements, whereby each Sub-Adviser determines, subject to the direction and general supervision of the Board of Trustees of BB&T Funds, review by BB&T Asset Management in the case of a Sub-Adviser, and in accordance with each Fund's investment objective and restrictions, which securities are to be purchased and sold by a Fund, and which brokers are to be eligible to execute such Fund's portfolio transactions. Purchases and sales of portfolio securities with respect to the Money Market Funds, the Bond Funds, and the Funds of Funds usually are principal transactions in which portfolio securities are normally purchased directly from the issuer or from an underwriter or market maker for the securities. Purchases from underwriters of portfolio securities generally include (but not in the case of mutual fund shares purchased by the Funds of Funds) a commission or concession paid by the issuer to the underwriter and purchases from dealers serving as market makers may include the spread between the bid and asked price. Transactions on stock exchanges involve the payment of negotiated brokerage commissions. Transactions in the over-the-counter market are generally principal transactions with dealers. With respect to the over-the-counter market, BB&T Funds, where possible, will deal directly with dealers who make a market in the securities involved except in those circumstances where better price and execution are available elsewhere. While BB&T Asset Management and each Sub-Adviser generally seek competitive spreads or commissions, BB&T Funds may not necessarily pay the lowest spread or commission available on each transaction, for reasons discussed below.


     During the following fiscal years, the Funds listed below paid the following aggregate brokerage commissions:

                                          FISCAL YEAR ENDED                        FISCAL YEAR ENDED
                                         SEPTEMBER 30, 2005                       SEPTEMBER 30, 2004
                               --------------------------------------   --------------------------------------
                                AGGREGATE                   DIRECTED     AGGREGATE                   DIRECTED
                                BROKERAGE     AGGREGATE     BROKERAGE    BROKERAGE     AGGREGATE     BROKERAGE
                               COMMISSION   TRANSACTIONS   COMMISSION   COMMISSION   TRANSACTIONS   COMMISSION
                               ----------   ------------   ----------   ----------   ------------   ----------
Large Cap Value Fund........     331,458     333,651,996     331,458       247,316    200,887,677      247,316
Large Cap Growth Fund.......     540,162     544,600,975     540,162       856,591    891,535,833      856,591
Mid Cap Value Fund..........     405,218     601,599,594     405,218       112,949     83,942,368      112,949
Mid Cap Growth Fund.........     313,418     266,278,723     313,418       505,044    343,349,557      505,044
Small Cap Fund..............      44,027      27,142,559      44,027        47,955     21,470,657       47,955
Small Company Growth Fund...     377,311     259,411,774     377,311     1,120,842    533,944,722    1,120,842
International Equity Fund...     314,674     254,374,914     314,674       263,987    211,093,093      263,987
Special Opportunities Fund..     205,700     147,225,946     205,700       136,577     74,841,970      136,577
Total Return Bond Fund......         360       1,009,234         360           360      1,026,862          360
Equity Income Fund..........     110,463      81,347,226     110,463        38,952     27,542,780       38,952


                                           FISCAL YEAR ENDED
                                           SEPTEMBER 30, 2003
                               --------------------------------------
                                AGGREGATE                   DIRECTED
                                BROKERAGE     AGGREGATE     BROKERAGE
                               COMMISSION   TRANSACTIONS   COMMISSION
                               ----------   ------------   ----------
Large Cap Value Fund........      356,436    203,702,178      356,436
Large Cap Growth Fund.......      576,340    449,396,848      576,340
Mid Cap Value Fund..........      148,595     72,443,039      148,595
Mid Cap Growth Fund.........      472,951    225,243,650      472,951
Small Cap Fund..............       95,442     71,562,397       95,442
Small Company Growth Fund...    1,157,131    471,823,337    1,157,131
International Equity Fund...      989,246    690,826,972      989,246
Special Opportunities Fund..       87,602     42,737,382       87,602


For the fiscal years ended September 30, 2005, 2004 and 2003, the Funds paid $150,245, $123,940 and $87,602, respectively, in commissions to Scott & Stringfellow, Inc., a wholly owned subsidiary of BB&T Corporation, for transactions effected on behalf of the Special Opportunities Fund. For the fiscal years ended September 30, 2005 and 2004, the Funds paid $97,025 and $37,702 in commissions to Scott & Stringfellow for transactions effected on behalf of the Equity Income Fund. The Funds paid no brokerage commissions to Scott & Stringfellow, Inc. for the fiscal year ended September 30, 2002. For the fiscal years ended September 30, 2005, 2004 and 2003, the aggregate percentage of the Special Opportunities Fund's total brokerage commissions paid to Scott & Stringfellow, Inc. were 73.0%, 90.7% and 100%, respectively, and the percentage of the Funds' aggregate dollar amount of transactions involving commissions effected through Scott & Stringfellow were 78.5%, 94.3% and 100%, respectively. For the fiscal years ended September 30, 2005 and 2004, the aggregate percentage of the Equity Income Fund's total brokerage commissions paid to Scott & Stringfellow, Inc. were 87.8% and 96.8%, respectively, and the aggregate dollar amount of transactions involving commissions effected through Scott & Stringfellow were 87.2% and 95.3%, respectively.

     Allocation of transactions, including their frequency, to various dealers is determined by BB&T Asset Management or each Sub-Adviser in a manner deemed fair and reasonable. The major consideration in allocating brokerage business is the assurance that the best execution is being received on all transactions effected for all accounts. As detailed in the above chart, brokerage may be directed to brokers because of research services provided. Brokerage will at times be allocated to firms that supply research, statistical data and other services when the terms of the transaction and the capabilities of different broker/dealers are consistent with the guidelines set forth in Section 28(e) of the Securities Exchange Act of 1934. Information so received is in addition to and not in lieu of services required to be performed by BB&T Asset Management and each Sub-Adviser and does not reduce the advisory fees payable to BB&T Asset Management or each Sub-Adviser. Such information may be useful to BB&T Asset Management or each Sub-Adviser in serving both BB&T Funds and other clients and, conversely, supplemental information obtained by the placement of business of other clients may be useful to BB&T Asset Management or each Sub-Adviser in carrying out its obligations to BB&T Funds.


     To the extent permitted by applicable rules and regulations, either BB&T Asset Management or the Sub-Advisers may execute portfolio transactions on behalf of the Funds through affiliates. As required by Rule 17e-1 under the 1940 Act, the Funds have adopted procedures which provide that commissions paid to such affiliate must be fair and reasonable compared to the commission, fees or other remuneration paid to other brokers in connection with comparable transactions. The procedures also provide that the Board will review reports of such affiliated brokerage transactions in connection with the foregoing standard.

     Investment decisions for each Fund of BB&T Funds are made independently from those for the other Funds or any other investment company or account managed by BB&T Asset Management or any Sub-Adviser. Any such other investment company or account may also invest in the same securities as BB&T Funds. When a purchase or sale of the same security is made at substantially the same time on behalf of a Fund and another Fund of BB&T Funds, investment company or account, the transaction will be averaged as to price and available investments will be allocated as to amount in a manner which BB&T Asset Management or the Sub-Adviser believes to be fair and equitable over time to the Fund(s) and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by a Fund or the size of the position obtained by a Fund. To the extent permitted by law, BB&T Asset Management or the Sub-Adviser may aggregate the securities to be sold or purchased for a Fund with those to be sold or purchased for the other Funds or for other investment companies or accounts in order to obtain best execution. As provided by the Advisory Agreement and the Sub-Advisory Agreements, in making investment recommendations for BB&T Funds, BB&T Asset Management or the Sub-Adviser will provide its services in accordance with its fiduciary obligations and will manage the Fund in the best interests of the Fund.

GLASS-STEAGALL ACT

     In 1971, the United States Supreme Court held in Investment Company Institute v. Camp that the Federal statute commonly referred to as the Glass-Steagall Act prohibits a bank from operating a mutual fund for the collective investment of managing agency accounts. Subsequently, the Board of Governors of the Federal Reserve System (the "Board") issued a regulation and interpretation to the effect that the Glass-Steagall Act and such decision: (a) forbid a bank holding company registered under the Federal Bank Holding Company Act of 1956 (the "Holding Company Act") or any non-bank affiliate thereof from sponsoring, organizing, or controlling a registered, open-end investment company continuously engaged in the issuance of its shares, but (b) do not prohibit such a holding company or affiliate from acting as investment adviser, transfer agent, and custodian to such an investment company. In 1981, the United States Supreme Court held in Board of Governors of the Federal Reserve System v. Investment Company Institute that the Board did not exceed its authority under the Holding Company Act when it adopted its regulation and interpretation authorizing bank holding companies and their non-bank affiliates to act as investment advisers to registered closed-end investment companies. In the Board of Governors case, the Supreme Court also stated that if a bank complied with the restrictions imposed by the Board in its regulation and interpretation authorizing bank holding companies and their non-bank affiliates to act as investment advisers to investment companies, a bank performing investment advisory services for an investment company would not violate the Glass-Steagall Act.

     BB&T Asset Management believes that it possesses the legal authority to perform the services for each Fund contemplated by the Advisory Agreement and described in the Prospectuses and this Statement of Additional Information and has so represented in the Advisory Agreement. Future changes in either federal or state statutes and regulations relating to the permissible activities of banks or bank holding companies and the subsidiaries or affiliates of those entities, as well as further judicial or administrative decisions or interpretations of present and future statutes and regulations, could prevent or restrict BB&T Asset Management's subsidiaries from continuing to perform such services for BB&T Funds. Depending upon the nature of any changes in the services which could be provided by BB&T Asset Management's subsidiaries, the Board of Trustees of BB&T Funds would review BB&T Funds' relationship with BB&T Asset Management and consider taking all action necessary in the circumstances.

     Should future legislative, judicial, or administrative action prohibit or restrict the proposed activities of BB&T Asset Management or any Sub-Adviser or their affiliated and correspondent banks (the "Banks") in connection with Customer's purchases of Shares of a Fund, the Banks might be required to alter materially or discontinue the services offered by them to Customers. It is not anticipated, however, that any change in BB&T Funds' method of operations would affect its net asset value per Share or result in financial losses to any Customer.

MANAGER AND ADMINISTRATOR

     Effective February 1, 2005, BB&T Asset Management, Inc. became the Administrator (the "Administrator") to each Fund pursuant to the Management and Administration Agreement. Prior to February 1, 2005, BISYS Fund Services, LP served as Administrator to each Fund pursuant to the Management and Administration Agreement dated as of June 1, 2000. BISYS Fund Services is wholly owned by The BISYS Group, Inc., 150 Clove Road, Little Falls, New Jersey 07424, a publicly owned company engaged in information processing, loan servicing and 401(k) administration and recordkeeping services to and through banking and other financial organizations. The Administrator assists in supervising all operations of each Fund (other than those performed by BB&T Asset Management under the Advisory Agreement, UBS Global AM, FIMC, Scott & Stringfellow, Inc., and Sterling Capital under the Sub-Advisory Agreements, and U.S. Bank National Association, Bank of New York, and State Street Bank and Trust Company under their custodial services agreements with BB&T Funds, and those performed by BISYS Fund Services Ohio, Inc. under its transfer agency and shareholder service and fund accounting agreements with BB&T Funds).

     Under the Administration Agreement, the Administrator has agreed to monitor the net asset value of the U.S. Treasury Fund and the Prime Money Market Fund, to maintain office facilities for BB&T Funds, to maintain BB&T Funds' financial accounts and records, and to furnish BB&T Funds statistical and research data and certain bookkeeping services, and certain other services required by BB&T Funds. The Administrator prepares annual and semi-annual reports to the Securities and Exchange Commission, prepares Federal and state tax returns, prepares filings with state securities commissions, and generally assists in supervising all aspects of BB&T Funds' operations (other than those performed by BB&T Asset Management under the Advisory Agreement, UBS Global AM, FIMC, Scott & Stringfellow, Inc., and Sterling Capital under the Sub-Advisory Agreements, U.S. Bank National Association, Bank of New York, and State Street Bank and Trust Company under their custodial services agreements with BB&T Funds, and those performed by BISYS Fund Services Ohio, Inc. under its transfer agency and shareholder service and fund accounting agreements with BB&T Funds). Under the Administration Agreement, the Administrator may delegate all or any part of its responsibilities thereunder.

     Under the Administration Agreement for expenses assumed and services provided as manager and administrator, the Administrator receives a fee from each Fund equal to the lesser of (a) a fee computed at the annual rate of twelve one-hundredths of one percent (0.12%), applicable to the first $5 billion, and eight one-hundredths of one percent (0.08%), applicable to over $5 billion, of such Fund's average daily net assets or (b) such fee as may from time to time be agreed upon in writing by BB&T Funds and the Administrator. A fee agreed to in writing from time to time by BB&T Funds and the Administrator may be significantly lower than the fee calculated at the annual rate and the effect of such lower fee would be to lower a Fund's expenses and increase the net income of such Fund during the period when such lower fee is in effect.

     For its services as administrator and expenses assumed pursuant to the Administration Agreement, the Administrator** received the following fees:

                                FISCAL YEAR ENDED


                                                SEPTEMBER 30, 2005       SEPTEMBER 30, 2004       SEPTEMBER 30, 2003
                                              ----------------------   ----------------------   ----------------------
                                                          ADDITIONAL               ADDITIONAL               ADDITIONAL
                                                            AMOUNT                   AMOUNT                   AMOUNT
                                                 PAID       WAIVED        PAID       WAIVED       PAID        WAIVED
                                              ---------   ----------   ---------   ----------   ----------------------
Large Cap Value Fund.......................     898,785     208,804    1,429,470     144,681    1,085,485         --
Large Cap Growth Fund......................     491,649     115,231      796,100      80,022      563,371         --
Mid Cap Value Fund.........................     274,212      62,108      415,107      41,666      307,198         --
Mid Cap Growth Fund........................     170,874      39,222      283,931      27,490      219,625         --
Small Cap Fund.............................      85,672      20,351      129,626      13,495       33,043         --
Small Company Growth Fund..................     118,882      31,056      274,204      23,471      303,874         --
International Equity Fund..................     313,968      73,866      516,536      51,605      423,707         --
Special Opportunities Fund.................     191,789      35,116      146,991      16,864       27,055         --
Equity Income Fund*........................      70,819      11,485       13,882       2,994           --         --
Short Fund.................................     250,719      59,091      443,975      76,913      381,333     94,094
Intermediate U.S. Government Fund..........     775,698     170,542    1,178,010     119,101    1,021,024         --
Total Return Bond Fund.....................     445,088      89,208      587,316      59,776      467,504         --
Kentucky Intermediate Tax-Free Fund........      22,593       4,971       32,996       9,012       10,764      7,177
Maryland Intermediate Tax-Free Fund........      14,142       2,931       15,079       3,743        3,889      2,592
North Carolina Intermediate Tax-Free Fund..     148,775      33,923      260,370      45,182      240,352     59,299
South Carolina Intermediate Tax-Free Fund..      26,878       6,192       48,270       8,390       44,477     13,327
Virginia Intermediate Tax-Free Fund........     105,020      24,153      175,244      30,647      167,526     41,314

West Virginia Intermediate Tax-Free Fund...      93,838      21,732      182,113      16,908      217,411      1,536
Prime Money Market Fund....................   1,243,593     345,075    2,279,275     321,974    2,432,154     80,102
U.S. Treasury Money Market Fund............   1,512,951     360,165    2,540,114     352,965    2,686,570         --
Capital Manager Conservative Growth Fund...      39,701      90,850      109,872      75,308       49,813     32,914
Capital Manager Moderate Growth Fund.......      38,581      94,275       93,460      63,919       53,321     35,253
Capital Manager Growth Fund................      28,798      70,937       68,928      47,216       44,809     29,610
Capital Manager Equity Fund................      16,131      39,314       38,311      26,216       24,833     16,419


----------
*    Commenced operations June 30, 2004

** The figures in this table reflect fees received by the former Administrator for periods prior to February 1, 2005.


     The Administration Agreement shall, unless sooner terminated as provided in the Administration Agreement (described below), continue until January 31, 2007. Thereafter, the Administration Agreement shall be renewed automatically for successive one year terms, unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term. The Administration Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties to the Administration Agreement and for cause (as defined in the Administration Agreement) by the party alleging cause, on not less than 60 days notice by BB&T Funds' Board of Trustees or by the Administrator.


     The Administration Agreement provides that the Administrator shall not be liable for any loss suffered by BB&T Funds in connection with the matters to which the Administration Agreement relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties, or from the reckless disregard by the Administrator of its obligations and duties thereunder.

SUB-ADMINISTRATOR

     Effective February 1, 2005, BISYS Fund Services Ohio, Inc. became the Sub-Administrator to the Funds pursuant to an agreement between the Administrator and BISYS Fund Services Ohio, Inc. Pursuant to this agreement, BISYS Fund Services Ohio, Inc. assumed many of the Administrator's duties, for which BISYS Fund Services Ohio, Inc. receives a fee, paid by the Administrator, calculated at an annual rate of five one-hundredths of one percent (0.05%), applicable to the first $5 billion, and three one-hundredths of one percent (0.03%), applicable to over $5 billion, of each Fund's average net assets.

     Prior to February 1, 2005, BISYS served as the Administrator to the Funds. Because BISYS did not serve as the Sub-Administrator during the fiscal year ended September 30, 2004, BISYS received no fees for its services during that fiscal year.

DISTRIBUTOR


     Effective November 1, 2005, BB&T Funds Distributor, Inc. began serving as distributor to each Fund of BB&T Funds pursuant to a Distribution Agreement dated November 1, 2005 (the "Distribution Agreement"). The Distribution Agreement provides that, unless sooner terminated it will continue in effect for continuous one-year periods if such continuance is approved at least annually
(i) by BB&T Funds' Board of Trustees or by the vote of a majority of the outstanding Shares of the Funds or Fund subject to such Distribution Agreement, and (ii) by the vote of a majority of the Trustees of BB&T Funds who are not parties to such Distribution Agreement or interested persons (as defined in the 1940 Act) of any party to such Distribution Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Distribution Agreement may be terminated in the event of any assignment, as defined in the 1940 Act.


     Under the Distribution Agreement the Distributor receives payment from the Funds for distribution activities permitted and authorized under the Distribution and Shareholder Services Plan, dated October 1, 1992, as restated February 7, 1997 (the "Distribution Plan") adopted by the Funds. Under the Distribution Plan, a Fund will pay a monthly distribution fee to the Distributor as compensation for its services in connection with the Distribution Plan at an annual rate equal to fifty one-hundredths of one percent (0.50%) of the average daily net assets of Class A Shares of each Fund (twenty-five one-hundredths of one percent (0.25%) for the Mid Cap Growth Fund, the Mid Cap Value Fund, and the West Virginia Fund), one percent (1.00%) of the average daily net assets of Class B Shares of each Fund, and one percent (1.00%) of the average daily net assets of Class C Shares of each Fund. The Distributor may periodically waive all or a portion of the fee with respect to a Fund in order to increase the net investment income of the Fund available for distribution as dividends. The Adviser may also compensate the Distributor for services provided to the Funds under the

Distribution Agreement that either (i) are not authorized under the Distribution Plan or (ii) represent amounts incurred in excess of the fee payable under the Distribution Plan.

     Because BB&T Funds Distributor, Inc. did not serve as the Distributor during the fiscal year ended September 30, 2005, BB&T Funds Distributor, Inc. received no fees for its services during that fiscal year.

     Prior to November 1, 2005, BISYS Fund Services LP served as distributor to each Fund of BB&T Funds.

     For the fiscal year or period ended September 30, 2005, the Distributor* received the following fees with respect to the Class A, Class B and Class C Shares from the following Funds:


                  FUND                            A CLASS             B CLASS             C CLASS
                                            -------------------   ----------------   ----------------
                                               PAID      WAIVED    PAID     WAIVED    PAID     WAIVED
                                            ---------   -------   -------   ------   -------   ------
Large Cap Value Fund                           90,841    90,841   246,387     --       1,636     --
Large Cap Growth Fund                          22,783    22,782   135,449     --         307     --
Mid Cap Value Fund                             27,641        --    41,565     --       4,459     --
Mid Cap Growth Fund                            23,182        --    22,117     --       2,234     --
Small Company Value Fund                        2,031     2,030     1,924     --          35     --
Small Company Growth Fund                      17,012    17,009    57,077     --         315     --
International Equity Fund                       5,364     5,364    21,528     --         175     --
Special Opportunities Fund                    142,362   142,362   183,107     --     250,383     --
Equity Income Fund                             54,486    54,485    33,004     --      50,620     --
Short U.S. Government Fund                     20,056    20,056        NA     NA          NA     NA
Intermediate U.S. Government Fund              31,492    31,492    62,617     --       4,729     --
Total Return Bond Fund                         14,395    14,395    64,268     --       2,355     --
Kentucky Intermediate Tax-Free Fund             5,702     7,612        NA     NA          NA     NA
Maryland Intermediate Tax-Free Fund             2,337     2,881        NA     NA          NA     NA
North Carolina Intermediate Tax-Free Fund      48,429    63,768        NA     NA          NA     NA
South Carolina Intermediate Tax-Free Fund       8,127     9,630        NA     NA          NA     NA
Virginia Intermediate Tax-Free Fund            28,057    37,143        NA     NA          NA     NA
West Virginia Intermediate Tax-Free Fund       29,394        --        NA     NA          NA     NA
Prime Money Market Fund                     2,049,088   403,951    20,498     --       3,656     --
U.S. Treasury Money Market Fund               505,477   108,756     7,655     --          79     --
Capital Manager Conservative Growth Fund       17,086    17,085    49,747     --       1,665     --
Capital Manager Moderate Growth Fund           61,882    61,882   206,613     --       1,724     --
Capital Manager Growth Fund                    36,147    36,146   156,284     --         444     --
Capital Manager Equity Fund                    12,113    12,113    67,937     --         549     --


*    The figures in this table reflect fees received by the former Distributor.

     The Distribution Plan was initially approved on August 18, 1992 by the Fund's Board of Trustees, including a majority of the trustees who are not interested persons of the Fund (as defined in the 1940 Act) and who have no direct or indirect financial interest in the Distribution Plan (the "Independent Trustees"). An Amended and Re-Executed Distribution Plan was approved on February 7, 1997. The Distribution Plan provides for fees only upon the Class A, Class B, and Class C Shares of each Fund.

     In accordance with Rule 12b-1 under the 1940 Act, the Distribution Plan may be terminated with respect to any Fund by a vote of a majority of the Independent Trustees, or by a vote of a majority of the outstanding Class A, Class B, or Class C Shares of that Fund. The Distribution Plan may be amended by vote of the Fund's Board of Trustees, including a majority of the Independent Trustees, cast in person at a meeting called for such purpose, except that any change in the Distribution Plan that would materially increase the distribution fee with respect to a Fund requires the approval of the holders of that Fund's Class A, Class B, and Class C Shares. BB&T Funds' Board of Trustees will review on a quarterly and annual basis written reports of the amounts received and expended under the Distribution Plan (including amounts expended by the Distributor to Participating Organizations pursuant to the Servicing Agreements entered into under the Distribution Plan) indicating the purposes for which such expenditures were made.

     The Distributor may use the distribution fee to provide distribution assistance with respect to a Fund's Class A, Class B, and Class C Shares or to provide shareholder services to the holders of such Shares. The Distributor may also use the distribution fee (i) to pay financial institutions and intermediaries (such as insurance companies and investment counselors but not including banks), broker-dealers, and the Distributor's affiliates and subsidiaries compensation for services or reimbursement of expenses incurred in connection with distribution assistance or (ii) to pay banks, other financial institutions and intermediaries, broker-dealers, and the Distributor's affiliates and subsidiaries compensation for services or reimbursement of expenses incurred in connection with the provision of shareholder services. All payments by the Distributor for distribution assistance or shareholder services under the Distribution Plan will be made pursuant to an agreement (a "Servicing Agreement") between the Distributor and such bank, other financial institution or intermediary, broker-dealer, or affiliate or subsidiary of the Distributor (hereinafter referred to individually as "Participating Organizations"). A Servicing Agreement will relate to the provision of distribution assistance in connection with the distribution of a Fund's Class A, Class B, and Class C Shares to the Participating Organization's customers on whose behalf the investment in such Shares is made and/or to the provision of shareholder services to the Participating Organization's customers owning a Fund's Class A, Class B, and Class C Shares. Under the Distribution Plan, a Participating Organization may include Southern National Corporation or a subsidiary bank or nonbank affiliates, or the subsidiaries or affiliates of those banks. A Servicing Agreement entered into with a bank (or any of its subsidiaries or affiliates) will contain a representation that the bank (or subsidiary or affiliate) believes that it possesses the legal authority to perform the services contemplated by the Servicing Agreement without violation of applicable banking laws (including the Glass-Steagall Act) and regulations.

     The distribution fee will be payable without regard to whether the amount of the fee is more or less than the actual expenses incurred in a particular year by the Distributor in connection with distribution assistance or shareholder services rendered by the Distributor itself or incurred by the Distributor pursuant to the Servicing Agreements entered into under the Distribution Plan. If the amount of the distribution fee is greater than the Distributor's actual expenses incurred in a particular year (and the Distributor does not waive that portion of the distribution fee), the Distributor will realize a profit in that year from the distribution fee. If the amount of the distribution fee is less than the Distributor's actual expenses incurred in a particular year, the Distributor will realize a loss in that year under the Distribution Plan and will not recover from a Fund the excess of expenses for the year over the distribution fee, unless actual expenses incurred in a later year in which the Distribution Plan remains in effect were less than the distribution fee paid in that later year.

     The Distribution Plan also contains a so-called "defensive" provision applicable to all classes of Shares. Under this defensive provision to the extent that any payment made to the Administrator, including payment of administration fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of Shares issued by the Funds within the context of Rule 12b-1 under the 1940 Act, such payment shall be deemed to be authorized by the Distribution Plan.

     The Glass-Steagall Act and other applicable laws prohibit banks generally from engaging in the business of underwriting securities, but in general do not prohibit banks from purchasing securities as agent for and upon the order of customers. Accordingly, BB&T Funds will require banks acting as Participating Organizations to provide only those services which, in the banks' opinion, are consistent with the then current legal requirements. It is possible, however, that future legislative, judicial or administrative action affecting the securities activities of banks will cause BB&T Funds to alter or discontinue its arrangements with banks that act as Participating Organizations, or change its method of operations. It is not anticipated, however, that any change in a Fund's method of operations would affect its net asset value per share or result in financial loss to any customer.

EXPENSES

     BB&T Asset Management bears all expenses in connection with the performance of its services as Adviser and Administrator, respectively, other than the cost of securities (including brokerage commissions, if any) purchased for a Fund. Each Fund bears the following expenses relating to its operations: taxes, interest, any brokerage fees and commissions, fees and travel expenses of the Trustees of BB&T Funds, Securities and Exchange Commission fees, state securities qualification and renewal fees, costs of preparing and printing prospectuses for regulatory purposes and for distribution to current Shareholders, outside auditing and legal expenses, amortized organizational expenses, advisory and administration fees, fees and out-of-pocket expenses of the custodian and the transfer agent, fees and out-of-pocket expenses for fund accounting services, expenses incurred for pricing securities owned by a Fund, certain insurance premiums, costs of maintenance of a Fund's existence, costs and expenses of Shareholders' and Trustees' reports and meetings, and any extraordinary expenses incurred in its operation. As a general matter, expenses are allocated to the Class A, Class B, Class C and Institutional Class of a Fund on the basis of the relative net asset value of each class. At present, the only expenses that will be borne solely by Class A, Class B, and Class C Shares, other than in accordance with the relative net asset value of the class, are expenses under the Distribution Plan which relate only to the Class A, Class B, and Class C Shares.

SECURITIES LENDING AGENT

     BB&T Funds has retained U.S. Bancorp Asset Management ("U.S. Bancorp AM") as its securities lending agent and will compensate that firm based on a percentage of the profitability generated by securities lending transactions effected on the behalf of BB&T Funds. U.S. Bancorp AM has employed BISYS to provide certain administrative services relating to securities lending transactions entered into on behalf of BB&T Funds. U.S. Bancorp AM, rather than BB&T Funds, will compensate BISYS for those services.

CUSTODIAN

     State Street Bank and Trust Company serves as the Custodian to the Prime Money Market Fund. Bank of New York serves as the Custodian to the International Equity Fund. U.S. Bank National Association serves as the Custodian to the other BB&T Funds.

TRANSFER AGENT AND FUND ACCOUNTING SERVICES

     BISYS Fund Services Ohio, Inc. serves as transfer agent to each Fund of BB&T Funds pursuant to a Transfer Agency Agreement with BB&T Funds. For its services, BISYS Fund Services Ohio, Inc. receives a fee from each Fund at the annual rate of 0.01% of such Fund's average daily net assets.

     BISYS Fund Services Ohio, Inc. also provides fund accounting services to each of the Funds pursuant to a Fund Accounting Agreement with BB&T Funds. For its services, BISYS Fund Services Ohio, Inc. receives a fee from each Fund at the annual rate of 0.01% of such Fund's average daily net assets.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     KPMG LLP ("KPMG") has been selected as the independent registered public accounting firm. KPMG's address is 191 West Nationwide Boulevard, Suite 500, Columbus, Ohio 43215.

LEGAL COUNSEL

     Ropes & Gray LLP, One Metro Center, 700 12th St., N.W., Suite 900, Washington, DC 20005-3948 are counsel to BB&T Funds.

                             ADDITIONAL INFORMATION

ORGANIZATION AND DESCRIPTION OF SHARES

     BB&T Funds (previously The BB&T Mutual Funds Group) was organized as a Massachusetts business trust by the Agreement and Declaration of Trust, dated October 1, 1987, under the name "Shelf Registration Trust IV." BB&T Funds' Agreement and Declaration of Trust has been amended three times: (1) on June 25, 1992 to change the Trust's name, (2) on August 18, 1992, to provide for the issuance of multiple classes of shares, and (3) on May 17, 1999 to change the Trust's name. A copy of BB&T Funds' Amended and Restated Agreement and Declaration of Trust, (the "Declaration of Trust") is on file with the Secretary of State of The Commonwealth of Massachusetts. The Declaration of Trust authorizes the Board of Trustees to issue an unlimited number of Shares, which are units of beneficial interest. BB&T Funds presently has twenty-five series of Shares offered to the public which represent interests in the Equity Index Fund, the Large Cap Value Fund, the Large Cap Growth Fund, the Small Cap Fund, the Small Company Growth Fund, the Special Opportunities Fund, the Equity Income Fund, the International Equity Fund, the Mid Cap Growth Fund, the Mid Cap Value Fund, the Kentucky Fund, the Maryland Fund, the North Carolina Fund, the South Carolina Fund, the Virginia Fund, the West Virginia Fund, the Short Fund, the Intermediate U.S. Government Fund, the Total Return Bond Fund, the U.S. Treasury Fund, the Prime Money Market Fund, the Capital Manager Conservative Growth Fund, the Capital Manager Moderate Growth Fund, the Capital Manager Growth Fund, and the Capital Manager Equity Fund respectively. BB&T Funds' Declaration of Trust authorizes the Board of Trustees to divide or redivide any unissued Shares of BB&T Funds into one or more additional series.

     Shares have no subscription or preemptive rights and only such conversion or exchange rights as the Board of Trustees may grant in its discretion. When issued for payment as described in the Prospectuses and this Statement of Additional Information, BB&T Funds' Shares will be fully paid and non-assessable. In the event of a liquidation or dissolution of BB&T Funds, Shareholders of a Fund are entitled to receive the assets available for distribution belonging to that Fund, and a proportionate distribution, based upon the relative asset values of the respective Funds, of any general assets not belonging to any particular Fund which are available for distribution.

     Shares of BB&T Funds are entitled to one vote per share (with proportional voting for fractional shares) on such matters as shareholders are entitled to vote. Shareholders vote in the aggregate and not by series or class on all matters except (i) when required by the 1940 Act, shares shall be voted by individual series, (ii) when the Trustees have determined that the matter affects only the interests of a particular series or class, then only Shareholders of such series or class shall be entitled to vote thereon, and
(iii) only the holders of Class A, Class B and Class C Shares will be entitled to vote on matters submitted to Shareholder vote with regard to the Distribution Plan applicable to such class. There will normally be no meetings of Shareholders for the purposes of electing Trustees unless and until such time as less than a majority of the Trustees have been elected by the Shareholders, at which time the Trustees then in office will call a Shareholders' meeting for the election of Trustees. In addition, Trustees may be removed from office by a written consent signed by the holders of two-thirds of the outstanding shares of BB&T Funds and filed with BB&T Funds' custodian or by vote of the holders of two-thirds of the outstanding shares of BB&T Funds at a meeting duly called for the purpose, which meeting shall be held upon the written request of the holders of not less than 10% of the outstanding shares of any Fund. Except as set forth above, the Trustees shall continue to hold office and may appoint their successors.

     As used in this Statement of Additional Information, a "vote of a majority of the outstanding Shares" of BB&T Funds or a particular Fund means the affirmative vote, at a meeting of Shareholders duly called, of the lesser of (a) 67% or more of the votes of Shareholders of BB&T Funds or such Fund present at such meeting at which the holders of more than 50% of the votes attributable to the Shareholders of record of BB&T Funds or such Fund are represented in person or by proxy, or (b) the holders of more than 50% of the outstanding votes of Shareholders of BB&T Funds or such Fund.

SHAREHOLDER AND TRUSTEE LIABILITY

     Under Massachusetts law, Shareholders could, under certain circumstances, be held personally liable for the obligations of BB&T Funds. However, BB&T Funds' Declaration of Trust disclaims Shareholder liability for acts or obligations of BB&T Funds and requires that notice of such disclaimer be given in every agreement, obligation or instrument entered into or executed by BB&T Funds or the Trustees. The Declaration of Trust provides for indemnification out of a Fund's property for all loss and expense of any Shareholder of such Fund held liable on account of being or having been a Shareholder. Thus, the risk of a Shareholder incurring financial loss on account of Shareholder liability is limited to circumstances in which a Fund would be unable to meet its obligations.

     The Agreement and Declaration of Trust states further that no Trustee, officer or agent of BB&T Funds shall be personally liable in connection with the administration or preservation of the assets of BB&T Funds or the conduct of BB&T Funds' business; nor shall any Trustee, officer, or agent be personally liable to any person for any action or failure to act expect for his own bad faith, willful misfeasance, gross negligence, or reckless disregard of his duties. The Agreement and Declaration of Trust also provides that all persons having any claim against the Trustees or BB&T Funds shall look solely to the assets of BB&T Funds for payment.

DISCLOSURE OF PORTFOLIO HOLDINGS

     Information regarding portfolio holdings may be made available to third parties in the following circumstances:

     - Through disclosure in a Fund's latest annual or semi-annual report or Form N-Q;

     - In marketing materials, provided that the information regarding portfolio holdings contained therein is at least fifteen days old; or

     - When a Fund has a legitimate business purpose for doing so (see example below), and either the recipients are subject to a confidentiality agreement or the Board has determined that the policies of the recipient are adequate to protect the information that is disclosed. Such disclosures will be authorized by the Fund's Chief Executive Officer or Chief Financial Officer and will be reported periodically to the Board. In no event shall information regarding the Funds' portfolio holdings be disclosed for compensation.

     Examples of instances in which a legitimate business purpose exists for the selective disclosure of portfolio securities include: for due diligence purposes to an investment adviser that is in merger or acquisition talks with the Fund's adviser, to a newly hired investment adviser or sub-adviser prior to commencing its duties, and to a performance reporting bureau or rating agency for use in developing a rating.

     It is the policy of the Funds to not disclose material information about their portfolio holdings, trading strategies implemented or to be implemented, or pending transactions to third parties other than the Funds' service providers. The Funds' service providers are prohibited from disclosing to other third parties material information about the Funds' portfolio holdings, trading strategies implemented or to be implemented, or pending transactions. However, the Funds may provide information regarding their portfolio holdings to their service providers where relevant to duties to be performed for the Funds. Such service providers include fund accountants, administrators, sub-administrators, investment advisers, custodians, independent public accountants, and attorneys.

     Other than the service provider arrangements discussed above, the Funds do not have in place any ongoing arrangements to provide information regarding portfolio holdings to any person.

MISCELLANEOUS

     BB&T Funds may include information in its Annual Reports and Semi-Annual Reports to Shareholders that (1) describes general economic trends, (2) describes general trends within the financial services industry or the mutual fund industry, (3) describes past or anticipated portfolio holdings for one or more of the Funds within BB&T Funds, or (4) describes investment management strategies for such Funds. Such information is provided to inform Shareholders of the activities of BB&T Funds for the most recent fiscal year or half-year and to provide the views of the Adviser and/or BB&T Funds officers regarding expected trends and strategies.

     The organizational expenses of each Fund of BB&T Funds except the Virginia Fund and the Total Return Bond Fund are amortized over a period of two years from the commencement of the public offering of Shares of the Fund. On June 30, 1998, the Funds adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." Under the provisions of SOP 98-5, costs associated with organizing a fund which commences operating subsequent to June 30, 1998, must be expensed as incurred and may not be amortized over future periods. Accordingly, costs incurred in connection with the organization of the Virginia Fund and Total Return Bond Fund were paid during the fiscal year ended September 30, 1999 and the past fiscal year, respectively. In the event any of the initial Shares of BB&T Funds are redeemed during the amortization period by any holder thereof, the redemption proceeds will be reduced by a pro rata portion of any unamortized organization expenses in the same proportion as the number of initial Shares being redeemed bears to the total number of initial Shares outstanding at the time of redemption. Investors purchasing Shares of BB&T Funds subsequent to the date of the Prospectus and this Statement of Additional Information bear such expenses only as they are amortized against a Fund's investment income.

     BB&T Funds is registered with the Securities and Exchange Commission as a management investment company. Such registration does not involve supervision by the Securities and Exchange Commission of the management or policies of BB&T Funds.


     The following table indicates the name, address, and percentage of ownership of each person who owns of record or is known by the Trust to own beneficially 5% or more of any Class of a Fund's outstanding shares as of January 4, 2006:



                                             PERCENT OF THE CLASS TOTAL
FUND/CLASS                                 ASSETS HELD BY THE SHAREHOLDER
----------                                 ------------------------------
CAPITAL MANAGER CONSERV GROWTH- A SHARES
PERSHING LLC                                           34.55%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

BEULAH V WACHTER                                        6.73%
9103 OPOSSUMTOWN PIKE
FREDERICK MD 21702

CAPITAL MANAGER CONSERV GROWTH- B SHARES
PERSHING LLC                                           10.32%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

CAPITAL MANAGER CONSERV GROWTH- C SHARES
FLORENCE MARIE MCGEE                                   21.11%
PO BOX 1476
MAGGIE VALLEY NC 28751

TOMMY F LOPEZ                                          19.14%
4700 WILSHAM COURT
CHARLOTTE NC 28226

DELBERT L LEADMON                                      16.89%

RT 1 BOX 129 J
WALKER WV 26180

MARIA CORINA DEVICENTE                                 14.44%
7748 KINROSS DR
NEW PORT RICHEY FL 34653

RICHARD ALLEN SAFFLE                                   12.16%
112 E OLIVE ST
BRIDGEPORT WV 26330

JOHN ANTHONY CIRELLO                                   6.41%
PO BOX 128
LAWNDALE NC 28090-0128

LOYCE J CRUMP                                          5.64%
20 FLEMING RD
CUMBERLAND  VA  23040

CAPITAL MANAGER CONSERV GROWTH- I SHARES
BRANCH BANKING & TRUST CO                              62.83%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

WILBRANCH & CO                                         36.03%
PT NO FEE CASH
223 W NASH ST
WILSON NC 27893-3801

CAPITAL MANAGER EQUITY FUND - A SHARES
PERSHING LLC                                           13.72%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

BRANCH T CO                                            11.03%
DAILY R PLANS
434 FAYETTEVILLE ST
ATTN CORP EMPLOYEE BENEFIT SERV/OPS MGR
RALEIGH NC 27601-1767

RAF & CO                                                7.39%
7650 MAGNA DR
BELLEVILLE IL 62223

CAPITAL MANAGER EQUITY FUND - B SHARES
PERSHING LLC                                            8.34%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

CAPITAL MANAGER EQUITY FUND - C SHARES
PERSHING LLC                                          100.00%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

CAPITAL MANAGER EQUITY FUND - I SHARES
WILBRANCH & CO                                         65.70%
PT NO FEE CASH
223 W NASH ST
WILSON NC 27893-3801

BRANCH BANKING & TRUST CO                              34.30%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

CAPITAL MANAGER GROWTH - A SHARES
PERSHING LLC                                           18.67%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

CAPITAL MANAGER GROWTH - B SHARES
PERSHING LLC                                            7.54%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

CAPITAL MANAGER GROWTH - C SHARES
HERBERT P SKILES                                       32.52%
3281 CLOVER DRIVE
CHARLESTON WV 25306

STEPHEN E CAMPBELL                                     28.94%
MARY W CAMPBELL
112 STARBOARD LN
MONETA VA 24121

STANLEY S TAO                                          27.96%
302 TURNBERRY PT
BARBOURSVILLE WV 25504-1948

CAPITAL MANAGER GROWTH - I SHARES
WILBRANCH & CO                                         61.22%
223 W NASH ST
WILSON NC 27893-3801

BRANCH BANKING & TRUST CO                              38.34%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

CAPITAL MANAGER MOD GROWTH - A SHARES
PERSHING LLC                                           19.73%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

BRANCH BANKING & TRUST CO                              13.17%
DAILY RECORDKEEPING PLANS

300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

CAPITAL MANAGER MOD GROWTH - B SHARES
PERSHING LLC                                            6.69%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

CAPITAL MANAGER MOD GROWTH - C SHARES
MG TRUST CUSTODIAN OR TRUSTEE                          55.61%
COMDOC BUSINESS SYSTEMS INC
700 17TH STREET SUITE 150
DENVER CO 80202

PATRICIA F CHANDLER                                    19.33%
2440 CLOVERDALE RD
BREMO BLUFF VA 23022

BETSY B CREECH                                         12.36%
DONALD L CREECH
10344 PARK WILLOW DRIVE
JTWROS
CHARLOTTE NC 28210

CAPITAL MANAGER MOD GROWTH - I SHARES
WILBRANCH & CO                                         54.75%
PT NO FEE CASH
223 W NASH ST
WILSON NC 27893-3801

BRANCH BANKING & TRUST CO                              45.11%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

EQUITY INCOME FUND - A SHARES
SCOTT & STRINGFELLOW INC.                              62.54%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

THE WSY INVESTMENTS LTD LP                              7.91%
208 UNION SQUARE NW
HICKORY NC 28601

PERSHING LLC                                            6.11%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

EQUITY INCOME FUND - B SHARES
SCOTT & STRINGFELLOW INC.                              60.83%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

PERSHING LLC                                            7.42%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

EQUITY INCOME FUND - C SHARES
SCOTT & STRINGFELLOW INC.                              99.33%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

EQUITY INCOME FUND - I SHARES
WILBRANCH & CO                                         96.39%
223 NASH ST W
WILSON NC 27893-3801

INTERMEDIATE US GOVERNMENT FD - A SHARES
BRANCH BANKING & TRUST CO                              35.39%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

PERSHING LLC                                           14.91%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

MG TRUST CUSTODIAN OR TRUSTEE                           5.61%
WILLIAMS ROBERTS YOUNG INC
700 17TH ST
DENVER CO 80202

INTERMEDIATE US GOVERNMENT FD - B SHARES
PERSHING LLC                                           32.76%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

INTERMEDIATE US GOVERNMENT FD - C SHARES
MG TRUST CUSTODIAN OR TRUSTEE                          25.05%
WETLAND & ENVIRONMENTAL SERVICE
700 17TH ST STE 150
DENVER CO 80202

PERSHING LLC                                           14.04%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

STANLEY J ATMA                                         11.94%
MARGARET S ATMA JTWROS
3708 TABLE ROCK ROAD
CHARLOTTE NC 28226

AMERITRADE, INC.                                       10.71%
1005 NORTH AMERITRADE PLACE
BELLEVUE NE 68005

VERNELLE C ILER                                        10.39%

140 ISLAND CREEK DR
SPARTA GA 31087

INTERMEDIATE US GOVERNMENT FD - I SHARES
WILBRANCH & CO                                         81.09%
223 NASH ST W
WILSON NC 27893-3801

BRANCH BANKING & TRUST CO                              17.28%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

INTERNATIONAL EQUITY - A SHARES
RAF & CO                                               24.18%
7650 MAGNA DR
BELLEVILLE IL 62223

PERSHING LLC                                           12.24%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

INTERNATIONAL EQUITY - B SHARES
PERSHING LLC                                            7.18%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

INTERNATIONAL EQUITY - C SHARES
SCOTT & STRINGFELLOW INC.                              86.85%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

PATRICIA C REMACLE                                      6.55%
4641 REVERE DR
VIRGINIA BEACH VA 23456

INTERNATIONAL EQUITY - I SHARES
WILBRANCH & CO                                         71.23%
223 NASH ST W
WILSON NC 27893-3801

BRANCH BANKING & TRUST CO                              14.01%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

KENTUCKY INTERMEDIATE TAX FREE- A SHARES
PERSHING LLC                                           73.92%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

PATRICK R HALL                                          5.77%
BERTA O HALL

1440 CAMPBELL LN 600
BOWLING GREEN KY 42104-4160

KENTUCKY INTERMEDIATE TAX FREE- I SHARES
WILBRANCH & CO                                         99.85%
PT NO FEE CASH
223 W NASH ST
WILSON NC 27893-3801

LARGE COMPANY GROWTH FUND - A SHARES
PERSHING LLC                                           10.86%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

AMBRO AND COMPANY                                      10.83%
628 MAIN ST
PO BOX 191
DANVILLE VA 24543-0191

LARGE COMPANY GROWTH FUND - B SHARES
PERSHING LLC                                            5.57%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

LARGE COMPANY GROWTH FUND - C SHARES
TERESA L LUHN                                          41.24%
PO BOX 48525
CUMBERLAND NC 28331

RICHARD G BLAKE                                        24.75%
3525 LEWIS LOOP
BOLIVIA NC 28422

HEIDI P SCEARCE                                        12.73%
60 BRICKHORN DR
RIDGEWAY VA 24148

PERSHING LLC                                           12.36%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

CLAUDIA CLARA PADILLA                                   8.63%
11210 AUBURNDALE STREET
SPRING HILL FL 34609-2719

LARGE COMPANY GROWTH FUND - I SHARES
WILBRANCH & CO                                         60.62%
223 NASH ST W
WILSON NC 27893-3801

BRANCH BANKING & TRUST CO                              22.72%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

LARGE COMPANY VALUE FUND - A SHARES
PERSHING LLC                                           12.13%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

LARGE COMPANY VALUE FUND - B SHARES
PERSHING LLC                                            5.38%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

LARGE COMPANY VALUE FUND - C SHARES
MG TRUST CUSTODIAN OR TRUSTEE                          42.94%
WETLAND & ENVIRONMENTAL SERVICE
700 17TH ST STE 150
DENVER CO 80202

A WAYNE ANNAS                                          22.70%
CAROLYN B ANNAS
P O BOX 563
VALDESE NC 28690

SCOTT & STRINGFELLOW INC.                              20.45%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

LARGE COMPANY VALUE FUND - I SHARES
WILBRANCH & CO                                         50.55%
223 NASH ST W
WILSON NC 27893[3801

BRANCH BANKING & TRUST CO                              34.07%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

MARYLAND INTERMEDIATE TAX FREE- A SHARES
KAY T SIMMONS                                          23.04%
11547 CHARLES ST
LA PLATA MD 20646-4457

PERSHING LLC                                           16.89%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

ROBERT SIBOLE                                           9.42%
PO BOX 303
LUSBY MD 20657

EARL E GRIFFITH                                         9.05%
LILLIAN M GRIFFITH JTWROS
5571 GREENOCK RD
LOTHIAN MD 20711

CELESTE P HERBERT                                        6.71%
3017 GREENCASTLE RD
BURTONSVILLE MD 20866

CAROL A DEPRATO                                          5.93%
DONALD L DEPRATO JTWROS
6209 44TH PLACE
RIVERDALE MD 20737

MARYLAND INTERMEDIATE TAX FREE- I SHARES
WILBRANCH & CO                                         100.00%
PT NO FEE CASH
223 W NASH ST
WILSON NC 27893-3801

MID CAP GROWTH FUND - A SHARES
PERSHING LLC                                            16.92%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

BRANCH BANKING & TRUST CO                                6.23%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

MID CAP GROWTH FUND - B SHARES
PERSHING LLC                                             8.15%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

CHARLES S HESTER                                         5.70%
178 ELLERSLIE DR
FAYETTEVILLE NC 28303

NHAN NGUYEN QUACH                                        5.36%
3164 SAMUEL ST
NEWTON NC 28658-8338

MID CAP GROWTH FUND - C SHARES
SCOTT & STRINGFELLOW INC.                               65.24%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

CHARLES H MANSELL                                       23.71%
1563 BRUNSWICK RD
BLACKSTONE VA 23824

MG TRUST CUSTODIAN OR TRUSTEE                            6.02%
COMDOC BUSINESS SYSTEMS INC
700 17TH ST STE 150
DENVER CO 80202

MID CAP GROWTH FUND - I SHARES
WILBRANCH & CO                                          59.83%

223 NASH ST W
WILSON NC 27893-3801

BRANCH BANKING & TRUST CO                              30.19%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

MID CAP VALUE - A SHARES
PERSHING LLC                                           24.86%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

BRANCH BANKING & TRUST CO                               5.22%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

MID CAP VALUE - B SHARES
PERSHING LLC                                           13.31%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

MID CAP VALUE - C SHARES
MG TRUST CUSTODIAN OR TRUSTEE                          36.83%
FORSYTH COUNTY DEVELOPMENT COR
700 17TH ST STE 150
DENVER CO 80202

PERSHING LLC                                           28.04%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

A WAYNE ANNAS                                          10.82%
CAROLYN B ANNAS
P O BOX 563
VALDESE NC 28690

NATIONAL FINANCIAL SERVICES LLC                         9.48%
777 COMMERCE BLVD
CARLSTADT NJ 07072

THEODORA J KURCABA                                      5.91%
RT 1 BOX 163-C
TERRA ALTA WV 26764

MID CAP VALUE - I SHARES
WILBRANCH & CO                                         47.82%
223 NASH ST W
WILSON NC 27893-3801

BRANCH BANKING & TRUST CO                              42.07%
DAILY RECORDKEEPING PLANS

300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

NC INTERMEDIATE TAX-FREE - A SHARES
PERSHING LLC                                           17.30%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

R L HONBARRIER CO                                       9.61%
1507 CRESTLIN RD
HIGH POINT NC 27262-8308

THE WSY INVESTMENTS LTD LP                              8.18%
208 UNION SQUARE N W
HICKORY NC 28601

NC INTERMEDIATE TAX-FREE - I SHARES
WILBRANCH & CO                                         98.08%
223 NASH ST W
WILSON NC 27893-3801

PRIME MONEY MARKET - A SHARES
SCOTT & STRINGFELLOW OMNIBUS FUND                      92.29%
US TREASURY MM - A
909 E MAIN ST
RICHMOND VA 23219

PERSHING LLC                                            6.52%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

PRIME MONEY MARKET - B SHARES
PERSHING LLC                                           19.68%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

BURLEIGH J WITHERS                                      7.45%
424 SINCLAIR ST
GASTONIA NC 28054-7410

JULIA D SMITH                                           6.59%
3480 POORS FORD RD
RUTHERFORDTON NC 28139

LARRY T BLALOCK                                         5.47%
TERRY L BLALOCK JTWROS
224 CIRCLE B FARM ROAD
ROUGEMONT NC 27572

PRIME MONEY MARKET - C SHARES
MG TRUST CUSTODIAN OR TRUSTEE                          99.75%
CHARLES A. TORRENCE CO. 401K
700 17TH ST STE 150

DENVER CO 80202

PRIME MONEY MARKET - I SHARES
WILBRANCH CO                                           73.83%
P O BOX 2887
ATTN J MICHAEL POLLOCK
WILSON NC 27894-1847

BISYS FUND SERVICES                                    14.84%
BB&T SWEEP CUSTOMERS
3435 STELZER RD
ATTN CHRIS WEBER
COLUMBUS OH 43219

BRANCH BANKING & TRUST CO                              11.33%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

SC INTERMEDIATE TAX-FREE - A SHARES
PERSHING LLC                                           16.07%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

GEORGE S MORGAN                                         6.94%
JOYCE MORGAN DEBESIS
4477 MANDI DR
LITTLE RIVER SC 29566

TIMOTHY J METZLER                                       6.53%
LISABETH S METZLER
24 COUNTRY CLUB DR
CHARLESTON SC 29412

NANCY JENKINS STEWART                                   5.15%
NANCY JENKINS STEWART TRUST
201 HUNTINGTON RD
GREENVILLE SC 29615

SC INTERMEDIATE TAX-FREE - I SHARES
WILBRANCH & CO                                         99.72%
PT NO FEE CASH
223 W NASH ST
WILSON NC 27893-3801

SHORT U.S. GOVERNMENT FUND - A SHARES
PERSHING LLC                                           18.04%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

HENRY FIBERS INC                                       14.02%
PO BOX 1675
ATTN GEORGE F HENRY JR PRESIDENT
GASTONIA NC 28053

THE BATEMAN COMPANY                                    12.79%
PO BOX 869
MACON GA 31202

BRANCH BANKING & TRUST CO                              10.96%
DAILY RECORDKEEPING PLANS
ATTN DAILY TRADE TEAM
300 EAST WENDOVER AVENUE
GREENSBORO NC 27401

SHORT U.S. GOVERNMENT FUND - I SHARES
WILBRANCH & CO                                         92.86%
223 NASH ST W
WILSON NC 27893-3801

BRANCH BANKING & TRUST CO                               6.78%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

SMALL COMPANY GROWTH FUND - A SHARES
PERSHING LLC                                           10.48%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

SMALL COMPANY GROWTH FUND - B SHARES
PERSHING LLC                                            5.34%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

SMALL COMPANY GROWTH FUND - C SHARES
MG TRUST CUSTODIAN OR TRUSTEE                          84.45%
WETLAND & ENVIRONMENTAL SERVICE
700 17TH ST STE 150
DENVER CO 80202

KEVIN B WEEKS                                          15.55%
1045 DELMONT TER
ROSWELL GA 30075-3805

SMALL COMPANY GROWTH FUND - I SHARES
WILBRANCH & CO                                         78.01%
223 NASH ST W
WILSON NC 27893-3801

SMALL CAP FUND - A SHARES
RAF & CO                                               11.18%
7650 MAGNA DR
BELLEVILLE IL 62223

BRANCH T CO                                            12.34%
DAILY R PLANS
434 FAYETTEVILLE ST

ATTN CORP EMPLOYEE BENEFIT SERV/OPS MGR
RALEIGH NC 27601-1767

PERSHING LLC                                           12.28%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

SCOTT & STRINGFELLOW INC.                               8.78%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

SMALL CAP FUND - B SHARES
VALERIE L IRELAND                                       8.15%
134 CANEBREAK DR
GREER SC 29650

PERSHING LLC                                            7.26%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

AMERITRADE, INC.                                        6.75%
1005 NORTH AMERITRADE PLACE
BELLEVUE NE 68005

MICHAEL STEVEN ESTEP                                    6.26%
4949 ANTIOCH CHURCH RD
MATTHEWS NC 28104-8958

DANNY YOUNG                                             5.34%
6035 GEORGE HILDEBRAN SCHOOL ROAD
HICKORY NC 28602

SMALL CAP FUND - C SHARES
MICHAEL E LEONARD                                      50.00%
1130 BURKSDALE RD
NORFOLK VA 23518

VICKI S COURTEMANCHE                                   50.00%
4414 DURHAM CHAPEL HILL BLVD
DURHAM NC 27707-2509

SMALL CAP FUND - I SHARES
WILBRANCH & CO                                         80.01%
223 NASH ST W
WILSON NC 27893-3801

SPECIAL OPPORTUNITY EQUITY FD - A SHARES
SCOTT & STRINGFELLOW INC.                              66.18%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

PERSHING LLC                                            7.89%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

AMERITRADE, INC.                                        5.69%
1005 NORTH AMERITRADE PLACE
BELLEVUE NE 68005

SPECIAL OPPORTUNITY EQUITY FD - B SHARES
SCOTT & STRINGFELLOW INC.                              72.37%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

SPECIAL OPPORTUNITY EQUITY FD - C SHARES
SCOTT & STRINGFELLOW INC.                              98.32%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

SPECIAL OPPORTUNITY EQUITY FD - I SHARES
WILBRANCH & CO                                         96.39%
PT NO FEE CASH
223 W NASH ST
WILSON NC 27893-3801

TOTAL RETURN BOND FUND - A SHARES
PERSHING LLC                                           25.86%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

BRANCH BANKING & TRUST CO                              16.10%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

TOTAL RETURN BOND FUND - B SHARES
PERSHING LLC                                           28.28%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

TOTAL RETURN BOND FUND - C SHARES
PERSHING LLC                                           75.01%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

ERNEST D RHODES                                        14.27%
1112 CREWS SHOP RD
LYNCHBURG VA 24504-4189

TOTAL RETURN BOND FUND - I SHARES
WILBRANCH & CO                                         73.27%
223 NASH ST W
WILSON NC 27893-3801

BB&T CAPITAL MGR CONSERVATIVE GRWTH                    10.29%
434 FAYETTEVILLE ST
RALEIGH NC 27601

BB&T CAPITAL MGR MODERATE GROWTH FD                     7.52%

434 FAYETTEVILLE ST
RALEIGH NC 27601

US TREASURY MONEY MARKET - A SHARES
SCOTT & STRINGFELLOW OMNIBUS FUND                      78.63%
US TREASURY MM - A
909 E MAIN ST
RICHMOND VA 23219

PERSHING LLC                                           19.30%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

US TREASURY MONEY MARKET - B SHARES
LOUIS D BENTON                                         17.64%
DOROTHY B BENTON
4500 BAKER ST
LITTLE RIVER SC 29566

DANNY W WRIGHT                                         11.01%
BETTY C WRIGHT
PO BOX 803
HENDERSON NC 27536

CLYDE MAHLON BAILEY                                     5.77%
3170 REIDVILLE RD
SPARTANBURG SC 29301

PERSHING LLC                                            5.83%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

ELISABETH KROLICKI                                      5.19%
2488 BURNING TREE LN
LITTLE RIVER SC 29566

US TREASURY MONEY MARKET - C SHARES
BISYS FUND SERVICES INC                                98.67%
3435 STELZER RD
ATTN CORPORATE FINANCE
COLUMBUS OH 43219

US TREASURY MONEY MARKET - I SHARES
WILBRANCH                                              63.18%
P O BOX 2887
ATTN J MICHAEL POLLOCK
WILSON NC 27894-1847

BRANCH BANKING & TRUST CO                              28.27%
DAILY RECORDKEEPING PLANS
300 EAST WENDOVER AVENUE
ATTN DAILY TRADE TEAM
GREENSBORO NC 27401

BISYS FUND SERVICES                                     6.26%

BB&T SWEEP CUSTOMERS
3435 STELZER RD
ATTN CHRIS WEBER
COLUMBUS OH 43219

VIRGINIA INTERMEDIATE TAX FREE- A SHARES
AMBRO AND COMPANY                                      29.89%
628 MAIN ST
PO BOX 191
DANVILLE VA 24543-0191

PERSHING LLC                                           12.60%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

VIRGINIA INTERMEDIATE TAX FREE- I SHARES
WILBRANCH & CO                                         96.39%
PT NO FEE CASH
223 W NASH ST
WILSON NC 27893-3801

WEST VA INTERMEDIATE TAX FREE - A SHARES
PERSHING LLC                                           39.12%
1 PERSHING PLAZA
JERSEY CITY NJ 07399

SCOTT & STRINGFELLOW INC.                               8.33%
8006 DISCOVERY DRIVE
RICHMOND VA 23229

WEST VA INTERMEDIATE TAX FREE - I SHARES
WILBRANCH & CO                                         97.72%
223 NASH ST W
WILSON NC 27893-3801



     As of January 11, 2006, Branch Banking & Trust Company and its affiliates possessed, on behalf of its underlying accounts, voting or investment power with respect to the Institutional Shares in the following amounts: 65.18% of the U.S. Treasury Money Market Fund, 71.57% of the Prime Money Market Fund, 80.98% of the Intermediate U.S. Government Fund, 92.83% of the Short U.S. Government Fund, 98.08% of the North Carolina Intermediate Tax-Free Fund, 96.40% of the Virginia Intermediate Tax-Free Fund, 99.72% of the South Carolina Intermediate Tax-Free Fund, 94.47% of the Total Return Bond Fund, 97.68% of the West Virginia Intermediate Tax-Free Bond Fund, 99.85% of the Kentucky Intermediate Tax-Free Bond Fund, 100% of the Maryland Intermediate Tax-Free Fund, 64.64% of the Large Cap Value Fund, 85.68% of the International Equity Fund, 36.21% of the Capital Manager Conservative Growth Fund, 54.67% of the Capital Manager Moderate Growth Fund, 67.22% of the Capital Manager Growth Fund, 65.92% of the Capital Manager Equity Fund, 77.12% of the Large Cap Growth Fund, 67.85% of the Mid Cap Growth Fund, 56.90% of the Mid Cap Value Fund, 97.63% of the Small Cap Fund, 95.41% of the Small Company Growth Fund, 96.13% of the Special Opportunities Fund, and 99.88% of the Equity Income Fund. As a result, BB&T may be deemed to be a "controlling person" of the Institutional Shares of each of the Funds under the 1940 Act. The Prospectuses of the Funds and this Statement of Additional Information omit certain of the information contained in the Registration Statement filed with the Securities and Exchange Commission. Copies of such information may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee.


     The Prospectuses of the Funds and this Statement of Additional Information are not an offering of the securities herein described in any state in which such offering may not lawfully be made. No salesman, dealer, or other person is authorized to give any information or make any representation other than those contained in the Prospectuses of the Funds and this Statement of Additional Information.

                              FINANCIAL STATEMENTS

Audited Financial Statements as of September 30, 2005 are incorporated by reference to the Annual Report to Shareholders, dated as of September 30, 2005, which has been previously sent to Shareholders of each Fund pursuant to the 1940 Act and previously filed with the Securities and Exchange Commission. A copy of the Annual Report and the Funds' latest Semi-Annual Report may be obtained without charge by contacting the Distributor at 3435 Stelzer Road, Columbus, Ohio 43219 or by telephoning toll-free at (800) 228-1872.

                                   APPENDIX A

The nationally recognized statistical rating organizations (individually, an "NRSRO") that may be utilized by the Funds with regard to portfolio investments for the Funds include, but are not limited to, Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Corporation ("S&P"), Fitch IBCA, Duff & Phelps ("Fitch IBCA"), and Dominion Bond Ratings Services ("DBRS"). Set forth below is a description of the relevant ratings of each such NRSRO. The NRSROs that may be utilized by the Funds and the description of each NRSRO's ratings is as of the date of this Statement of Additional Information, and may subsequently change.

LONG - TERM DEBT RATINGS (may be assigned, for example, to corporate and municipal bonds)

Description of the five highest long-term debt ratings by Moody's (Moody's applies numerical modifiers (1,2, and 3) in each rating category to indicate the security's ranking within the category):

Aaa Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.

A Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

Baa Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

Description of the five highest long-term debt ratings by S & P (S&P may apply a plus (+) or minus (-) to a particular rating classification to show relative standing within that classification):

AAA An obligation rated 'AAA' has the highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

AA An obligation rated 'AA' differs from the highest rated obligations only in small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

A An obligation rated 'A' is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still strong.

BBB An obligation rated 'BBB' exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. Obligations rated 'BB', 'B', 'CCC', 'CC', and 'C' are regarded as having significant speculative characteristics. 'BB' indicates the least degree of speculation and 'C' the highest. While such obligations will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

BB An obligation rated 'BB' is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

Description of the three highest long-term debt ratings by Fitch IBCA:

AAA Highest credit quality. 'AAA' ratings denote the lowest expectation of credit risk. They are assigned only in case of exceptionally strong capacity for timely payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.

AA Very high credit quality. 'AA' ratings denote a very low expectation of credit risk. They indicate very strong capacity for timely payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

A High credit quality. 'A' ratings denote a low expectation of credit risk. The capacity for timely payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to changes in circumstances or in economic conditions than is the case for higher ratings.

Description of DBRS long-term debt rating categories:

AAA Bonds rated AAA are of the highest credit quality, with exceptionally strong protection for the timely repayment of principal and interest. Earnings are considered stable, the structure of the industry in which the entity operates is strong, and the outlook for future profitability is favorable. There are few qualifying factors present which would detract from the performance of the entity, the strength of liquidity and coverage ratios is unquestioned and the entity has established a creditable track record of superior performance. Given the extremely tough definition which DBRS has established for the category, few entities are able to achieve a AAA rating.

AA Bonds rated AA are of superior credit quality, and protection of interest and principal is considered high. In many cases, they differ from bonds rated AAA only to a small degree. Given the extremely tough definitions which DBRS has for the AAA category (which few companies are able to achieve), entities rated AA are also considered to be strong credits which typically exemplify above-average strength in key areas of consideration and are unlikely to be significantly affected by reasonably foreseeable events.

A Bonds rated A are of satisfactory credit quality. Protection of interest and principal is still substantial, but the degree of strength is less than with AA rated entities. While a respectable rating, entities in the A category are considered to be more susceptible to adverse economic conditions and have greater cyclical tendencies than higher-rated companies.

     (high, low) grades are used to indicate the relative standing of a credit within a particular rating category. The lack of one of these designations indicates a rating which is essentially in the middle of the category. Note that "high" and "low" grades are not used for the AAA category.

SHORT-TERM DEBT RATINGS (may be assigned, for example, to commercial paper, master demand notes, bank instruments, and letters of credit)

Moody's description of its three highest short-term debt ratings:

Prime-1 Issuers rated Prime-1 (or supporting institutions) have a superior ability for repayment of senior short-term debt obligations. Prime-1 repayment ability will often be evidenced by many of the following characteristics:

          -    Leading market positions in well-established industries.

          -    High rates of return on funds employed.

          - Conservative capitalization structure with moderate reliance on debt and ample asset protection.

          - Broad margins in earnings coverage of fixed financial charges and high internal cash generation.

          - Well-established access to a range of financial markets and assured sources of alternate liquidity.

Prime-2 Issuers rated Prime-2 (or supporting institutions) have a strong ability for repayment of senior short-term debt obligations. This will normally be evidenced by many of the characteristics cited above but to a lesser degree. Earnings trends and coverage ratios, while sound, may be more subject to variation. Capitalization characteristics, while still appropriate, may be more affected by external conditions. Ample alternate liquidity is maintained.

Prime-3 Issuers rated Prime-3 (or supporting institutions) have an acceptable ability for repayment of senior short-term obligations. The effect of industry characteristics and market compositions may be more pronounced. Variability in earnings and profitability may result in changes in the level of debt protection measurements and may require relatively high financial leverage. Adequate alternate liquidity is maintained.

S & P's description of its three highest short-term debt ratings:

A-1 A short-term obligation rated 'A-1' is rated in the highest category by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor's capacity to meet its financial commitment on these obligations is extremely strong.

A-2 A short-term obligation rated 'A-2' is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor's capacity to meet its financial commitment on the obligation is satisfactory.

A-3 A short-term obligation rated 'A-3' exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

Fitch IBCA's description of its three highest short-term debt ratings:

F1 Highest credit quality. Indicates the Best capacity for timely payment of financial commitments; may have an added "+" to denote any exceptionally strong credit feature.

F2 Good credit quality. A satisfactory capacity for timely payment of financial commitments, but the margin of safety is not as great as in the case of the higher ratings.

F3 Fair credit quality. The capacity for timely payment of financial commitments is adequate; however, near-term adverse changes could result in a reduction to non-investment grade.

DRBS description of its short-debt ratings:

R-1 (high) Short-term debt rated R-1 (high) is of the highest credit quality, and indicates an entity which possesses unquestioned ability to repay current liabilities as they fall due. Entities rated in this category normally maintain strong liquidity positions, conservative debt levels and profitability which is both stable and above average. Companies achieving an R-1 (high) rating are normally leaders in structurally sound industry segments with proven track records, sustainable positive future results and no substantial qualifying negative factors. Given the extremely tough definition which DBRS has established for an R-1 (high), few entities are strong enough to achieve this rating.

R-1 (middle) Short-term debt rated R-1 (middle) is of superior credit quality and, in most cases, ratings in this category differ from R-1 (high) credits to only a small degree. Given the extremely tough definition which DBRS has for the R81 (high) category (which few companies are able to achieve), entities rated R-1 (middle) are also considered strong credits which typically exemplify above average strength in key areas of consideration for debt protection.

R-1 (low) Short-term debt rated R-1 (low) is of satisfactory credit quality. The overall strength and outlook for key liquidity, debt and profitability ratios is not normally as favorable as with higher rating categories, but these considerations are still respectable.


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     Any qualifying negative factors which exist are considered manageable, and the entity is normally of sufficient size to have some influence in its industry.

R-2 (high), R-2 (middle), R-2 (low) Short-term debt rated R-2 is of adequate credit quality and within the three subset grades, debt protection ranges from having reasonable ability for timely repayment to a level which is considered only just adequate. The liquidity and debt ratios of entities in the R-2 classification are not as strong as those in the R-1 category, and the past and future trend may suggest some risk of maintaining the strength of key ratios in these areas. Alternative sources of liquidity support are considered satisfactory; however, even the strongest liquidity support will not improve the commercial paper rating of the issuer. The size of the entity may restrict its flexibility, and its relative position in the industry is not typically as strong as an R-1 credit. Profitability trends, past and future, may be less favorable, earnings not as stable, and there are often negative qualifying factors present which could also make the entity more vulnerable to adverse changes in financial and economic conditions.

SHORT-TERM LOAN/MUNICIPAL NOTE RATINGS

Moody's description of its two highest short-term loan/municipal note ratings:

MIG1/VMIG 1    This designation denotes superior credit quality. Excellent protection is afforded by established cash flows, highly reliable liquidity support, or demonstrated broad-based access to the market for refinancing.

MIG 2/VMIG 2   This designation denotes strong credit quality. Margins of protection are ample, although not as large as in the preceding group.

                                   APPENDIX B

     PROXY VOTING POLICIES AND PROCECURES

The proxy voting policies and procedures of the following are attached:

1. BB&T Asset Management, Inc. (Adviser to each of the BB&T Funds) and Scott & Stringfellow, Inc. (Sub-Adviser to the BB&T Special Opportunities Equity Fund and the Equity Income Fund)

2. Federated Investment Management Company (Sub-Adviser to the BB&T Prime Money Market Fund)

3. UBS Global Asset Management (Americas) Inc. (Sub-Adviser to the BB&T International Equity Fund)

4. Sterling Capital Management LLC (Sub-Adviser to the Mid Cap Value Fund and the Total Return Bond Fund

* Scott & Stringfellow, Inc., a wholly owned subsidiary of BB&T Corporation, the parent of BB&T Asset Management ("BTAM"), will use BTAM's proxy voting policy and procedures.

     (1) BB&T ASSET MANAGEMENT, INC. PROXY VOTING POLICY AND PROCEDURES

13.1. AUTHORIZATION TO VOTE PROXIES

Each client whose account is assigned to a BB&T AM IAR, when executing his or her Advisory Contract with BB&T AM, may select whether he or she wishes to be responsible for voting his or her proxies or whether he or she instead authorizes BB&T AM to vote proxies on behalf of the client. BB&T AM shall not cause to be voted the proxies of any client who indicates that he or she wishes to be responsible for voting his or her proxies. With respect to any BB&T AM client who has not executed an Advisory Contract with BB&T AM that includes a proxy voting selection provision, BB&T AM will cause the proxies of such client to be voted, until such time as the client instructs BB&T AM to the contrary or unless the client has otherwise arranged for their proxies to be delivered to them for voting.

BB&T AM may also cause to be voted the proxies for securities held by any BB&T Fund whose board of trustees has authorized BB&T AM to do so.


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13.2. PROXY COMMITTEE

With respect to clients' securities (including BB&T Funds' securities) for which BB&T AM has responsibility for voting proxies, the Proxy Committee of BB&T AM will monitor corporate actions, make voting decisions, ensure proxies are submitted timely, and, as described in Section 13.5.2, below, make determinations regarding actual or potential conflicts of interests. The Proxy Committee may elect to engage (or terminate) the services of a third party provider to perform or assist with one or more of these functions. BB&T AM has engaged Institutional Shareholder Services ("ISS") to monitor corporate actions, make voting recommendations, ensure proxies are submitted timely, and maintain the records described in Section 13.7(b & c), below.

Except as provided in Section 13.5, below, to the extent that any member of the Proxy Committee reviews a given ISS recommendation and determines that the best interests of the BB&T AM clients who hold the proxies would likely be better served by rejecting the ISS recommendation, then the member shall promptly notify the Proxy Committee, which shall then review the issue and determine, based on the principles set forth in Sections 13.3 and 13.4, below, whether to accept or reject the ISS recommendation. If the Proxy Committee chooses to reject the ISS recommendation, it shall instruct ISS to vote the proxies accordingly and shall forward to the Director of Compliance originals or copies of all documents that memorialize the basis for the decision and all documents created by the Proxy Committee or by any other area or employee of BB&T AM that were material to making the decision.

13.3. PROXIES WILL BE VOTED IN ACCORDANCE WITH THE CLIENTS' BEST INTERESTS

It is BB&T AM's policy that all proxies for clients' securities be voted strictly in accordance with the best interests of the clients' accounts. The key element underlying any evaluation of the interests of a client in a proposal, election, or issue presented to a shareholder vote is the effect, if any, the proposal, election, or issue could have on the current or future value of the investment.

13.4. PROXY VOTING DETERMINATION GUIDELINES

As discussed in Section 13.2, above, BB&T AM has engaged ISS to make voting recommendations with respect to proxies for clients' securities. BB&T AM accordingly relies on ISS's voting policies and judgments, which BB&T AM has found to be sound and well regarded. Nevertheless, as also discussed in Section 13.2, above, BB&T AM reserves the right to reject any given ISS recommendation, except as provided in Section 13.5, below. In determining whether to reject an ISS recommendation, BB&T AM will be guided by the policy expressed in Section 13.3, above, and the following guidelines.

Generally, BB&T AM will support company managements which, in its opinion, have the intent and ability to maximize shareholder wealth over the long term. Long term shareholder value need not be sacrificed in favor of short term gains. Proposals that diminish the rights of shareholders or diminish management or board accountability to the shareholders will typically be opposed. However, reasonable measures that provide the board or management with flexibility for negotiation during unsolicited takeover attempts might be supported provided that such measures do not deter every potential acquisition.

Likewise, compensation plans that appear excessive relative to comparable companies' compensation packages and/or appear unreasonable in light of the performance of the issuer will typically be opposed. Matters involving social issues or corporate responsibility will be evaluated principally based on their likely impact on the economic value of the issuer.

13.5. CONFLICTS OF INTERESTS

In some circumstances, an issuer's proxies may present an actual or potential conflict of interests between BB&T AM and a client account holding securities of the issuer. As explained in section 13.3, above, it is BB&T AM's policy that all proxies for a client's securities be voted strictly in accordance with the best interests of the client's account. Nevertheless, BB&T AM also employs additional safeguards in situations potentially involving a material conflict of interests.

     13.5.1. BB&T CORPORATION STOCK

     BB&T AM is a wholly-owned subsidiary of BB&T Corporation, which is an issuer of equity securities. If a client's account holds BB&T Corporation common stock and the client has authorized BB&T AM to vote proxies on the client's behalf, then a potential conflict of interests exists with respect to BB&T AM's ability to vote proxies for such stock because BB&T AM and its employees are controlled (directly or indirectly) by BB&T Corporation and its management. Such management will often have a stake in, or an opinion regarding, the subject of a shareholder vote. As a result, to the extent that BB&T AM is authorized to vote proxies on


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     behalf of its clients who hold shares of BB&T Corporation common stock,
     BB&T AM will rely exclusively upon the recommendations made by ISS with respect to BB&T Corporation proxies and will not consider rejecting such recommendations.

     13.5.2. OTHER MATERIAL CONFLICTS OF INTERESTS

     The Proxy Committee will compile, maintain, and update a list of issuers with which BB&T AM or its affiliates has such a relationship that proxies presented with respect to such issuers may give rise to a material conflict of interests. Examples may include issuers for which BB&T AM manages a pension or employee benefits plan or for which a BB&T AM affiliate is known by the Proxy Committee to provide brokerage, underwriting, insurance, or banking services. To the extent that BB&T AM receives proxies from such issuers for clients who have authorized BB&T AM to vote their proxies, the Proxy Committee will examine the proxy solicitations and assess the potential conflict in order to determine what procedures to employ with respect to the proxy. Likewise, the Proxy Committee will make such an examination and determination with respect to other proxy solicitations that may give rise to a material conflict of interests, such as where BB&T AM or one or more of its executives or directors has a business or personal relationship with a proponent of a proxy proposal, a participant in a proxy contest, a corporate director, or a candidate for a directorship. Depending on the circumstances, the Proxy Committee may:

          (a) Cause the proxies to be voted according to ordinary guidelines and procedures if it determines that the proxies do not present a material conflict of interests and documents its reasons for making that determination and delivers such documentation to the Director of Compliance; or

          (b) Where the client is a BB&T Fund, BB&T AM must disclose the material conflict of interests to the Fund's board of trustees (or a committee of the board) and obtain the board's (or committee's) consent or direction to vote the proxies; and/or

          (c) Rely exclusively upon the recommendation made by ISS and not consider rejecting such recommendation if the Proxy Committee determines that a material conflict of interests exists and documents that determination and delivers such documentation to the Director of Compliance.

     13.5.3. BB&T FUNDS PROXIES

     To the extent that BB&T AM is authorized to vote proxies on behalf of its clients who hold shares or interests in any BB&T Fund, BB&T AM will rely exclusively upon the recommendations made by ISS with respect to such BB&T Fund proxies and will not consider rejecting such recommendations.

13.6. PROVIDING INFORMATION REGARDING PROXY VOTING POLICIES AND PROCEDURES

Upon opening any new client account, BB&T will provide the client with the Description of BB&T Asset Management's Proxy Voting Policies and Procedures ("Description"), which shall be a concise summary of the policies and procedures, shall indicate that a copy of the full policies and procedures is available upon request, and shall include instructions for obtaining information regarding how a client's proxies were voted. (A copy of the Description is included at Appendix V.) The Proxy Committee or its delegate shall be responsible for providing a copy of the full policies and procedures and of information regarding how a client's proxies were voted to any client who so requests. The Proxy Committee or its delegate shall also forward to the Director of Compliance the client's written request for information regarding how the client's proxies were voted and a copy of BB&T AM's written response to any such written or oral request.

13.7. RECORD-KEEPING

The Director of Compliance shall maintain the following materials for five years in an easily accessible place (the first two years in BB&T AM's home office):

          (a)  BB&T AM's proxy voting policies and procedures;

          (b)  Proxy statements received regarding client securities;

          (c) Records of votes cast by BB&T AM (including by any third party provider, such as ISS, that BB&T AM has engaged to cast votes) on behalf of any client;


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          (d)  Copies of all documents created by BB&T AM that were material to making a decision as to how to vote proxies on behalf of a client or that memorialize the basis for such a decision;

          (e) Copies of all written client requests for information on how BB&T AM voted proxies on behalf of the client, and copies of all written responses by BB&T AM to any written or oral client request for information on how BB&T AM voted proxies on behalf of the client;

          (f) All documents received from the Proxy Committee pursuant to Sections 13.2 and 13.5.2, above.

BB&T AM may satisfy requirements (b) and (c), above, by relying on a third party, such as ISS, to make and retain the relevant documents on BB&T AM's behalf if BB&T AM first obtains an undertaking from the third party to provide a copy of the documents promptly upon request. BB&T AM also may satisfy the requirements of (b), above, by relying on obtaining a copy of a proxy statement from the SEC's EDGAR system.

2.   FEDERATED INVESTORS PROXY VOTING POLICIES AND PRACTICES

Federated Investment Management Company, Federated Global Investment Management Corp., Federated Investment Counseling and Passport Research Ltd. (collectively the "Advisers") have adopted the following procedures to implement their proxy voting policies and practices (the "Proxy Policies") in compliance with Rule 206(4)-6 of the Investment Advisers Act of 1940. These Proxy Policies shall also apply to any investment company registered under the Investment Company Act of 1940 (the "1940 Act") for which an Adviser serves as an "investment adviser" (as defined in Section 2(a)(20) of the 1940 Act), provided that the board of directors or trustees of such investment company has delegated to the Adviser authority to vote the investment company's proxies.

GENERAL POLICY

Unless otherwise directed by a client or the board of directors or trustees of an investment company, it is the policy of the Advisers to cast proxy votes in favor of proposals that the Advisers anticipate will enhance the long-term value of the securities being voted. Generally, this will mean voting for proposals that the Advisers believe will (a) improve the management of a company, (b) increase the rights or preferences of the voted securities or (c) increase the chance that a premium offer would be made for the company or for the voted securities. Nothing in these policies shall be deemed to limit the securities that the Advisers may purchase or hold on behalf of their clients.

APPLICATION TO SPECIFIC PROPOSALS

The following examples illustrate how this general policy may apply to proposals submitted by a company's board of directors (or similar governing body, the "board," and the individuals comprising a board, the "directors") for approval or ratification by holders of the company's voting securities. However, whether the Advisers support or oppose a proposal will always depend on the specific circumstances described in the proxy statement and other available information.

CORPORATE GOVERNANCE

Generally, the Advisers will vote proxies:

     - In favor of the full slate of directors nominated in an uncontested election;

     - In favor of a proposal to require a company's audit committee to be comprised entirely of independent directors;

     - In favor of a proposal to require independent tabulation of proxies and/or confidential voting of shareholders;

     - In favor of a proposal to reorganize in another jurisdiction, unless it would reduce the rights or preferences of the securities being voted;

     - In favor of a proposal to ratify the board's selection of auditors, unless: (a) compensation for non-audit services exceeded 50% of the total compensation received from the company, or (b) the previous auditor was dismissed because of a disagreement with the company; and


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     -    In favor of a proposal to repeal a shareholder rights plan (also known as a "poison pill") and against the adoption of such a plan, unless the plan is designed to facilitate, rather than prevent, unsolicited offers for the company.

CAPITAL STRUCTURE

Generally, the Advisers will vote proxies:

     - Against a proposal to authorize or issue shares that are senior in priority or voting rights to the voted securities;

     - In favor of a proposal to reduce the amount of shares authorized for issuance (subject to adequate provisions for outstanding convertible securities, options, warrants, rights and other existing obligations to issue shares);

     - In favor of a proposal to grant preemptive rights to the securities being voted and against a proposal to eliminate such preemptive rights; and

     -    In favor of a proposal authorizing a stock repurchase program.

COMPENSATION AND STOCK OPTION PLANS

Generally, the Advisers will vote proxies:

     - In favor of stock incentive plans (including plans for directors) that align the recipients of stock incentives with the interests of shareholders, without creating undue dilution;

     - Against proposals that would permit the amendment or replacement of outstanding stock incentives with new stock incentives having more favorable terms (e.g., lower purchase prices or easier vesting requirements); and

     - Against executive compensation plans that do not disclose the maximum amounts of compensation that may be awarded or the criteria for determining awards.

CORPORATE TRANSACTIONS AND CONTESTED ELECTIONS

The Advisers will vote proxies relating to proposed mergers, purchases and sales of assets, capital reorganizations and similar transactions in accordance with the general policy, based upon the Advisers' analysis of the terms, conditions and anticipated results of the proposed transaction. The Advisers will vote proxies in contested elections of directors in accordance with the general policy, based upon the Advisers' analysis of the opposing slates and their proposed business strategy. When the company's board or another party involved in a proposed transaction or change in the board submits proposals for the purpose of facilitating or impeding such transaction or change, the Advisers will cast their proxies based on their evaluation of the proposed transaction or change to the board. In these circumstances, the Advisers may vote in a manner contrary to their general practice for similar proposals made outside the context of such a proposed transaction or change in the board. For example, if the Advisers decide to vote against a proposed transaction, they may vote in favor of anti-takeover measures reasonably designed to prevent the transaction.

SHAREHOLDER PROPOSALS

The Advisers generally vote proxies against proposals submitted by shareholders without the favorable recommendation of a company's board. The Advisers believe that a company's board should manage its business and policies, and that shareholders who seek specific changes should strive to convince the board of their merits or seek direct representation on the board. The Advisers intend to limit exceptions to this practice to shareholder proposals that the Advisers regard as (a) likely to result in an immediate and favorable improvement in the price of the voted security and (b) unlikely to be adopted by the company's board in the absence of shareholder direction.

COST/BENEFIT ANALYSIS

Notwithstanding the foregoing policies and practices, the Advisers shall not vote any proxy if they determine that the consequences or costs of voting outweigh the potential benefit of casting a proxy for their clients. For example, if a foreign market requires shareholders casting proxies to retain the voted shares until the meeting date (thereby rendering the shares illiquid), the Advisers will


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not vote proxies for such shares. In addition, the Advisers shall not be obligated to incur any expense to send a representative to a shareholder meeting or to translate proxy materials into English. Finally, with respect to an investment company that seeks to produce the returns of a index (an "Index Fund") by investing in large numbers of the securities without independent evaluation by the Advisers, the Advisers will vote its proxies as follows:

     - In accordance with any general guideline adopted by the Adviser with respect to issues subject to the proxies;

     - If the Advisers are directing votes for the same proxy on behalf of non-index Funds, in the same manner as the non- index Funds;

     - If neither of the first two conditions apply, as recommended by a subadviser to the index Fund; and

     -    If none of the previous conditions apply, as recommended by the board;

in each case, without independent analysis by the Advisers of the Index Fund's interest in the proxy.

FEDERATED INVESTORS PROXY VOTING PROCEDURES

Federated Investment Management Company, Federated Global Investment Management Corp., Federated Investment Counseling and Passport Research Ltd. (collectively the "Advisers") have adopted the following procedures to implement their Proxy Voting Policies and Practices (the "Proxy Policies") in compliance with Rule 206(4)-6 of the Investment Advisers Act of 1940.

PROXY VOTING COMMITTEE

The Advisers hereby establish a Proxy Voting Committee (the "Committee") consisting of the following individuals:

     President of the Advisers (Keith Schappert)

     Vice Chairman of the Advisers (J. Thomas Madden)

     Chief Investment Officer for Global Equity (Stephen Auth)

     Director of Global Equity Research of the Advisers (Christopher Corapi)

     Investment Management Administrator (Lori Wolff)

A majority of the Committee will exercise all voting discretion granted to the Advisers by their clients or the investment companies that they manage in accordance with the Proxy Policies. The Committee will adopt such practices as it deems appropriate to regulate its meetings and means of directing votes, including directions authorized by voice or electronic messages.

EMPLOYMENT OF PROXY VOTING SERVICES

The Advisers have hired Investor Responsibility Research Center ("IRRC") to obtain, vote and record proxies in accordance with the directions of the Committee. The Committee shall direct IRRC by completing Proxy Voting Guidelines in such form as IRRC may require. IRRC may vote any proxy as directed in the Proxy Voting Guidelines without further direction from the Committee and may make any determinations required to implement the Proxy Voting Guidelines. However, if the Proxy Voting Guidelines require case-by-case direction for a proposal, IRRC shall provide the Committee with all information that it has obtained regarding the proposal and the Committee will provide specific direction to IRRC. The Committee shall provide such direction in a timely manner. Subject to the provisions of these Procedures relating to conflicts of interest, the Committee may amend the Proxy Voting Guidelines, or override the directions provided in such Guidelines, whenever the Committee deems it necessary to comply with the Proxy Policies.


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The Advisers and IRRC shall take the following steps to implement these procedures:

     - The Advisers shall cause IRRC to receive a list of all voting securities (both domestic and international) held in portfolios managed by the Advisers, updated daily.

     - The Advisers shall execute and deliver to IRRC a limited power of attorney to cast ballots on behalf of the Advisers' clients.

     - IRRC shall verify portfolio holdings (other than securities on loan) on the record date for any proxy with the custodian of the voting securities to confirm that IRRC has received ballots for all such voting securities on the record date.

     - IRRC has not received ballots for all voting securities, IRRC will contact the Advisers and assist in obtaining the missing ballots from the custodians.

     - IRRC will provide monthly reports to the Committee of proxies voted. IRRC will also compile and provide such other reports as the Advisers are required to provide to their clients or file with the Securities and Exchange Commission.

CONFLICTS OF INTEREST

A significant business relationship between the Advisers and a company involved with a proxy vote may give rise to an apparent or actual conflict of interest. For purposes of these procedures, a company with a "significant business relationship with the Advisers" includes: (a) any company for which an Adviser manages any investments of the company, any plan sponsored by the company or any affiliated person of the company, (b) any investment company for which an Adviser acts as an investment adviser and any affiliated person of such an investment company and (c) any company that has another form of significant business relationship with an affiliated person of the Adviser. A company that is a proponent, opponent or the subject of a proxy vote, and which to the knowledge of the Committee has a significant business relationship with the Advisers, is referred to as an "Interested Company." The terms "affiliated person" and "investment adviser" shall be interpreted according to the definitions provided by Section 2(a) of the Investment Company Act of 1940, as amended.

In order to avoid concerns that the conflicting interests of the Advisers have influenced proxy votes, the Advisers will take the following steps:

     1. Any employee of the Advisers who is contacted by an Interested Company regarding proxies to be voted by the Advisers shall refer the Interested Company to a member of the Committee. Any such employee shall inform the Interested Company that the Committee has exclusive authority to determine how the Adviser will exercise its voting discretion.

     2. Any Committee member contacted by an Interested Company shall report it to the full Committee and provide a written summary of the communication. Under no circumstances will the Committee or any member of the Committee make a commitment to an Interested Company regarding the voting of proxies or disclose to an Interested Company how the Committee has directed such proxies to be voted.

     3. If the Proxy Voting Guidelines already provide specific direction on the proposal regarding which the Interested Company contacted the Committee, the Committee shall not alter or amend such directions. If the Proxy Voting Guidelines require further direction from the Committee, the Committee shall provide such direction in accordance with the Proxy Policies, without regard for the interests of the Advisers with respect to the Interested Company.

     4. If the Committee provides any direction as to the voting of proxies relating to a proposal affecting an interested Company, the Committee shall disclose to the clients (or, in the case of an investment company, its Board of Directors or Trustees) on behalf of whom proxies were cast:

          - That the Advisers have a significant business relationship with the Interested Company;

          -    The proposals regarding which proxies were cast;

          - Any material communications between the Advisers and the Interested Company regarding the proposal; and

          - Whether the Advisers voted for or against the proposal (or abstained from voting) and the reasons for its decision.


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     5.   Unless otherwise directed by the client (or in the case of an investment company, its Board of Directors or Trustees) that holds shares of another investment company for which an Adviser acts as an investment adviser, the Committee will vote the client's proxies in the same proportion as the votes cast by shareholders who are not clients of the Advisers at any shareholders meeting called by such investment company.

RECORDKEEPING

The Advisers shall keep copies of the Proxy Policies and of these Procedures in their offices. IRRC shall maintain copies of each proxy statement received on behalf of the Advisers' clients and a record of the vote cast on behalf of each client, and provide them as directed by the Advisers promptly upon the Advisers request. The Committee shall keep copies of (a) any document created by an employee of the Advisers that was material to the Committee's directions regarding how to vote proxies or that memorializes the basis for their decision (including any voting guidelines directed to IRRC), (b) any written client request for information on how a client's proxies were voted and (c) any written response to such a request (whether written or oral). All such copies shall be maintained for the time and in the manner required by Rule 204-2(e)(I) (i.e., in an easily accessible place for a period of not less than five years).


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

3.

                           UBS GLOBAL ASSET MANAGEMENT

                     GLOBAL CORPORATE GOVERNANCE PHILOSOPHY

                                VOTING GUIDELINES

                                       AND

                                     POLICY

                                   VERSION 1.0

                                  28 JULY 2003

                           UBS Global Asset Management

     Global Voting and Corporate Governance Guidelines and Policy -Version 1.0

                                TABLE OF CONTENTS

GLOBAL VOTING AND CORPORATE GOVERNANCE POLICY

     A.   GENERAL CORPORATE GOVERNANCE BENCHMARKS

     B.   PROXY VOTING GUIDELINES -MACRO RATIONALES

     C.   PROXY VOTING DISCLOSURE GUIDELINES

     D.   PROXY VOTING CONFLICT GUIDELINES

                           UBS GLOBAL ASSET MANAGEMENT

          GLOBAL VOTING AND CORPORATE GOVERNANCE GUIDELINES AND POLICY

                                   VERSION 1.0

                  GLOBAL VOTING AND CORPORATE GOVERNANCE POLICY

Our philosophy, guidelines and policy are based on our active investment style and structure whereby we have detailed knowledge of the investments we make on behalf of our clients and therefore are in a position to judge what is in the best interests of our clients as shareholders. We believe voting rights have economic value and must be treated accordingly. Proxy votes that impact the economic value of client investments involve the exercise of fiduciary responsibility. Good corporate governance should, in the long term, lead toward both better corporate performance and improved shareholder value. Thus, we expect board members of companies we have invested in (the "company" or "companies") to act in the service of the shareholders, view themselves as stewards of the financial assets of the company, exercise good judgment and practice diligent oversight with the management of the company. Underlying our voting and corporate governance policies we have three fundamental objectives:

     1. We seek to act in the best financial interests of our clients to protect and enhance the long-term value of their investments.

     2. In order to do this effectively, we aim to utilize the full weight of our clients' shareholdings in making our views felt.

     3. As investors, we have a strong commercial interest in ensuring that the companies in which we invest are successful. We actively pursue this interest by promoting best practice in the boardroom.


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

To achieve these objectives, we have implemented this Policy, which we believe is reasonably designed to guide our exercise of voting rights and the taking of other appropriate actions, within our ability, and to support and encourage sound corporate governance practice. This Policy is being implemented globally to harmonize our philosophies across UBS Global Asset Management offices worldwide and thereby maximize our ability to influence the companies we invest in. However, this Policy is also supplemented by the UBS Global Asset Management Local Proxy and Corporate Governance Guidelines to permit individual regions or countries within UBS Global Asset Management the flexibility to vote or take other actions consistent with their local laws or standards where necessary.

A.   GENERAL CORPORATE GOVERNANCE BENCHMARKS

UBS Global Asset Management will evaluate issues that may have an impact on the economic value of client investments during the time period it expects to hold the investment. While there is no absolute set of rules that determine appropriate governance under all circumstances and no set of rules will guarantee ethical behavior, there are certain benchmarks, which, if substantial progress is made toward, give evidence of good corporate governance. Therefore, we will generally exercise voting rights on behalf of clients in accordance with this policy.

PRINCIPAL 1: INDEPENDENCE OF BOARD FROM COMPANY MANAGEMENT

GUIDELINES:

     -    Board exercises judgment independently of management.

     -    Separate Chairman and Chief Executive.

     -    Board has access to senior management members.

     -    Board is comprised of a significant number of independent outsiders.

     -    Outside directors meet independently.

     -    CEO performance standards are in place.

     -    CEO performance is reviewed annually by the full board.

     -    CEO succession plan is in place.

     -    Board involvement in ratifying major strategic initiatives.

     - Compensation, audit and nominating committees are led by a majority of outside directors.

PRINCIPLE 2: QUALITY OF BOARD MEMBERSHIP

GUIDELINES:

     - Board determines necessary board member skills, knowledge and experience.

     -    Board conducts the screening and selection process for new directors.

     - Directors whose present job responsibilities change are reviewed as to the appropriateness of continued directorship.

     - Directors are reviewed every 3-5 years to determine appropriateness of continued directorship.

     -    Board meets regularly (at least four times annually).


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

PRINCIPLE 3: APPROPRIATE MANAGEMENT OF CHANGE IN CONTROL

GUIDELINES:

     - Protocols should ensure that all bid approaches and material proposals by management are brought forward for board consideration.

     - Any contracts or structures which impose financial constraints on changes in control should require prior shareholder approval.

     -    Employment contracts should not entrench management.

     - Management should not receive substantial rewards when employment contracts are terminated for performance reasons.

PRINCIPLE 4: REMUNERATION POLICIES ARE ALIGNED WITH SHAREHOLDER INTERESTS

GUIDELINES:

     - Executive remuneration should be commensurate with responsibilities and performance.

     -    Incentive schemes should align management with shareholder objectives.

     - Employment policies should encourage significant shareholding by management and board members.

     - Incentive rewards should be proportionate to the successful achievement of pre-determined financial targets.

     - Long-term incentives should be linked to transparent long-term performance criteria.

     - Dilution of shareholders' interests by share issuance arising from egregious employee share schemes and management incentives should be limited by shareholder resolution.

PRINCIPLE 5: AUDITORS ARE INDEPENDENT

GUIDELINES:

     -    Auditors are approved by shareholders at the annual meeting.

     - Audit, consulting and other fees to the auditor are explicitly disclosed.

     - The Audit Committee should affirm the integrity of the audit has not been compromised by other services provided by the auditor firm.

     -    Periodic (every 5 years) tender of the audit firm or audit partner.

B. PROXY VOTING GUIDELINES MACRO RATIONALES

Macro Rationales are used to explain why we vote on each proxy issue. The Macro Rationales reflect our guidelines enabling voting consistency between offices yet allowing for flexibility so the local office can reflect specific knowledge of the company as it relates to a proposal.

1.   GENERAL GUIDELINES

     a. When our view of the issuer's management is favorable, we generally support current management initiatives. When our view is that changes to the management structure would probably increase shareholder value, we may not support existing management proposals.


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

     b. If management's performance has been questionable we may abstain or vote against specific proxy proposals.

     c. Where there is a clear conflict between management and shareholder interests, even in those cases where management has been doing a good job, we may elect to vote against management.

     d. In general, we oppose proposals, which in our view, act to entrench management.

     e. In some instances, even though we strongly support management, there are some corporate governance issues that, in spite of management objections, we believe should be subject to shareholder approval.

     f. We will vote in favor of shareholder resolutions for confidential voting.

2.   BOARD OF DIRECTORS & AUDITORS

     a. Unless our objection to management's recommendation is strenuous, if we believe auditors to be competent and professional, we support continuity in the appointed auditing firm subject to regular review.

     b. We generally vote for proposals that seek to fix the size of the board and/or require shareholder approval to alter the size of the board and that allow shareholders to remove directors with or without cause.

     c. We generally vote for proposals that permit shareholders to act by written consent and/or give the right to shareholders to call a special meeting.

     d. We generally oppose proposals to limit or restrict shareholder ability to call special meetings.

     e. We will vote for separation of Chairman and CEO if we believe it will lead to better company management, otherwise, we will support an outside lead director board structure.

3.   COMPENSATION

     a. We will not try to micro-manage compensation schemes, however, we believe remuneration should not be excessive, and we will not support compensation plans that are poorly structured or otherwise egregious.

     b. Senior management compensation should be set by independent directors according to industry standards, taking advice from benefits consultants where appropriate.

     c. All senior management and board compensation should be disclosed within annual financial statements. including the value of fringe benefits. company pension contributions, deferred compensation and any company loans.

     d. We may vote against a compensation or incentive program if it is not adequately tied to a company's fundamental financial performance, is vague, is not in line with market practices, allows for option re-pricing, does not have adequate performance hurdles or is highly dilative.

     e. Where company and management's performance has been poor, we may object to the issuance of additional shares for option purposes such that management is rewarded for poor performance or further entrenches its position.

     f. Given the increased level of responsibility and oversight required of directors, it is reasonable to expect that compensation should increase commensurably. We consider that there should be an appropriate balance between fixed and variable elements of compensation and between short and long term incentives.

4.   GOVERNANCE PROVISIONS

     a. We believe that votes at company meetings should be determined on the basis of one share one vote. We will vote against cumulative voting proposals.


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

     b. We believe that "poison pill" proposals, which dilute an issuer's stock when triggered by particular events such as take over bids or buy-outs should be voted on by the shareholders and will support attempts to bring them before the shareholders.

     c. Any substantial new share issuance should require prior shareholder approval.

     d. We believe proposals that authorize the issuance of new stock without defined terms or conditions and are intended to thwart a take-over or restrict effective control by shareholders should be discouraged.

     e. We will support directives to increase the independence of the board of directors when we believe that the measures will improve shareholder value.

     f. We generally do not oppose management's recommendation to implement a staggered board and generally support the regular re-election of directors on a rotational basis as it may provide some continuity of oversight,

5.   CAPITAL STRUCTURE AND CORPORATE RESTRUCTURING

     a. It is difficult to direct where a company should incorporate, however, in instances where a move is motivated solely to entrench management or restrict effective corporate governance, we will vote accordingly.

     b. In general we will oppose management initiatives to create dual classes of stock, which serves to insulate company management from shareholder opinion and action. We support shareholder proposals to eliminate dual class schemes.

6.   MERGERS, TENDER OFFERS & PROXY CONTESTS

     a. Based on our analysis and research we will support proposals that increase shareholder value and vote against proposals that do not.

7.   SOCIAL, ENVIRONMENTAL, POLITICAL & CULTURAL

     a. Depending on the situation, we do not typically vote to prohibit a company from doing business anywhere in the world.

     b. There are occasional issues, we support, that encourage management to make changes or adopt more constructive policies with respect to social, environmental, political and other special interest issues, but in many cases we believe that the shareholder proposal may be too binding or restrict management's ability to find an optimal solution. While we wish to remain sensitive to these issues, we believe there are better ways to resolve them than through a proxy proposal. We prefer to address these issues through engagement.

     c. Unless directed by clients to vote in favor of social, environmental, political and other special interest proposals, we are generally opposed to special interest proposals that involve an economic cost to the company or that restrict the freedom of management to operate in the best interest of the company and its shareholders.

8.   ADMINISTRATIVE & OPERATIONS

     a. Occasionally, stockholder proposals, such as asking for reports and donations to the poor, are presented in a way that appear to be honest attempts at bringing up a worthwhile issue. Nevertheless, judgment must be exercised with care, as we do not expect our shareholders companies to be charitable institutions.

     b. We are sympathetic to shareholders who are long-term holders of a company's stock, who desire to make concise statements about the long-term operations of the company in the proxy statement. However, because regulatory agencies do not require such actions. we may abstain unless we believe there are compelling reasons to vote for or against.

9.   MISCELLANEOUS

     a. Where a client has given specific direction as to how to exercise voting rights on its behalf, we will vote in accordance with a client's direction.


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

     b. Where we have determined that the voting of a particular proxy is of limited benefit to clients or where the costs of voting a proxy outweigh the benefit to clients, we may abstain or choose not to vote. Among others, such costs may include the cost of translating a proxy, a requirement to vote in person at a shareholders meeting or if the process of voting restricts our ability to sell for a period of time (an opportunity cost).

     c. For holdings managed pursuant to quantitative, index or index-like strategies, we may delegate the authority to exercise voting rights for such strategies to an independent proxy voting and research service with the direction that the votes be exercised in accordance with this Policy.

C.   PROXY VOTING DISCLOSURE GUIDELINES

     - Upon request or as required by law or regulation, UBS Global Asset Management will disclose to a client or a client's fiduciaries, the manner in which we exercised voting rights on behalf of the client.

     - Upon request, we will inform a client of our intended vote. Note, however, in some cases, because of the controversial nature of a particular proxy, our intended vote may not be available until just prior to the deadline. If the request involves a conflict due to the client's relationship with the company that has issued the proxy, the Legal and Compliance Department should be contacted immediately. (See Proxy Voting Conflict Guidelines below).

     - Other than as described herein, we will not disclose our voting intentions or make public statements to any third party (except electronically to our proxy vote processor or regulatory agencies) including but not limited to proxy solicitors, non-clients, the media, or other UBS divisions, but we may inform such parties of the provisions of our Policy. We may communicate with other shareholders regarding a specific proposal but will not disclose our voting intentions or agree to vote in concert with another shareholder without approval from the Global Chief Investment Officer and regional Legal & Compliance representative.

     - Any employee, officer or director of UBS Global Asset Management receiving an inquiry directly from a company will notify the appropriate industry analyst and persons responsible for voting the company's proxies.

     - Proxy solicitors and company agents will not be provided with either our votes or the number of shares we own in a particular company.

     - In response to a proxy solicitor or company agent, we will acknowledge receipt of the proxy materials, inform them of our intent to vote or that we have voted, but not the result of the vote itself.

     - We may inform the company (not their agent) where we have decided to vote against any material resolution at their company.

     - The Local and Global Chief Investment Officer must approve exceptions to this disclosure policy.

Nothing in this policy should be interpreted as to prevent dialogue with the company and its advisers by the industry analyst, proxy voting delegate or other appropriate senior investment personnel when a company approaches us to discuss governance issues or resolutions they wish to include in their proxy statement.

D. PROXY VOTING CONFLICT GUIDELINES

In addition to the Proxy Voting Disclosure Guidelines above, UBS Global Asset Management has implemented the following guidelines to address conflicts of interests that arise in connection with out exercise of voting rights on behalf of clients:

     - Under no circumstances will general business, sales or marketing issues influence our proxy votes.

     - UBS Global Asset Management and its affiliates engaged in banking, broker-dealer and investment banking activities ("Affiliates") have policies in place prohibiting the sharing of certain sensitive information. These policies prohibit our personnel from disclosing information regarding our voting intentions to any Affiliate. Any of our personnel involved in the proxy voting process who are contacted by an Affiliate regarding the manner in which we intend to vote on a specific issue, must terminate the contact and notify the Legal & Compliance Department immediately. [Note: Legal & Compliance personnel may have contact with their counterparts working for an Affiliate on matters involving information barriers.]


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

                           UBS GLOBAL ASSET MANAGEMENT


                     GLOBAL CORPORATE GOVERNANCE PHILOSOPHY



                                    AND PROXY



                                VOTING GUIDELINES



                                   AND POLICY



                                 Policy Summary



     Underlying our voting and corporate governance policies we have three fundamental objectives:



     1. We seek to act in the best financial interests of our clients to protect and enhance the long-term value of their investments.



     2. In order to do this effectively, we aim to utilize the full weight of our clients' shareholdings in making our views felt.



     3. As investors, we have a strong commercial interest in ensuring that the companies in which we invest are successful. We actively pursue this interest by promoting best practice in the boardroom.



     To achieve these objectives, we have implemented this Policy, which we believe is reasonably designed to guide our exercise of voting rights and the taking of other appropriate actions, within our ability, and to support and encourage sound corporate governance practice. This Policy is being implemented globally to harmonize our philosophies across UBS Global Asset Management offices worldwide and thereby maximize our ability to influence the companies we invest in. However, this Policy is also supplemented by the UBS Global Asset Management Local Proxy and Corporate Governance Guidelines to permit individual regions or countries within UBS Global Asset Management the flexibility to vote or take other actions consistent with their local laws or standards where necessary.



This policy helps to maximize the economic value of our clients' investments by establishing proxy voting standards that conform with UBS Global Asset Management's philosophy of good corporate governance.



                         Risks Addressed by this Policy



          The policy is designed to address the following risks:



               - Failure to provided required disclosures for investment advisers and registered investment companies



               - Failure to vote proxies in best interest of clients and funds



               -    Failure to identify and address conflicts of interest



               - Failure to provide adequate oversight of third party service providers



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


                                TABLE OF CONTENTS



Global Voting and Corporate Governance Policy

   A.   General Corporate Governance Benchmarks                               2

   B.   Proxy Voting Guidelines - Macro Rationales                            4

   C.   Proxy Voting Disclosure Guidelines                                    8

   D.   Proxy Voting Conflict Guidelines                                      9

   E.   Special Disclosure Guidelines for Registered
        Investment Companies                                                  9

   F.   Documentation                                                        11

   G.   Compliance Dates                                                     11

   H.   Other Policies                                                       12

   I.   Disclosures                                                          12



               GLOBAL PROXY VOTING AND CORPORATE GOVERNANCE POLICY



PHILOSOPHY



     Our philosophy, guidelines and policy are based on our active investment style and structure whereby we have detailed knowledge of the investments we make on behalf of our clients and therefore are in a position to judge what is in the best interests of our clients as shareholders. We believe voting rights have economic value and must be treated accordingly. Proxy votes that impact the economic value of client investments involve the exercise of fiduciary responsibility. Good corporate governance should, in the long term, lead toward both better corporate performance and improved shareholder value. Thus, we expect board members of companies we have invested in (the "company" or "companies") to act in the service of the shareholders, view themselves as stewards of the financial assets of the company, exercise good judgment and practice diligent oversight with the management of the company.



          A. GENERAL CORPORATE GOVERNANCE BENCHMARKS UBS Global Asset Management (US) Inc. and UBS Global Asset Management (Americas) Inc. (collectively, "UBS Global AM") will evaluate issues that may have an impact on the economic value of client investments during the time period it expects to hold the investment. While there is no absolute set of rules that determine appropriate governance under all circumstances and no set of rules will guarantee ethical behavior, there are certain benchmarks, which, if substantial progress is made toward, give evidence of good corporate governance. Therefore, we will generally exercise voting rights on behalf of clients in accordance with this policy.



PRINCIPLE 1: INDEPENDENCE OF BOARD FROM COMPANY MANAGEMENT



GUIDELINES:



          -    Board exercises judgment independently of management.



          -    Separate Chairman and Chief Executive.



          -    Board has access to senior management members.



          - Board is comprised of a significant number of independent outsiders.



          -    Outside directors meet independently.



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


          -    CEO performance standards are in place.



          -    CEO performance is reviewed annually by the full board.



          -    CEO succession plan is in place.



          -    Board involvement in ratifying major strategic initiatives.



          - Compensation, audit and nominating committees are led by a majority of outside directors.



PRINCIPLE 2: QUALITY OF BOARD MEMBERSHIP



GUIDELINES:



          - Board determines necessary board member skills, knowledge and experience.



          - Board conducts the screening and selection process for new directors.



          -    Shareholders should have the ability to nominate directors.



          - Directors whose present job responsibilities change are reviewed as to the appropriateness of continued directorship.



          - Directors are reviewed every 3-5 years to determine appropriateness of continued directorship.



          -    Board meets regularly (at least four times annually).



PRINCIPLE 3: APPROPRIATE MANAGEMENT OF CHANGE IN CONTROL



GUIDELINES:



          - Protocols should ensure that all bid approaches and material proposals by management are brought forward for board consideration.



          - Any contracts or structures, which impose financial constraints on changes in control, should require prior shareholder approval.



          -    Employment contracts should not entrench management.



          - Management should not receive substantial rewards when employment contracts are terminated for performance reasons.



PRINCIPLE 4: REMUNERATION POLICIES ARE ALIGNED WITH SHAREHOLDER INTERESTS



GUIDELINES:



          - Executive remuneration should be commensurate with responsibilities and performance.



          - Incentive schemes should align management with shareholder objectives.



          - Employment policies should encourage significant shareholding by management and board members.



          - Incentive rewards should be proportionate to the successful achievement of pre-determined financial targets.



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


          - Long-term incentives should be linked to transparent long-term performance criteria.



          - Dilution of shareholders' interests by share issuance arising from egregious employee share schemes and management incentives should be limited by shareholder resolution.



PRINCIPLE 5: AUDITORS ARE INDEPENDENT



GUIDELINES:



          -    Auditors are approved by shareholders at the annual meeting.



          - Audit, consulting and other fees to the auditor are explicitly disclosed.



          - The Audit Committee should affirm the integrity of the audit has not been compromised by other services provided by the auditor firm.



          - Periodic (every 5 years) tender of the audit firm or audit partner.



          B. PROXY VOTING GUIDELINES - MACRO RATIONALES Macro Rationales are used to explain why we vote on each proxy issue. The Macro Rationales reflect our guidelines enabling voting consistency between offices yet allowing for flexibility so the local office can reflect specific knowledge of the company as it relates to a proposal.



               1.   GENERAL GUIDELINES



                    a. When our view of the issuer's management is favorable, we generally support current management initiatives. When our view is that changes to the management structure would probably increase shareholder value, we may not support existing management proposals.



                    b. If management's performance has been questionable we may abstain or vote against specific proxy proposals.



                    c. Where there is a clear conflict between management and shareholder interests, even in those cases where management has been doing a good job, we may elect to vote against management.



                    d. In general, we oppose proposals, which in our view, act to entrench management.



                    e. In some instances, even though we strongly support management, there are some corporate governance issues that, in spite of management objections, we believe should be subject to shareholder approval.



                    f. We will vote in favor of shareholder resolutions for confidential voting.



               2.   BOARD OF DIRECTORS AND AUDITORS



                    a. Unless our objection to management's recommendation is strenuous, if we believe auditors to be competent and professional, we support continuity in the appointed auditing firm subject to regular review.



                    b. We generally vote for proposals that seek to fix the size of the board and/or require shareholder approval to alter the size of the board and that allow shareholders to remove directors with or without cause.



                    c. We generally vote for proposals that permit shareholders to act by written consent and/or give



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


                         the right to shareholders to call a special meeting.



                    d. We generally oppose proposals to limit or restrict shareholder ability to call special meetings.



                    e. We will vote for separation of Chairman and CEO if we believe it will lead to better company management, otherwise, we will support an outside lead director board structure.



               3.   COMPENSATION



                    a. We will not try to micro-manage compensation schemes, however, we believe remuneration should not be excessive, and we will not support compensation plans that are poorly structured or otherwise egregious.



                    b. Senior management compensation should be set by independent directors according to industry standards, taking advice from benefits consultants where appropriate.



                    c. All senior management and board compensation should be disclosed within annual financial statements, including the value of fringe benefits, company pension contributions, deferred compensation and any company loans.



                    d. We may vote against a compensation or incentive program if it is not adequately tied to a company's fundamental financial performance;, is vague;, is not in line with market practices;, allows for option re-pricing;, does not have adequate performance hurdles; or is highly dilutive.



                    e. Where company and management's performance has been poor, we may object to the issuance of additional shares for option purposes such that management is rewarded for poor performance or further entrenches its position.



                    f. Given the increased level of responsibility and oversight required of directors, it is reasonable to expect that compensation should increase commensurably. We consider that there should be an appropriate balance between fixed and variable elements of compensation and between short and long term incentives.



               4.   GOVERNANCE PROVISIONS



                    a. We believe that votes at company meetings should be determined on the basis of one share one vote. We will vote against cumulative voting proposals.



                    b. We believe that "poison pill" proposals, which dilute an issuer's stock when triggered by particular events, such as take over bids or buy-outs, should be voted on by the shareholders and will support attempts to bring them before the shareholders.



                    c. Any substantial new share issuance should require prior shareholder approval.



                    d. We believe proposals that authorize the issuance of new stock without defined terms or conditions and are intended to thwart a take-over or restrict effective control by shareholders should be discouraged.



                    e. We will support directives to increase the independence of the board of directors when we believe that the measures will improve shareholder value.



                    f. We generally do not oppose management's recommendation to implement a staggered board and generally support the regular re-election of directors on a rotational basis as it may provide some continuity of oversight.



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


                    g. We will support proposals that enable shareholders to directly nominate directors.



               5.   CAPITAL STRUCTURE AND CORPORATE RESTRUCTURING



                    a. It is difficult to direct where a company should incorporate, however, in instances where a move is motivated solely to entrench management or restrict effective corporate governance, we will vote accordingly.



                    b. In general we will oppose management initiatives to create dual classes of stock, which serves to insulate company management from shareholder opinion and action. We support shareholder proposals to eliminate dual class schemes.



               6.   MERGERS, TENDER OFFERS AND PROXY CONTESTS



                    a. Based on our analysis and research we will support proposals that increase shareholder value and vote against proposals that do not.



               7.   SOCIAL, ENVIRONMENTAL, POLITICAL AND CULTURAL



                    a. Depending on the situation, we do not typically vote to prohibit a company from doing business anywhere in the world.



                    b. There are occasional issues, we support, that encourage management to make changes or adopt more constructive policies with respect to social, environmental, political and other special interest issues, but in many cases we believe that the shareholder proposal may be too binding or restrict management's ability to find an optimal solution. While we wish to remain sensitive to these issues, we believe there are better ways to resolve them than through a proxy proposal. We prefer to address these issues through engagement.



                    c. Unless directed by clients to vote in favor of social, environmental, political and other special interest proposals, we are generally opposed to special interest proposals that involve an economic cost to the company or that restrict the freedom of management to operate in the best interest of the company and its shareholders.



               8.   ADMINISTRATIVE AND OPERATIONS



                    a. Occasionally, stockholder proposals, such as asking for reports and donations to the poor, are presented in a way that appear to be honest attempts at bringing up a worthwhile issue. Nevertheless, judgment must be exercised with care, as we do not expect our shareholder companies to be charitable institutions.



                    b. We are sympathetic to shareholders who are long-term holders of a company's stock, who desire to make concise statements about the long-term operations of the company in the proxy statement. However, because regulatory agencies do not require such actions, we may abstain unless we believe there are compelling reasons to vote for or against.



               9.   MISCELLANEOUS



                    a. Where a client has given specific direction as to how to exercise voting rights on its behalf, we will vote in accordance with a client's direction.



                    b. Where we have determined that the voting of a particular proxy is of limited benefit to clients or where the costs of voting a proxy outweigh the benefit to clients, we may abstain or choose not to vote. Among others, such costs may include the cost of translating a proxy, a requirement to vote in person at a shareholders meeting or if the process of voting restricts our



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                         ability to sell for a period of time (an opportunity
                         cost).



                    c. For holdings managed pursuant to quantitative, index or index-like strategies, we may delegate the authority to exercise voting rights for such strategies to an independent proxy voting and research service with the direction that the votes be exercised in accordance with this Policy. If such holdings are also held in an actively managed strategy, we will exercise the voting rights for the passive holdings according to the active strategy.



                    d. In certain instances when we do not have enough information we may choose to abstain or vote against a particular Proposal.



          C.   PROXY VOTING DISCLOSURE GUIDELINES



     - UBS Global AM will disclose to clients, as required by the Investment Advisers Act of 1940, how they may obtain information about how we voted with respect to their securities. This disclosure may be made on Form ADV.



     - UBS Global AM will disclose to clients, as required by the Investment Advisers Act of 1940, these procedures and will furnish a copy of these procedures to any client upon request. This disclosure may be made on Form ADV.



     - Upon request or as required by law or regulation, UBS Global AM will disclose to a client or a client's fiduciaries, the manner in which we exercised voting rights on behalf of the client.



     - Upon request, we will inform a client of our intended vote. Note, however, in some cases, because of the controversial nature of a particular proxy, our intended vote may not be available until just prior to the deadline. If the request involves a conflict due to the client's relationship with the company that has issued the proxy, the Legal and Compliance Department should be contacted immediately to ensure adherence to UBS Global AM Corporate Governance Principles. (See Proxy Voting Conflict Guidelines below.)



     - Other than as described herein, we will not disclose our voting intentions or make public statements to any third party (except electronically to our proxy vote processor or regulatory agencies) including but not limited to proxy solicitors, non-clients, the media, or other UBS divisions, but we may inform such parties of the provisions of our Policy. We may communicate with other shareholders regarding a specific proposal but will not disclose our voting intentions or agree to vote in concert with another shareholder without approval from the Chairman of the Global Corporate Governance Committee and regional Legal and Compliance representative.



     - Any employee, officer or director of UBS Global AM receiving an inquiry directly from a company will notify the appropriate industry analyst and persons responsible for voting the company's proxies.



     - Proxy solicitors and company agents will not be provided with either our votes or the number of shares we own in a particular company.



     - In response to a proxy solicitor or company agent, we will acknowledge receipt of the proxy materials, inform them of our intent to vote or that we have voted, but not the result of the vote itself.



     - We may inform the company (not their agent) where we have decided to vote against any material resolution at their company.



     - The Chairman of the Global Corporate Governance Committee and the applicable Chair of the Local Corporate Governance Committee must approve exceptions to this disclosure policy.



     Nothing in this policy should be interpreted as to prevent dialogue with the company and its advisers by the industry analyst, proxy voting delegate or other appropriate senior investment personnel when a company approaches us to discuss governance issues or resolutions they wish to include in their proxy statement.



          D. PROXY VOTING CONFLICT GUIDELINES In addition to the Proxy Voting Disclosure Guidelines above, UBS Global



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               AM has implemented the following guidelines to address conflicts of interests that arise in connection with our exercise of voting rights on behalf of clients:



     - Under no circumstances will general business, sales or marketing issues influence our proxy votes.



     - UBS Global AM and its affiliates engaged in banking, broker-dealer and investment banking activities ("Affiliates") have policies in place prohibiting the sharing of certain sensitive information. These policies prohibit our personnel from disclosing information regarding our voting intentions to any Affiliate. Any of our personnel involved in the proxy voting process who are contacted by an Affiliate regarding the manner in which we intend to vote on a specific issue, must terminate the contact and notify the Legal and Compliance Department immediately. [Note: Legal and Compliance personnel may have contact with their counterparts working for an Affiliate on matters involving information barriers.] In the event of any issue arising in relation to Affiliates, the Chair of the Global Corporate Governance Committee must be advised, who will in turn advise the Chief Risk Officer.



          E. SPECIAL DISCLOSURE GUIDELINES FOR REGISTERED INVESTMENT COMPANY CLIENTS



                    1. REGISTRATION STATEMENT (OPEN-END AND CLOSED-END FUNDS) MANAGEMENT IS RESPONSIBLE FOR ENSURING THE FOLLOWING:



               - That these procedures, which are the procedures used by the investment adviser on the Funds' behalf, are described in the Statement of Additional Information (SAI). The procedures may be described in the SAI or attached as an exhibit to the registration statement.



               - That the SAI disclosure includes the procedures that are used when a vote presents a conflict between the interests of Fund shareholders, on the one hand; and those of the Funds investment adviser, principal underwriter or any affiliated person of the Fund, its investment adviser or principal underwriter, on the other.



               - That the SAI disclosure states that information regarding how the Fund voted proxies during the most recent 12-month period ended June 30 is available (i) without charge, upon request, by calling a specified toll-free (or collect) telephone number; or on or through the Fund's website, or both; and (ii) on the Commission's website. If a request for the proxy voting record is received, the Fund must comply within three business days by first class mail. If website disclosure is elected, Form N-PX must be posted as soon as reasonably practicable after filing the report with the Commission, and must remain available on the website as long as the Fund discloses that it its available on the website.



                    2. SHAREHOLDER ANNUAL AND SEMI-ANNUAL REPORT (OPEN-END AND CLOSED-END FUNDS) Management is responsible for ensuring the following:



               - That each Fund's shareholder report contain a statement that a description of these procedures is available (i) without charge, upon request, by calling a toll-free or collect telephone number; (ii) on the Fund's website, if applicable; and (iii) on the Commission's website. If a request for the proxy voting record is received, the Fund must comply within three business days by first class mail.



               - That the report contain a statement that information regarding how the Fund voted proxies during the most recent 12-month period ended June 30 is available (i) without charge, upon request, by calling a specified toll-free (or collect) telephone number; or on or through the Fund's website, or both; and (ii) on the Commission's website. If a request for the proxy voting record is received, the Fund must comply within three business days by first class mail. If website disclosure is elected, Form N-PX must be posted as soon as reasonably practicable after filing the report with the Commission, and must remain available on the website as long as the Fund discloses that it its available on the website.



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               3.   FORM N-CSR (CLOSED-END FUND ANNUAL REPORTS ONLY) Management
                    is responsible for ensuring the following:



          - That these procedures are described in Form N-CSR. In lieu of describing the procedures, a copy of these procedures may simply be included with the filing. However, the SEC's preference is that the procedures be included directly in Form N-CSR and not attached as an exhibit to the N-CSR filing.



          - That the N-CSR disclosure includes the procedures that are used when a vote presents a conflict between the interests of Fund shareholders, on the one hand, and those of the Funds' investment adviser, principal underwriter or any affiliated person of the Fund, its investment adviser or principal underwriter, on the other.



               4. FORM N-PX (OPEN-END AND CLOSED-END FUNDS) Management is responsible for ensuring the following:



          - That each Fund files its complete proxy voting record on Form N-PX for the 12 month period ended June 30 by no later than August 31 of each year.



          - Fund management is responsible for reporting to the Funds' Chief Compliance Officer any material issues that arise in connection with the voting of Fund proxies or the preparation, review and filing of the Funds' Form N-PX.



               5. OVERSIGHT OF DISCLOSURE The Funds' Chief Compliance Officer shall be responsible for ensuring that the required disclosures listed in these procedures are implemented and complied with. The Funds' Chief Compliance Officer shall recommend to each Fund's Board any changes to these policies and procedures that he or she deems necessary or appropriate to ensure the Funds' compliance with relevant federal securities laws.



                               Responsible Parties



     The following parties will be responsible for implementing and enforcing this policy: THE CHIEF COMPLIANCE OFFICER AND HIS/HER DESIGNEES



                                  Documentation



     Monitoring and testing of this policy will be documented in the following ways:



          - Annual review by the Funds' and UBS Global AM's Chief Compliance Officer of the effectiveness of these procedures



          - Annual Report of Funds' Chief Compliance Officer regarding the effectiveness of these procedures



          - Periodic review of any proxy service vendor by the Chief Compliance Officer



          -    Periodic review of proxy votes by the Proxy Voting Committee



                                Compliance Dates



     The following compliance dates should be added to the Compliance Calendar:



          - File Form N-PX by August 31 for each registered investment company client



          - Annual review by the Funds' and UBS Global AM's Chief Compliance Officer of the effectiveness of these procedures



          - Annual Report of Funds' Chief Compliance Officer regarding the effectiveness of these procedures



          - Form N-CSR, Shareholder Annual and Semi-Annual Reports, and annual updates to Fund registration statements as applicable



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


          - Periodic review of any proxy service vendor by the Chief Compliance Officer



          -    Periodic review of proxy votes by the Proxy Voting Committee



                                 Other Policies



     Other policies that this policy may affect include:



          -    Recordkeeping Policy



          -    Affiliated Transactions Policy



          -    Code of Ethics



          -    Supervision of Service Providers Policy



     Other policies that may affect this policy include:



          -    Recordkeeping Policy



          -    Affiliated Transactions Policy



          -    Code of Ethics



          -    Supervision of Service Providers Policy



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                                   Disclosures



     The following disclosures are aligned with this policy:



          -    Form ADV



          -    Form N-PX



          -    Form N-1A



          -    Form N-2



          -    Investment Company Shareholder Reports



          -    Form N-CSR



          -    Request for Proposals (RFPs)



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                         STERLING CAPITAL MANAGEMENT LLC

                        Proxy Policy & Voting Procedures

                            (Effective October, 1989)

                            (Revised September, 2004)

I.   VOTING POLICY AND GUIDELINES

Sterling Capital Management LLC ("SCM") believes it has a fiduciary obligation to vote its clients' proxies in favor of the economic interest of shareholders. Our fiduciary responsibility includes protecting and enhancing the economic interests of the plan participants in the ERISA accounts we manage. The following guidelines have been established to assist us in evaluating relevant facts and circumstances which will enable us to vote in a manner consistent with our fiduciary responsibility.

                          ROUTINE MANAGEMENT PROPOSALS

Election of Directors                                               Case by Case

     We believe that the structure and functioning of its board of directors are critical to the economic success of every company therefore treat board related issues in a separate section, below.

Appointment of Auditors                                                Approve

Fix Auditor Remuneration                                               Approve

Approval of Audited Financial Statements                               Approve

Set/Eliminate Dividends                                                Approve

Grant Board Authority to Repurchase Shares                             Approve

Approve Stock Splits or Reverse Stock Splits                           Approve

Change Name of Corporation                                             Approve

Eliminate Preemptive Rights

     Preemptive rights give current shareholders the opportunity to maintain their current percentage ownership through any subsequent equity offerings. These provisions are no longer common in the U.S., and can restrict management's ability to raise new capital.

     We generally approve the elimination of preemptive rights, but will oppose the elimination of limited preemptive rights, e.g., on proposed issues representing more than an acceptable level of dilution.

Employee Stock Purchase Plan                                           Approve

Establish 401(k) Plan                                                  Approve

                               BOARD OF DIRECTORS

     We support measures which encourage and enable boards to fulfill their primary responsibility to represent the economic interests of shareholders. While we may take into consideration the specific needs of companies that are in early rapid growth phases, closely held, or in severe financial difficulties, we view strong independent boards as a key protection for shareholder value.


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Election of Directors                                               Case by Case

     We support management in most elections. However, we will withhold approval if the board gives evidence of acting contrary to the best economic interests of shareholders. We will also withhold approval of individual director/managers whose remuneration appears to be blatantly excessive and exploitative of the shareholders.

Classified Board of Directors/Staggered Terms                       Oppose

     A classified board of directors is one that is divided generally into three classes, each of which is elected for a three-year term, but on a staggered schedule. At each annual meeting therefore, one-third of the directors would be subject to reelection.

     Our belief is that all directors should be subject to reelection on an annual basis to discourage entrenchment, and we will most frequently vote against classification and for management and shareholder proposals to eliminate classification of the board.

     Occasionally, proposals to classify a board of directors will contain a clause stipulating that directors may be removed only for cause. We will oppose these proposals.

Confidential Voting                                                 Approve

     Confidential voting is most often proposed by shareholders as a means of eliminating undue management pressure on shareholders regarding their vote on proxy issues.

Cumulative Voting for Directors                                     Case by Case

     Cumulative voting allocates one vote for each share of stock held times the number of directors subject to election. A shareholder may cumulate his/her votes and cast all of them in favor of a single candidate, or split them among any combination of candidates. Cumulative voting enables minority shareholders to secure board representation.

     We generally support cumulative voting proposals. However, we may withhold approval of proposals that further the candidacy of minority shareholders whose interests do not coincide with our fiduciary responsibility.

Director Compensation                                               Case by Case

     We believe that compensation for independent outside directors should be structured to align the interests of the directors with those of shareholders, whom they have been elected to represent. To this end, we have a preference toward compensation packages which are based on the company's performance and which include stock and stock options.

Independent Board Committees                                        Approve

     We believe that a board's nominating, compensation and audit committees should consist entirely of independent outside directors in order to avoid conflict of interests. We will therefore normally approve reasonable shareholder proposals to that effect; an example of an unreasonable request would be a case where a board consists of only two or three directors.

Majority Independent Board Composition                              Approve

     We will generally support shareholder proposals requesting that the board consist of majority independent outside directors, as we believe that an independent board faces fewer conflicts and is best prepared to protect shareholder interests.

Separation of Chairman and CEO Positions                            Case by Case

     We will support shareholder proposals requesting that the positions of chairman and CEO be separated if the board is composed of less than a majority independent directors.

                              CORPORATE GOVERNANCE

Adjourn Meeting to solicit Additional Votes                         Oppose

     Additional solicitation is costly and could result in coercive pressure on shareholders, who usually have sufficient information in the proxy materials to make an informed decision prior to the original meeting date.

Anti-Greenmail Provision                                            Approve

Eliminate Shareholders' Right to Call Special Meeting               Oppose


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Increase in Authorized Shares                                       Case by Case

     We approve proposals for increases of up to 100%. We will consider larger increases if a need is demonstrated. We may apply a stricter standard if the company has no stated use for the additional shares and/or has previously authorized shares still available for issue. Additionally, proposals which include shares with unequal voting rights may warrant opposition.

Indemnification of Directors and Officers                           Approve

     We support the protection of directors and officers against frivolous and potentially ruinous legal actions, in the belief that failure to do so might severely limit a company's ability to attract and retain competent leadership. We will support proposals to provide indemnification which is limited to coverage of legal expenses.

Liability Insurance of Directors and Officers                       Approve

     Proposals regarding liability insurance for directors and officers often appear separately from indemnification proposals. We will generally support insurance against liability for acts committed in an individual's capacity as a director or officer of a company. However, we withhold approval of proposals which cover breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, willful or negligent conduct in connection with the payment of an unlawful dividend, or any transaction from which the director derived an improper personal benefit.

Prohibit Shareholder Action Outside Meetings                        Oppose

Reincorporate                                                       Case by Case

     Proposals to reincorporate in another state are most frequently motivated by considerations of anti-takeover protections or cost savings. Where cost savings are the sole issue, we will favor reincorporation.

     In cases where there are significant differences in anti-takeover protections, we will vote in favor of reincorporation only if shareholder discretion is not diminished by the change. As state corporation laws are continuously evolving, such determination requires case by case analysis.

Change of Location of Corporate Headquarters                        Case by Case

     Changes in location of headquarters must have clear economic benefits. Changing the physical location of headquarters to meet the personal geographic or lifestyle preferences of senior executives will be opposed.

Require more than simple majority vote to pass proposals.           Oppose

                                  ANTI-TAKEOVER

Blank Check Preferred                                               Case by Case

     These proposals are for authorization of a class of preferred stock in which voting rights are not established in advance, but are left to the discretion of the board of directors on a when issued basis. The authority is generally viewed as affording the board the ability to place a block of stock with an investor sympathetic to management, thereby foiling a takeover bid without reference to a shareholder vote. However, in some cases it may be used to provide management with the flexibility to consummate beneficial acquisitions, combinations or financings.

     We oppose these proposals as a transfer of authority from shareholders to the board and a possible entrenchment device. However, if there are few or no other anti-takeover measures on the books and the company appears to have a legitimate financing motive for requesting the authority, or has used blank check preferred stock for past financings, we will approve the proposal.

Differential Voting Power                                           Oppose

     Authorize a class of common having superior voting rights over the existing common or entitled to elect a majority of the board.

Poison Pill Plans                                                   Oppose

     Also known as "shareholder rights plans," involve call options to purchase securities in a target firm on favorable terms. The options are exercisable only under certain circumstances, usually hostile tender offers. These plans are not subject to


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     shareholder vote. However, the shares required to fund the plan must be authorized. Since these shares are generally blank check preferred, we oppose them.

     Therefore, these proposals generally only appear on the proxy as shareholder proposals requesting that existing plans be put to a vote. The vote is non-binding. We vote in favor of shareholder proposals to rescind poison pills.

     Our policy is to examine these plans individually. Most plans are opposed, however. We approve most plans which include a "permitted bid" feature. Permitted bid features have appeared in some Canadian poison pill plans. They require shareholder ratification of the pill, stipulate a sunset provision whereby the pill expires unless it is renewed and specify that an all cash bid for all shares that includes a fairness opinion and evidence of financing does not trigger the pill, but forces a special meeting at which the offer is put to a shareholder vote.

Stakeholder Provision                                               Oppose

     Stakeholder provisions introduce the concept that the board may consider the interests of constituencies other than shareholders in the evaluation of takeover offers.

     We believe that this concept is inconsistent with public ownership of corporations.

                             MANAGEMENT COMPENSATION

Golden Parachutes                                                   Case by Case

     Golden parachutes provide for compensation to management in the event of a change in control. We view this as encouragement to management to consider proposals which might be beneficial to shareholders, but we are very sensitive to excess or abuse.

Pay-for-Performance Plans                                           Approve

     The Omnibus Budget Reconciliation Act requires companies to link executive compensation exceeding $1 million to preset performance goals and submit the plans for shareholder approval in order for such compensation to qualify for federal tax deductions. The law further requires that such plans be administered by a compensation committee comprised solely of outside directors. Because the primary objective of such proposals is to preserve the deductibility of such compensation, we are biased toward approval in order to preserve net income. However, proposals which authorize excessive dilution or provide executives extraordinary windfalls will be opposed. Moreover, when an objectionable plan is coupled with poor performance, we will consider withholding votes from compensation committee members.

                                  OPTION PLANS

     We support option plans which provide incentive to directors, managers and other employees by aligning their economic interests with those of the shareholders while limiting the transfer of wealth out of the company. Option plan evaluations are therefore based on the total cost to shareholders and give effect to the incentive aspects of the plan. We are wary of over-dilution or not-insignificant shareholder wealth transfer.

                  MERGERS, ASSET SALES & CAPITAL RESTRUCTURINGS

     In reviewing merger and asset sale proposals, our primary concern is with the best economic interests of shareholders. This does not necessarily indicate that we will vote in favor of all proposals which provide a market premium relative to pre-announcement prices. Due to the subjective nature of the value of individual proposals, transaction-specific characteristics or conditions may prevail. Factors affecting the voting decision will likely include transaction consideration relative to intrinsic value, strategic reason for transaction, board approval/transaction history, and financial advisors' fairness opinions.

                           OTHER SHAREHOLDER PROPOSALS

For those shareholder-proposed issues that are not covered specifically elsewhere.

Shareholder Proposal Requesting a Yearly Report on Director
Attendance at Meetings                                              Approve

Shareholder Proposal Requesting a Minimum Stock Ownership by
Directors                                                           Oppose


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Shareholder Proposal to Compensate Directors in Stock               Approve

                                  SOCIAL ISSUES

     We receive proxies containing shareholder proposals which address social issues which are varied and tend to shift from year to year. However, our philosophy in reviewing social proposals is consistent; that is, we vote in all cases in the best economic interests of our clients.

II.  PROCEDURES

A.   Instructions to Bank/Broker Custodians

     All custodian banks/brokers are to be notified that all proxy voting materials should be forwarded to SCM upon receipt unless client has other instructions. This notification typically occurs at the time the account is opened at the custodian.

B.   SCM Administrative Responsibilities for Proxy Voting

     All proxy materials from custodian will be directed to Eric Ladley in Operations. Cathy will delegate and oversee the proxy voting process to a pool of persons, known as Proxy Administrators, who will in turn process and vote all proxies.

     (1) Upon receipt of proxy materials, the Proxy Administrator will create a file with the Portfolio Company name and meeting date on the tab. All proxies and related materials for this particular Portfolio Company will then be placed in this file until ready to be voted on.

     (2) The Proxy Administrator will look to see if the Portfolio Company is listed on the "Business Relationship List," which is a listing of all companies with whom SCM has a client or supplier relationship. If the Portfolio Company is not listed on the Business Relationship List, then steps (3)-(8) below in this Section B are to be executed. If the Portfolio Company is listed on the Business Relationship List, then the Proxy Administrator will execute the process provided in Section C (Treatment of SCM Conflicts of Interest) and steps (3)-(8) below in this Section B will not be executed.

     (3) The Proxy Administrator will then forward a copy of the proxy and an annual report to the appropriate member of the Proxy Committee for instructions, with a request to return by a specific date, along with a "Proxy Instruction Form" noting the items to be voted on and the voting deadline. It will continue to be the Proxy Administrator's responsibility to make sure all proxies are voted on time.

     (4) When the Proxy Committee member completes his/her review of the proxy statement, he/she will complete the "Proxy Instruction Form" which instructs how to vote and briefly identifies reasons for voting against management, if applicable. This form will be given to the Proxy Administrator who will then vote the proxy.

     (5) Each proxy is then cross-referenced to make sure the shares we are voting on are the actual shares we own for that client.

     (6) All proxies received from the same company for all clients will be voted as the original without review by the Proxy Committee member unless specific client circumstances require otherwise.

     (7) After the proxy is voted, all Proxy Instruction Forms will be maintained in a separate file.

     (8) Copies of each proxy are kept in the above mentioned folder along with a copy of the annual report, Proxy Instruction Form, and other notes related to each company vote.

C.   Treatment of SCM Conflicts of Interest

Occasionally, SCM may have a material business relationship with a Portfolio Company that could create a conflict of interest with respect to the voting of a proxy for such Portfolio Company. The following procedures are designed to hand over the proxy voting responsibility to our clients in the event that such potential conflicts of interest arise in a particular proxy vote.


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     (1) As noted in Section B (SCM Administrative Responsibilities for Proxy
     Voting), upon receipt of proxy materials, the Proxy Administrator will determine if the Portfolio Company is listed on the Business Relationship List. If the Portfolio Company is listed on the Business Relationship List, then the Proxy Administrator will execute the process provided in steps
     (2)-(4) below in this Section C.

     (2) After determining that a Portfolio Company is listed on the Business Relationship List, the Proxy Administrator will give the proxy materials to Patrick Rau, who will determine if the proxy should be voted by our clients. If (1) the relationship is not material or (2) if the issue to be voted on is not a "case-by-case" issue as provided in Part I of this document (Voting Policy and Guidelines), then Mr. Rau will return the proxy materials to the Proxy Administrator, who will then follow the normal proxy voting procedures in Section B (SCM Administrative Responsibilities for Proxy Voting), steps (3)-(8).

     (3) If (1) the relationship is material and (2) if the issue to be voted on is a "case-by-case" issue as provided in Part I of this document (Voting Policy and Guidelines), then Mr. Rau will return the proxy materials to the Proxy Administrator, who will then mail the proxy ballot to each client, along with a cover letter explaining the conflict of interest situation. The client will then vote its own proxy ballot and SCM will not have any involvement in the voting of that ballot. The Proxy Administrator will make an entry in the proxy voting database that indicates that the particular proxy ballot in question was voted by the client due to a conflict of interest with a SCM business relationship.

     (4) For purposes of determining materiality, a relationship is "material" if it represents at least 1% of SCM revenues in the case of a client relationship and at least 1% of SCM expenses in the case of a supplier relationship.

D.   Treatment of Personal Conflicts of Interest

From time to time, individuals on the Proxy Committee may have personal relationships with people connected to the Portfolio Company, including (a) individual members of the board of directors, (b) candidates for the board of directors, (c) proponents of proxy proposals, and (d) participants in proxy contests. Such relationships could create a conflict of interest with respect to the voting of a proxy. The following procedures are designed to hand over the proxy voting responsibility to a different member of the Proxy Committee in the event that such conflicts of interest arise in a particular proxy vote.

     (1) Upon receiving proxy materials from the Proxy Administrator, the member of the Proxy Committee who receives such materials shall determine whether a personal relationship exists between such member and the following people connected with the Portfolio Company: (a) individual members of the board of directors, (b) candidates for the board of directors, (c) proponents of proxy proposals, and (d) participants in proxy contests. In the event that such a personal relationship exists, the Proxy Committee member shall return the proxy materials to Patrick Rau, who shall deliver the materials to a different Proxy Committee member for voting.

III. THE PROXY COMMITTEE

The Proxy Committee will consist of Brian Walton, Ed Brea, Bob Bridges, Tim Beyer, Patrick Rau, Will Thompson, Mary Weeks Fountain and Raleigh Shoemaker, any of whom may act on a proxy issue. Dave Ralston will be the advisory member and may substitute as necessary.


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